As filed with the Securities and Exchange Commission on July 13, 2012
Registration No. 333-180092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
 Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EURASIAN MINERALS INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1000	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

543 Granville Street, Suite 501
Vancouver, British Columbia V6C 1X8
Canada
(604) 688-6390
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DL Services Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. McLeod	Kimberley R. Anderson	Joshua E. Little
Blake, Cassels & Graydon LLP	Dorsey & Whitney LLP	Durham Jones & Pinegar, P.C.
595 Burrard Street	701 Fifth Avenue, Suite 6100	192 E. 200 N., Third Floor
P.O. Box 49314	Seattle, Washington 98104	St. George, Utah 84770
Suite 2600, Three Bentall Centre	(206) 903-8800	(435) 674-0400
Vancouver, British Columbia V7X
1L3, Canada
(604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
[ ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
[ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 12, 2012

The accompanying proxy statement/prospectus is dated [•], 2012, and is first being mailed to Bullion shareholders on or about [•], 2012.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Bullion Monarch Mining, Inc. Shareholders:

     The board of directors of Bullion Monarch Mining, Inc., or Bullion, has unanimously adopted and approved an Agreement and Plan of Merger in which a direct, wholly owned subsidiary of Eurasian Minerals Inc., or Eurasian, will merge with Bullion, with Bullion surviving as a wholly-owned subsidiary of Eurasian (the “merger”). Bullion is sending you the accompanying proxy statement/prospectus to notify you of the special meeting of Bullion shareholders being held to vote on the approval of the merger agreement and related matters and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

     If the merger agreement is approved by Bullion’s shareholders and the merger is completed, for each share of Bullion common stock that you hold as of the effective time of the merger, which we refer to as the effective time, you will be entitled to receive (i) 0.45 of a share of Eurasian common stock and (ii) $0.11 in cash. We refer to this combination of cash and stock together as the merger consideration. If the merger agreement is approved by Bullion’s shareholders and the merger is completed, Bullion’s shareholders will receive an aggregate of 17,652,178 shares of Eurasian common stock and $4,314,977, assuming no dissenters’ rights or warrants are exercised.

     Eurasian’s common stock trades on the TSX Venture Exchange under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX,” and Bullion’s common stock trades on the OTCQB under the symbol “BULM.”

     For a discussion of risk factors that you should consider in evaluating the merger and the other matters on which you are being asked to vote, see “Risk Factors” beginning on page 20 of the enclosed proxy statement/prospectus. The market price of Eurasian common stock will continue to fluctuate following the date of the shareholder vote on the merger proposal at the special meeting. Consequently, at the time of the shareholder vote, the value of the stock consideration will not yet be determined. Based on the range of closing prices of Eurasian common stock on the NYSE MKT during the period from February 7, 2012, the last trading day before public announcement of the execution of the merger agreement, through July 11, 2012, the last full trading day before the date of this proxy statement/prospectus, the merger consideration represented a value ranging from a low of approximately $0.92 to a high of approximately $1.33 for each share of Bullion common stock.

     Bullion cannot complete the merger without the approval of holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting. A failure to vote on the proposal to approve the merger agreement has the same effect as a vote by you AGAINST the approval of the merger agreement. Therefore, your vote is very important, regardless of the number of shares of Bullion common stock you own, and Bullion urges you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting.

     You will also have an opportunity to vote to approve (i) on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger; and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement, referred to as the adjournment proposal.

     The special meeting will be held at Abbey Inn St. George located at 1129 South Bluff Street, St. George, Utah, on [•], 2012, at 10:00 a.m. local time.

     The Bullion board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation payable or that could become payable to the named executive officers of Bullion in connection with the merger pursuant to pre-existing severance arrangements, and “FOR” the adjournment proposal.

Sincerely,

R. Don Morris, CEO and Chairman of the Board
Bullion Monarch Mining, Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

     The accompanying proxy statement/prospectus includes important business and financial information about Eurasian and Bullion from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can also obtain a copy of the registration statement of which this proxy statement/prospectus forms a part, including the documents filed as exhibits to such registration statement, by requesting it in writing or by telephone from the appropriate company at the following addresses:

Eurasian Minerals Inc.	Bullion Monarch Mining, Inc.
543 Granville Street, Suite 501	20 North Main, Ste. 202
Vancouver, British Columbia V6C 1X8	St. George, Utah 84770
Canada	Attn: Joseph Morris
Attn: Valerie Barlow	Tel: (801) 426-8111
Tel: (604) 688-6390

     To obtain timely delivery of the documents in advance of the special meeting of shareholders, you must request the information no later than [•], 2012 (which is five business days prior to the date of the special meeting).

     For more information, see “Where You Can Find More Information” on page 162.

i

ii

iii

BULLION MONARCH MINING, INC.

20 North Main, Suite 202
St. George, Utah 84770
(801) 426-8111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2012

To the Shareholders of Bullion Monarch Mining, Inc.:

     A special meeting of the shareholders (the “Special Meeting”) of Bullion Monarch Mining, Inc., a Utah corporation, or Bullion, will be held at Abbey Inn St. George located at 1129 South Bluff Street, St. George, Utah, on [•], 2012, at 10:00 a.m. local time, for the following purposes:

(1)

to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of February 7, 2012, by and among Eurasian Minerals Inc., EMX (Utah) Corp. and Bullion (as it may be amended from time to time, the “merger agreement”), pursuant to which EMX (Utah) Corp. will merge with and into Bullion, and the separate corporate existence of EMX (Utah) Corp. will cease and Bullion will survive as a wholly-owned subsidiary of Eurasian Minerals Inc., as more fully described in the attached proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus;

(2)

to consider and vote upon, on an advisory (non-binding) basis, a proposal to approve certain “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger;

(3)

to consider and vote upon any proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement; and

(4)

to consider and act upon such other business as may properly come before the Special Meeting (and any adjournment or postponement thereof), including to consider any procedural matters incident to the conduct of the Special Meeting.

     Bullion’s board of directors has fixed the close of business on June 22, 2012, as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the Special Meeting will be available for inspection at 20 North Main, Suite 202, St. George, Utah 84770, beginning on the earlier of ten days prior to the date of the Special Meeting or two business days after the date this notice is provided to shareholders and continuing through the Special Meeting, and any adjournments thereof. The list will also be available for inspection at the Special Meeting.

     THE BOARD OF DIRECTORS OF BULLION UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND THE OTHER PROPOSALS.

     Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of Bullion entitled to vote at the Special Meeting is required to approve the merger agreement. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote AGAINST the approval of the merger agreement.

     Whether or not you plan to attend the Special Meeting in person, Bullion urges you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope provided. You may revoke your proxy at any time before it is voted at the Special Meeting. If you attend the Special Meeting and wish to vote in person, then you may revoke your proxy and vote in person. If your shares are held in “street name” by your bank, broker or other nominee, only that bank, broker or other nominee can vote your shares and a vote cannot be cast unless you provide such bank, broker or other nominee with instructions or obtain a legal proxy from them. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct them to vote your shares.

     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger, the merger agreement and the other matters to be considered at the Special Meeting. Bullion urges you to read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety.

[•], 2012	BY ORDER OF THE BOARD OF DIRECTORS

R. Don Morris, CEO and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
BULLION’S SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [•], 2012.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS AVAILABLE AT [•].

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SPECIAL MEETING

     In the following questions and answers below, we highlight selected information from this proxy statement/prospectus but we have not included all of the information that may be important to you regarding the merger and the transactions contemplated by the merger agreement. To better understand the merger and the transactions contemplated by the merger agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” on page 162.

     All references in this proxy statement/prospectus to “Eurasian” refer to Eurasian Minerals Inc., a corporation incorporated under the laws of the Province of British Columbia; all references in this proxy statement/prospectus to “Bullion” refer to Bullion Monarch Mining, Inc., a Utah corporation; all references in this proxy statement/prospectus to “Merger Sub” refer to EMX (Utah) Corp., a Utah corporation and a direct, wholly-owned subsidiary of Eurasian; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of February 7, 2012, by and among Eurasian, Merger Sub and Bullion, as it may be amended from time to time; and all references to the “merger” refer to the merger contemplated by the merger agreement. Throughout this proxy statement/prospectus, we refer to Eurasian’s common shares, no par value, as Eurasian common shares, Eurasian shares or Eurasian common stock; and Bullion common stock, $0.001 par value per share, as Bullion common stock or Bullion shares. Unless otherwise noted, all references to “dollars” or “$” refer to U.S. dollars.

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:

Eurasian, Merger Sub and Bullion have entered into the merger agreement, pursuant to which Eurasian will acquire Bullion by merging Merger Sub, a wholly-owned subsidiary of Eurasian, with and into Bullion, with Bullion surviving the merger as a wholly-owned subsidiary of Eurasian.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

This document is both a proxy statement of Bullion and a prospectus of Eurasian. It is a proxy statement of Bullion because the Bullion board of directors is soliciting proxies from Bullion’s shareholders to vote on the approval of the merger agreement at a special meeting of its shareholders, referred to as the special meeting, as well as the other matters set forth in the notice of the meeting and described in this proxy statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Eurasian will issue its common shares to the holders of Bullion common stock in the merger. This document contains important information about the merger agreement, the merger and the special meeting of the shareholders of Bullion. You should read this document carefully.

Your vote is very important. Eurasian and Bullion encourage you to vote as soon as possible. The enclosed proxy card allows you to vote your Bullion shares without attending the special meeting. If you are a registered shareholder, you may vote by proxy by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card by mail. For more specific information on how to vote, please see the questions and answers below.

Q:	ON WHAT AM I BEING ASKED TO VOTE?

A:

At the special meeting, Bullion shareholders will be asked (1) to approve the merger agreement, (2) to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, (3) to approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to approve the merger agreement, and (4) any other business properly before the special meeting.

Q:	WHAT CONSIDERATION WILL BULLION SHAREHOLDERS RECEIVE IN THE MERGER?

A:

Holders of Bullion common stock, as of the effective time of the merger, will exchange their shares of Bullion common stock for Eurasian common shares and cash. Each share of Bullion common stock will be converted into the right to receive (1) 0.45 of a Eurasian common share and (2) $0.11 in cash. Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. Following the merger, Eurasian common shares will continue to trade on the TSX Venture Exchange under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX.”

Q:	HOW MUCH STOCK WILL THE CURRENT SHAREHOLDERS OF EURASIAN AND BULLION OWN IN THE COMBINED COMPANY?

A:

As of the closing of the merger, it is expected that current Eurasian shareholders will own approximately 75.2% and current Bullion shareholders will own approximately 24.8% of the combined company’s outstanding shares on a fully diluted basis.

Q:	WILL I BE TAXED ON THE EURASIAN COMMON SHARES OR CASH THAT I RECEIVE?

A:

The merger has been structured by the parties with the intent that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger qualifies as a reorganization for U.S. federal income tax purposes, U.S. shareholders of Bullion will recognize gain (but not loss) with respect to their Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Eurasian common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Eurasian common stock exceeds (or is less than) the basis of the fractional share.

A Non-U.S. Holder (as defined in “Proposal One—The Merger—Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 48) of Bullion common stock generally will not be subject to U.S. federal income tax with respect to the merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the particular tax consequences to you of the merger. The foregoing description of U.S. federal income tax consequences of the merger to shareholders is qualified in its entirety by the longer form discussion under “Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 48. Neither Bullion nor Eurasian has sought or obtained a ruling from the Internal Revenue Service, or IRS, regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the merger or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:

Eurasian’s and Bullion’s boards of directors considered a number of factors in approving the merger agreement. Among them, Bullion’s board of directors considered the relative financial conditions, results of operations and prospects for growth of Bullion and Eurasian, Bullion’s operational and liquidity challenges and Eurasian’s competitive strengths. Eurasian’s board of directors considered that the merger will aid in the expansion and diversification of Eurasian’s portfolio of properties to include properties currently generating revenue and further enhance the liquidity of Eurasian’s shares pursuant to Eurasian’s recent listing on the NYSE MKT. See “Proposal One—The Merger— Bullion’s Reasons for the Merger” on page 40 and “Proposal One—The Merger—Eurasian’s Reasons for the Merger” on page 43.

Q:	HOW WILL THE COMBINED COMPANY BE MANAGED? WILL BULLION HAVE REPRESENTATION ON THE EURASIAN BOARD OF DIRECTORS?

A:

Following the merger, Bullion will become a wholly-owned subsidiary of Eurasian, subject to the management of the Eurasian board of directors, and Bullion common stock will no longer be publicly traded. Upon the closing of the merger, James A. Morris, President of Bullion and a member of its board of directors (or if he is unable or unwilling to serve, another individual agreed by Eurasian and Bullion) will be appointed to Eurasian’s board of directors. Additionally, R. Don Morris, Chairman of the Bullion board of directors, will be appointed to the Eurasian Advisory Board, which provides strategic advice to Eurasian’s board of directors.

Q:	DO PERSONS INVOLVED IN THE MERGER HAVE INTERESTS THAT MAY CONFLICT WITH MINE AS A BULLION SHAREHOLDER?

A:

Yes. When considering the recommendations of Bullion’s board of directors, you should be aware that certain Bullion directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include the intended employment of Philip L. Manning by Eurasian for a transition period after the merger, change of control agreements that provide severance to certain employees upon a qualifying termination of employment in connection with the merger, the expected election of one Bullion director to the Eurasian board of directors and appointment of one Bullion director to the Eurasian Advisory Board, and the receipt of liability insurance and indemnification benefits by directors and officers of Bullion from Eurasian.

Q:	WHEN DO EURASIAN AND BULLION EXPECT THE MERGER TO BE COMPLETED?

A.

Eurasian and Bullion are working to complete the merger as quickly as practicable and anticipate that it will be completed during the third quarter of 2012. However, the merger is subject to approval by Bullion’s shareholders and various other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. Unless Eurasian and Bullion otherwise agree, the merger will be completed as soon as practicable and no later than three business days after all of the closing conditions in the merger agreement have been satisfied (or, to the extent legally permissible, waived) in accordance with their terms.

Q:	WHEN IS BULLION’S SPECIAL MEETING OF SHAREHOLDERS?

A:	Bullion’s special meeting of shareholders will take place on [•], 2012 at the time and location specified on the cover page of this proxy statement/prospectus.

Q:	WHO IS ENTITLED TO VOTE AT BULLION’S SPECIAL MEETING OF SHAREHOLDERS?

A:

All holders of Bullion common stock who held shares at the close of business on June 22, 2012, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If the special meeting is postponed or adjourned, the Bullion board of directors may fix a new record date for any such postponed or adjourned meeting. If a bank, broker or other nominee holds your shares, then you are not the holder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting.

Q:	WHAT SHAREHOLDER VOTES ARE REQUIRED?

A:	The vote requirements to approve the proposals are as follows:

•

the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bullion common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Bullion common stock outstanding, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against approval of the merger agreement;

•

the proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger requires that the number of Bullion shares voted in favor of the proposal are greater than those voted against; and

•

the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of Bullion common stock represented at the special meeting.

Even if you plan to attend the special meeting, Bullion urges you either to complete, sign, date and return promptly the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure your shares of Bullion common stock are represented and voted at the special meeting.

Q:	HOW ARE VOTES COUNTED?

A:

With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote your shares of Bullion common stock or “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

With respect to the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on the advisory proposal to approve the compensation that may become payable to Bullion’s named executive officers in connection with the merger. If you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal.

With respect to the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If a quorum is present, an abstention will not count as a vote cast on the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies. As a result, if a quorum is present and you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal. However, if a quorum is not present and you “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the proposal.

If you sign and return your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, “FOR” the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, and in accordance with the recommendation of Bullion’s board of directors on other matters, if any, properly brought before the special meeting for a vote by or at the direction of Bullion’s board of directors.

Q:	HOW DOES BULLION’S BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A:

The board of directors of Bullion unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and “FOR” the approval of the adjournment (if necessary or appropriate) of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q:	WHY AM I BEING ASKED TO CAST AN ADVISORY (NON-BINDING) VOTE TO APPROVE THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BECOME PAYABLE TO BULLION’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:

The Securities and Exchange Commission, or SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Bullion to seek an advisory (non-binding) vote with respect to certain payments that may be made to Bullion’s executive officers in connection with the merger.

Q:	WHAT WILL HAPPEN IF BULLION SHAREHOLDERS DO NOT APPROVE THE “GOLDEN PARACHUTE” COMPENSATION AT THE SPECIAL MEETING?

A:

Approval of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Bullion regardless of whether the merger agreement is approved. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to Bullion’s named executive officers to the extent payable in accordance with the terms of pre-existing compensation arrangements.

Q:	ARE THERE ANY OTHER MATTERS TO BE ADDRESSED AT THE SPECIAL MEETING OF SHAREHOLDERS?

A:

Bullion is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Bullion board of directors may recommend.

Q:	WHY IS MY VOTE IMPORTANT?

A:

If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at Bullion’s special meeting of shareholders, it will be more difficult for Bullion to obtain the necessary quorum to hold its meeting and the shareholder approval necessary to approve the merger agreement and the merger. Without the affirmative vote of a majority of the outstanding shares of Bullion common stock entitled to vote at the special meeting, the merger cannot be completed.

Q:	IF MY BULLION SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:

No, unless you provide specific instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Bullion shares. Unless you follow the instructions, your Bullion shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement. This is referred to as a “broker non-vote.”

Q:	WHAT HAPPENS IF I SELL MY SHARES AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Bullion shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (so long as such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Bullion’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your Bullion shares through completion of the merger.

Q:	WHAT DO I DO IF I RECEIVE MORE THAN ONE PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?

A:

If you hold Bullion shares directly as a record holder and also in “street name” or otherwise through your broker, bank or other nominee, you may receive more than one proxy statement/prospectus or set of voting instructions relating to the special meeting. These should each be voted or returned separately in order to ensure that all of your Bullion shares are voted.

Q:	CAN I CHANGE MY VOTE?

A:

Yes. If you are a holder of record of Bullion shares as of the record date, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

• submitting a new proxy with a later date, by using the telephone or Internet voting procedures described herein, or by completing, signing, dating and returning a new proxy card by mail to Bullion;

• attending the special meeting and voting in person; or

• sending written notice of revocation to Bullion’s corporate secretary.

For more detailed procedures on revoking a proxy, see the description under “The Special Meeting of Bullion Shareholders—Revocability of Proxies” on page 34 of this proxy statement/prospectus.

If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	DO THE DIRECTORS AND OFFICERS OF BULLION INTEND TO VOTE FOR THE MERGER?

A:

Yes. Pursuant to voting agreements entered into with Eurasian, certain directors, executive officers and other shareholders of Bullion beneficially holding an aggregate of 15,185,616 shares of Bullion common stock, or approximately 40% of the voting power of Bullion’s common stock, have agreed to vote their shares of Bullion common stock at the special meeting in favor of the proposal to approve the merger agreement and the merger. For a more complete description of the voting agreements, see “Agreements Entered into in Connection with the Merger Agreement – Voting Agreements” on page 77 of this proxy statement/prospectus. The form of voting agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	WHAT WILL HAPPEN IN THE MERGER?

A:

If Bullion shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the merger have been satisfied (or, to the extent legally permissible, waived), Merger Sub will merge with and into Bullion, upon the terms and subject to the conditions set forth in the merger agreement. Upon the completion of the merger, the separate corporate existence of Merger Sub will cease and Bullion will continue as the surviving corporation in the merger, succeed to and assume all the rights and obligations of Merger Sub and be a wholly owned subsidiary of Eurasian.

Q:	DO I HAVE APPRAISAL RIGHTS OF A DISSENTING OWNER?

A:

If the merger is approved by Bullion’s shareholders, any holder of Bullion common stock who does not vote in favor of the merger and who has previously taken necessary steps under applicable Utah law may exercise rights of appraisal, rather than receive the merger consideration in the merger. The provisions of Utah law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise dissenters’ rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act (the “Utah Act”) is attached to this proxy statement/prospectus as Annex C. For a more detailed discussion of dissenters’ rights under Utah law, please see the section entitled “Proposal One—The Merger—Dissenters’ Rights” beginning on page 59 of this proxy statement/prospectus.

Q:	WILL BULLION SHAREHOLDERS BE ABLE TO TRADE EURASIAN COMMON SHARES THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:

Yes. The Eurasian common shares issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act, and will be listed on the TSX Venture Exchange under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX.” All Eurasian common shares that each Bullion shareholder receives in the merger will be freely transferable unless a shareholder is deemed an affiliate of Bullion prior to the merger or an affiliate of Eurasian following the merger for purposes of U.S. federal securities laws. For more information on Bullion affiliates’ ability to trade Eurasian common shares received in the merger see “Proposal One—The Merger—Resale of Eurasian Common Shares” on page 61.

Q:	WHAT WILL HAPPEN TO MY STOCK CERTIFICATES AND WHERE SHOULD I SEND MY STOCK CERTIFICATES?

A:

At the effective time of the merger, your Bullion stock certificate(s) will convert into the right to receive Eurasian common shares and cash and you will no longer be a shareholder of Bullion. You will receive written instructions and a letter of transmittal. You will use these documents to exchange your shares of Bullion common stock for Eurasian common shares and cash. Each person who submits the necessary documentation is entitled to receive the merger consideration to which the shareholder is entitled pursuant to the merger agreement. For more information see “The Agreement and Plan of Merger—Procedures for Surrendering Stock Certificates and Book-Entry Shares” on page 64.

Q:	SHOULD I SEND IN MY BULLION STOCK CERTIFICATES NOW?

A:

No. You should not send in your stock certificates at this time. Bullion shareholders who hold their shares in certificated form will need to exchange their Bullion stock certificates for the Eurasian common shares and cash provided for in the merger agreement upon completion of the merger. Eurasian will send Bullion shareholders written instructions for exchanging Bullion stock certificates at that time. Bullion shareholders who hold their shares in book-entry form will also receive written instructions for exchanging their shares after the transaction is completed.

Q:	WHAT WILL HAPPEN TO MY BULLION WARRANTS IN THE MERGER?

A:

Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. For more information on the exchange of the Bullion warrants, please see “The Agreement and Plan of Merger—Bullion Warrants” on page 64.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 20.

Q:	WHAT DO I NEED TO DO NOW?

A:

After you have carefully read this entire document, please vote your shares of Bullion common stock. You may do this by completing, signing, dating and mailing the enclosed proxy card, as explained in this proxy statement/prospectus or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to the enclosed proxy card. This will enable your shares to be represented and voted at Bullion’s special meeting of shareholders. If you submit a valid proxy and do not indicate how you want to vote, Bullion will count your proxy as a vote in favor of the proposals described in this document submitted at Bullion’s special meeting of shareholders.

The Bullion board of directors unanimously recommends that Bullion’s shareholders vote “FOR” the approval of the merger agreement and the merger, “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and “FOR” the postponement or adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the proposal to approve the merger agreement and the merger.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT EURASIAN AND BULLION?

A:

More information about Eurasian and Bullion is available from various sources described under “Where You Can Find More Information” on page 162. Additional information about Eurasian may be obtained from its Internet website at www.eurasianminerals.com, and additional information about Bullion may be obtained from its Internet website at www.bullionmm.com. Eurasian and Bullion have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites, and information accessible through them, are not part of this proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:

Bullion shareholders with any questions about the merger should contact Joseph Morris at 20 North Main, Suite 202, St. George, Utah 84770, phone: (801) 426-8111. If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting. For additional information, see “Where You Can Find More Information” on page 162. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 80)

Eurasian Minerals Inc.

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 and is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, the United States, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, seeks to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

     On November 24, 2003, Eurasian completed a reverse take-over of an Alberta corporation, and on September 24, 2004, Eurasian continued into British Columbia from Alberta under the Business Corporations Act (British Columbia) (the “BC Act”). In a continuance, a corporation organized under the laws of one Canadian jurisdiction changes its governing jurisdiction. As a result of its continuance, Eurasian is now governed by the BC Act and is no longer governed by the Business Corporations Act (Alberta). Eurasian is a reporting issuer in British Columbia and Alberta and trades on the TSX Venture Exchange (the “TSX-V”) as a Tier 1 issuer under the symbol “EMX” and on the NYSE MKT LLC (the “NYSE MKT”) under the symbol “EMXX.”

     The principal executive office of Eurasian is located at 543 Granville Street, Suite 501, Vancouver, British Columbia V6C 1X8, Canada, and Eurasian’s telephone number is (604) 688-6390. Eurasian’s website is www.eurasianminerals.com.

EMX (Utah) Corp.

     Merger Sub is a newly formed Utah corporation and a wholly owned subsidiary of Eurasian. Merger Sub was formed solely for the purpose of effecting the proposed merger with Bullion and has not carried on any activities other than in connection with the proposed merger. The address and telephone number for Merger Sub’s principal executive office is the same as for Eurasian.

Bullion Monarch Mining, Inc.

     Bullion is a gold-focused royalty company incorporated in Utah with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. The majority of its current revenues are derived from a royalty claim block located in Northeastern Nevada’s Carlin Trend. It also has an interest in various mineral assets in North and South America in the exploration stage.

     In 1999, Bullion Monarch Company (“Old Bullion”) was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Old Bullion subsequently organized Bullion, and completed a court-approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Old Bullion received rights to obtain shares in the newly organized Bullion under certain conditions equal to the number of shares previously owned in Old Bullion, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. The rights of Old Bullion shareholders to receive Bullion shares expired on September 26, 2011 pursuant to the terms of the court-approved reorganization.

     Bullion’s common stock is quoted on the OTCQB tier of the OTC Market under the symbol “BULM.” The principal executive office of Bullion is located at 20 North Main Street, Suite 202, St. George, Utah 84770, and Bullion’s phone number is (801) 426-8111. Bullion’s website is www.bullionmm.com.

The Merger (page 36)

The Agreement and Plan of Merger

     Under the terms of the merger agreement, Merger Sub will merge with and into Bullion, with Bullion continuing as the surviving corporation. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the entire merger agreement carefully as it is the legal document that governs the merger.

General

     As a result of the merger, the separate corporate existence of Merger Sub will cease and Bullion will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Eurasian.

     Holders of Bullion common stock, as of the effective time of the merger, will exchange their shares of Bullion common stock for Eurasian common shares and cash consideration. Each share of Bullion common stock will be exchanged for 0.45 of a Eurasian common share plus $0.11 in cash.

     Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant.

     Upon the closing of the merger, Bullion will cease trading on the OTCQB. Eurasian will continue to trade after the merger on the TSX-V under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX.”

Reasons for the Merger

     The Bullion board of directors has determined that the merger and the terms of the merger agreement are in the best interests of Bullion and its shareholders and has adopted the merger agreement. For a description of the factors on which the Bullion board of directors based its determination, see “Proposal One—The Merger—Bullion’s Reasons for the Merger” beginning on page 40.

Opinion of Bullion’s Financial Advisor

     Bullion retained Stephen W. Semeniuk, CFA, who is referred to in this proxy statement/prospectus as Semeniuk, to act as its financial advisor in connection with the merger and to render to the Bullion board an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Bullion common stock pursuant to the merger agreement. At the meeting of the Bullion board on January 27, 2012, Semeniuk rendered his opinion to the Bullion board to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Subsequently, Semeniuk reissued the written fairness opinion effective as of January 27, 2012 to clarify that the statement in the written fairness opinion originally delivered to the Bullion board that Eurasian enjoys many revenues was intended to represent exploration cost recoveries and management fees received by Eurasian rather than revenues under generally accepted accounting principles and to remove the statement that use of the fairness opinion is exclusive to the Bullion board. The Bullion board met on June 5, 2012 and reviewed the changes to Semeniuk’s written fairness opinion. Following its review and discussion of such changes, the Bullion board reconfirmed its determination that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Bullion and its shareholders, its recommendation that Bullion shareholders approve the merger agreement, its approval of the merger agreement and the transactions contemplated thereby and its authorization of Bullion to enter into the merger agreement.

     Semeniuk’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Semeniuk in rendering his opinion. Semeniuk’s opinion was directed to the Bullion board and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Bullion common stock. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Bullion common stock should vote on the merger or any matter related thereto.

     The full text of the written opinion of Semeniuk is attached to this proxy statement/prospectus as Annex D. Bullion encourages its shareholders to read Semeniuk’s opinion carefully and in its entirety.

Bullion’s Special Meeting of Shareholders

     Bullion’s special meeting of shareholders will be held on [•], 2012 at Abbey Inn St. George, located at 1129 South Bluff Street, St. George, Utah, at 10:00 a.m. local time. At the special meeting, shareholders of Bullion will consider and vote upon a proposal to approve the merger agreement and the merger and the other proposals described in the notice for the meeting included with this proxy statement/prospectus. Only shareholders of record at the close of business on June 22, 2012, the record date, will be entitled to vote at the special meeting.

Quorum and Vote Required at the Special Meeting

     A minimum of one half of the shares of Bullion common stock issued and outstanding must be represented at the special meeting, in person or by proxy, in order to constitute a quorum. The proposal for the approval of the merger agreement and the merger will be approved if holders of a majority of the issued and outstanding shares of Bullion common stock as of the record date vote in favor of the proposal.

Shares Beneficially Owned as of the Record Date

     Shares Owned by Directors and Officers of Bullion. Based on 39,227,063 shares, the number of shares of Bullion common stock outstanding as of June 22, 2012, or the record date, the directors and executive officers of Bullion and their affiliates, as a group, beneficially own approximately 14,285,616 shares of Bullion common stock, or approximately 36.4% of the outstanding Bullion common stock entitled to be voted at the special meeting.

     Shares Owned by Eurasian. In connection with the merger agreement, on February 7, 2012, Eurasian entered into voting agreements with certain directors, officers and other shareholders of Bullion. Each voting agreement provides that the Bullion shareholder party to the agreement will vote for and support the merger. Eurasian also obtained irrevocable proxies in connection with the support agreement to vote in favor of the merger and against any proposal made in opposition to, or in competition with, the consummation of the merger. As a result of the voting agreements and based on 39,227,063 shares of Bullion common stock outstanding as of June 22, 2012, Eurasian may be deemed to beneficially own 15,185,616 shares of Bullion common stock, or approximately 38.7% of the outstanding shares of Bullion common stock entitled to be voted at the special meeting.

Bullion Warrants

     Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. For more information on the exchange of the Bullion warrants, see “The Agreement and Plan of Merger—Bullion Warrants” on page 64 of this proxy statement/prospectus.

Dissenters’ Rights

     If the merger is approved by Bullion’s shareholders, any holder of Bullion common stock who does not vote in favor of the merger and who has previously taken necessary steps under Utah law may exercise rights of appraisal under Utah law, rather than receive the merger consideration in the merger. The provisions of Utah law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise your dissenters’ rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Sections 16-10a-1301 through 16-10a-1331 of the Utah Act is attached to this proxy statement/prospectus as Annex C. For a more detailed discussion of dissenters’ rights under Utah law, please see the section entitled “Proposal One—The Merger—Dissenters’ Rights” beginning on page 59 of this proxy statement/ prospectus.

Unaudited Pro Forma Condensed Combined Financial Information

     For a discussion of the unaudited pro forma condensed combined financial information, see “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 17.

Accounting Treatment

     In accordance with IFRS, Eurasian will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Eurasian is considered the legal and accounting acquirer and will record the acquisition based on the fair value of the considerations given, which include the market value of its shares issued in connection with the merger (based on the closing price of Eurasian's common shares at the effective time of the merger) and the cash consideration paid in the merger. The assets acquired, liabilities assumed and non-controlling interests of Bullion will be measured at their estimated fair value. Consequently, the assets, liabilities and non-controlling interests in the Bullion purchase price allocation will be based on their estimated fair values at the date of the completion of the merger. Any excess of the fair value of considerations paid over the aggregate fair value of net assets acquired will be recorded as goodwill.

Regulatory Approvals

     Bullion and Eurasian intend to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with the merger. Other than those SEC filings and filings required with the TSX-V and the NYSE MKT relating to the listing of Eurasian shares to be issued in the merger, Bullion and Eurasian are not aware of any other material regulatory filings or approvals required prior to completing the merger as described in this proxy statement/prospectus.

Conditions to the Completion of the Merger

     Eurasian’s and Bullion’s obligations to complete the merger depend on a number of conditions being met. These include:

  approval of the merger by the holders of a majority of the outstanding shares of Bullion common stock;

  the absence of any law or order prohibiting the merger;

  no more than 5% of Bullion’s shareholders having exercised dissent rights;

  the effectiveness of the registration statement for the Eurasian common shares to be issued in the merger and the approval for listing of such shares on the TSX-V and the NYSE Amex LLC (now called the NYSE MKT);

  subject to certain limitations and exceptions, the accuracy of the other’s representations and warranties and the performance in all material respects of its covenants;

  Bullion shall not have made expenditures or incurred liabilities in any calendar month since February 7, 2012 in an aggregate amount greater than $350,000 without Eurasian’s consent; and

  the absence of any material adverse change with respect to the business and affairs of either Bullion (in the case of Eurasian) or Eurasian (in the case of Bullion).

     Where permitted by applicable law, either of Eurasian or Bullion could choose to waive a condition to its respective obligation to complete the merger even when that condition has not been satisfied. Eurasian and Bullion cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “The Agreement and Plan of Merger—Conditions to the Closing of the Merger” on page 72.

Termination and Termination Fees

     The merger agreement may be terminated, either before or after Bullion’s shareholders approve the merger agreement, under certain circumstances described in “The Agreement and Plan of Merger—Termination Fees and Expenses” on page 75. If the merger agreement is terminated for various reasons, Bullion or Eurasian may have to pay the other party a termination fee of $4 million or $1 million, respectively, or pay the other party’s expenses (up to a maximum of $500,000) incurred in connection with the merger.

Resale of Eurasian Common Shares

     All Eurasian common shares that each Bullion shareholder receives in the merger will be listed on the TSX-V and the NYSE MKT and will be freely transferable unless a shareholder is deemed an affiliate of Bullion immediately prior to the merger or an affiliate of Eurasian following the merger for purposes of the U.S. federal securities laws. For more information, see “Proposal One—The Merger—Resale of Eurasian Common Shares” on page 61.

     If the merger is completed, Bullion common stock will no longer be traded or quoted on the OTCQB.

Exchange Agent

     Eurasian will retain Computershare N.A. as the exchange agent in connection with the merger.

Interests of Certain Persons in the Merger (page 46)

     You should be aware that a number of directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, yours. These interests include the intended employment of Philip L. Manning by Eurasian for a transition period after the merger, change of control agreements that provide severance payments to certain employees upon a qualifying termination of employment in connection with the merger and the receipt of liability insurance and indemnification benefits by directors and officers of Bullion from Eurasian. In addition, upon the closing of the merger, James A. Morris, President of Bullion and a member of its board of directors (or if he is unable or unwilling to serve, another individual agreed by Eurasian and Bullion) will be appointed to Eurasian’s board of directors, and R. Don Morris, Chairman of the Bullion board of directors, will be appointed to the Eurasian Advisory Board.

Material U.S. Federal Income Tax Considerations (page 48)

     The merger has been structured by the parties with the intent that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. If merger qualifies as a reorganization, for U.S. federal income tax purposes, U.S. shareholders of Bullion will recognize gain (but not loss) with respect to their Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Eurasian common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Eurasian common stock exceeds (or is less than) the basis of the fractional share.

     A Non-U.S. Holder (as defined in “Proposal One—The Merger—Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 48) of Bullion common stock generally will not be subject to U.S. federal income tax with respect to the merger unless such Non-U.S. Holder has certain connections to the United States.

     The discussion of U.S. federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Bullion stock. Shareholders of Bullion should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of U.S. federal, state, local, foreign and other tax laws.

     The foregoing description of U.S. federal income tax consequences of the merger to shareholders is qualified in its entirety by the longer form discussion under “Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 48. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the merger or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Material Canadian Federal Income Tax Considerations (page 57)

     Subject to certain exceptions, a Non-Canadian Holder (as defined herein) of Bullion common stock should not be subject to tax in Canada upon the disposition of Bullion common stock.

Comparison of Rights of Shareholders of Bullion and Shareholders of Eurasian (page 153)

     The rights of Bullion shareholders are currently governed by Bullion’s articles of incorporation, bylaws and the Utah Act. If the merger is successfully completed, holders of Bullion common stock, who will receive a portion of the merger consideration in Eurasian common shares, will become shareholders of Eurasian. Thereafter, their rights will be governed by Eurasian’s articles of incorporation and the BC Act. As a result, these Bullion shareholders will have different rights once they become shareholders of Eurasian due to the differences in the governing documents of Eurasian and Bullion. The key differences are described in the section titled “Comparison of Rights of Eurasian Shareholders and Bullion Shareholders” beginning on page 153 of this proxy statement/prospectus.

Risk Factors (page 20)

     There are risks associated with the merger transaction, which are described in the section titled “Risk Factors” beginning on page 20. You should carefully read and consider these risks, which include, without limitation, the following:

  the failure to approve the merger agreement by holders of a majority of the outstanding shares of Bullion common stock entitled to vote at the special meeting;

  any law or order prohibiting the merger;

  because the market price of Eurasian common shares will fluctuate, you cannot be assured of the market value of Eurasian common shares that you will receive in the merger transaction;

  future results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts provided to Bullion’s financial advisor in connection with discussions concerning the merger;

  the pendency of the merger could materially adversely affect the future business and operations of Eurasian and Bullion or result in a loss of Bullion employees;

  directors and executive officers of Bullion have interests in the merger transaction that are different from, or in addition to, the interests of Bullion shareholders generally;

  the failure to complete the merger could negatively impact the stock prices and the future business and financial results of Eurasian and Bullion; and

  the Eurasian common shares to be received by Bullion shareholders as a result of the merger will have different rights from shares of Bullion common stock.

Enforceability of Civil Liabilities Against Foreign Persons

Eurasian is a corporation governed by the BC Act and by the applicable federal laws of Canada. A majority of Eurasian’s assets are located outside the United States and at least half of Eurasian’s directors and officers and some of the experts named in this proxy statement/prospectus reside outside the United States. Because many of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against Eurasian or them, in the United States, judgments obtained in United States courts, because a portion of Eurasian’s assets and a portion of the assets of these persons are located outside the United States.

There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or blue sky laws. Therefore, it may not be possible to enforce those judgments against us, our directors and officers or some of the experts named in this proxy statement/prospectus, including the annexes hereto.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of Eurasian

     The following tables summarize Eurasian’s financial data. The statements of operations data for the three months ended March 31, 2011 and 2012 and the balance sheet data as of March 31, 2012 are derived from Eurasian’s unaudited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal year ended March 31, 2011 and nine-month period ended December 31, 2011 and the balance sheet data as of March 31, 2011 and December 31, 2011, which are prepared in accordance with International Financial Reporting Standards, or IFRS, are derived from Eurasian’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2007, 2008, 2009, 2010 and 2011 and the balance sheet data as of March 31, 2007, 2008, 2009, 2010 and 2011, which are prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, are derived from Eurasian’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	As of
Balance Sheet Data (Canadian dollars)	March 31,	December 31,	March 31,
	2011	2011	2012
Balance sheet data (IFRS)
Total assets	$57,198,191	$52,030,105	50,444,262
Deferred tax liabilities	-	-	-
Net assets	$55,595,991	$49,779,333	48,394,352
Capital stock	$75,058,770	$77,122,016	79,521,959
Cash dividends per common share	-	-	-
Number of shares outstanding	50,961,629	51,875,118	53,037,200

     Eurasian’s annual financial data in the following table presented in accordance with Canadian GAAP and U.S. GAAP are not comparable to Eurasian’s financial data presented in IFRS.

	As of March 31,
Balance Sheet Data (Canadian dollars)	2007	2008	2009	2010	2011

Balance sheet data (Canadian GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	-	-	-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	-	-	-	-	-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629
Balance sheet data (U.S. GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	-	-	-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	-	-	-	-	-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629

	For the year ended		For the three-month period
Statements of Operations Data (Canadian dollars)	March 31,	December 31,	ended March 31,
	2011	2011(1)	2011	2012
Statements of operations data (IFRS)			(unaudited)	(unaudited)
Operating revenue	-	-	-	-
Income (loss) from operations	$(10,184,843)	$(9,748,817)	(3,692,824)	(4,053,512)
Income (loss) from continuing operations	$(10,184,843)	$(9,748,817)	(3,692,824)	(4,053,512)
Net (loss) income	$(10,309,566)	$(9,748,817)	(3,817,547)	(4,053,512)
Net income (loss) from operations	$(10,309,566)	$(9,748,817)	(3,817,547)	(4,053,512)
Net income (loss) from continuing operations per share	$(0.26)	$(0.19)	(0.08)	(0.08)
Basic and diluted (loss) gain per common share	$(0.26)	$(0.19)	(0.08)	(0.08)

     Eurasian’s annual financial data in the following table presented in accordance with Canadian GAAP and U.S. GAAP are not comparable to Eurasian’s financial data presented in IFRS.

		For the year ended March 31,
Statements of Operations Data (Canadian dollars)	2007	2008	2009	2010	2011

Statements of operations data (Canadian GAAP)
Operating revenue	-	-	-	-	-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

Statements of operations data (U.S. GAAP)
Operating revenue	-	-	-	-	-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations per share	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)

Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

(1)	Eurasian changed its fiscal year end to December 31 effective December 31, 2011. The financial information for the fiscal period ended December 31, 2011 covers the nine months ended December 31, 2011.

Selected Historical Financial Data of Bullion

     The following tables summarize Bullion’s financial data. The statements of operations data for the nine months ended January 31, 2011 and 2012 and the balance sheet data as of January 31, 2012 are derived from Bullion’s unaudited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended April 30, 2010 and 2011 and the balance sheet data as of April 30, 2010 and 2011 are derived from Bullion’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended April 30, 2007, 2008 and 2009 and the balance sheet data as of April 30, 2007, 2008 and 2009 are derived from Bullion’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

			As of April 30,			As of
						January 31,
Balance Sheet Data	2007	2008	2009	2010	2011	2012
						(unaudited)
Current assets	$803,811	$1,632,102	$1,392,345	$1,013,033	$1,274,300	$1,777,131
Mineral properties	$273,071	$273,071	$273,071	$273,071	$5,342,665	$3,712,778
Total assets	$1,861,469	$2,832,123	$3,993,026	$5,033,169	$10,599,652	$9,537,941
Current liabilities	$143,899	$362,438	$201,815	$416,580	$839,862	$268,219
Long term debt	-	-	$19,635	-	-	-
Net assets	$1,717,570	$2,469,685	$3,771,576	$4,616,589	$9,759,790	$9,269,722
Capital stock	$40,221	$40,446	$39,366	$38,686	$43,638	$39,361
Number of shares issued	40,221,010	40,466,010	39,366,010	38,686,210	43,637,548	39,360,518
Number of shares outstanding	40,221,010	40,404,510	38,854,210	38,686,210	43,504,093	39,227,063

						For the nine-month
	For the year ended April 30,					period ended January 31,
Statements of Operations Data	2007	2008	2009	2010	2011	2011	2012
						(unaudited)	(unaudited)
Operating revenue	$1,352,801	$2,662,399	$3,799,890	$5,214,603	$6,289,315	$4,551,187	$4,524,129
Income (loss) from operations	$463,855	$978,588	$2,130,087	$2,389,144	$2,960,069	$2,303,515	$(994,056)
Net income (loss) (attributable to Bullion shareholders)	$437,580	$544,879	$1,783,057	$937,045	$2,108,460	$1,630,784	$(397,632)
Net income (loss) from operations per common share	$0.01	$0.02	$0.05	$0.06	$0.08	$0.06	$(0.02)
Basic and diluted income (loss) per common share	$0.01	$0.01	$0.04	$0.02	$0.05	$0.04	$(0.01)

Selected Unaudited Pro Forma Condensed Combined Financial Data

     The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting. The Eurasian and Bullion selected unaudited pro forma condensed combined balance sheet data as of December 31, 2011 assumes that the merger took place on December 31, 2011, and combines the Eurasian historical consolidated balance sheet at December 31, 2011 with Bullion’s historical consolidated balance sheet at January 31, 2012. The Eurasian and Bullion selected unaudited pro forma condensed combined statement of operations data assumes that the merger took place as of April 1, 2011. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended December 31, 2011 combines the Eurasian historical statement of operations data for the nine months ended December 31, 2011 with the Bullion historical statement of operations data for the nine months ended January 31, 2012.

     The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each outstanding share of Bullion common stock (other than those with respect to which appraisal rights are available, properly exercised and not withdrawn) will be converted into the right to receive (a) $0.11 in cash plus (b) 0.45 of a validly issued, fully paid and non-assessable share of Eurasian’s common stock. Pro forma book value per share is calculated by dividing total assets (including both tangible and intangible assets) minus total liabilities of Eurasian as at December 31, 2011 under U.S. GAAP by the total number of Eurasian common shares outstanding at such date (including issuance of Eurasian shares to Bullion shareholders as of such date).

     The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary, presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended December 31, 2011 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements” on page 139 of this proxy statement/prospectus.

Pro forma selected financial data (U.S. GAAP) (Canadian dollars)	Nine months
ended
December 31,
2011
(unaudited)
Revenue	$4,524,129
Net (loss)	$(9,891,244)
Total assets	$97,255,892
Shareholders' equity	$83,770,969
Capital stock	$111,190,720

Pro forma share data (U.S. GAAP) (Canadian dollars)	Nine months ended
December 31,
2011
(unaudited)
Net (loss) income per basic and diluted share	$(0.14)
Book value per share	$1.26

Comparative Historical Per Share Data

     The following tables contain certain historical per share data of Eurasian and Bullion and combined per share data on an unaudited pro forma combined basis after giving effect to the merger using the acquisition method of accounting.

     The unaudited pro forma combined per share data was derived from financial information of Eurasian and Bullion included elsewhere in this proxy statement/prospectus. The information in the table should be read in conjunction with the historical financial statements of Eurasian and Bullion and related notes, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined data is based on estimates and assumptions that Eurasian and Bullion believe are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had Eurasian and Bullion been a combined company as of the beginning of the periods presented.

     Eurasian and Bullion present basic loss per share for their common shares, calculated by dividing the loss attributable to their common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive. Historical book values for Eurasian and Bullion are calculated by dividing total assets (including both tangible and intangible assets) minus total liabilities as at the dates indicated below by the total number of common shares outstanding as of such dates.

Eurasian Minerals Inc. (Canadian dollars)	Nine months ended
December 31,
2011(1)

Historical per share data (IFRS)
Net (loss) income per basic and diluted share	$(0.19)
Book value per share	$0.96

Bullion Monarch Mining, Inc.	Year ended	9 months ended
	April 30,	January 31,
	2011	2012
		(unaudited)
Historical per share data (U.S. GAAP)
Net (loss) income per basic and diluted share	$0.05	$(0.01)
Book value per share	$0.22	$0.24

(1)	Eurasian changed its fiscal year end to December 31 effective December 31, 2011. The financial information for the fiscal year ended December 31, 2011 covers the nine months ended December 31, 2011.

Comparative Per Share Market Price Data

     Eurasian common stock is listed on the TSX-V under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX,” and Bullion common stock is traded on the OTCQB under the symbol “BULM.” The following table shows the closing sales prices of Eurasian common stock (as reported on the NYSE MKT) and Bullion common stock (as reported on the OTCQB) on February 7, 2012, the last trading day before the merger agreement was announced, and on July 11, 2012, the last full trading day before the date of this proxy statement/prospectus.

     The table also shows the implied value of the merger consideration proposed for each share of Bullion common stock, which was calculated by adding $0.11 to the product of the closing price on the NYSE MKT of Eurasian common shares as of the respective date and the exchange ratio, which is 0.45. The actual market value of the Eurasian common stock a shareholder will receive on the date of the merger may be higher or lower than the prices set forth below.

	Eurasian Common Stock	Bullion Common Stock	Merger Consideration per share of Bullion common stock
February 7, 2012	$2.60	$0.80	$1.28
July 11, 2012	$1.84	$0.84	$0.94

See “Market Price and Dividend Information” on page 123 for more information.

EXCHANGE RATE INFORMATION

     The following table shows, for the periods indicated, information concerning the exchange rate between the Canadian dollar and the U.S. dollar. The data provided in the following table are expressed in U.S. dollars per Canadian dollar and are based on the noon buying rates published by the Bank of Canada for the Canadian dollar. This information is provided solely for your information, and Eurasian and Bullion do not represent that Canadian dollars could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Eurasian in the preparation of its consolidated financial statements included in this proxy statement/prospectus.

     On February 7, 2012, the last trading day before the merger agreement was announced, the exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar was 1.0052. On July 11, 2012, the exchange rate was 0.9809.

Recent Monthly Data	Period- End Rate (1)	Average Rate (2)	High	Low
July 1-11, 2012	0.9809	0.9833	0.9878	0.9792
June 2012	0.9813	0.9727	0.9825	0.9599
May 2012	0.9663	0.9903	1.0164	0.9663
April 2012	1.0117	1.0074	1.0197	0.9961
March 2012	1.0009	1.0062	1.0153	0.9985
February 2012	1.0136	1.0035	1.0136	0.9984
January 2012	0.9948	0.9869	1.0014	0.9735
December 2011	0.9833	0.9768	0.9896	0.9610

Transition and Interim Period Data
Six Months Ended June 30, 2012	0.9813	0.9943	1.0197	0.9599
Three months ended March 31, 2012	1.0009	0.9989	1.0153	0.9735
Three months ended December 31, 2011	0.9833	0.9902	1.0065	0.9430
Nine months ended December 31, 2011	0.9833	1.0141	1.0583	0.9430

Annual Data (Year ended March 31)
2011	0.9833	1.0151	1.0583	0.9430
2010	1.0054	0.9710	1.0054	0.9278
2009	0.9555	0.8757	0.9716	0.7692
2008	0.8166	0.9381	1.0289	0.7711
2007	1.0120	0.9304	1.0905	0.8437

(1) The period-end rate is the noon buying rate for the Canadian dollar on the last business day of the applicable period, as published by the Bank of Canada.

(2) The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates for the Canadian dollar, as published by the Bank of Canada. The average rates for the transition periods and annual periods were calculated by taking the simple average of the noon buying rates on the last business day of each month during the relevant period, as published by the Bank of Canada.

RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page 31, you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Bullion and Eurasian. With respect to Eurasian, or the combined company if the merger is completed, these risks can be found in the section titled “Risk Factors—Risks Related to Eurasian (and the Combined Company in the event the Merger is Completed).” With respect to Bullion in the event Bullion continues as a standalone company, these risks can be found in the section titled “Risk Factors—Risks Related to Bullion.” For further information, please see the section titled “Where You Can Find More Information” on page 162.

Risks Related to the Merger

Because the market price of Eurasian common shares will fluctuate, Bullion shareholders cannot be sure of the market value of Eurasian common shares that they will receive in the merger.

     At the effective time of the merger, each share of Bullion common stock, other than dissenting shares, if any, and shares owned by Eurasian, Bullion or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive $0.11 in cash, without interest, and 0.45 of a share of Eurasian common stock. There will be a time lapse between the date on which Bullion shareholders vote on the approval of the merger agreement and the date on which Bullion shareholders will actually receive the Eurasian common shares.

     Because the merger agreement does not provide for a price-based termination right or other similar protection, such as a “collar” with respect to Eurasian’s stock price, the number of shares of Eurasian common stock that Bullion shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Eurasian common stock or Bullion common stock. The market value of the shares of Eurasian common stock that Bullion shareholders will be entitled to receive when the merger is completed will depend on the market value of Eurasian common stock at that time and could vary significantly from the market value of shares of Eurasian common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus or the date of the special meeting.

     These fluctuations may be caused by changes in the businesses, operations, results and prospects of both Eurasian and Bullion, market expectations of the likelihood that the merger will be completed and the timing of its completion, the effect of any of the conditions or restrictions imposed on or proposed with respect to the merging parties by regulatory agencies, general market and economic conditions or other factors, including those risks discussed elsewhere in this proxy statement/prospectus. As a result, the value represented by the merger consideration will also vary. For example, based on the range of closing prices of Eurasian common stock on the NYSE MKT during the period from February 7, 2012, the last trading day before public announcement of the execution of the merger agreement through July 11, 2012, the last full trading day before the date of this proxy statement/prospectus, the merger consideration represented a value ranging from a high of approximately $1.33 to a low of approximately $0.92 for each share of Bullion common stock. Because the merger is not expected to be consummated until the third quarter of 2012 and could be further delayed, at the time of the special meeting, you will not know the market value of Eurasian common stock that Bullion shareholders will receive upon completion of the merger, and the market value of Eurasian common stock will continue to fluctuate following the merger. Bullion and Eurasian recommend that you obtain current market quotations for Eurasian common stock and Bullion common stock before voting at the special meeting. See “Market Price and Dividend Information” on beginning page 123.

The failure to successfully combine the businesses of Eurasian and Bullion in the expected time frame may adversely affect Eurasian’s future results, which may adversely affect the value of the Eurasian common shares that Bullion shareholders may receive in the merger.

     The success of the merger will depend, in part, on the ability of a post-merger Eurasian to realize the anticipated benefits from combining the businesses of Eurasian and Bullion, including integrating Bullion into Eurasian’s business. To realize these anticipated benefits, Eurasian’s business and Bullion’s business must be successfully combined. If Eurasian is unsuccessful in combining Eurasian’s business and Bullion’s business in the expected timeframe, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

     Eurasian and Bullion, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Any or all of those occurrences could adversely affect Eurasian’s ability to maintain relationships with employees and other parties with which it does business after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company.

Future results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts provided to Eurasian’s and Bullion’s financial advisors in connection with discussions concerning the merger and the potential benefits of the merger may not be realized.

     The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Eurasian and Bullion. Eurasian expects to incur significant costs associated with the completion of the merger and combining the operations of the two companies, the exact magnitude of which is not yet known. In addition, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future. Furthermore, potential growth, expected financial results, perceived synergies and anticipated opportunities may not be realized through the completion of the merger.

Bullion may not terminate the merger agreement to accept a superior proposal to acquire Bullion after the Bullion shareholders have approved the merger agreement.

     In certain circumstances, prior to the approval of the merger agreement by Bullion’s shareholders, Bullion may furnish nonpublic information to, and participate in discussions or negotiations with, a person making an unsolicited competing proposal to acquire Bullion so long as the Bullion board of directors determines in good faith (after consultation with its financial advisor and independent legal counsel) that such proposal constitutes, or would reasonably be expected to result in, a superior proposal. After the Bullion shareholders approve the merger agreement, Bullion may not participate in discussions or negotiations with a person making a competing proposal and may not terminate the merger agreement in order to accept a superior proposal to acquire Bullion.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions and materially adversely affect the future business and operations of Eurasian and Bullion or result in a loss of Bullion employees.

     In connection with the announcement or pendency of the merger, it is possible that some persons with whom Eurasian or Bullion have a business relationship may delay or defer certain business decisions. In particular, such persons could be reluctant to continue performance under joint venture and/or partnership relationship with Eurasian and/or Bullion due to uncertainty about the direction of their respective operations, and uncertainty regarding the willingness of the combined company to continue such relationships after the merger. If such persons delay or defer business decisions or seek business relationships with other persons, it could negatively impact revenues, earnings and cash flows of Eurasian or Bullion, as well as the market prices of Eurasian common shares or Bullion common stock, regardless of whether the merger is completed.

     Similarly, current and prospective employees of Bullion may experience uncertainty about their future roles with Bullion and Eurasian following completion of the merger. These potential distractions of the merger may adversely affect Bullion’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined company. Any failure by Bullion to retain and motivate executives and key employees during the period prior to the completion of the merger could seriously harm its business, as well as the business of the combined company.

Directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, the interests of Bullion shareholders generally, and Bullion shareholders should consider these interests in connection with their votes on the merger agreement.

     Some of the directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, the interests of Bullion shareholders generally. These interests include:

  executive officers’ receipt of specified benefits under the severance provisions of their employment agreements, if certain terminations of employment occur in connection with the merger; and

  Eurasian’s agreement to indemnify directors and officers against certain claims and liabilities and to continue such indemnification for a period of 6 years from the effective time of the merger.

     The receipt of compensation or other benefits in the transaction might result in these directors and officers being more likely to support and vote to approve the merger agreement than if they did not have these interests. Bullion shareholders should consider these interests in connection with their votes on the merger agreement. For more information, please see the section titled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 46.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Eurasian and Bullion.

     If the merger is not completed, neither Eurasian nor Bullion would realize the anticipated benefits from being a part of the combined company. In addition, Eurasian and/or Bullion may experience negative reactions from the financial markets, which could cause a decrease in the market price of their stock, particularly if the market price reflects a market assumption that the merger will be completed. Eurasian and Bullion may also experience negative reactions from their respective employees and other parties with which they do business. Such reactions may have an adverse effect on Eurasian’s and/or Bullion’s business. Eurasian and/or Bullion also could be subject to litigation related to failure to complete the merger or to enforcement proceedings commenced against Eurasian and/or Bullion to perform their respective obligations under the merger agreement.

     In addition, if the merger is not completed, the ongoing businesses of Eurasian and Bullion may be adversely affected and Eurasian and Bullion will be subject to several risks and consequences, including the following:

  Bullion may be required, under certain circumstances, to pay Eurasian a termination fee of $4 million under the merger agreement;

  Eurasian may be required, under certain circumstances, to pay Bullion a termination fee of $1 million under the merger agreement;

  Bullion may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger;

  under the merger agreement, Bullion is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies;

  Bullion and Eurasian will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

  Bullion or Eurasian may be required to reimburse the other party for all out-of-pocket fees and expenses such other party incurs in connection with the merger (up to a maximum of $500,000) in the event the merger is not completed as a result of certain specified conditions set forth in the merger agreement not having been satisfied; and

  matters relating to the merger may require substantial commitments of time and resources by Eurasian and Bullion management, which could otherwise have been devoted to other opportunities that may have been beneficial to Eurasian and Bullion as independent companies.

Bullion’s obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire Bullion.

     With limited exceptions, the merger agreement prohibits Bullion from entering into and consummating any acquisition proposal or offer for a merger or other business combination with a party other than Eurasian until nine months after the termination of the merger agreement. Bullion has also agreed to pay Eurasian a termination fee of $4 million and reimburse Eurasian for all out-of-pocket fees and expenses, up to a maximum of $500,000, incurred by Eurasian in the event the merger is not completed under specified circumstances. These provisions could discourage other companies from trying to acquire Bullion for a higher price.

A different set of factors and conditions affect Eurasian common shares and could have a negative impact on its stock price.

     Upon completion of the merger, Bullion shareholders will become holders of Eurasian common shares. The businesses and segments of Eurasian and the other companies it has acquired and may acquire in the future, are different from those of Bullion. There is a risk that various factors, conditions and developments which would not affect the price of Bullion’s common stock could negatively affect the price of Eurasian’s common shares. Please see the section titled “Risk Factors—Risks Related to Eurasian (and the Combined Company in the event the Merger is completed)” beginning on page 24 and the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page 31 for a summary of some of the key factors that might affect Eurasian and the prices at which Eurasian common shares may trade from time to time.

The Eurasian common shares to be received by Bullion shareholders as a result of the merger will have different rights from shares of Bullion common stock.

     Following completion of the merger, Bullion shareholders will no longer be shareholders of Bullion but will instead be shareholders of Eurasian. There are important differences between the rights of Bullion shareholders and the rights of Eurasian shareholders. See “Comparison of Rights of Eurasian Shareholders and Bullion Shareholders” beginning on page 153 for a discussion of the different rights associated with Eurasian common shares and Bullion common stock.

Bullion shareholders will own a smaller percentage of Eurasian than they currently own in Bullion.

     After completion of the merger, Bullion shareholders will own a smaller percentage of Eurasian than they currently own in Bullion. Bullion shareholders, in the aggregate, will own approximately 26.5% of Eurasian’s outstanding common shares immediately after completion of the merger (such ownership percentages are based on the number of Bullion and Eurasian shares outstanding as of February 7, 2012, the last trading day before the merger agreement was announced, and will vary based upon the actual number of Eurasian and Bullion shares outstanding as of the effective time of the merger). Because of this, Bullion shareholders will have less influence over the management and policies of Eurasian than they now have over the management and policies of Bullion.

The completion of the merger is not conditioned on the merger qualifying as a reorganization under Section 368(a) of the Code. If the fair market value of the Eurasian common shares is significantly lower at the time of the completion of the merger, the merger could be a taxable transaction for U.S. Holders.

     The merger has been structured by the parties with the intent that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify as a reorganization, among other things, Eurasian must acquire at least 80 percent of the Bullion common stock in exchange for Eurasian common stock (the “Minimum Stock Consideration Requirement”). Thus, qualification of the merger as a reorganization will depend, among other things, on whether the fair market value of the Eurasian common stock issued to Bullion shareholders represents at least 80 percent of the total consideration paid to Bullion shareholders in exchange for Bullion common stock under the merger. If the amount of cash paid, directly or indirectly, by Eurasian is greater than 20 percent of the total value of the consideration paid to Bullion shareholders, the Minimum Stock Consideration Requirement will not be met and the merger could be a taxable transaction to U.S. Holders. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge the status of the merger as a reorganization or that the U.S. courts will uphold the status of the merger as a reorganization in the event of an IRS challenge. The tax consequences of the merger qualifying as a reorganization or as a taxable transaction are discussed below in this proxy statement/prospectus. U.S. holders should consult their own U.S. tax advisors regarding the proper tax reporting of the merger.

The fairness opinion obtained by Bullion from its financial advisor will not reflect subsequent changes.

     In connection with the proposed merger, Stephen W. Semeniuk, CFA, Bullion’s financial advisor, delivered to the Bullion board of directors his opinion dated January 27, 2012 to the effect that as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. Subsequently, Semeniuk reissued the written fairness opinion effective as of January 27, 2012 to clarify that the statement in the written fairness opinion originally delivered to the Bullion board that Eurasian enjoys many revenues was intended to represent exploration cost recoveries and management fees received by Eurasian rather than revenues under generally accepted accounting principles and to remove the statement that use of the fairness opinion is exclusive to the Bullion board. The opinion does not reflect changes that may occur or that have occurred after the date of the opinion, including changes to the operations and prospects of Eurasian or Bullion, changes in general market or economic conditions or regulatory or other factors. Any such changes, or changes of other factors on which the opinion is based, may materially alter or affect the relative values of Eurasian and Bullion and the merger consideration payable to Bullion shareholders.

You may have difficulty bringing suit and enforcing judgments against Eurasian.

     Because Eurasian is organized under the laws of the Province of British Columbia, Canada and many of its directors and officers are residents of countries other than the United States, it may be more difficult for U.S. investors to effect service of process or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under the Exchange Act. Furthermore, it may be difficult for investors to enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws or state securities or “blue sky” laws in a foreign court against Eurasian or any of its non-U.S. resident officers or directors, or against non-U.S. resident persons named as experts in this proxy statement/prospectus.

Risks Related to Eurasian (and the Combined Company in the event the Merger is Completed)

The mineral deposit exploration and extraction business involves a high degree of risk.

     The business of mineral deposit exploration and extraction involves a high degree of risk. Few properties that are explored ultimately become producing mines. At present, none of Eurasian’s properties has a known commercial ore deposit. The main operating risks include: ensuring ownership of and access to mineral properties by confirmation that option agreements, claims and leases are in good standing and obtaining permits for drilling and other exploration activities.

     Eurasian is currently earning an interest in certain of its properties through option agreements and acquisition of title to the properties is only completed when the option conditions have been met. These conditions generally include making property payments, incurring exploration expenditures on the properties and can include the satisfactory completion of pre-feasibility studies. If Eurasian does not satisfactorily complete these option conditions in the time frame laid out in the option agreements, Eurasian’s title to the related property will not vest and Eurasian will have to write-off the previously capitalized costs related to that property.

     The market prices for precious and base metals can be volatile and there is no assurance that a profitable market will exist for a production decision to be made or for the ultimate sale of the metals even if commercial quantities of precious and other metals are discovered.

Eurasian currently generates no continuing revenues.

     Eurasian currently has no continuing sources of revenues (other than interest on bank deposits) and has sustained operational losses since inception. If the acquisition of Bullion is consummated, Eurasian’s source of revenues during the current fiscal year is anticipated to be limited to any revenue derived from Bullion’s royalties on mines in Nevada’s Carlin Trend. There can be no assurance, however, that Eurasian’s acquisition of Bullion will be consummated on schedule, or at all, or that such revenues, or other potential revenues, will be received by Eurasian.

     To fund future projects and pay for administrative costs, Eurasian intends to spend its existing working capital and raise additional funds as needed. As such, Eurasian is subject to many risks common to mining companies in the exploration stage, including potential cash shortages and limitations with respect to personnel, financial and other resources. Eurasian has not defined or delineated any mineral reserves on any of its mineral properties and if Eurasian is successful in placing its mineral properties into commercial production, there can be no assurance that Eurasian will generate sufficient revenues to fund continuing operations.

Eurasian may not be able to obtain the necessary financing or raise sufficient capital to fund future operations.

     Eurasian has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects. Further exploration and development of one or more of Eurasian’s projects may be dependent upon Eurasian’s ability to obtain financing through equity or debt financing or other means. Failure to obtain this financing could result in delay or indefinite postponement of further exploration and development of its projects which could result in the loss of one or more of its properties.

     The securities markets can experience a high degree of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration stage companies such as Eurasian, may experience wide fluctuations in share prices which will not necessarily be related to their operating performance, underlying asset values or prospects. There can be no assurance that these kinds of share price fluctuations will not occur in the future, and if they do occur, how severe the impact may be on Eurasian’s ability to raise additional funds through equity issues.

Eurasian is subject to certain risks, including currency fluctuations and possible political or economic instability, which may adversely impact its business operations.

     Eurasian is operating in countries that currently have varied political and economic environments. As such, Eurasian is subject to certain risks, including currency fluctuations and possible political or economic instability which may result in the impairment or loss of mineral concessions or other mineral rights, opposition from environmental or other non-governmental organizations, and mineral exploration and mining activities may be affected in varying degrees by political stability and government regulations relating to the mining industry. Any changes in regulations or shifts in political attitudes are beyond the control of Eurasian and may adversely affect its business. Exploration and development may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine and/or site safety.

     Notwithstanding any progress in restructuring political institutions or economic conditions, the present administration, or successor governments may not be able to sustain any progress. If any negative changes occur in the political or economic environment of these countries, it may have an adverse effect on Eurasian’s operations in those countries. Eurasian does not carry political risk insurance.

There can be no assurance of titles or borders to any surface or mineral rights claimed by Eurasian.

     The acquisition of the right to exploit mineral properties is a very detailed and time consuming process. There can be no guarantee that Eurasian has acquired title to any such surface or mineral rights or that such rights will be obtained in the future. To the extent they are obtained, titles to Eurasian’s surface or mineral properties may be challenged or impugned and title insurance is generally not available. Eurasian’s surface or mineral properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by, among other things, undetected defects. Such third party claims could have a material adverse impact on Eurasian’s operations.

The weakening of the Canadian dollar against the U.S. dollar may adversely impact the level of Eurasian’s ongoing operations.

     Eurasian’s equity financings are sourced in Canadian dollars but for the most part it incurs its expenditures in local currencies or in U.S. dollars. At this time there are no currency hedges in place. Therefore, a weakening of the Canadian dollar against the U.S. dollar could have an adverse impact on the amount of exploration conducted by Eurasian.

The funding partners with whom Eurasian has entered into joint ventures may be unable to raise sufficient capital to fund the contemplated exploration and development of one or more of Eurasian’s property interests.

     Eurasian’s strategy is to seek partners through joint ventures to fund exploration and project development. The primary risk of this strategy is that funding partners may not be able to raise sufficient capital in order to satisfy exploration and other expenditure terms in a particular joint venture agreement. As a result, exploration and development of one or more of Eurasian’s property interests may be delayed depending on whether Eurasian can find a funding partner or has enough capital resources to fund the exploration and development on its own.

Unanticipated changes to environmental laws or the discovery of environmental hazards on Eurasian’s properties may adversely impact Eurasian’s business operations.

     The activities of Eurasian are subject to environmental regulations issued and enforced by government agencies. Environmental legislation is evolving in a manner that will require stricter standards and enforcement and involve increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There can be no assurance that future changes in environmental regulation, if any, will not adversely affect Eurasian’s operations. Environmental hazards may exist on properties in which Eurasian holds interests which are unknown to Eurasian at present.

The viability of Eurasian’s exploration projects and Eurasian’s ability to finance the development of its projects may be adversely affected by fluctuations in metal prices.

     Factors beyond the control of Eurasian have a direct effect on global metal prices, which have fluctuated widely, particularly in recent years. Consequently, the economic viability of any of Eurasian’s exploration projects and its ability to finance the development of its projects cannot be accurately predicted and may be adversely affected by fluctuations in metal prices.

The mineral deposit exploration and extraction business is highly competitive.

     Eurasian competes with many companies and individuals that have substantially greater financial and technical resources than Eurasian for the acquisition, exploration and development of its projects as well as for the recruitment and retention of qualified employees.

Eurasian’s business is subject to extensive governmental regulation and permitting requirements.

     Exploration, development and mining of minerals are subject to extensive laws and regulations at various governmental levels governing the acquisition of the mining interests, prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. In addition, the current and future operations of Eurasian, from exploration through development activities and production, require permits, licenses and approvals from some of these governmental authorities. Eurasian has obtained all government licenses, permits and approvals necessary for the operation of its business to date. However, additional licenses, permits and approvals may be required. The failure to obtain any licenses, permits or approvals that may be required or the revocation of existing ones could have a material adverse effect on Eurasian, its business and results of operations.

     Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities requiring Eurasian’s operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Eurasian may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits. Any such events could have a material and adverse effect on Eurasian and its business and could result in Eurasian not meeting its business objectives.

Eurasian’s success is dependent on the retention and performance of certain key personnel.

     Eurasian’s success is dependent upon the performance of key personnel working in management and administrative capacities or as consultants, The loss of the services of senior management or key personnel could have a material and adverse effect on Eurasian, its business and results of operations.

Conflicts of interest involving Eurasian’s directors and officers may have a negative impact on Eurasian’s ability to transact business.

     Eurasian’s directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which Eurasian may participate, the directors of Eurasian may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of Eurasian’s directors, a director who has such a conflict is required to abstain from voting for or against the approval of such participation or such terms. In accordance with the laws of British Columbia, the directors of Eurasian are required to act honestly, in good faith and in the best interests of Eurasian. In determining whether or not Eurasian will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Eurasian may be exposed and its financial position at that time.

Investors return on their investment in Eurasian securities, if any, may be limited to capital gains.

     Investors cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is likely investors will not receive any return on their investment in Eurasian’s securities other than possible capital gains.

Eurasian may be unable to maintain sufficient insurance to cover all potential risks and liabilities associated with its operations.

     In the course of exploration, development and production of mineral properties, Eurasian is subject to a number of risks and hazards in general, including adverse environmental conditions, operational accidents, labor disputes, unusual or unexpected geological conditions, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, and earthquakes. Such occurrences could result in the damage to Eurasian’s property or facilities and equipment, personal injury or death, environmental damage to properties of Eurasian or others, delays, monetary losses and possible legal liability.

     Although Eurasian may maintain insurance to protect against certain risks in such amounts as it considers reasonable, its insurance may not cover all the potential risks associated with its operations. Eurasian may also be unable to maintain insurance to cover these risks at economically feasible premiums or for other reasons. Should such liabilities arise, they could reduce or eliminate future profitability and result in increased costs, have a material adverse effect on Eurasian’s results and a decline in the value of the securities of Eurasian. Some work is carried out through independent consultants and Eurasian requires that all consultants carry their own insurance to cover any potential liabilities as a result of their work on a project.

Risks Related To Bullion

Future financial results may fluctuate significantly.

     As a result of Bullion’s limited operations, Bullion cannot predict future revenues or operating results. Management expects future revenues and operating results to fluctuate due to a combination of factors, including the costs of exploration, the impact of changes in costs of production on the output of mines operating in Bullion’s claims in the Carlin Trend, world prices for minerals and oil and other factors. If Bullion has a shortfall in revenues in relation to its expenses, or if Bullion’s expenses increase before its revenues do, then Bullion’s business for a particular period would be materially adversely affected. Because of all of these factors and the other risks discussed in this section, management believes that Bullion’s quarterly and annual revenues, expenses and operating results likely will vary significantly in the future.

Bullion may not be able to satisfy future financing requirements.

     Bullion may be required to seek additional financing to fund operations and carry out its business plan. There can be no assurance that such financing will be available on acceptable terms, or at all. Other than its $500,000 commercial line of credit with JPMorgan Chase Bank, Bullion does not have any arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in Bullion’s best interests.

Bullion will not be successful unless it, or companies with which it contracts, recovers precious metals or oil from oil shale and sells them in U.S. or world markets.

     Bullion’s success and possible growth will depend on its ability, or the ability of those companies with which Bullion contracts, to recover precious metals or oil, process them and successfully sell them on U.S. and world markets. The success of this process is dependent on the spot market prices for these goods paid in relation to the costs of production. Bullion may not always be able to produce a profit because it can maintain a level of control only over its costs and has no ability to control the world spot market prices.

The cost of acquisition, exploration, and development activities are substantial and there is no assurance that the returns from mining activities or oil shale development will justify commercial operations.

     Bullion cannot be certain that its acquisition, exploration and development activities will be commercially successful. Substantial expenditures are required to acquire existing mineral and oil shale properties, to establish reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore or oil from the shale in the case of new properties and to develop the mining and processing facilities and infrastructure at any site chosen for mining or oil shale production. There can be no assurance that any mineral reserves, mineralized material or oil from oil shale acquired or discovered will be in sufficient quantities or adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold, other minerals and oil is known to fluctuate on a regular basis and the downturn in price could negatively impact Bullion’s operations and cash flow.

     The price of gold, other minerals and oil is subject to fluctuations, which could adversely affect the realizable value of Bullion’s assets and potential future results of operations and cash flow.

Mining and oil shale activities are inherently hazardous and any exposure may exceed Bullion’s insurance limits or may not be insurable.

     Mining and oil shale exploration, development and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Operations in which Bullion has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold, other metals and oil, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or Bullion could elect not to insure against such liabilities due to high premium costs or other reasons, in which event, Bullion could incur significant costs that could have a material adverse effect on its financial condition.

Bullion is dependent upon reserve estimates provided by third parties. Because reserve calculations are only estimates, any material change may negatively affect the economic viability of Bullion’s properties.

     Bullion has not established its own reserve estimates and is dependent upon third parties to develop reserve estimates on properties within its claim blocks. Reserve calculations are estimates only, subject to uncertainty due to factors including metal and oil prices and recoverability of metal and oil in the mining and mineral recovery process. There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore or oil and grades must be considered as an estimate only. In addition, the quantity of reserves and ore or oil may vary depending on metal or oil prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may negatively affect the economic viability of Bullion’s properties. In addition, there can be no assurance that gold recoveries, other metal or oil recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Bullion’s operations are subject to strict environmental regulations that may result in added costs of operations and operational delays.

     Exploration and development operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of Bullion’s planned operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect Bullion’s projects. Bullion is currently subject to environmental regulations with respect to all of its properties.

Bullion is subject to federal laws that require environmental assessments and bond/surety postings that add significant costs to its operations and delays in its projects.

     The United States Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by Bullion.

Changes in state laws, which are already strict and costly, can negatively affect Bullion’s operations by becoming stricter and costlier.

     At the state level, mining operations are also regulated by various regulatory bodies including environmental, safety, and various permitting agencies. Nevada state law requires projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, mining operations are required to hold Nevada Reclamation Permits required under Nevada Revised Statutes Sections 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on Bullion’s financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

Title claims against Bullion’s mining properties could require it to compensate parties, if successful, and divert management’s time from operations.

     There may be challenges to Bullion’s title in the mineral properties in which it holds a material interest. If there are title defects with respect to any of its properties, Bullion might be required to compensate other persons or perhaps reduce its interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

Bullion’s business depends on a limited number of key personnel, and the loss of any of these personnel could negatively affect Bullions’ financial position or results of operations.

     Bullion’s officers are important to its success. If they become unable or unwilling to continue in their present positions, Bullion’s business and financial results could be materially negatively affected.

If the merger is not completed, Bullion may not address successfully the problems encountered in connection with any potential future acquisitions.

     If the merger is not completed, Bullion expects to continue to consider opportunities to acquire or make investments in properties or companies that hold properties that it believes could enhance its capabilities, complement its current resources or expand the breadth of its property holdings. Bullion has little experience in acquiring other businesses. Potential and completed acquisitions and investments involve numerous risks and if Bullion fails to properly evaluate and execute acquisitions and strategic investments, its management team may be distracted from its day-to-day operations, its business may be disrupted and its operating results may suffer.

There are numerous risks associated with Bullion’s international operations, any number of which could harm its business.

     Bullion has offices and operations outside of the United States, including Canada and Brazil. The geographical distances between Bullion’s operations create a number of logistical and communications challenges. These challenges include managing operations across multiple time zones, directing Bullion’s exploration efforts across long distances, coordinating procurement of services necessary for Bullion’s operations to multiple locations, and coordinating the activities and decisions of the employees and management team, which are based in different countries.

     In addition, there are other risks inherent in international operations, which could result in disruption or termination of Bullion ability to generate revenues in international locations. These risks include:

  unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  political instability and the potential reversal of current favorable policies encouraging foreign investment or foreign trade by host countries;

  differences in labor laws, labor unrest and difficulties in staffing and managing international operations;

  longer payment cycles;

  fluctuations in currency exchange rates;

  potential adverse tax consequences;

  limitations on imports or exports of components or assembled products, or other travel restrictions;

  differing intellectual property rights and protections;

  delays from doing business with customs brokers and governmental agencies; and

  higher costs of operations.

     These factors could materially and adversely affect Bullion’s business, operating results, and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Eurasian’s or Bullion’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Bullion’s or Eurasian’s expectations concerning the outlook for their respective businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Eurasian and Bullion as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Merger—Bullion’s Reasons for the Merger,” “Proposal One—The Merger—Eurasian’s Reasons for the Merger,” and “Proposal One—The Merger—Opinion of Bullion’s Financial Advisor.” Forward-looking statements also include statements regarding the expected benefits of the proposed acquisition of Bullion by Eurasian.

     Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

  the expectation that the merger will be completed on time or at all;

  the expected financial condition, results of operations, earnings outlook and prospects of Eurasian, Bullion and the combined company;

  the expected benefits and synergies of the merger will be fully realized and within the expected time frame;

  the expectation that the acquisition of Bullion will complement Eurasian’s mineral exploration activities and add revenue-generating royalties to Eurasian’s portfolio; and

  the other matters described in the section titled “Risk Factors” beginning on page 20.

     In addition, the acquisition of Bullion by Eurasian is subject to the satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement and the absence of events that could give rise to the termination of the merger agreement, the possibility that the acquisition does not close, the possibility that the merger may be more expensive to complete than anticipated and risks that the proposed acquisition disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for each of Eurasian and Bullion.

     Eurasian and Bullion caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Eurasian nor Bullion undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as required by law. In the event that any forward-looking statement is updated, no inference should be made that Eurasian or Bullion will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Bullion’s or Eurasian’s public filings with the SEC or Canadian provincial and territorial securities regulatory authorities, which are accessible at www.sec.gov and www.sedar.com, respectively, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 162.

THE SPECIAL MEETING OF BULLION SHAREHOLDERS

     This section contains information about the special meeting of Bullion shareholders that has been called to approve the merger agreement and the merger, approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to approve the merger agreement, to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and to consider any other business properly before the special meeting. This proxy statement/prospectus is being furnished to Bullion shareholders in connection with the solicitation of proxies by the Bullion board to be used at the special meeting. Bullion is first mailing this proxy statement/prospectus and enclosed proxy card on or about [•], 2012.

Date, Time and Place

     A special meeting of the Bullion shareholders will be held on [•], 2012, starting at 10:00 a.m. local time (unless it is adjourned or postponed to a later date) at Abbey Inn St. George, located at 1129 South Bluff Street, St. George, Utah.

Purpose of Special Meeting

     The purpose of the special meeting is for Bullion shareholders to: (i) consider and vote upon approval of the merger agreement, (ii) consider and vote upon, on an advisory (non-binding) basis, a proposal to approve “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger, (iii) approve the adjournment proposal, and (iv) to transact such other business as may properly come before the special meeting (and any adjournment or postponement thereof), including consideration of any procedural matters incident to the conduct of the special meeting.

Recommendation of the Bullion Board of Directors

     As discussed elsewhere in this document, at a meeting duly called and held, the Bullion board has (i) unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Bullion’s shareholders, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously resolved to recommend approval of the merger agreement and the transactions contemplated thereby by the shareholders of Bullion.

     Bullion shareholders should carefully read this document in its entirety for more detailed information concerning the merger agreement. In particular, Bullion shareholders are directed to the merger agreement, which is attached hereto as Annex A, as that is the legal document governing the transaction.

Bullion Record Date; Shares Entitled to Vote

     The Bullion board has chosen the close of business on June 22, 2012 as the “record date” that will determine the Bullion shareholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 39,227,063 shares of Bullion common stock outstanding, held by approximately 247 holders of record. A list of the names of Bullion shareholders of record will be available for any purpose related to the special meeting at the special meeting and during regular business hours at Bullion’s principal executive offices located at 20 North Main, Suite 202, St. George, Utah 84770 prior to the special meeting from the earlier of ten days prior to the special meeting or two business days after the date notice of the special meeting is provided to shareholders. Each holder of shares of Bullion common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of the special meeting.

Quorum

     In order for Bullion to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Bullion common stock entitled to vote at the special meeting must be present in person or represented by proxy. Shares of Bullion common stock represented at the meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained on any of the matters, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. “Broker non-votes” will also be counted for the purpose of determining a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

     The approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding Bullion shares entitled to vote at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

     The approval of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger requires that the number of shares voted in favor of the proposal are greater than those voted against. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the advisory vote on the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger.

     The approval of the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of Bullion’s common stock represented at the special meeting. If a quorum is present and you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the adjournment (if necessary or appropriate) to permit further solicitation of proxies. However, if a quorum is not present and you abstain from voting, either in person or by proxy, it has the same effect as a vote “AGAINST” the proposal.

     YOUR VOTE IS IMPORTANT. The merger cannot be completed unless Bullion shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee.

Voting of Proxies by Holders of Record

     If you are a record holder of shares of Bullion common stock, you may submit your proxy, or vote, in any of the following ways:

  By Internet: Go to the website specified on your proxy card and follow the instructions. The deadline for voting on the Internet is [•], 2012, at 11:59 p.m. Mountain Standard Time.

  By Telephone: Call the toll-free number specified on your proxy card from a touch-tone telephone in the United States or Canada and follow the instructions on your proxy card and the voice prompts on the telephone. The deadline for voting by telephone is [•], 2012, at 4:59 p.m. Mountain Standard Time.

  By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method to vote all of your Bullion shares. Any proxy card mailed must be actually received by the Bullion Corporate Secretary prior to the special meeting.

  In Person: You may vote by ballot at the special meeting or send a representative with an acceptable proxy that you have signed and dated. If your shares of Bullion common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the special meeting.

     All shares of Bullion common stock entitled to vote and represented by properly completed proxies received prior to the special meeting and not properly revoked, will be voted at the special meeting as instructed on the proxies. If Bullion shareholders submit a properly completed proxy but do not indicate how their shares of Bullion common stock should be voted on a matter, the shares of Bullion common stock represented by their properly completed proxy will be voted as the Bullion board recommends and, therefore, FOR the approval of the merger agreement, FOR the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger, and FOR the adjournment proposal (if necessary or appropriate) to solicit additional proxies.

Shareholders Sharing an Address

     Consistent with notices sent to record shareholders sharing a single address, Bullion is sending only one copy of this proxy statement/prospectus to that address unless Bullion received contrary instructions from any shareholder at that address. This “householding” practice reduces Bullion’s printing and postage costs. Shareholders may request that Bullion discontinue householding, or may request a separate copy of this proxy statement/prospectus by contacting Bullion’s Corporate Secretary at 20 North Main, Suite 202, St. George, Utah 84770 or by contacting Bullion’s Corporate Secretary via phone at (801) 426-8111 or via e-mail at robmorris@bullionmm.com.

Revocability of Proxies

     If you submit your proxy through the Internet, by telephone or by mail you may revoke your proxy at any time before the vote is taken at the special meeting in any one of the following ways:

  through the Internet or by telephone before the deadlines for voting described above;

  by submitting a subsequent later-dated proxy by mail that is actually received by the Bullion Corporate Secretary prior to the special meeting;

  by sending written notice of revocation to the Bullion Corporate Secretary at 20 North Main, Suite 202, St. George, Utah 84770 that is actually received by the Bullion Corporate Secretary prior to the special meeting; or

  by voting in person at the special meeting.

     Your attendance at the special meeting does not automatically revoke your proxy. If you are not a registered shareholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions prior to the special meeting.

Adjournments and Postponements

     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present at the special meeting. However, broker non-votes and abstentions will not count as shares entitled to vote on the adjournment proposal. As a result, abstentions and broker non-votes will not have any effect on the vote to adjourn the special meeting if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement. Any signed proxies received by Bullion for which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Bullion shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting as adjourned.

     In addition, at any time prior to convening the special meeting, the special meeting may be postponed for any reason without the approval of the Bullion shareholders. If postponed, Bullion will publicly announce the new meeting date. Although it is not currently expected, Bullion may postpone the special meeting for the purpose of soliciting additional proxies if Bullion concludes that by the date of the special meeting it is reasonably likely that Bullion will not have received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow Bullion shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting, as postponed.

Solicitation of Proxies

     Bullion will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Bullion on behalf of its board of directors. In addition to solicitation by use of the mail, Bullion’s directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Bullion will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bullion common stock that the brokers and fiduciaries hold of record. In accordance with the regulations of the SEC, Bullion will reimburse them for expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Bullion common stock.

PROPOSAL ONE—THE MERGER

     The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Bullion shareholders are urged to read this entire proxy statement/prospectus carefully, including the merger agreement, for a more complete understanding of the merger.

General

     Each of the Eurasian and Bullion boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the effective time of the merger, Merger Sub will be merged with and into Bullion, with Bullion being the surviving corporation. Upon consummation of the merger, the separate corporate existence of Merger Sub will cease, and Bullion will continue to exist as a Utah corporation and will then be a wholly owned subsidiary of Eurasian. Bullion shareholders will be entitled to receive 0.45 of a Eurasian common share plus $0.11 in cash for each share of Bullion common stock that they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Agreement and Plan of Merger” beginning on page 63 of this proxy statement/prospectus.

Background of the Merger

     Each of Eurasian’s and Bullion’s board of directors has from time to time separately engaged with the management of their respective companies in reviews and discussions of potential strategic alternatives, and has considered ways to enhance their respective performance and prospects. These reviews and discussions have focused on, among other things, the business environment facing the mining industry generally and each company in particular. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives and enhance shareholder value, and the potential benefits and risks of those transactions.

     In May 2010, while working as a consultant for Eurasian, Paul H. Zink, the current President of Eurasian Capital, identified Bullion as a potential acquisition candidate to build the royalty business of Eurasian. Zink believed that Bullion offered, in particular, an advantageous stream of royalty income from gold in Nevada’s Carlin Trend, a location with which several Eurasian employees had in-depth knowledge and experience, as well as the potential beginnings of a Latin American mining exploration business unit for Eurasian.

     In June 2010, Zink had an introductory telephone call with R. Don Morris, Chief Executive Officer of Bullion, to briefly introduce Eurasian and its business model and to suggest that representatives from the companies meet in person to explore whether benefits could be realized through some form of strategic transaction. Morris agreed to a meeting to further discuss a potential transaction between the two companies.

     On July 16, 2010, David M. Cole, President and Chief Executive Officer of Eurasian, and Zink met with R. Don Morris and several other officers and employees of Bullion at their offices in St. George, Utah. The companies each made presentations on their respective business models and assets, and each company noted the strategic benefits of a potential business combination. At the conclusion of the meeting, each of Cole and R. Don Morris expressed continued interest in considering a potential transaction between the two companies.

     On July 28, 2010, the Eurasian board of directors approved a resolution authorizing Cole to proceed with negotiations to acquire all of the outstanding common stock of Bullion through a letter of intent or term sheet and recommended Eurasian engage outside counsel in connection with a potential transaction.

     On August 5, 2010, after discussing proposed structures with its outside counsel, Eurasian sent a non-binding, indicative proposal to Bullion, offering 0.44 of a Eurasian common share for each outstanding share of Bullion common stock. The proposal requested a response from Bullion by August 10, 2010.

     On August 10, 2010, R. Don Morris of Bullion sent Eurasian a letter formally declining Eurasian’s proposal to acquire Bullion. In a follow-up telephone call, R. Don Morris stated that the two parties appeared to be too far apart in their respective views of Bullion’s value. Because of the good strategic fit of the companies and the multitude of opportunities that each company was working on, however, R. Don Morris suggested that Bullion and Eurasian keep in contact periodically.

     On September 14, 2010, certain officers of Bullion inquired of Zink whether Eurasian had reconsidered its offer to acquire Bullion. Zink reiterated that, although the indicative proposal had expired, he believed that Eurasian would be willing to offer the same terms as outlined in the prior proposal. Bullion expressed that it was still uninterested in a strategic transaction with the valuation then given to Bullion.

     On September 30, 2010, Bullion announced in a press release that it received an unsolicited offer to purchase all of its outstanding common stock from Eurasian. Eurasian responded with a press release confirming that an indicative proposal was submitted to Bullion, but that the offer had expired in accordance with its terms on August 10, 2010.

     On May 13, 2011, Zink telephoned R. Don Morris to suggest that the companies meet again to discuss each company’s activities since the prior year’s meetings. Morris agreed to attend, acknowledging that such a meeting would be beneficial.

     On June 29, 2011, R. Don Morris and James A. Morris, President of Bullion, visited with certain representatives of Eurasian management in Eurasian’s Littleton, Colorado offices. The companies each went through presentations updating their respective activities since the prior year’s meetings in Utah. Each company again noted the potential compelling strategic fit between the two businesses and expressed interest in finding a way to combine the two companies to benefit their respective shareholders. Eurasian stated its willingness to consider revisiting the terms of its indicative proposal to acquire Bullion.

     On July 1, 2011, Zink and James A. Morris discussed corporate governance, employment and taxation issues in a follow-up call to the meetings in Littleton, Colorado. Morris confirmed that Bullion remained interested in a potential strategic transaction with Eurasian, and the two agreed that the strategic fit of the businesses could result in realized synergies.

     On July 7, 2011, Zink had an initial conference call with Blake, Cassels & Graydon LLP, its special Canadian counsel in connection with the potential transaction, and Dorsey & Whitney LLP, its special U.S. counsel in connection with the potential transaction, to discuss structuring options for a transaction that would be mutually beneficial to Eurasian and Bullion.

     On July 21, 2011, Zink visited with R. Don Morris, James A. Morris and other Bullion officers in St. George, Utah to further explore potential transaction structures, shareholder preferences and related issues. Due diligence needs of Eurasian and its advisors, logistics and timing were also discussed between the two companies.

     On July 25, 2011, Eurasian and Bullion executed a confidentiality agreement and expanded reciprocal due diligence.

     Throughout August and September 2011, documents and other information were exchanged between the companies, and each of the companies performed extensive business and financial due diligence on the other company and its respective subsidiaries.

     On September 13, 2011, Bullion management updated the Bullion board of directors regarding the re-initiation of discussions between Bullion and Eurasian regarding the potential for a transaction between the companies. Management reviewed with the Bullion board of directors the progress of the business and financial due diligence being conducted by both parties and preliminary discussions between the parties regarding the transaction structure and possible transaction consideration. Following the discussion, the Bullion board of directors authorized management to continue discussions with Eurasian.

     On October 13, 2011, Mr. Stephen Enders, then Eurasian’s Executive Chairman, updated the Eurasian board of directors on the potential Bullion acquisition. The Eurasian board of directors advised management to proceed with the potential transaction with Bullion, subject to favorable continued due diligence and final board approval.

     On October 17, 2011, Bullion management updated the Bullion board of directors regarding the status of discussions between Bullion and Eurasian related to the potential transaction between the companies, including additional information regarding the proposed structure of the transaction, the results of Bullion’s due diligence review to date of Eurasian and its business, the status of Eurasian’s due diligence of Bullion to date and the parties’ proposals regarding transaction consideration. The Bullion board of directors authorized management to continue discussions with Eurasian.

     On October 19, 2011, Enders, Cole and Zink visited Bullion’s management in St. George, Utah, including R. Don Morris, James A. Morris, Philip L. Manning, Chief Financial Officer of Bullion, and Robert Morris, Chief Executive Officer of EnShale Inc., a subsidiary of Bullion. The meeting focused on presenting Eurasian’s due diligence efforts to date, outlining potential implications for a final valuation of Bullion, and gathering additional information for Eurasian’s revised indicative proposal to acquire Bullion. Bullion shared that, with a revised valuation based on Eurasian’s presentation, a mutually beneficial transaction appeared to be feasible.

     On October 20, 2011, Bullion met with Durham Jones & Pinegar, P.C., its special U.S. counsel in connection with the potential transaction, to discuss Bullion’s prior meetings with Eurasian, structuring options for the transaction, and the appropriate processes for considering any offers received from Eurasian, including due diligence, the engagement of Canadian counsel and a financial advisor, and other related matters.

     Through the second half of October and the first half of November 2011, Cole and Bullion’s management negotiated a non-binding, indicative proposal for Eurasian to acquire Bullion that would be acceptable to both companies and in the best interests of their respective shareholders.

     On November 9, 2011, Bullion management updated the Bullion board of directors regarding the status of negotiations related to, and proposed terms of, a possible transaction between the companies and the status of Bullion’s due diligence efforts regarding Eurasian. Bullion management also reviewed with the Bullion board of directors the terms of a draft non-binding letter of intent, including the proposed transaction price, form of consideration and transaction structure, shareholder agreements to vote in favor of the transaction and the exclusivity provisions in favor of Eurasian. The Bullion board of directors also discussed the expected schedule for negotiation of definitive agreements and completion of a transaction if Bullion entered into the letter of intent. Following the discussion, the Bullion board of directors authorized management to continue discussions with Eurasian. The Bullion board of directors also directed management to interview potential financial advisors to review the fairness of the merger consideration from a financial point of view and to otherwise advise the Bullion board of directors regarding financial aspects of the transaction.

     Following the November 9, 2011 meeting of the Bullion board of directors, Bullion management solicited recommendations from U.S. and Canadian counsel and other representatives regarding possible financial advisors with experience in transactions similar to the merger. Management and representatives of Bullion interviewed several qualified financial advisor candidates, including Semeniuk, and discussed with these potential financial advisors their respective qualifications and experience in transactions similar to the merger and representing companies similar to Bullion.

     On November 14, 2011, Eurasian and Bullion executed a non-binding letter of intent pursuant to which Eurasian agreed to acquire each outstanding share of Bullion common stock in exchange for 0.45 of a Eurasian common share and $0.11 in cash, subject to satisfaction by Eurasian with its continued due diligence investigation of Bullion and negotiation of a definitive merger agreement and any ancillary documentation. The merger consideration was negotiated on an arm’s length basis between the parties based on Eurasian’s internal valuation of Bullion and its assets and the price that the Bullion board of directors determined to be acceptable in order to maximize value for Bullion’s shareholders.

     Through the second half of November and throughout December 2011, each of Eurasian and Bullion conducted extensive business, financial and legal due diligence on each other and negotiated a definitive merger agreement (including the preparation of certain disclosure schedules) and certain voting agreements designed to ensure adequate Bullion shareholder support for the transaction in the absence of a superior proposal.

     On December 6, 2011, the Bullion board of directors met to discuss the status of negotiations regarding the proposed transaction, to discuss initial drafts of the definitive agreements and related documents prepared in connection with the transaction, and to review continued due diligence activities and results. The Bullion board of directors also discussed the financial advisor candidates that had been interviewed by management and representatives of Bullion, and received a report of management regarding discussions between Bullion and these parties. Bullion management also reviewed with the Bullion board of directors the experience and qualifications of Semeniuk in company valuations, fairness opinions and transactions similar to the merger, particularly in the mining industry and among parties with international operations, including his over 20 years as an independent financial consultant providing securities valuation services, fairness opinions, financial opinions, financial research and related consulting services, with more than 100 such assignments in the mining and exploration and other sectors, and his more than 20 years’ experience prior to becoming an independent financial consultant in various roles in the financial industry and as a lecturer and instructor in finance and economics courses. Following the Bullion management presentation, the Bullion board of directors instructed management to engage Semeniuk to act as financial advisor to the Bullion board of directors.

     On December 9, 2011, Bullion engaged Semeniuk as financial advisor. Bullion and the Bullion board of directors consulted with and provided information to Semeniuk as part of his review of the fairness of the merger consideration from a financial point of view.

     On December 20, 2011, the Eurasian board of directors met to discuss the draft definitive agreements and related documents as well as due diligence and the overall status and timing of the transaction. The board instructed management to continue with its due diligence investigation of Bullion and the negotiation of the definitive agreements.

     Through the second half of December 2011 and throughout January 2012, management of Bullion updated the members of the Bullion board of directors from time to time regarding the status of the merger agreement and related documents and expected timing for execution of the transaction. During this time, the parties also continued their respective due diligence activities and negotiation of the definitive merger agreement and ancillary documentation.

     On January 26, 2012, the Bullion board of directors held a meeting to discuss the status of, and final negotiations regarding, the definitive agreements. Management and Durham Jones & Pinegar, P.C., reviewed with the Bullion directors the terms of the merger agreement and the merger, which had been provided prior to the meeting, and responded to questions from the Bullion board members regarding such terms. Management and Durham Jones & Pinegar, P.C. also reviewed with the Bullion directors, the results of the due diligence completed regarding Eurasian and its subsidiaries. No action was taken awaiting delivery of the fairness opinion, which was to be delivered at a meeting scheduled to be held the following day.

     On January 27, 2012, Bullion’s board of directors held a meeting to discuss the terms of the proposed transaction as set forth in the definitive agreements and reviewed the matters proposed to be approved by the Bullion board of directors in connection with the transaction. Management updated the Bullion directors regarding any changes in the transaction since the meeting held the previous day. Semeniuk then reviewed with Bullion’s board of directors his financial analysis of the proposed merger consideration and rendered his opinion to Bullion’s board of directors that the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Semeniuk is attached to this proxy statement/prospectus as Annex D. Semeniuk also responded to questions from the Bullion directors regarding his analysis and fairness opinion. The Bullion board of directors then engaged in additional deliberations regarding the merger, the proposed terms of the merger agreement and the various presentations of its legal and financial advisors, taking into consideration the factors described below under “Bullion’s Reasons for the Merger.” Following discussion, Bullion’s board of directors unanimously adopted resolutions declaring that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Bullion and its shareholders and recommending that Bullion shareholders approve the merger agreement, approved the merger agreement and the transactions contemplated thereby and authorized Bullion to enter into the merger agreement, subject to any changes deemed appropriate by its executive officers.

     On February 6, 2012, the Eurasian board of directors held a meeting to consider the terms of the proposed transaction. At the meeting, Zink provided the Eurasian board of directors with an overview of the proposed transaction and reviewed its strategic rationale, and Zink and Christina Cepeliauskas, Eurasian’s Chief Financial Officer, reviewed certain financial terms of the merger. Blake, Cassels & Graydon LLP and Dorsey & Whitney LLP summarized certain terms of the draft merger agreement and due diligence efforts conducted. Following discussion, the Eurasian board of directors unanimously approved the proposed merger and authorized Eurasian to enter into the merger agreement and the transactions contemplated thereby.

     On February 7, 2012, the merger agreement and the voting agreements were executed, and Eurasian and Bullion issued a joint press release announcing the transaction.

     On June 5, 2012, the Bullion board of directors met to review changes to Semeniuk’s written fairness opinion that was reissued after the January 27, 2012 meeting of the Bullion board of directors to clarify that the statement in the original written fairness opinion that Eurasian enjoys many revenues was intended to represent exploration cost recoveries and management fees received by Eurasian rather than revenues under generally accepted accounting principles and to remove the statement that use of the fairness opinion is exclusive to the Bullion board. Following its review and discussion of Semeniuk’s reissued written fairness opinion, the Bullion board reconfirmed its determination that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Bullion and its shareholders, its recommendation that Bullion shareholders approve the merger agreement, its approval of the merger agreement and the transactions contemplated thereby and its authorization of Bullion to enter into the merger agreement.

Bullion’s Reasons for the Merger

     In evaluating the merger, the Bullion board of directors consulted extensively with Bullion’s management and Bullion’s financial and legal advisors and considered a number of alternatives to enhance Bullion’s competitive position in the royalty, mining and exploration industry and to increase shareholder value. Of such alternatives, the Bullion board of directors believes the proposed merger is in the best interest of Bullion and its shareholders. The board of directors’ decision to approve the merger and the merger agreement and to recommend to Bullion’s shareholders that they vote for the approval of the merger agreement was based on a number of factors. These factors included the following considerations:

Considerations Regarding Operating Bullion as an Independent Company.

     The Bullion board of directors considered the current and historical financial condition, results of operations, and anticipated future performance of Bullion, as well as the risks and uncertainties associated with continuing to operate Bullion as an independent company, including difficulties in raising sufficient capital to fund development of future projects, the costs and risks related to operating a public reporting company, and challenges in finding suitable joint venture partners for Bullion’s exploration projects.

Available Alternatives.

     The Bullion board of directors considered the possible alternatives to the acquisition by Eurasian (including the possibility of being acquired by another company, selling its royalty(ies), continuing to operate Bullion as an independent entity, or engaging in strategic acquisitions, and the desirability and perceived risks of those alternatives), the range of potential benefits that these alternatives could bring to Bullion’s shareholders and the timing and likelihood of accomplishing the goals of such alternatives, as well as the board’s assessment that none of these alternatives was reasonably likely to create greater value for Bullion’s shareholders, taking into account risks of execution as well as business, management, competitive, industry and market risks.

Analysis and Presentation of Management.

     The Bullion board of directors reviewed and considered the analyses and presentations by management of Bullion regarding the business, operations, sales, management and competitive position of Bullion and forecasts regarding profitability under various scenarios.

Strategic Considerations.

     The Bullion board of directors considered their expectations that the merger would result in a larger, more competitive combined company, better positioned to compete in broader markets against larger companies in the royalty, mining and exploration industry than Bullion would be on a stand-alone basis. The Bullion board of directors considered the benefits of operational cost savings and scale that would accrue to the combined company and also considered that the opportunities for strategic investment, expansion and new growth would be significantly greater for the combined organization compared to what Bullion could likely achieve as an independent company. The Bullion board of directors also considered Eurasian’s proven track record of finding and entering into joint venture and other similar arrangements to fund exploration of its properties, the extensive management experience of Eurasian’s president, executive chairman and other executive officers and directors, and the profile of Eurasian’s shareholders.

Considerations Regarding Eurasian Common Stock.

     Given that a significant portion of the consideration to be received by Bullion’s shareholders would consist of Eurasian common stock, the Bullion board of directors considered the opportunity for Bullion’s shareholders to participate as shareholders in the potential appreciation in the stock of the combined company, in light of the perceived strategic benefits of the proposed merger of creating a more competitive and efficient company, more capable of competing against larger companies in more markets, and the significant cost synergies that could be obtained by the combined company.

The Merger Consideration; Historical Trading Price.

     The Bullion board of directors considered that the value of the merger consideration, including both the 0.45 of a share of Eurasian common stock and $0.11 in cash for each share of Bullion common stock, represented, based on the closing price of Eurasian’s common stock on the TSX-V on January 26, 2012 (the last trading day prior to the approval of the merger by Bullion’s board of directors), a 62% premium over the closing price per share of Bullion common stock on January 26, 2012. Further, the Bullion board of directors considered that the stock component of the merger consideration offers Bullion’s shareholders the opportunity to participate in the growth and success of the combined company, and to benefit from potential synergies with Eurasian, technical expertise and operational infrastructure that would benefit the combined company, while the cash component of the merger consideration allows Bullion’s shareholders to realize some liquidity and an immediate return on their investment in Bullion common stock.

Financial Analysis and Opinion of Semeniuk.

     The Bullion board of directors considered the financial analysis by Semeniuk, Bullion’s financial advisor, of the proposed merger consideration and the opinion of Semeniuk, dated January 27, 2012, to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Semeniuk, as reissued to clarify that the statement in the written fairness opinion originally delivered to the Bullion board that Eurasian enjoys many revenues was intended to represent exploration cost recoveries and management fees received by Eurasian rather than revenues under generally accepted accounting principles and to remove the statement that use of the fairness opinion is exclusive to the Bullion board, is attached to this proxy statement/prospectus as Annex D.

Terms of the Merger Agreement.

     The Bullion board of directors considered the terms and conditions of the merger agreement, including but not limited to the following:

  the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable;

  Bullion’s ability, under certain conditions, to provide information to and negotiate with a third party if such party were to make an acquisition proposal that did not result from a breach of its non-solicitation obligations under the merger agreement if the Bullion board determines in good faith (after consultation with its financial advisors and outside counsel) that the acquisition proposal constitutes a superior proposal and if taking such action would be required by the Bullion board’s fiduciary duties;

  the ability of Bullion’s board of directors, under certain circumstances, to make a change of recommendation and/or terminate the merger agreement in response to a bona fide unsolicited acquisition proposal if (i) the Bullion board reasonably determines in good faith (after consultation with its financial advisors) that such acquisition proposal is a superior proposal; (ii) the Bullion board determines in good faith (after consultation with its outside counsel) that in light of such superior proposal, taking such action is required by the Bullion board’s fiduciary duties; (iii) Bullion complies with certain procedures provided in the merger agreement; and (iv) Bullion simultaneously enters into an agreement for the superior proposal, subject to the payment of a termination fee to Eurasian; and

  Eurasian’s agreement to pay Bullion a termination fee of $1.0 million in certain circumstances if Eurasian fails to complete the merger by July 31, 2012 and (i) Bullion has complied with all of its obligations under the merger agreement and (ii) all mutual conditions precedent and conditions precedent to the obligations of Eurasian have been satisfied or waived by Eurasian.

Risks and Potentially Negative Factors.

     The Bullion board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and merger agreement, including but not limited to the following:

  the degree of volatility in the recent trading prices of Eurasian common stock, and the risk that the price of Eurasian common stock at the time of the closing of the merger could be lower than the price of such stock as of the time of signing the merger agreement, and accordingly, the value of the stock consideration received by the Bullion shareholders in the merger could be materially less than the value of such stock consideration as of the date that the merger agreement was signed;

  the possibility that the merger might not be consummated, as a result of the failure to obtain required regulatory clearances to consummate the merger or the failure to obtain the requisite vote of the shareholders of Bullion, and the potential adverse effects of the failure to consummate the merger on Bullion’s business, revenues, financial condition, operating results, employees and overall competitive positioning and prospects;

  the risk that as a result of the announcement of the merger, Bullion’s existing business relationships could be significantly disrupted and Bullion might have increased difficulty entering into new business arrangements after such announcement;

  the risk that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Bullion, including the restriction on Bullion’s ability to solicit proposals for alternative transactions and the requirement that Bullion pay a termination fee of $4.0 million to Eurasian in certain circumstances following the termination of the merger agreement;

  the risk that as a result of the announcement or the completion of the merger, key employees of Bullion might terminate their employment with Bullion and the risk of the transaction diverting management’s attention from the day-to-day operation of Bullion’s business during the pendency of the merger;

  the fees and expenses associated with completing or attempting to complete the merger;

  the potential impacts of the restrictions under the merger agreement on Bullion’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent Bullion from undertaking advantageous business opportunities that may arise pending completion of the merger);

  the fact that certain of Bullion’s directors and officers may have interests in the merger as individuals that are in addition to or different from the interests of Bullion’s shareholders, as further described in the section entitled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 46 of this proxy statement/prospectus; and

  various other risks associated with the merger and the businesses of Bullion, Eurasian, and the combined company, some of which are described in this proxy statement/prospectus under the section entitled “Risk Factors” in this proxy statement/prospectus.

     The Bullion board of directors weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Bullion board of directors did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Bullion board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.

Recommendation of the Bullion Board of Directors

     After careful consideration and based on the foregoing analysis, at a meeting of the Bullion board of directors held on January 27, 2012, the Bullion board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Bullion’s shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the approval of the merger agreement.

Eurasian’s Reasons for the Merger

     Eurasian believes that the combination will benefit shareholders of both companies by creating a strong platform for growth with the following characteristics and synergies:

  an advantageous stream of royalty income from gold in Bullion’s royalty in Nevada’s Carlin Trend, a location with which certain Eurasian employees have in-depth knowledge and experience;

  additional properties on which to apply Eurasian’s joint venture deal-making to leverage exploration opportunities with capital from other parties, including major mining companies;

  further diversification of Eurasian’s global portfolio of approximately 100 exploration properties, including potential exploration prospects through Bullion’s Latin American mineral properties;

  exposure to more mature existing minesites, such as Bullion’s claims in Nevada’s Carlin Trend, which will add balance to Eurasian’s existing portfolio of early-stage exploration properties in underexplored or even unexplored regions; and

  pursuant to Eurasian’s recent listing on the NYSE MKT, an increased U.S shareholder base which will further enhance the liquidity of Eurasian’s shares.

Based on the foregoing analysis, Eurasian’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Eurasian and its shareholders.

Opinion of Bullion’s Financial Advisor

     Bullion retained Semeniuk to act as its financial advisor in connection with the merger and to render to Bullion’s board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Bullion common stock pursuant to the merger agreement. At the meeting of Bullion’s board of directors on January 27, 2012, Semeniuk rendered his opinion to Bullion’s board of directors to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Subsequently, Semeniuk reissued the written fairness opinion effective as of January 27, 2012 to clarify that the statement in the written fairness opinion originally delivered to the Bullion board that Eurasian enjoys many revenues was intended to represent exploration cost recoveries and management fees received by Eurasian rather than revenues under generally accepted accounting principles and to remove the statement that use of the fairness opinion is exclusive to the Bullion board. The Bullion board met on June 5, 2012 and reviewed the changes to Semeniuk’s written fairness opinion.

     The full text of the written opinion of Semeniuk, dated as of January 27, 2012, as reissued, is attached hereto as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Semeniuk in rendering his opinion. Bullion encourages its shareholders to read the opinion carefully and in its entirety. Semeniuk’s opinion is directed to Bullion’s board of directors and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Bullion common stock pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Bullion common stock should vote on the merger agreement or any matter related thereto. The summary of the opinion of Semeniuk set forth below is qualified in its entirety by reference to the full text of the opinion.

     In analyzing the fairness of merger, Semeniuk considered, among other things:

  the apparent value of the Eurasian offer;

  the relative selected past trading volumes and prices of Bullion and Eurasian shares in their respective markets over recent selected periods of time;

  the past payments made under the gross smelter royalty that Bullion holds on the gold produced from the Carlin Trend by Newmont Mining Inc.;

  the mineral exploration projects, holdings and financial resources of Bullion and Eurasian;

  the current cash and working capital positions and the exploration and development and financing requirements of Bullion and Eurasian;

  the fact that Bullion shares are classified as penny stock under U.S. regulations making the buying or selling of Bullion shares difficult and limiting the market for the shares;

  the fact that Eurasian realizes exploration cost recoveries and management fees from numerous sources;

  the fact that Bullion earns well over 90% of its revenues from only one revenue source;

  the fact that Bullion was unable to complete a Canadian financing for up to 10,000,000 shares which would have coincided with a Canadian stock exchange listing;

  the ownership and value dilution implications inherent in the merger to current Bullion shareholders in terms of their proportional ownership position in Eurasian to be outstanding on completion of the merger; and

  the combined holdings of Bullion and Eurasian on completion of the merger.

     In connection with rendering his opinion, Semeniuk reviewed and relied upon, among other things, the following:

  a draft version of the merger agreement;

  Bullion’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, as filed with the SEC on July 15, 2011;

  Bullion’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, as filed with the SEC on September 13, 2011;

  an Annual Report of Old Bullion on Form 10-K for the fiscal year ended April 30, 1996;

  the Annual Reports on Form 10-K of Newmont Mining Corporation for the fiscal years ended December 31, 2010 and 2009;

  an Investor Fact Sheet of Royal Gold, Inc., with first quarter 2012 highlights, available on Bullion’s website;

  applicable news releases of Thompson Creek Metals Company Inc.;

  Eurasian’s Annual Information Form for the year ended March 31, 2011 and dated January 20, 2012;

  Eurasian’s Consolidated Financial Statements for the year ended March 31, 2010;

  Eurasian’s Factual Stock Report, prepared by Standard & Poors, dated December 17, 2011, 2010 and 2009 and Condensed Consolidated Interim Financial Statements for the period ended September 30, 2011;

  applicable information of Eurasian available on Eurasian’s website;

  share trading information of Eurasian’s and Bullion’s shares available on Canada Stockwatch and other sources; and

  selected news releases and project information made available by Bullion and Eurasian on their respective websites as well as Canada Stockwatch.

     In Semeniuk’s review and analysis and in rendering his opinion, Semeniuk assumed and relied upon financial and other information that was supplied or otherwise made available by Bullion to Semeniuk or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Semeniuk. In his review, Semeniuk relied on assurances of the management of Bullion that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In his review, Semeniuk did not conduct a physical inspection of any of the properties or facilities of Bullion or Eurasian.

     Semeniuk’s opinion was provided for the use of Bullion’s board of directors. Semeniuk expressly reserved the right to amend or withdraw the conclusions reached in his opinion if a material change occurred in any of the facts, representations and reports relied upon in preparing the opinion, or if information provided to Semeniuk and upon which he relied, was inaccurate in any material respect. Semeniuk stated that the opinion was prepared solely for the purpose of providing information, and that it should not be construed as a recommendation to buy or sell any of the securities mentioned therein and no representations or warranties of any kind were intended or implied nor should they be inferred.

     Semeniuk analyzed the fairness of the merger consideration based on the premium offered to Bullion shareholders by the merger consideration over the current historic trading price of Bullion common stock, the estimated future value to Bullion of the Carlin Trend Royalty and the potential benefit of the merger to Bullion shareholders by considering the impact of Eurasian using its cash position to make an assumed private placement into Bullion.

Historical Stock Trading Analysis

     Semeniuk reviewed historical trading prices and volumes for both Bullion and Eurasian common stock for the eighteen (18) week period ended January 20, 2012. Semeniuk noted that the implied aggregate merger consideration was $44.38 million based on Eurasian’s TSX-V closing price of Cdn. $2.30 per share as of January 20, 2012. This analysis indicated that the offer price represented a premium of 66% based on the January 20, 2012 closing market price of $0.68 per share of Bullion common stock. Taking into account the historical trading volumes for Eurasian common stock, Semeniuk stated that the calculated premium may be overstated in the sense that the attempted sale of only a moderate number of Eurasian shares, to be issued to Bullion shareholders in the merger, may apply downward pressure on the price of Eurasian shares.

Estimated Value of the Carlin Royalty Cash Flow Stream

     Semeniuk analyzed the future value of the Carlin Trend Royalty based on assumed mineable proven and probable reserves of 25 million ounces by the time of the assumed closing of the merger. Assuming a recovery rate of 1.7 million ounces of gold per year, Semeniuk calculated the theoretical remaining mining life for the Carlin Trend to be 15 years, although he acknowledged that in actual fact mine output gradually declines until the operations are no longer are profitable. For purposes of his calculations, Semeniuk established two cash flow streams, one with an assumed mine life of 15 years and the other extending the term of the cash flow streams to 22 years. The two annual cash flow streams examined by Semeniuk were $6.0 million (based upon Bullion’s actual experience in the last fiscal year) and $7.5 million (based upon an estimated gold price of $1,500 per ounce relative to Newmont’s realized price for 2010 of about $1,200 per ounce). Based upon the stated assumptions, Semeniuk calculated that the two cash streams would produce aggregate total inflows of $90 million and $112.5 million, respectively, over a mine life of 15 years. To reflect the tapering of the cash flow streams, Semeniuk divided the respective inflow amounts by 22 years to produce adjusted annual cash flow streams of $4.1 million and $5.1 million, respectively. A discount rate of 8%, currently used in many preliminary economic assessments of mining projects, was applied to the respective cash flow streams, resulting in a royalty value of between $42 million and $52 million. Semeniuk observed that the calculated value of Eurasian’s offer for Bullion shares of $44.38 million falls within the range of value calculated for the Carlin Trend Royalty. Semeniuk noted that his calculation did not reflect the present value of Bullion’s administrative and corporate reporting and maintenance costs over the corresponding life of the royalty needed to stay in business to collect the royalty.

Significance of Eurasian’s Cash Position

     Semeniuk also analyzed the potential benefit of the merger to Bullion shareholders resulting from Eurasian’s superior cash position relative to Bullion by calculating the impact of Eurasian using its cash position to make an assumed private placement into Bullion. Semeniuk indicated that as of September 30, 2011, Eurasian’s cash position was Cdn. $43.7 million, which Semeniuk determined would be sufficient to provide Bullion with a private placement of $40 million. At an assumed discounted price to market of $0.60 a share, Semeniuk concluded that Eurasian would have been able to acquire 66.7 million Bullion shares, which would reduce the ownership position of current Bullion shareholders to 37.1% of the then outstanding 105.9 million shares. In comparison, on completion of the proposed merger with Eurasian, current Bullion shareholders would own about 25.4% of Eurasian’s then outstanding 69.7 million shares. Semeniuk noted that under the private placement scenario, current Bullion shareholders would have no claim on the Eurasian’s other assets and activities. Viewed in this manner, Semeniuk concluded that the dilution to current Bullion shareholders for participation in Eurasian’s exploration exposure and other interests would be an 11.7% reduction in the potential ownership in a larger, more liquid company with a diverse portfolio of attractive exploration properties. Semeniuk noted that the above calculation excluded the contemplated aggregate cash payment of $4.32 million under the merger, which represented 16.2% of Bullion’s capitalization of $26.7 million calculated at the January 20, 2012 closing price of $0.68 a share (i.e. $0.68 multiplied by 39.26 million outstanding shares).

     Based on the foregoing analyses conducted by Semeniuk as well as other relevant factors, Semeniuk rendered his opinion to the effect that the merger consideration to be received by Bullion shareholders under the merger was fair, from a financial point of view, to such shareholders.

     Except with respect to his engagement in connection with the merger, during the two-year period prior to the date of Semeniuk’s opinion, no material relationship existed between Semeniuk and his affiliates or unaffiliated representatives and Bullion or its representatives, and no such relationships are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Semeniuk and any party to the merger.

Interests of Certain Persons in the Merger

     In considering the recommendation of Bullion’s board of directors that you, as a Bullion shareholder, vote to approve the merger agreement, you should be aware that some of Bullion’s executive officers and directors (and individuals who served in such roles during Bullion’s last fiscal year) may have interests in the transaction that may be different from, or in addition to, your interests as a Bullion shareholder. The Bullion board of directors was aware of these interests and took these interests into account in adopting the merger agreement and the merger and submitting it to the shareholders for approval.

     These interests include the intended employment Philip L. Manning for a transition period after the merger and the expected election of James A. Morris to the Eurasian board of directors and appointment of R. Don Morris to the Eurasian Advisory Board.

     The table below shows, for each of Bullion’s directors and executive officers who beneficially own Bullion stock, the number of shares of stock held by such person:

Name	Number of Shares of Bullion Common Stock Beneficially Owned(1)	Percent of Bullion Class(1)	Value of Such Stock in Merger(2)
R. Don Morris Chief Executive Officer and Chairman of the Board	6,977,662 (3)	17.77%	$6,545,047
Peter Passaro 5% Holder and former Director	3,245,471 (4)	8.27%	$3,044,252

Name	Number of Shares of Bullion Common Stock Beneficially Owned(1)	Percent of Bullion Class(1)	Value of Such Stock in Merger(2)
James A. Morris President and Director	2,849,488 (5)	7.26%	$2,672,820
Robert D. Morris III Secretary	380,813	*	$357,203
Philip Manning Chief Financial Officer	832,182	2.12%	$780,587

(1)	As of February 7, 2012, the date of the voting agreements and the merger agreement.
(2)

Based on the exchange ratio in the merger of 0.45 and cash consideration of $0.11 and the closing sale price of a Eurasian common share on the NYSE MKT on July 11, 2012 (the last full trading day prior to the date of this proxy statement/prospectus), which was $1.84.

(3)	172,200 shares are owned by R. Don Morris and Christina Morris as joint tenants.
(4)	These shares are owned by Peter Passaro and Taimi C. Passaro as joint tenants. Mr. Passaro resigned as a director of Bullion on March 24, 2011.
(5)	158,000 shares are held for James A. Morris’s two minor children in the name of Syndi Morris c/f Austin and McKall.
*	Less than 1%.

Change of Control Agreements

     In addition, Bullion has entered into certain change of control agreements with certain employees and with the following executive officers: R. Don Morris, James A. Morris, Robert D. Morris and Philip L. Manning. Under each of these agreements, in the event of a “Change of Control” (as defined in the respective agreements) of Bullion, followed by a qualifying termination, each of the named individuals is entitled to receive (less applicable withholdings, and subject to execution of required separation agreements and releases): (1) a lump-sum payment equal to between 6 and 18 months of his then-current base salary, (2) a lump-sum payment equal to his target bonus for the year his employment is terminated, and (3) if requested by such individual, payment of premiums for continuation of health insurance coverage under COBRA, up to a maximum of $9,000. The table below indicates these lump-sum payments that would become payable to Bullion’s executive officers upon such a qualifying termination after a “Change of Control” of Bullion:

Golden Parachute Compensation

Name	Cash (1)	Equity	Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursement	Other	Total
R. Don Morris, Chief Executive Officer and Chairman of the Board	$280,000	–	–	–	–	–	$280,000
James A. Morris, President and Director	$190,000	–	–	–	–	–	$190,000
Robert D. Morris, Secretary	$145,000	–	–	–	–	–	$145,000
Philip L. Manning, Chief Financial Officer	$145,000	–	–	–	–	–	$145,000

(1) Represents 18 months of each applicable executive officer’s monthly base salary plus target bonus for 2012.

Indemnification and Insurance

     Eurasian has agreed that, from the effective time of the merger until the sixth anniversary of such effective time, the surviving corporation of the merger will maintain in effect for the benefit of the officers and directors of Bullion with respect to acts or omissions occurring prior to the effective time of the merger, (1) the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of the merger agreement, or (2) a policy or policies of comparable coverage. However, if the aggregate amount paid for such insurance exceeds $15,000 per year, then the surviving corporation need only provide such coverage as may be obtained for an aggregate amount equal to $15,000 per year. Additionally, for a period of six years after the effective time of the merger, Eurasian has agreed that the surviving corporation of the merger will honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its subsidiaries under Bullion’s articles of incorporation and bylaws as in effect as of the date of the merger agreement.

Bullion Warrants

     At the effective time of the merger, each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant.

Board of Directors of Eurasian Following the Merger

     Upon completion of the merger, the Eurasian board of directors is expected to be comprised of eight members. In addition to the individuals serving on the Eurasian board of directors at the effective time of the merger, upon the closing of the merger, James A. Morris, President of Bullion (or, if he is unwilling or unable to serve, another individual agreed to by Eurasian and Bullion), will be appointed to the Eurasian board of directors. One additional director is expected to be named to the Eurasian board of directors following the completion of the merger, but this individual has not yet been determined. The remaining directors of Bullion will resign as of the effective time of the merger. Information about James A. Morris and the current Eurasian directors and executive officers can be found under the heading “Management Following the Merger” and in the documents listed under the heading “Where You Can Find More Information.”

Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger

      In the opinion of Dorsey & Whitney LLP, U.S. counsel to Eurasian, and Durham Jones & Pinegar, P.C., counsel to Bullion, the following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Bullion common stock. This discussion is based upon the Code, Treasury Regulations issued under the Code and published rulings and procedures of the Internal Revenue Service, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) who hold their shares of Bullion common stock as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address the tax consequences applicable to Bullion shareholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to any particular U.S. holder or U.S. holders who are subject to special treatment under U.S. federal income tax laws, including, without limitation:

  financial institutions;

  insurance companies;

  partnerships and other pass-through entities;

  tax-exempt organizations;

  certain former U.S. citizens or long-term residents;

  regulated investment companies;

  real estate investment trusts;

  dealers in securities or currencies;

  holders who own 5% of more of the total outstanding vote or value of Bullion common stock (or after the merger, Eurasian common shares), except where specifically indicated;

  holders of Bullion common stock who also own, directly or constructively for U.S. federal income tax purposes, any stock of Eurasian (apart from any Eurasian common shares that such holders receive in the merger in exchange for Bullion common stock);

  U.S. persons whose functional currency is not the U.S. dollar;

  traders in securities that elect to use a mark-to-market method of accounting;

  persons that hold Bullion common stock (or after the merger, Eurasian common shares) as part of a straddle, hedge, constructive sale or conversion transaction;

  persons who are subject to the alternative minimum tax provisions of the Code; and

  persons who acquired their shares of Bullion common stock (or after the merger, Eurasian common shares) through the exercise of an employee stock option or otherwise as compensation.

     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of Bullion common stock (or after the merger, Eurasian common shares), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Bullion common stock (or after the merger, Eurasian common shares) and partners in such partnerships should consult their own tax advisors about the tax consequences of the merger to them.

     This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

      The following discussion as to the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and Eurasian’s registration statement on Form F-4, of which this joint proxy statement/prospectus is a part. The following discussion further assumes (1) the accuracy and completeness both initially and continuing as of the effective time of the registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, of the facts, information, representations and covenants contained in originals or copies, certified or otherwise identified, of the merger agreement and Eurasian's registration statement on Form F-4, (2) the accuracy and completeness, both initially and continuing as of such effective time, of certain statements, representations, covenants and agreements on factual matters made by Bullion, Eurasian and Merger Sub, (3) that such statements, representations, covenants and agreements referred to in clause (2) of this sentence are, and will continue to be as of the effective time of Eurasian’s registration statement on Form F-4, true and correct, (4) the absence of changes in existing facts and law, (5) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents described in the opinion, the conformity to original documents of all documents submitted as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies, and (6) that where documents have been provided in draft form, the final executed versions of such documents will not differ materially from such drafts.

     BULLION SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER AND THE HOLDING AND DISPOSITION OF EURASIAN COMMON SHARES BASED ON THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

     For purposes of this section, the term “U.S. holder” means a beneficial owner of Bullion common stock who or that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions, (3) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (4) a trust (i) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (ii) that has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. For purposes of this section, the term “Non-U.S. Holder” means a person who is a beneficial owner of Bullion common stock that is not a U.S. Holder.

     The merger has been structured by the parties with the intent that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify as a reorganization, among other things, Eurasian must acquire at least 80 percent of the Bullion common stock in exchange for Eurasian common stock (the “Minimum Stock Consideration Requirement”). Thus, qualification of the merger as a reorganization will depend, among other things, on whether the fair market value of the Eurasian common stock issued to Bullion shareholders represents at least 80 percent of the total consideration paid to Bullion shareholders in exchange for Bullion common stock under the merger. The merger should qualify as a reorganization within the meaning of Section 368(a) of Code if the Minimum Stock Consideration Requirement is met. If the fair market value of the Eurasian common stock on the effective date of the merger approximately equals its value on the date of this proxy statement/prospectus, the parties believe that the Minimum Stock Consideration Requirement should be satisfied. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge the status of the merger as a reorganization or that the U.S. courts will uphold the status of the merger as a reorganization in the event of an IRS challenge. The tax consequences of the merger qualifying as a reorganization or as a taxable transaction are discussed below. U.S. holders should consult their own U.S. tax advisors regarding the proper tax reporting of the merger.

     Based on and subject to the foregoing, as a result of the merger being treated as a reorganization under Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. holders of Bullion common stock will be as follows:

  a Bullion shareholder will recognize gain (but not loss) with respect to its shares of Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to such stock or (ii) the amount of cash received with respect to such stock (other than any cash received in lieu of a fractional share of Eurasian common stock). A holder’s gain realized will equal the difference between the fair market value of the Eurasian common stock and cash received and such holder’s tax basis in the Bullion common stock surrendered. Any such gain recognized will be a capital gain;

  a Bullion shareholder’s aggregate tax basis for the shares of Eurasian common stock received in the merger (including any fractional share interest for which cash is received) will equal the shareholder’s aggregate tax basis in the shares of Bullion common stock surrendered upon completion of the merger, increased by any gain recognized by such holder in the merger (other than gain resulting from the receipt of cash in lieu of a fractional share of Eurasian common stock) and reduced by the amount of any cash received in the merger (other than any cash received in lieu of a fractional share of Eurasian common stock);

  a Bullion shareholder’s holding period for the shares of Eurasian common stock received in the merger (including any fractional share interest for which cash is received) will include the period during which the shares of Bullion common stock surrendered in the merger were held; and

  a Bullion shareholder who receives cash in lieu of a fractional share of Eurasian common stock in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share and the shareholder’s tax basis in its Bullion common stock allocable to such fractional share of Eurasian common stock.

     Any Bullion shareholder who holds different blocks of Bullion common stock (generally, shares of Bullion common stock purchased or acquired on different dates or at different prices) should consult such shareholder’s tax advisor to determine how the above rules apply to such shareholder.

     Bullion shareholders who owned at least five percent (by vote or value) of the total outstanding stock of Bullion or Bullion securities with a tax basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the merger is completed that contains the information listed in Treasury Regulation Section 1.368 -3(b).

     If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a holder of Bullion common stock that receives cash and Eurasian common stock in the merger would recognize capital gain or loss equal to the difference between the fair market value of the Eurasian common stock and cash received and such holder’s tax basis in the Bullion common stock surrendered.

     Capital gains or losses recognized in the merger as described above will constitute long-term capital gain or loss if the Bullion shareholder’s holding period in the Bullion common stock surrendered in the merger is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

     Treatment of Non-U.S. Holders who Exchange Bullion Common Stock in the Merger.

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the merger unless (i) such gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if certain income tax treaties apply, is attributable to a permanent establishment), (ii) Bullion is a U.S. real property holding corporation (as defined below) at any time within the shorter of the five-year period ending on the date on which the merger is consummated or such Non-U.S. Holder’s holding period in its Bullion common stock or (iii) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met. In such cases, a Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on such effectively connected income (other than income that is effectively connected income solely by virtue of clause (ii), above).

     Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Bullion believes that it is, and has been, a U.S. real property holding corporation within the meaning of Section 897 of the Code for purposes of subsection (ii) above. However, the U.S. federal income tax relating to stock in a U.S. real property holding corporation generally will not apply to a Non-U.S. Holder whose actual and constructive stock holdings of Bullion’s common stock constituted 5% or less of the total common stock of Bullion at all times during the applicable period described in subsection (ii), above, provided that Bullion’s common stock is “regularly traded on an established securities market” within the meaning of the Code and applicable Treasury Regulations. Bullion common stock will be treated as regularly traded on an established securities market for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in shares of Bullion common stock. Bullion believes that its common stock is regularly traded on an established securities market. However, there can be no assurance that Bullion’s common stock will meet the “regularly traded on an established securities market” exception at the time a Non-U.S. Holder exchanges its common stock. If a Non-U.S. Holder is subject to tax under these rules, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally, and such holder generally will be subject to a 10% U.S. federal withholding tax applied to the gross proceeds received. Any amount withheld may be applied as a credit against the Non-U.S. Holder’s substantive U.S. federal income tax liability.

     The U.S. federal income tax rules relating to Non-U.S. Holders are complex and dependent on the specific factual circumstances particular to each Non-U.S. Holder. Consequently, each Non-U.S. Holder should consult its own tax advisor as to the U.S. federal income tax consequences relevant to such Non-U.S. Holder.

     Dissenting Bullion Shareholders. The above discussion does not apply to Bullion shareholders who properly perfect dissenters’ rights. A Bullion shareholder who perfects dissenters’ rights with respect to such shareholder’s Bullion common stock will recognize capital gain or loss equal to the difference between (i) the amount of cash received in exchange for such Bullion common stock and (ii) such holder’s tax basis in such Bullion common stock except with respect to any amounts properly treated as interest. Capital gains and losses are subject to U.S. federal income tax in the manner set forth above.

     Information Reporting and Backup Withholding. Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of an individual, such individual’s Social Security number) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each U.S. holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. In general, a Non-U.S. Holder will not be subject to information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the Non-U.S. Holder’s status by submitting a Form W-8BEN in connection with payments received in the U.S. or through certain U.S.-related intermediaries. Amounts withheld from payments under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Tax Considerations of the Holding and Disposing of Eurasian Common Shares Received in the Merger

Passive Foreign Investment Company Rules

     If Eurasian were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. holder’s holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. holder resulting from the acquisition, ownership and disposition of Eurasian common shares. Eurasian believes that it was classified as a PFIC during the tax year ended March 31, 2011, and based on current business plans and financial expectations, Eurasian believes that it may be a PFIC for the current tax year and future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Eurasian (or a Subsidiary PFIC as defined below) concerning its PFIC status. Each U.S. holder should consult its own tax advisor regarding the PFIC status of Eurasian and any Subsidiary PFIC.

     In addition, in any year in which Eurasian is classified as a PFIC, a U.S. holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, including the requirement to file an IRS Form 8621.

     PFIC Status of Eurasian

     Eurasian generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of Eurasian is passive income (the “income test”) or (b) 50% or more of the value of Eurasian’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied.

     For purposes of the PFIC income test and asset test described above, if Eurasian owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Eurasian will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by Eurasian from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

     Under certain attribution rules, if Eurasian is a PFIC, U.S. holders will generally be deemed to own their proportionate share of Eurasian’s direct or indirect equity interest in any company that is also a PFIC (a ”Subsidiary PFIC”), and will be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale of Eurasian common shares and their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by Eurasian or another Subsidiary PFIC, both as if such U.S. holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Eurasian common shares are made.

     Default PFIC Rules Under Section 1291 of the Code

     If Eurasian is a PFIC for any tax year during which a U.S. holder owns shares of Eurasian common shares, the U.S. federal income tax consequences to such U.S. holder of the acquisition, ownership, and disposition of shares of Eurasian common shares will depend on whether and when such U.S. holder makes an election to treat Eurasian and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a ”QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a ”Mark-to-Market Election”). A U.S. holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. holder.”

     A Non-Electing U.S. holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Eurasian common shares and (b) any excess distribution received on Eurasian common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. holder’s holding period for Eurasian common shares, if shorter).

     Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Eurasian common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on the Eurasian common shares, must be ratably allocated to each day in a Non-Electing U.S. holder’s holding period for the respective Eurasian common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to tax years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

     If Eurasian is a PFIC for any tax year during which a Non-Electing U.S. holder holds Eurasian common shares, Eurasian will continue to be treated as a PFIC with respect to such Non-Electing U.S. holder, regardless of whether Eurasian ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Eurasian common shares were sold on the last day of the last tax year for which Eurasian was a PFIC.

     QEF Election

     A U.S. holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its Eurasian common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Eurasian common shares. A U.S. holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. holder’s pro rata share of (a) the net capital gain of Eurasian, which will be taxed as long-term capital gain to such U.S. holder, and (b) the ordinary earnings of Eurasian, which will be taxed as ordinary income to such U.S. holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) ”earnings and profits” over (b) net capital gain. A U.S. holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which Eurasian is a PFIC, regardless of whether such amounts are actually distributed to such U.S. holder by Eurasian. However, for any tax year in which Eurasian is a PFIC and has no net income or gain, U.S. holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. holder that made a QEF Election has an income inclusion, such a U.S. holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

     A U.S. holder that makes a timely and effective QEF Election with respect to Eurasian generally (a) may receive a tax-free distribution from Eurasian to the extent that such distribution represents “earnings and profits” of Eurasian that were previously included in income by the U.S. holder because of such QEF Election and (b) will adjust such U.S. holder’s tax basis in the Eurasian common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Eurasian common shares.

     The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. holder’s holding period for the Eurasian common shares in which Eurasian was a PFIC. A U.S. holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. holder files a U.S. federal income tax return for such year. If a U.S. holder does not make a timely and effective QEF Election for the first year in the U.S. holder’s holding period for the Eurasian common shares, the U.S. holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Eurasian common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

     A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. holder makes a QEF Election and, in a subsequent tax year, Eurasian ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which Eurasian is not a PFIC. Accordingly, if Eurasian becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. holder will be subject to the QEF rules described above during any subsequent tax year in which Eurasian qualifies as a PFIC.

     U.S. holders should be aware that there can be no assurances that Eurasian will satisfy the record keeping requirements that apply to a QEF, or that Eurasian will supply U.S. holders with information that such U.S. holders require to report under the QEF rules, in the event that Eurasian is a PFIC. Thus, U.S. holders may not be able to make a QEF Election with respect to their Eurasian common shares. Each U.S. holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

     A U.S. holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if Eurasian cannot provide the required information with regard to Eurasian or any of its Subsidiary PFICs, U.S. holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. holders with respect to the taxation of gains and excess distributions.

     Mark-to-Market Election

     A U.S. holder may make a Mark-to-Market Election only if the Eurasian common shares are marketable stock. The Eurasian common shares generally will be “marketable stock” if the Eurasian common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

     A U.S. holder that makes a Mark-to-Market Election with respect to its Eurasian common generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Eurasian common shares. However, if a U.S. holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. holder’s holding period for the shares of Eurasian common stock or such U.S. holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Eurasian common shares.

     A U.S. holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which Eurasian is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Eurasian common shares, as of the close of such tax year over (b) such U.S. holder’s tax basis in such Eurasian common shares. A U.S. holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. holder’s adjusted tax basis in the Eurasian common shares, over (b) the fair market value of such Eurasian common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

     A U.S. holder that makes a Mark-to-Market Election generally also will adjust such U.S. holder’s tax basis in the Eurasian common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Eurasian common shares, a U.S. holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

     A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Eurasian common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

     Although a U.S. holder may be eligible to make a Mark-to-Market Election with respect to the Eurasian common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

     Other PFIC Rules

     Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Eurasian common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. holder may vary based on the manner in which Eurasian common shares are transferred.

     Certain additional adverse rules may apply with respect to a U.S. holder if Eurasian is a PFIC, regardless of whether such U.S. holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. holder that uses Eurasian common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Eurasian common shares.

     Special rules also apply to the amount of foreign tax credit that a U.S. holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

     The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of shares of Eurasian common stock.

Ownership and Disposition of Eurasian Common Shares to the Extent that the PFIC Rules Do Not Apply

     The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

     Distributions on Eurasian Common Shares

     A U.S. holder that receives a distribution, including a constructive distribution, with respect to Eurasian common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Eurasian, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. holder at ordinary U.S. federal income tax rates if Eurasian is a PFIC. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Eurasian, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the Eurasian common shares and thereafter as gain from the sale or exchange of such Eurasian common shares (see “Sale or Other Taxable Disposition of Eurasian Common Shares” below). However, Eurasian may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder should therefore assume that any distribution by Eurasian with respect to the Eurasian common shares will constitute ordinary dividend income. Dividends received on Eurasian common shares generally will not be eligible for the “dividends received deduction”. In addition, Eurasian does not anticipate that its distributions will constitute qualified dividend income eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

     Sale or Other Taxable Disposition of Eurasian Common Shares

     Upon the sale or other taxable disposition of Eurasian common shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. holder’s tax basis in such Eurasian common shares sold or otherwise disposed of. A U.S. holder’s tax basis in Eurasian common shares generally will be such holder’s U.S. dollar cost for such Eurasian common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Eurasian common shares have been held for more than one year.

     Preferential U.S. federal income tax rates apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. There are currently no preferential U.S. federal income tax rates for long-term capital gain of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

     Additional Tax on Passive Income

     For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Eurasian common shares.

     Receipt of Foreign Currency

     The amount of any distribution paid to a U.S. holder in foreign currency, or on the sale, exchange or other taxable disposition of Eurasian common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

     Foreign Tax Credit

     Subject to the PFIC rules discussed above, a U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Eurasian common shares generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. holder during a year.

     Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Eurasian common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

     Information Reporting and Backup Withholding

     Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. holders may be subject to these reporting requirements unless their Eurasian common shares are held in an account at a domestic financial institution. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

     Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Eurasian common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. holder (a) fails to furnish such U.S. holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS in a timely manner. Each U.S. holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

     Tax matters regarding the merger are very complex, and the tax consequences of the merger and the holding and disposition of Eurasian common shares to any particular Bullion shareholder will depend on such Bullion shareholder’s particular situation. Bullion shareholders should consult their own tax advisors to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws, and the effect of any proposed change in the tax laws to them.

Material Canadian Federal Income Tax Consequences of the Merger

      In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Eurasian, the following is a summary of the material Canadian federal income tax consequences of the merger generally applicable to a holder of shares of Bullion common stock who disposes of such shares pursuant to the merger, at all relevant times and for purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable tax treaty, (i) deals with Bullion and Eurasian at arm’s length and is not affiliated with either; (ii) holds the shares of Bullion common stock, and will hold any Eurasian common shares acquired pursuant to the merger as capital property; (iii) is not, and is not deemed to be, and has not been, or has not been deemed to have been, a resident of Canada; and (iv) does not use or hold and is not deemed to use or hold their shares of Bullion common stock, and will not use or hold or be deemed to use or hold their Eurasian common shares acquired under the merger in the course of carrying on a business in Canada (such holder hereinafter referred to as a “Non-Canadian Holder”).

     This discussion is not applicable to a Non-Canadian Holder: (i) that is a “financial institution” (as defined in the Tax Act) for purposes of the mark-to-market rules, (ii) a “specified financial institution” (as defined in the Tax Act); (iii) an interest in which would be a “tax shelter investment” (as defined in the Tax Act); or (iv) to whom the “functional currency” (as defined in the Tax Act) reporting rules apply. Special rules, which are not discussed in this discussion, may apply to holders that are insurers carrying on an insurance business in Canada and elsewhere.

     This discussion is based upon the provisions of the Tax Act and regulations thereto currently in force, all specific proposed amendments to the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof and assumes that the Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. This discussion is not exhaustive of all possible Canadian federal income tax consequences applicable in respect of disposing of shares of Bullion common stock or acquiring, holding and disposing of Eurasian common shares and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies and assessing practices of the CRA. This discussion does not take into account any provincial, territorial or foreign tax consequences or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

     This discussion is not exhaustive of all possible Canadian federal income tax considerations. Accordingly, holders should consult their own tax advisors with respect to their particular circumstances.

Disposition of Bullion Common Stock in the Merger

     A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of their shares of Bullion common stock pursuant to the merger unless the shares of Bullion common stock is or is deemed to be “taxable Canadian property” of the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to an exemption by virtue of an income tax treaty or convention to which Canada is a signatory.

     Generally, a share of Bullion common stock owned by a Non-Canadian Holder will not constitute taxable Canadian property of that Non-Canadian Holder unless at any time during the 60-month period preceding the disposition more than 50% of the fair market value of the share was derived, directly or indirectly, from one, or any combination of, real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act a Bullion Share could be deemed to be taxable Canadian property of the Non-Canadian Holder. Non-Canadian Holders for whom Bullion common stock is, or may be, taxable Canadian property should consult their own tax advisors.

Receipt of Dividends on Eurasian Common Shares

     Dividends paid or credited or deemed under the Tax Act to be paid or credited by Eurasian to a Non-Canadian Holder on Eurasian common shares will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under an income tax treaty or convention to which Canada is a signatory. For example, where the Non-Canadian Holder is an individual resident in the United States for purposes of the Canada-United States Income Tax Convention (1980) (the “Canada-US Treaty”), is fully entitled to benefits under the Canada-US Treaty, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Disposition of Eurasian Common Shares

     A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of their Eurasian common shares unless the Eurasian common shares are or are deemed to be “taxable Canadian property” of the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to an exemption by virtue of an income tax treaty or convention to which Canada is a signatory.

     Generally, where the Eurasian common shares are listed on a designated stock exchange (which currently includes the TSX-V), a Eurasian common share owned by a Non-Canadian Holder will not constitute taxable Canadian property of that Non-Canadian Holder unless at any time during the 60-month period preceding the disposition: (i) the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm’s length (for the purposes of the Tax Act), or the Non-Canadian Holder together with all such persons owned 25% or more of the issued shares of any class or series of the capital stock of Eurasian; and (b) more than 50% of the fair market value of the share was derived, directly or indirectly, from one, or any combination of, real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act a Eurasian common share could be deemed to be taxable Canadian property of the Non-Canadian Holder. Non-Canadian Holders for whom the Eurasian common shares are, or may be, taxable Canadian property should consult their own tax advisors.

Dissenters’ Rights

     Under Utah law, shareholders of Bullion may be able to dissent from the merger and have the fair value of shares paid in cash. To exercise this right, you must follow certain procedures in a timely manner. The steps you must take if you wish to exercise dissenters’ rights with respect to the merger are described below. The description is not complete. You should read Sections 16-10a-1301 through 16-10a-1331 of the Utah Act attached hereto as Annex C. Failure to take any one of the required steps may result in the termination of your dissenters’ rights under the Utah Act. If you are a Bullion shareholder considering dissenting, you should consult your own legal advisor.

     To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Act, which are briefly summarized below. You should refer to Sections 16-10a-1301 through 16-10a-1331 of the Utah Act for a complete description of the conditions you must satisfy to perfect your dissenters’ rights under Utah law.

1.

Must Be Shareholder on the Date the Merger Is Approved. To be entitled to dissenters’ rights, you must be the record holder or beneficial owner of the dissenting shares of Bullion on the date the merger is approved by the Bullion shareholders. If you have a beneficial interest in shares of Bullion common stock that are held of record in the name of another person, you must act promptly to cause the shareholders of record to follow the steps described below.

2.

Inform Bullion Before the Vote in Writing of your Demand of Payment. You must cause Bullion to receive, before the vote is taken at the Bullion special meeting of shareholders, written notice of your intent to demand payment for shares if the merger is effectuated. Failure to properly and timely inform Bullion before the vote is a waiver of dissenters’ rights.

3.

Do Not Vote any of your Shares in Favor of the Merger. You may not vote any of your shares in favor of the merger at the Bullion special meeting. A vote of any of your shares in favor of the merger is a waiver of dissenters’ rights.

4.

Demand Payment and Follow Dissenters’ Notice. If the merger is approved by the Bullion shareholders, Bullion will deliver a dissenters’ notice to each shareholder who provided Bullion with written notice of his or her intent to demand payment for his or her shares. The dissenters’ notice will be delivered to dissenting shareholders within ten days after the date the merger is approved by the shareholders. The dissenters’ notice will state that the merger was authorized and the effective time or proposed effective time of the merger. In addition, the dissenters’ notice will provide a form for you to use for demanding payment of the “fair value” of your shares, and important instructions you must follow in order to demand and receive payment for your shares.

At a minimum, the dissenters’ notice will set forth the following:

	•	that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

	•	the address to which you must send the payment demand;

•

where and when certificates for shares must be deposited and the date by which Bullion must receive the payment demand (which date must not be fewer than 30 days nor more than 70 days after the date on which the dissenters’ notice is delivered);

	•	the extent to which the transfer of the shares will be restricted after the payment demand is received;

	•	a form for demanding payment for you to complete;

	•	a copy of the sections of the Utah Act pertaining to dissenters’ rights; and

•

other instructions that must be followed in order to successfully assert dissenters’ rights, which may include a requirement that you certify that either you or the person on whose behalf you are asserting the dissenters’ rights acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the merger.

5.

Deposit of Certificates. Once you receive the dissenters’ notice, you must deposit your stock certificates in accordance with the terms of the dissenters’ notice. If you do not demand payment or you do not deposit your certificates as required by the dissenters’ notice, you will not be entitled to a dissenter’s right of payment.

6.

Effect of Exercising Dissenters’ Rights: A shareholder who demands payment in accordance with the provisions of the Utah Act retains all rights of a shareholder except the right to transfer the shares until the effective date of the merger and has only the right to receive payment for the shares after the effective date of the merger. A shareholder who does not demand payment and deposit share certificates as required is not entitled to payment for shares under the dissenters’ rights provision of the Utah Act. Instead, such shareholder would be entitled to receive the merger consideration.

7.

Payment for Dissenting Shares: Upon the later of (a) the effective date of the corporate action creating dissenters’ rights or (b) the receipt of the payment demand, Bullion will pay each shareholder who has complied with the requirements set forth above, and who, if the dissenters’ notice so requires, certifies that he or she acquired beneficial ownership of the shares before the date of the first public announcement to the news media of the terms of the merger, the amount that Bullion estimates to be the fair value of such shares, plus accrued interest. If a shareholder does not provide certification that he or she acquired beneficial ownership of the shares before the date of the first public announcement of the merger, if required by the dissenters’ notice, Bullion may, in lieu of making payment as indicated above, offer to make payment if the dissenter agrees to accept such payment in full satisfaction of his or her demand. The demand payment or the offer to make payment, as applicable, will be accompanied by the latest available financial statements of Bullion, a statement of the estimate of the fair value of the respective shares and the amount of interest payable with respect to such shares, a statement of your rights if you are dissatisfied with the payment and a copy of the sections of the Utah Act pertaining to dissenters’ rights.

8.

Value Disputes and Procedural Delays: If (a) you believe that the amount paid by Bullion is less than the fair value of your shares or that the interest due is incorrectly calculated, (b) Bullion fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (c) the merger is not consummated and Bullion does not return to you your deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, you may notify Bullion of your estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate, less any payment previously received. You must notify Bullion of your demand in writing within 30 days after Bullion made or offered payment for your shares. If, within 60 days after receipt by Bullion of a demand described in this paragraph, the demand remains unsettled, Bullion will commence a proceeding and will petition the court to determine the fair value of the shares and accrued interest thereon. If Bullion does not bring the proceeding within such 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. If the proceeding is brought within the 60-day period, you will be entitled to judgment for the amount, if any, (x) by which the court finds the fair value of your shares, plus interest, exceeds the amount paid by Bullion pursuant to Section 16-10a-1325 of the Utah Act, or (y) the fair value, plus interest, of your after-acquired shares for which Bullion elected to withhold payment under Section 16-10a-1327 of the Utah Act.

9.

Appraisal Proceedings: In an appraisal proceeding commenced as described above, the court will determine all costs of the proceeding and assess such costs against Bullion, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (1) against Bullion and in favor of any or all dissenters if the court finds Bullion did not substantially comply with the requirements of the Utah Act pertaining to dissenters’ rights or (2) against either Bullion or one or more dissenters, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

Resale of Eurasian Common Shares

     The Eurasian common shares to be issued in connection with the merger will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Bullion immediately prior to the effective time of the merger or an “affiliate” of Eurasian following the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Eurasian and may include the executive officers, directors and significant shareholders of Eurasian.

Stock Exchange Listing of Eurasian Common Stock

     Eurasian will use its reasonable efforts to cause, prior to the effective time of the merger, the Eurasian common shares issuable pursuant to the merger agreement to be conditionally approved for listing by the TSX-V and to be approved for listing on the NYSE MKT, subject to official notice of issuance. Approval of the listing on the TSX-V and the NYSE MKT (subject to official notice of issuance) of the Eurasian common shares issuable pursuant to the merger is a condition to each party’s obligation to complete the merger.

Deregistration of Bullion Common Stock

     If the merger is completed, shares of Bullion common stock will no longer be quoted on the OTCQB and will be deregistered under the Exchange Act.

Accounting Treatment

     In accordance with IFRS, Eurasian will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Eurasian is considered the legal and accounting acquirer and will record the acquisition based on the fair value of the considerations given, which include the market value of its shares issued in connection with the merger (based on the TSX-V closing price of Eurasian’s common shares at the effective time of the merger) and the cash consideration paid in the merger. The assets acquired, liabilities assumed and non-controlling interests of Bullion will be measured at their estimated fair value. Consequently, the assets, liabilities and non-controlling interests in the Bullion purchase price allocation will be based on their estimated fair values at the date of the completion of the merger. Any excess of the fair value of considerations paid over the aggregate fair value of net assets acquired will be recorded as goodwill.

Eurasian’s Status as a Foreign Private Issuer under the United States Securities Exchange Act of 1934

     Eurasian is considered a “foreign private issuer” under the rules of the SEC. Eurasian is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Eurasian is required to file its annual report on Form 40-F with the SEC at the time it files its annual information form in Canada. In addition, Eurasian must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Eurasian in Canada or filed with the TSX-V, or regarding information distributed or required to be distributed by Eurasian to its shareholders.

     Moreover, Eurasian is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Eurasian is not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Eurasian’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Eurasian ordinary shares. If Eurasian loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Eurasian does, however, file quarterly financial information under Canadian periodic reporting requirements for public corporations, which is accessible through the Internet at www.sedar.com, and furnishes such quarterly financial information to the SEC under cover of Form 6-K, which is available at www.sec.gov. Insiders of Eurasian are generally required to disclose their trading in Eurasian shares within 10 days of the date of the trade and these trading activity reports can be accessed through the Internet at www.sedi.ca.

     Eurasian expects that, following the completion of the merger, it will continue to be considered a “foreign private issuer” under the rules of the SEC.

THE AGREEMENT AND PLAN OF MERGER

     The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure; Merger Consideration

     Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub, a wholly owned subsidiary of Eurasian, will merge with and into Bullion, with Bullion continuing as the surviving corporation and as a wholly owned subsidiary of Eurasian. At the effective time and as a result of the merger, each outstanding share of Bullion common stock with respect to which dissenters’ rights have not been exercised will be converted into the right to receive the merger consideration, which is equal to the sum of (x) 0.45 of a Eurasian common share and (y) a cash payment by Eurasian equal to $0.11.

Effective Time; Closing

     Unless another date and time are agreed by Eurasian and Bullion, the closing of the merger will occur as soon as practicable and, in any event, within three business days after satisfaction or, to the extent permitted under applicable law, waiver of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing) described under “The Agreement and Plan of Merger—Conditions to the Closing of the Merger.” As soon as practicable on the closing date, Eurasian, Merger Sub and Bullion will cause articles of merger to be filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce. The merger will become effective at the time the articles of merger are filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce, or at such later time as Eurasian and Bullion specify in the articles of merger.

No Issuance of Fractional Shares

     No fractional Eurasian common shares will be issued to any holder of Bullion common stock or any holder of a Bullion warrant in connection with the merger. All fractional Eurasian common shares that a holder of Bullion common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will receive cash in an amount equal to that fraction multiplied by the volume-weighted average price on the TSX-V of a Eurasian common share for the five trading days ending on the trading day that is three trading days prior to the closing date of the merger.

Adjustments

     If, between the date of the merger agreement and the effective time of the merger, the outstanding number of shares of Bullion common stock or Eurasian common shares increase, decrease, are changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, subject to certain exclusions as set forth in the merger agreement, the merger consideration will be appropriately and proportionately adjusted to reflect the change in capitalization.

Procedures for Surrendering Stock Certificates and Book-Entry Shares

     Eurasian has appointed Computershare N.A. as exchange agent to handle the exchange of shares of Bullion common stock (whether in certificated or book-entry form) for Eurasian common shares and the payment of the cash portion of the merger consideration and cash payable in lieu of any fractional shares. At or prior to the effective time of the merger, Eurasian will deposit the merger consideration, or cause it to be deposited, with the exchange agent.

     As promptly as practicable, and in any event within seven business days following the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to each person who is a record holder of Bullion common stock immediately prior to the effective time of the merger for use in the exchange and instructions explaining how to surrender Bullion stock certificates or book-entry shares to the exchange agent.

     Following the effective time of the merger, each certificate or book-entry that previously represented shares of Bullion common stock will only represent the right to receive the Eurasian common shares into which the shares of Bullion common stock have been converted, and a check in the amount of cash that the holder of such shares of Bullion common stock shall be entitled to receive pursuant to the merger agreement, consisting of the cash portion of the merger consideration and any cash payment in lieu of fractional shares and/or representing a cash dividend payment with a record date following the closing of the merger payable with respect to Bullion common stock. In addition, following the closing of the merger, there will be no further registration of transfers of the shares of Bullion common stock. No dividends or distributions declared in respect of Eurasian common shares will be paid to the holder of shares of Bullion common stock until the holder’s shares of Bullion common stock are surrendered.

     Shares of Bullion common stock issued in exchange for shares of Bullion common stock will, at Eurasian’s option, be in book-entry form unless a physical certificate is requested by the holder or is required by law.

Termination of Exchange Fund

     Twelve months after the effective time of the merger, Eurasian may require the exchange agent to deliver to Eurasian all cash and Eurasian common shares remaining in the exchange fund. Thereafter, Bullion shareholders must look only to Eurasian for payment of the merger consideration with respect to their shares of Bullion common stock. In addition, under the merger agreement, any amounts remaining unclaimed by holders of shares of Bullion common stock two years after the effective time of the merger (or such earlier date, immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Eurasian, free and clear of any claim or interest of any person previously entitled thereto.

Bullion Warrants

     At the effective time of the merger and pursuant to the terms of the merger agreement, each outstanding warrant to purchase shares of Bullion common stock will be deemed to be exchanged for warrants or other rights to receive the merger consideration. Each Bullion warrant so exchanged will be exercisable upon the same terms and conditions as under the applicable agreement evidencing that Bullion warrant, except that it shall be exercisable for, and represent the right to acquire, in lieu of one share of Bullion common stock, (x) 0.45 of a Eurasian common share and (y) $0.11 in cash.

Representations and Warranties

     The merger agreement contains representations and warranties made by Bullion relating to, among other topics, the following:

  corporate organization;

  authority to enter into and perform the merger agreement and enforceability of the merger agreement;

  absence of conflicts of the merger agreement with organizational documents, material agreements and instruments or applicable law;

  required governmental filings or consents in connection with the merger;

  Bullion’s subsidiaries;

  compliance with applicable law, including the Sarbanes-Oxley Act, Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada), and applicable court orders;

  no conflict with, or default or violation under organizational documents or material agreements by Bullion or any of its subsidiaries;

  receipt of necessary authorizations;

  capitalization and listing;

  filings with the SEC;

  financial statements;

  internal controls over financial reporting;

  disclosure controls and procedures;

  absence of any liabilities not disclosed in the merger agreement and required to be set forth on a balance sheet prepared in accordance with U.S. GAAP, other than those (1) reflected or recorded on Bullion’s balance sheet dated as of October 31, 2011 (including in the notes thereto), (2) incurred in connection with the transactions arising out of the merger agreement or (3) incurred in the ordinary course of business consistent with past practice since October 31, 2011, which would not be prohibited by the merger agreement, and that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Bullion material adverse effect;

  absence of certain off-balance sheet transactions;

  interests in properties and mineral rights;

  payments of rentals, royalties, costs and other liabilities;

  employment matters, including benefit plans and labor relations;

  absence of certain changes or events from April 30, 2011 to the date of the merger agreement;

  litigation;

  tax matters;

  books and records;

  insurance;

  non-arm’s length transactions;

  benefit plans;

  environmental matters;

  restrictions on business activities;

  material contracts;

  intellectual property matters;

  brokers’ fees due in connection with the merger;

  inapplicability to the merger of state anti-takeover laws;

  absence of expropriated property or assets;

  applicability of the Competition Act (Canada) to the merger; and

  presence of a positive working capital balance as of the date of the merger agreement.

     The representations and warranties of Eurasian and Merger Sub are more limited and relate to, among other topics, the following:

  corporate organization;

  authority to enter into and perform the merger agreement and enforceability of the merger agreement;

  absence of conflicts of the merger agreement with organizational documents, material agreements and instruments or applicable law;

  required governmental filings or consents in connection with the merger;

  Eurasian’s subsidiaries;

  compliance with applicable law, including the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada);

  receipt of necessary authorizations;

  capitalization and listing;

  filings of public documents;

  financial statements;

  internal controls over financial reporting;

  disclosure controls and procedures;

  absence of any liabilities not disclosed in the merger agreement except for (1) liabilities specifically presented on the audited balance sheet of Eurasian as of March 31, 2011 (including in the notes thereto) or (2) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011 that do not have a Eurasian material adverse effect and would not, individually or in the aggregate with all other liabilities of Eurasian and its subsidiaries (other than those disclosed on that balance sheet), reasonably be expected to have a Eurasian material adverse effect, or, as a consequence of consummation of the merger, have a Eurasian material adverse effect;

  interests in properties and mineral rights;

  absence of certain changes or events from March 31, 2011 to the date of the merger agreement;

  litigation;

  tax matters;

  books and records;

  insurance;

  non-arm’s length transactions;

  environmental matters;

  restrictions on business activities;

  material contracts;

  reporting issuer status in the Provinces of British Columbia and Alberta; and

  operations of Merger Sub.

     The representations and warranties in the merger agreement do not survive the closing of the merger.

     Many of the representations and warranties of Eurasian and Bullion are qualified by disclosure schedules and as to “materiality” or “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any material adverse change.

     For purposes of the merger agreement, “Bullion material adverse effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Bullion and its subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of Bullion common stock following and reasonably attributable to the public announcement of the execution of the merger agreement and the transactions contemplated by it; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable laws or U.S. GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in the United States or Brazil; except that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Bullion and its subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Bullion and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry.

     For purposes of the merger agreement, “Eurasian material adverse effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Eurasian and its subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of Eurasian common shares following and reasonably attributable to the public announcement of the execution of the merger agreement and the transactions contemplated by it; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable laws or U.S. GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States, Turkey or Haiti; except that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Eurasian and its subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Eurasian and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry.

Conduct of Business Pending the Merger

     Each of Eurasian and Bullion has undertaken covenants in the merger agreement that affect the conduct of their respective businesses between the date of the merger agreement and the closing of the merger. Until the closing of the merger, both Eurasian and Bullion will remain independent companies.

     In general, except as contemplated or permitted by the merger agreement or required by applicable law, or with the other party’s written consent, each of Eurasian and Bullion and each of their respective subsidiaries are required to, among other things:

  operate its business in the ordinary course consistent with past practice;

  comply with applicable law with respect to the merger;

  promptly advise the other party (1) of any event that would render any representation or warranty if made on or as of the date of such event or the date of the closing of the merger, untrue or inaccurate in any material respect, (2) of any material adverse change in respect of its business, affairs, operations and financial condition, and (3) of any material breach by it of any covenant or agreement contained in the merger agreement;

  use reasonable best efforts to obtain all waivers, consents and approvals from other parties to contracts or agreements or from applicable governmental or regulatory bodies required to be obtained by it or its subsidiaries to consummate the merger;

  cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

  incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice or with the prior written consent of the other party;

  not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its subsidiaries without the prior written consent of the other party;

  not amend its organizational documents or amend the organizational documents of any subsidiary (except to the extent required to complete the merger);

  not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

  not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

  not incur or become liable upon any indebtedness or become liable in respect of the obligation of any other person;

  not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

  not (1) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in its financial statements, (2) grant any waiver, exercise any option or relinquish any contractual rights, or (3) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

  not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to shareholders;

  not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

  not make any changes to existing accounting or material business practices except as required by applicable law or required by generally accepted accounting principles or make any tax election inconsistent with past practice; and

  cooperate and assist the other party in such other ways to the extent practicable to implement the merger on the terms set forth herein and in the merger agreement.

Bullion has also agreed, among other things, to:

  manage its working capital consistent with past practice and not to make expenditures or incur liabilities in any calendar month in an aggregate amount greater than $350,000 without Eurasian’s consent and to provide Eurasian with certain information relating to its working capital position; and

  ensure that its shares of common stock are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d).

Obligation of Bullion’s Board of Directors to Recommend the Merger Agreement and Call a Shareholders Meeting

     Bullion’s board of directors has agreed, unless the merger agreement is terminated, to call a meeting of its shareholders for the purpose of obtaining the requisite vote of Bullion shareholders necessary to approve the merger agreement. As discussed under “Proposal One—The Merger—Recommendation of the Bullion Board of Directors,” Bullion’s board of directors has unanimously recommended that Bullion shareholders vote “FOR” the approval of the merger agreement. Bullion’s board of directors, however, may withdraw, qualify or modify its recommendation in a manner adverse to Eurasian or recommend a superior proposal (as defined below) under certain specified circumstances as discussed under “The Agreement and Plan of Merger—No Solicitation by Bullion” and “The Agreement and Plan of Merger—Changes in Bullion’s Board of Directors’ Recommendation.”

No Solicitation by Bullion

     Under the terms of the merger agreement, subject to certain exceptions, Bullion has agreed that it will not, and will cause its affiliates not to, and will not authorize or permit its representatives to, directly or indirectly:

  solicit, assist or encourage inquiries, submissions, proposals or offers from any third party relating to any competing transaction (as described below);

  initiate, continue or otherwise participate in any discussions or negotiations with a third party regarding any competing transaction;

  furnish to any third party any information with respect to a competing proposal;

  enter into any form of agreement, arrangement or understanding with any third party with respect to any competing transaction; or

  otherwise cooperate in any way with or assist to participate in, or facilitate or encourage any efforts or attempts by, any third party with respect to any competing transaction.

     Bullion is obligated to immediately cease all existing discussions or negotiations with any person conducted prior to the entry of the merger agreement with respect to a competing transaction.

     A “competing transaction” is any inquiry, offer or proposal from any person (other than Eurasian or Merger Sub) with respect to:

  the direct or indirect acquisition or disposition of all or any of Bullion’s securities;

  any amalgamation, merger, sale of all or any part of Bullion’s assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation, winding-up of, or other business combination or similar transaction involving Bullion and all or any material part of its assets; or

  any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger.

     If, prior to approval of the merger agreement by Bullion’s shareholders, Bullion receives a bona fide unsolicited proposal that Bullion’s board of directors has (1) determined, in its good-faith judgment (after having received the advice of a financial advisor), that such proposal constitutes a superior proposal (as described below), (2) determined, in its good-faith judgment upon the receipt of advice of independent legal counsel, that, in light of such superior proposal, the furnishing of information or entering into discussions with such third party is required to comply with its fiduciary obligation to Bullion and its shareholders under applicable law, (3) provided written notice to Eurasian of its intent to furnish information or enter discussions with such third party at least five business days prior to taking any such action and (4) obtained from such third party an executed confidentiality agreement on terms no more favorable than those contained in the confidentiality agreement then existing between Bullion and Eurasian, then Bullion may, in response to the proposal:

  furnish nonpublic information about Bullion and its subsidiaries to the third party making the proposal (and any material written information or materials provided to such third party must be provided to Eurasian concurrently with the time it is provided to the third party if it has not been previously provided to Eurasian); and

  consider, discuss or negotiate (including by providing access to its management) with any such third party with respect to such proposal.

     A “superior proposal” is an unsolicited written bona fide offer made by a third party to consummate any of the following transactions:

  a merger, consolidation, share exchange, business combination or other similar transaction involving Bullion pursuant to which the shareholders of Bullion immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or

  the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two- step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Bullion), directly or indirectly, of ownership of a majority of the then-outstanding shares of Bullion common stock, in each case on terms (including conditions to consummation of the contemplated transaction) that the Bullion board of directors determines, in its good-faith judgment (after having received the advice of independent legal counsel and a financial advisor), to be

o

more favorable to the shareholders of Bullion than the merger (taking into account probability of closing and all other terms and conditions of such proposal and the merger agreement and any changes to the financial terms of the merger agreement proposed by Eurasian in response to such offer or otherwise), and

o	reasonably capable of being completed taking into account all legal, regulatory and other aspects of such and for which financing, to the extent required, is then committed.

     Promptly after (and in any event within 48 hours) of the communication or receipt of any information relating to any competing transaction, any request for information that could reasonably be expected to be related to a competing transaction or any request for discussions or negotiations that could reasonably be expected to be related to a competing transaction, Bullion must notify Eurasian of the competing transaction, including the identity of the person making the proposal or request and the material terms and conditions of the proposal or request. Additionally, Bullion is required to keep Eurasian reasonably informed on a current basis (within no more than 48 hours) of any material developments in the status and terms of the proposal request, including if it is withdrawn or rejected.

     After approval of the merger by Bullion’s shareholders, Bullion’s board of directors cannot participate in negotiations with or provide confidential information to a third party and Bullion cannot terminate the merger agreement to accept a superior proposal.

Changes in Bullion’s Board of Directors’ Recommendation

     On January 27, 2012, the Bullion board of directors adopted a resolution recommending that the Bullion shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Under the merger agreement, subject to certain exceptions, Bullion agreed that its board of directors would recommend approval of the merger agreement to its shareholders and not (1) withdraw, modify or change in a manner adverse to Eurasian such recommendation or (2) approve or recommend, or cause Bullion to enter into any letter of intent, agreement or obligation with respect to, a competing transaction.

     Bullion’s board of directors may, however, change its recommendation to the Bullion shareholders and recommend a superior proposal if the Bullion board of directors determines in good faith after receipt of legal advice of independent legal counsel, that it is required to do so to comply with its fiduciary obligations under applicable law, but only (1) after providing written notice to the Eurasian board of directors advising it that the Bullion board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that the Bullion board of directors intends to approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to the superior proposal and the manner in which it intends (or may intend) to do so, and (2) if Eurasian does not, within five business days of its receipt of the notice of superior proposal, make an offer that the Bullion board of directors determines, in its good faith judgment (after having received the advice of a financial advisor) to be at least as favorable to its shareholders as such superior proposal. During the period from Eurasian’s receipt of the notice of superior proposal until the end of such five business day period, Bullion has agreed, if requested by Eurasian, to negotiate in good faith with Eurasian to revise the merger agreement so that the competing transaction that constituted a superior proposal no longer constitutes a superior proposal.

Proxy Statement and Registration Statement

     This document is part of a registration statement that has been filed with the SEC and constitutes a prospectus of Eurasian and a proxy statement of Bullion. Eurasian and Bullion will use their reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to become effective under the Securities Act as promptly as practicable after such filing, and to keep such registration statement effective as long as is necessary to consummate the merger. Bullion will use its reasonable best efforts to mail the proxy statement to its shareholders as promptly as practicable after the registration statement has been declared effective, and, except to the extent that Bullion’s board of directors is permitted to change its recommendation, see “The Agreement and Plan of Merger—Changes in Bullion’s Board of Directors’ Recommendation,” the proxy statement will contain the recommendation of Bullion’s board of directors that Bullion shareholders vote in favor of approval of the merger agreement.

Approvals

     Eurasian and Bullion have agreed to use their commercial best efforts to obtain, as soon as practicable, any required approvals of the TSX-V and the NYSE MKT (formerly, the NYSE Amex) and all other regulatory and shareholder approvals.

Employee Matters

     The merger agreement provides that all obligations of Bullion to its or its subsidiaries’ officers or employees must be paid by Bullion or its subsidiaries prior to the effective time of the merger. The merger agreement provides that effective immediately after the effective time of the merger, Bullion will terminate, or cause to resign, all of its United States-based officers and employees except for Philip Manning and Robert Morris, who were expected to continue employment for a transition period. Subsequent to the execution of the merger agreement, the parties instead agreed that only Philip Manning would remain on with Eurasian for a transition period after consummation of the merger.

     Following the payment by Bullion immediately after the effective time of the merger of any severance obligations to terminated officers or employees and except for certain exceptions as set forth in the merger agreement, neither Eurasian nor the surviving corporation after the merger will have any liability to such terminated officers or employees at or after the effective time of the merger.

     Bullion has also agreed to deliver to Eurasian resignations of each director and officer designated by Eurasian and liability releases from each such person that are reasonably satisfactory to Eurasian.

Insurance and Indemnification

     The merger agreement provides that, from the effective time of the merger until the sixth anniversary of the effective time, the surviving corporation in the merger will maintain, for the benefit of the directors and officers of Bullion with respect to acts or omissions occurring prior to the effective time of the merger, the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of the merger agreement. The surviving corporation may substitute another policy or policies of comparable coverage, however, and if the aggregate amount paid for such insurance at any time during the six-year period exceeds $15,000 per year, then the surviving corporation need only provide such coverage as may be obtained for an aggregate amount equal to $15,000 per year.

     Additionally, for six years after the effective time of the merger, the surviving corporation will honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its subsidiaries under Bullion’s articles of incorporation and bylaws in effect on the date of the merger agreement.

Governance

     Eurasian and Bullion have agreed that, upon the closing of the merger, the Eurasian board of directors will be increased to comprise eight directors, including James A. Morris, the president and a director of Bullion (or, if he is unable or unwilling to so serve, another individual agreed to by Eurasian and Bullion), who will be appointed to Eurasian’s board of directors. One additional director is expected to be named following the completion of the merger, but this individual has not yet been determined.

     Eurasian and Bullion have also agreed that, upon the closing of the merger, R. Don Morris, the chairman and chief executive officer of Bullion, will be appointed to the Advisory Board of Eurasian, which is comprised of seven distinguished mining executives who act as strategic advisors to Eurasian’s board of directors. The mandate of the Advisory Board is to assist Eurasian with its strategic plans and to use its extensive contacts to assist Eurasian with anticipated transactions.

Conditions to the Closing of the Merger

     The obligations of Eurasian, Merger Sub and Bullion to complete the merger are subject to the satisfaction (or, where legally permissible, waiver by mutual consent of both parties) of the following conditions:

  approval of the merger by the requisite affirmative vote of the shareholders of Bullion in accordance with applicable Utah law and Bullion’s organizational documents;

  if required by an applicable stock exchange or if required under applicable law, approval of the merger agreement by the requisite affirmative vote of the shareholders of Eurasian in accordance with applicable British Columbia law and Eurasian’s organizational documents;

  authorization for listing on the TSX-V and the NYSE MKT of the Eurasian common shares to be issued in connection with the merger (including those issuable upon exercise of warrants substituted for existing Bullion warrants);

  declaration by the SEC of effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part and no stop order issued by the SEC suspending the effectiveness of the registration statement and no proceeding for that purpose has been initiated by the SEC;

  receipt of all other required consents and approvals to the merger; and

  no provision of any applicable law is in effect, and no judgment, injunction, order or decree has been entered since the date of the merger agreement and is in effect, that makes the merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the merger, except where the violation of such law, judgment, injunction, order or decree that would occur if the merger were consummated would not have a material adverse effect on Eurasian or Bullion.

     Eurasian’s and Merger Sub’s obligations to close the merger are also conditioned on the satisfaction (or, where legally permissible, waiver) of the following conditions:

  no more than 5% of Bullion’s shareholders have exercised dissenters’ rights;

  the Bullion board of directors has adopted all necessary resolutions, and all other necessary corporate action has been taken by Bullion and its subsidiaries to permit the completion of the merger;

  the representations and warranties of Bullion in the merger agreement that are qualified as to materiality are true and correct in all respects, and all other representations and warranties of Bullion set forth in the merger agreement are true and correct in all material respects, in each case as of the closing date of the merger as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by the merger agreement), and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date;

  Bullion has complied with and duly performed in all material respects its covenants in the merger agreement, and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date; and

  there has been no adverse material change in the business and affairs of Bullion, or any event, occurrence or development since the date of the merger agreement which would materially and adversely affect the ability of Bullion to complete the merger, and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date.

     Bullion’s obligation to close the merger is also conditioned on the satisfaction (or, where legally permissible, waiver) of the following conditions:

  the Eurasian board of directors has adopted all necessary resolutions, and all other necessary corporate action has been taken by Eurasian and its subsidiaries to permit the completion of the merger;

  the representations and warranties of Eurasian in the merger agreement that are qualified as to materiality are true and correct in all respects, and all other representations and warranties of Eurasian set forth in the merger agreement are true and correct in all material respects, in each case as of the closing date of the merger as if made on and as of such date, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date;

  Eurasian has complied with and duly performed in all material respects its covenants in the merger agreement, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date; and

  there has been no adverse material change in the business and affairs of Eurasian, or any event, occurrence or development since the date of the merger agreement which would materially and adversely affect the ability of Eurasian to complete the merger, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date.

     Eurasian and Bullion cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied (or, where legally permissible, waived) by the appropriate party, or that the merger will be completed. See “Risk Factors.” As of the date of this proxy statement/prospectus, Eurasian and Bullion have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

     The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the merger under the following circumstances:

1)	by the mutual written consent of Bullion and Eurasian;

2)

by Eurasian upon written notice to Bullion if: (a) the Bullion board of directors fails to recommend or withdraws or modifies or changes in a manner adverse to Eurasian its approval or recommendation of the merger, (b) the Bullion board of directors approves or recommends a superior proposal, or (c) the merger is not submitted for the approval of Bullion shareholders by May 31, 2012;

3)	by Bullion upon written notice to Eurasian in order to enter into a definitive written agreement with respect to a superior proposal, subject to compliance with the merger agreement;

4)	by Eurasian or Bullion if the Bullion shareholders have not approved the merger by the requisite vote at the special meeting;

5)	upon notice by one party to the other:

a.

if the Merger has not been completed by July 31, 2012 (except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations has been a significant cause of, or resulted in, the failure of the merger to be completed by such date); or

b.

if any law or regulation is passed that makes consummation of the merger illegal or otherwise prohibited or if any injunction, order or decree enjoining Bullion or Eurasian from consummating the merger is entered and such injunction, order or decree has become final and without right of appeal;

6)

by Bullion if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Eurasian set forth in the merger agreement has occurred that would cause any of the mutual conditions precedent or additional conditions precedent to the obligations of Bullion set forth above not to be satisfied (except that Bullion’s failure to fulfill any of its obligations or breach any of its representations or warranties under the merger agreement has not been the primary cause of such condition not to be satisfied); or

7)

by Eurasian if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bullion set forth in this Agreement shall have occurred that would cause any of the mutual conditions precedent or additional conditions precedent to the obligations of Eurasian set forth above not to be satisfied (except that Eurasian’s failure to fulfill any of its obligations or breach any of its representations or warranties under the merger agreement has not been the primary cause of such condition not to be satisfied).

     Except as described below under “—Termination Fees and Expenses,” if the merger agreement is validly terminated, the merger agreement will become void (other than certain provisions of the merger agreement specified to survive its termination), without any liability on the part of any party.

Termination Fees and Expenses

     Bullion Break Fee. Bullion will be obligated to pay Eurasian a $4 million termination fee if the merger agreement is terminated under the following circumstances:

  Eurasian terminates the merger agreement pursuant to bullet 2) above;

  Bullion terminates the merger agreement pursuant to bullet 3) above;

  either party terminates the merger agreement pursuant to bullet 4) above and (1) a bona fide unsolicited proposal for a competing transaction has been made by any person other than Eurasian prior to the Bullion shareholders’ meeting and not withdrawn and (2) either (x) a competing transaction is consummated, after the date of the merger agreement and prior to the expiration of nine months following the termination of the merger agreement or (y) Bullion enters into a definitive agreement with respect to a competing transaction after the date of the merger agreement and prior to the expiration of nine months following the termination of the merger agreement, and thereafter consummates such transaction; or

  Bullion fails to complete the merger by July 31, 2012, so long as (1) Eurasian has complied with all of its obligations under the merger agreement, and (2) all mutual conditions precedent and additional conditions precedent to the obligations of Bullion have been satisfied or waived by Bullion (provided that the failure of Bullion to fulfill any of its obligations under the merger agreement is not the primary cause of any such condition not being satisfied).

     Eurasian Break Fee. Eurasian will be obligated to pay Bullion a $1 million termination fee if Eurasian fails to complete the merger by July 31, 2012, so long as (1) Bullion has complied with all of its obligations under the merger agreement, and (2) all mutual conditions precedent and additional conditions precedent to the obligations of Eurasian have been satisfied or waived by Eurasian (provided that the failure of Eurasian to fulfill any of its obligations under the merger agreement is not the primary cause of any such condition not being satisfied).

     Expenses. If the merger is not completed due to the failure of the mutual condition precedent requiring approval of the merger by the requisite affirmative vote of the Bullion shareholders in accordance with applicable Utah law and Bullion’s organizational documents (and the Bullion break fee described above is not payable or paid), then Bullion has agreed to pay Eurasian all out-of-pocket fees and expenses of Eurasian, up to a maximum of $500,000, which were incurred in connection with the merger agreement and the merger.

     Additionally, if the merger is not completed due to the failure to satisfy the mutual condition precedent requiring that the registration statement be declared effective by the SEC under the Securities Act, no stop order suspending such effectiveness has been issued by the SEC and no proceeding for that purpose has been initiated by the SEC (and (1) the primary reason for such condition not being satisfied is not caused by or related to Bullion and (2) the Eurasian break fee described above is not payable or not paid), then Eurasian has agreed to pay Bullion all out-of-pocket fees and expenses of Bullion, up to a maximum of $500,000, which were incurred in connection with the merger agreement and the merger.

     Except for the expense reimbursements noted above, the merger agreement provides that each of Eurasian and Bullion will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Governing Law

     The merger agreement is governed by the laws of the State of Utah.

Third Party Beneficiaries

     The merger agreement is not intended to confer upon any person other than Eurasian, Merger Sub and Bullion benefits or remedies, other than the rights to insurance and indemnification of certain Bullion directors and officers, as described above and set forth in the merger agreement attached as Annex A.

Enforcement

     Eurasian, Merger Sub and Bullion have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms and accordingly that the parties shall be entitled to injunctive relief to prevent breaches of the merger agreement and to enforce specifically its terms in any state or federal court located in the State of Utah.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Voting Agreements

     As a condition and inducement to Eurasian’s willingness to enter into the merger agreement, dated February 7, 2012, Eurasian has entered into voting agreements with each of the beneficial owners of Bullion’s common stock listed in the table below. The following is a summary of the terms of the voting agreements only and may not contain all of the information that is important to you. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein.

     According to the terms of the voting agreements, each named shareholder has agreed to vote, and has granted Eurasian an irrevocable proxy to vote such party’s beneficially owned shares, in favor of the merger and approval of the merger agreement, and against (i) any competing transaction, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Bullion under the merger agreement or of the applicable shareholder under the voting agreement and (iii) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of Eurasian’s, Bullion’s or Merger Sub’s conditions under the merger agreement or change in any manner the voting rights of any class of shares of Bullion common stock (including any amendments to Bullion’s articles of incorporation or bylaws). Furthermore, each shareholder party to a voting agreement agrees that such shareholder will not, and will not permit any entity under the shareholder’s control to, deposit any of his/her/its shares of Bullion common stock in a voting trust, grant any proxies with respect to such shares or subject any of such shares to any arrangement with respect to the voting of such shares other than agreements entered into with Eurasian.

     Subject to certain exceptions described in the voting agreements, each shareholder that is a party to a voting agreement has agreed not to sell, pledge, encumber, grant options with respect to, transfer or dispose of the shares of Bullion common stock beneficially owned by such party or to enter into any agreement related to any of the foregoing transfers or dispositions, in each case to anyone other than Eurasian.

     Subject to certain exceptions described in the voting agreements, each such shareholder has made representations and warranties to Eurasian regarding, among other things, such party’s power and authority to enter into the voting agreement and deliver the proxy, such party’s unencumbered beneficial ownership of the shares of Bullion common stock subject to the voting agreements, and such party’s full voting power and full power of disposition with respect to such shares of common stock.

     Each such shareholder has also agreed not to assert or perfect, any rights of appraisal or rights to dissent from the merger that such shareholder may have by virtue of ownership of shares of Bullion common stock.

     The voting agreements will terminate at the earlier to occur of (i) the valid termination of the merger agreement pursuant to its terms or (ii) the effective time of the merger. In certain circumstances, the shareholders may also terminate the voting agreements if the Bullion board of directors receives a superior offer and withdraws its recommendation to Bullion’s shareholders regarding the merger.

     As of February 7, 2012, the shareholders listed below who are party to a voting agreement together beneficially owned 15,185,616 shares of Bullion common stock, or approximately 40% of the voting power of Bullion’s common stock.

Parties to the Voting Agreements	Number of Shares of Bullion Common Stock Beneficially Owned
Robert D. Morris III	380,813
James A. Morris	2,849,488
R. Don Morris	6,977,662
Philip Manning	832,182
Joseph Morris	430,000
Matt Morris	470,000
Peter Passaro	3,245,471

PROPOSAL TWO—COMPENSATION OF NAMED EXECUTIVE OFFICERS

     As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, Bullion is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the “golden parachute” compensation that may become payable to its named executive officers in connection with the completion of the merger.

     Bullion believes that the compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that its executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of Bullion’s shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Bullion’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of Bullion shareholders on the merger agreement and the adjournment proposal. Bullion’s board of directors asks that Bullion shareholders vote “FOR” the following resolution:

     “RESOLVED, that the ‘golden parachute’ compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the merger is approved.”

     This vote is advisory and, therefore, it will not be binding on Bullion, nor will it overrule any prior decision or require the board of directors of Bullion (or any committee thereof) to take any action. The proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

     More information regarding the compensation that may become payable to Bullion’s named executive officers in connection with the completion of the merger is set forth in the section captioned “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 46.

Recommendation of the Bullion Board of Directors

     The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the approval of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger.

PROPOSAL THREE—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

Approval of Adjournment or Postponement of the Special Meeting of Bullion Shareholders

     If Bullion fails to receive from its shareholders a sufficient number of votes to approve the merger agreement, Bullion may propose to adjourn or postpone the special meeting, whether or not a quorum is present, until a later time for the purpose of soliciting additional proxies to approve the terms of the merger agreement. Bullion currently does not intend to propose adjournment or postponement at Bullion’s special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone Bullion’s special meeting for the purpose of soliciting additional proxies is submitted to Bullion’s shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at Bullion’s special meeting by the holders of shares of Bullion common stock present or represented by proxy and entitled to vote thereon.

Recommendation of the Bullion Board of Directors

     The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the proposal to adjourn or postpone Bullion’s special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the approval of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Eurasian Minerals Inc.

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 and is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, the United States, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, is looking to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

     On November 24, 2003, Eurasian completed a reverse take-over of an Alberta corporation, and on September 24, 2004, Eurasian continued into British Columbia from Alberta under the BC Act. In a continuance, a corporation organized under the laws of one Canadian jurisdiction changes its governing jurisdiction. As a result of its continuance, Eurasian is now governed by the BC Act and is no longer governed by the Business Corporations Act (Alberta). Eurasian is a reporting issuer in British Columbia and Alberta and trades on the TSX-V as a Tier 1 issuer under the symbol “EMX” and on the NYSE MKT under the symbol “EMXX.”

     The principal executive office of Eurasian is located at 543 Granville Street, Suite 501, Vancouver, British Columbia V6C 1X8, Canada, and Eurasian’s telephone number is (604) 688-6390. Eurasian’s registered and records office is located at Northwest Law Group, 650 West Georgia Street, Suite 950, Vancouver, British Columbia V6B 4N8, Canada. Eurasian’s agent in the United States is DL Services, Inc., located at 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104. Eurasian’s website is www.eurasianminerals.com.

EMX (Utah) Corp.

     Merger Sub is a newly formed Utah corporation and a wholly owned subsidiary of Eurasian. Merger Sub was formed on January 26, 2012 solely for the purpose of effecting the proposed merger with Bullion and has not carried on any activities other than in connection with the proposed merger. The address and telephone number for Merger Sub’s principal executive office is the same as for Eurasian.

Bullion Monarch Mining, Inc.

     Bullion is a gold-focused royalty company incorporated in Utah with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. The majority of its current revenues are derived from a royalty claim block located in Northeastern Nevada’s Carlin Trend. It also has an interest in various mineral assets in North and South America in the exploration stage.

     In 1999, Bullion Monarch Company (“Old Bullion”) was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Old Bullion subsequently organized Bullion, and completed a court-approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Old Bullion received shares in the newly organized Bullion equal to the number of shares previously owned in Old Bullion, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. The rights of Old Bullion shareholders to receive Bullion shares expired on September 26, 2011 pursuant to the terms of the court-approved reorganization.

     Bullion’s common stock is quoted on the OTCQB tier of the OTC Market under the symbol “BULM.” The principal executive office of Bullion is located at 20 North Main Street, Suite 202, St. George, Utah 84770, and Bullion’s phone number is (801) 426-8111. Bullion’s website is www.bullionmm.com.

EURASIAN’S BUSINESS

Corporate Structure

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 as 33544 Yukon Inc. and, on October 10, 2001, changed its name to Southern European Exploration Ltd. On November 24, 2003, Eurasian completed the reverse take-over of Marchwell Capital Corp., a company incorporated in Alberta on August 12, 1996 and which subsequently changed its name to Eurasian Minerals Inc. On September 24, 2004, Eurasian continued into British Columbia from Alberta under the BC Act.

Inter-corporate Relationships

     The corporate structure of Eurasian, its material (holding at least 10% of Eurasian’s assets, by value) subsidiaries, the percentage ownership that Eurasian holds or has contractual rights to acquire in such subsidiaries (if not wholly-owned) and the jurisdiction of incorporation of such entities is set out in the following chart:

Eurasian Minerals Inc. (EMX)
(British Columbia)
100%
100%
100%
100%
EMX Australia PTY LTD
(Australia)
Eurasian Holdings (BVI) Inc
(British Virgin Islands)
EMX Haiti (BVI) Ltd
(British Virgin Islands)
Bronco Creek Exploration Inc (BCE)
(Arizona)
100%
EMX Exploration PTY LTD
(Australia)
100%
100%
AES (BVI) Ventures Ltd
(British Virgin Islands)
EBX (BVI) Ltd (British Virgin Islands)
50%
100%
AES Madencilik Ltd Sti
(Turkey)
EBX Madencilik Ltd A.S.
(Turkey)
100%
100%
100%
100%
100%
100%
Haiti Metals (BVI) Inc
(British Virgin Islands)
Haiti Gold (BVI) Inc
(British Virgin Islands)
Haiti Energy (BVI) Inc
(British Virgin Islands)
Caribbean Mining (BVI) Corp (British Virgin Islands)
Hispaniola Mining (BVI) Ltd (British Virgin Islands)
EMH (BVI) Inc (British Virgin Islands)
100%
100%
100%
100%
100%
100%
Ayiti Mineral Resources SA
(Haiti)
Ayiti Gold Company SA
(Haiti)
Maguana Resources SA
(Haiti)
Caribbean Mining SA
(Haiti)
Hispaniola Mining SA
(Haiti)
Marien Mining Company SA
(Haiti)
100%
100%
100%
Basin and Range Resources LLC (Arizona)
Basin and Range Energy LLC (Arizona)
FOBC LLC (Arizona)

General Development of Eurasian’s Business

Overview

     Eurasian is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, North America, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, is looking to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

Three Year History

Fiscal Year Ended March 31, 2009

     In December 2008, Eurasian was awarded 27 exploration licenses in northern Haiti. The property package, in combination with Eurasian’s other licenses in Haiti, gave Eurasian a commanding land position along 130 kilometers of strike length in a new gold belt. All of the new properties are subject to Eurasian’s regional exploration alliance with Newmont Mining Corporation (“Newmont”), as described below under “Mineral Properties—Haiti”.

     Pursuant to an agreement dated December 23, 2008, Eurasian granted Centerra Gold Inc. the right to earn up to a 70% interest in Eurasian’s Akarca and other properties in Turkey by funding $10,000,000 in exploration of the properties. Upon expending $5,000,000 over four years, Centerra will earn a 50% interest. It must then pay Eurasian $1,000,000 and elect to form a 50:50 joint venture with Eurasian or expend a further $5,000,000 over two years to earn a further 20% interest and then form a 70:30 joint venture. If, following the formation of the joint venture, either party fails to fund its proportionate share of costs and its interest is diluted to 10%, such interest will be converted to a 4% net smelter return, or NSR, royalty, which can be reduced to a 2% NSR royalty by the non-diluting party paying $4,000,000 to the royalty holder. See “Mineral Properties—Akarca Property”. A net smelter return, or NSR, royalty is calculated on the proceeds received by the mine for the sale of mineral concentrates or doré to a smelter/refinery for further processing. The net smelter return typically deducts from the gross value of metal in the concentrates or dore’ the costs to transport, insure, smelt and refine the materials from the mine’s output into saleable metal meeting typical industry standards

     On December 22, 2008, Eurasian acquired the Grand Bois Property in Haiti from Societe Miniere Citadelle S.A. and La Geominerale d’Haiti S.A. (collectively, “SMC”). SMC has reserved a 20% net profits interest royalty on the property which Eurasian may purchase for $15,000,000. Pursuant to the acquisition, Eurasian paid $1,000,000 to SMC on closing. A further $1 million was paid to SMC in January 2010 through a combination of $250,000 and the issuance of 338,877 Eurasian common shares valued at $750,000. Eurasian must pay SMC a further $3,000,000 in cash or stock, at Eurasian’s election, following the completion of a positive feasibility study on the property. In January, 2009, Newmont selected Grand Bois to be included as a “Designated Project” under the Newmont-Eurasian Strategic Alliance Agreement. Under the agreement, Newmont and Eurasian will conduct a regional gold exploration program with Eurasian as the operator. Newmont will contribute technical support and advice and Eurasian will provide staffing and logistical support. During the first year, Newmont and Eurasian will contribute $750,000 and $250,000, respectively, in regional exploration funding. Newmont will provide 65% of future regional exploration funding with Eurasian providing 35%. See “Mineral Properties—Haiti”.

Fiscal Year Ended March 31, 2010

     In October 2009, Eurasian agreed to acquire Bronco Creek Exploration, Inc. (“BCE”) for its portfolio of gold and copper properties in Nevada, Wyoming and Arizona. When the acquisition was completed on January 29, 2010, Eurasian issued 2,127,790 Eurasian common shares and 1,063,895 non-transferable warrants for 100% of BCE’s outstanding shares. Each warrant entitled a former BCE shareholder to purchase one additional Eurasian common share for Cdn. $2.00 until January 29, 2012. See “Mineral Properties—North America”.

     On March 12, 2010, International Finance Corporation (“IFC”), a corporation headquartered in Washington, D.C. and established by the member countries of the World Bank Group, invested $5 million in Eurasian by purchasing 2,559,510 Eurasian common shares and 1,919,633 share purchase warrants. Each warrant entitles IFC to purchase one additional Eurasian common share for Cdn. $2.88 until the earlier of (a) three years from the date on which the drilling commences on Eurasian’s Treuil-La Mine property in Haiti, or (b) February 19, 2015.

Fiscal Year Ended March 31, 2011

     Eurasian appointed Dr. M. Stephen Enders to the position of Executive Chairman on May 7, 2010.

     On June 4, 2010, Eurasian completed the first tranche of a Cdn. $5.28 million private placement financing by issuing 2,000,000 Eurasian common shares at Cdn. $2.20 per share to Newmont for proceeds of Cdn. $4.4 million.

     On June 9, 2010, Eurasian closed the second and final tranche of the financing by issuing 400,000 Eurasian common shares at Cdn. $2.20 per share to IFC for proceeds of Cdn. $880,000.

     On August 3, 2010, Dr. Eric Jensen was promoted from Chief Geologist to Global Generative Exploration Team Leader.

     Eurasian entered into an option and joint venture agreement on July 13, 2010 with Rodinia Resources Pty. Ltd. (“Rodinia”), a private Australian company, to acquire the Koonenberry gold property in Australia, subject to a 2% NSR royalty in favor of Rodinia. Under the agreement, Eurasian made a cash payment of A$50,000 and an advanced minimum royalty payment of A$70,000 which was satisfied by the issuance of 28,283 Eurasian common shares. To exercise its option, Eurasian must, over a period of five years, make a series of additional advanced royalty payments totaling A$2,020,000 (half in cash and half in Eurasian common shares), and incur exploration expenditures of A$5,000,000. If a bankable feasibility study on the property is issued, Eurasian may acquire 1.5% of the NSR royalty for A$8,000,000 less all advanced minimum royalty payments previously paid. See “Mineral  Properties—Australia and Asia Pacific”.

     Eurasian announced on September 3, 2010 that it intended to pay discretionary bonuses through the issuance of 480,000 Eurasian common shares in aggregate to two officers and a director of Eurasian over the next two years. The purpose of the bonuses was to reward these individuals for Eurasian’s successes to date and to provide them with a long term incentive to remain with Eurasian. Following shareholder approval, the first tranche of Eurasian common shares was issued on September 27, 2010.

     On August 11, 2010, Eurasian purchased a Swedish subsidiary of Freeport-McMoRan Copper & Gold Inc., the main assets of which were 1% NSR royalties over two advanced copper projects (the Viscaria and Adak Projects) in northern Sweden, two exploration permits in Sweden and a comprehensive exploration database on Sweden. The purchase was completed on August 12, 2010. The purchase price was $150,000 and 160,000 Eurasian common shares. See “Mineral Properties—Sweden”.

     In September 2010, Eurasian appointed Mr. Paul Zink as President of Eurasian Capital, Eurasian’s royalty and merchant banking division.

     In November, 2010, Eurasian completed a private placement financing, which raised Cdn. $17.5 million from the sale of 7 million units at a price of Cdn. $2.50 per unit. Newmont purchased 1 million units for Cdn. $2.5 million and IFC purchased 800,000 units for Cdn. $2 million. Each unit consisted of one Eurasian common share and one transferable share purchase warrant. Each warrant, which is exercisable over a five year period expiring in November 2015, entitle the holder thereof to purchase one Eurasian common share at a purchase price of Cdn. $3.50 during the first year (expired), Cdn. $4.00 during the second year, Cdn. $4.50 during the third year, Cdn. $5.00 during the fourth year and Cdn. $5.50 during fifth year. If the volume weighted average price of Eurasian’s common shares on the TSX-V is at least 30% above the then-current exercise price of the warrants for a period of 30 consecutive trading days, Eurasian may give notice that the warrants must be exercised within 15 trading days or they will be cancelled. In respect of certain subscriptions introduced by various finders, Eurasian paid finder’s fees of Cdn. $1,321,747 (5%) and issued 513,300 finder warrants (5%), with each finder warrant being exercisable until November 2012 to acquire one Eurasian common share for Cdn. $2.65.

     In February 2011, Eurasian entered into a Strategic Alliance and Earn-in Agreement with Antofagasta Minerals S.A. (“Antofagasta”). This agreement focuses primarily on copper exploration in Sweden and includes a regional strategic exploration alliance that covers all of Sweden (subject to certain exclusions). The agreement also designates Eurasian’s Kiruna South copper property as a “Designated Project”, grants Antofagasta the right to earn up to a 70% interest therein, and provides for a Cdn. $5,005,000 private placement in Eurasian. See “Mineral Properties—Sweden”. On March 1, 2011, Antofagasta purchased 1,540,000 units from Eurasian at a price of Cdn. $3.25 per unit. Each unit consisted of one Eurasian common share and one-half of one Eurasian common share purchase warrant. Each full warrant entitles Antofagasta to purchase one additional Eurasian common share for Cdn. $4.00 until March 1, 2013.

     In March 2011, Eurasian issued an additional 3.96 million units under the private placement for gross proceeds of Cdn. $12,870,000. In connection with some of the subscriptions, Eurasian paid finders’ fees of Cdn. $464,978 (5%) and issued 286,140 finder warrants (5%), each finder warrant being exercisable to acquire one Eurasian common share for Cdn. $3.50 until March 2013.

     On March 18, 2011, Mr. Brian K. Levet was appointed to the board of directors of Eurasian.

Transition Period and Subsequent Fiscal Periods

     On April 7, 2011, a Regional Acquisition Agreement between BCE and Vale S.A. which focuses on identifying and developing copper projects in the western United States, was reached. See “Mineral Properties—North America”.

     In July 2011, Eurasian announced that it intended to pay discretionary bonuses through the issuance of an aggregate of 300,000 Eurasian common shares to five officers and one director under its Incentive Stock Grant Program approved by disinterested shareholders at Eurasian’s annual general meeting held on August 24, 2010. The Eurasian common shares would be issued in three tranches over a two year period. Eurasian also announced that it intended to issue an aggregate of 157,500 Eurasian common shares as a bonus to 15 employees and consultants. The Eurasian common shares will be issued in three tranches over a two year period. The first tranche of Eurasian common shares was issued on October 14, 2011.

     On January 24, 2012, Eurasian filed with the SEC a registration statement on Form 40-F relating to its common shares, and subsequently, on January 30, 2012, Eurasian began listing its common shares on the NYSE MKT (formerly, the NYSE Amex) under the ticker symbol “EMXX.”

     On February 9, 2012, Eurasian announced that it extended the expiration date from January 9, 2012 to February 22, 2012 of 678,611 warrants held by employees or insiders of, or consultants to, BCE or Eurasian. These warrants were issued on January 29, 2010 as part of the consideration paid by Eurasian in connection with the acquisition of BCE. Due to a trading blackout imposed by Eurasian relating to the merger with Bullion, the warrant holders were unable to exercise the warrants until the blackout was lifted subsequent to the public announcement of the merger agreement on February 7, 2012. Each warrant entitled the holder to purchase one share of Eurasian common stock at a price of Cdn. $2.00. Each of the 678,611 warrants was exercised on or before the expiration date, as extended, resulting in gross proceeds to Eurasian of Cdn. $1,357,222.

     In April 2012, Eurasian and Chesser granted an option to Çolakoglu Ticari Yatirim A.S., a privately owned Turkish company, to purchase EBX Madencilik A.S., which holds the Sisorta Property, in exchange for staged payments of 8,000 troy ounces of gold bullion and a 2.5% net smelter return, or NSR, royalty. Eurasian’s share of the sale consideration will comprise 3,920 troy ounces of gold bullion and a 1.225% net smelter return royalty.

     Eurasian also announced in April 2012 that the joint venture it had established with Newmont Ventures Limited had recently entered into a Memorandum of Understanding with the government of Haiti, which establishes protocols to continue discussions regarding the pending Mining Convention and allows drilling on selected projects.

     On May 28, 2012, Eurasian announced certain management promotions and additions. M. Stephen Enders, Executive Chairman since May 2010, took on additional responsibilities as Eurasian’s Chief Operating Officer. In connection with Mr. Enders’s new position, Michael Winn assumed the role of Chairman of the Eurasian board of directors. See “Management Following the Merger.”

Description of Eurasian’s Business

Overview

     Eurasian is engaged in the acquisition and exploration of precious and base metals properties. All of its properties are in the exploration stage and it does not have any properties on which mining is carried out.

Specialized Skill and Knowledge

     All aspects of Eurasian’s business require specialized skills and knowledge. Such skills and knowledge include the areas of geology, finance, accounting and law.

Competitive Conditions

     Competition in the mineral exploration industry is intense. Eurasian competes with other companies, many of which have greater financial resources and technical facilities, for the acquisition and exploration of mineral interests, as well as for the recruitment and retention of qualified employees and consultants.

Raw Materials (Components)

     Other than water and electrical or mechanical power – all of which are readily available on or near its properties – Eurasian does not require any raw materials with which to carry out its business.

Intangible Property

     Eurasian does not have any need for nor does it use any brand names, circulation lists, patents, copyrights, trademarks, franchises, intellectual property licenses (other than commercially available), software (other than commercially available software), subscription lists or other intellectual property in its business. The Company maintains certain geological databases and other proprietary data, and information derivative therefrom, in connection with its exploration properties.

Business Cycle & Seasonality

     Eurasian’s business is not cyclical or seasonal.

Economic Dependence

     Eurasian owns a property portfolio of 146 properties (in 61 projects), 97 of which (in 38 projects) are being explored in conjunction with a variety of joint venture partners. Because of the wide diversity of the portfolio, however, the economic implications to Eurasian of any particular joint venture partner withdrawing from a venture, or any particular project being an exploration failure are significantly diminished. None of the projects are individually material to Eurasian. Also, because Eurasian controls the lands and/or exploration licenses for these properties, withdrawal of any particular joint venture partner from a prospect typically gives Eurasian the opportunity to find a new partner for the project and create another potential stream of income.

Government Regulation and Environmental Protection

     Eurasian's current exploration activities are conducted in Turkey, Haiti, Sweden, North America, the Kyrgyz Republic, and the Australia and Asia-Pacific region. Such activities are affected in varying degrees by political stability and government regulations relating to foreign investment and the mining industry. Changes in these regulations or shifts in political attitudes are beyond Eurasian's control and may adversely affect Eurasian's business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, income taxes, expropriation of property, repatriation of funds, environmental legislation and mine safety.

     The mining industry is also subject to extensive and varying environmental regulations in each of the jurisdictions in which Eurasian operates. Environmental regulations establish standards respecting health, safety and environmental matters and place restrictions on toxins resulting from mining activities. These regulations can have an impact on the selection of mining projects and facilities, potentially resulting in increased capital expenditures by Eurasian or its joint venture partners. In addition, environmental legislation may requrie certain projects to be abandoned and sites reclaimed to the satisfaction of local authorities. Eurasian is committed to complying with environmental and operation legislation wherever it operates.

     Eurasian’s current or future operations, including exploration and development activities on its properties, require permits from various governmental authorities, and such operations are, and will be, governed by laws and regulations governing exploration, development, taxes, occupational health, waste disposal, toxic substances, land use, environmental protection and other matters. Compliance with these requirements may prove to be difficult and expensive. While Eurasian has properties in numerous jurisdictions, its most advanced projects are located in Turkey.

     Governmental Regulation in Turkey.

     Mining Regulation.

     The legal mining regime in Turkey is principally governed by the Mining Law No. 3213, as amended most recently in 2010 with the intent of providing investors with a more investment-friendly environment.

     Mining rights and minerals are exclusively owned by the Turkish state, and the ownership of minerals in Turkey is not subject to the ownership of the relevant land. The state, under the Turkish Mining Law and secondary mining legislation, delegates its rights to explore and operate to Turkish individuals or legal entities established under Turkish law by issuing licenses for a determined period of time in return for the payment of a royalty. There is no distinction between the mining rights that may be acquired by local investors and those that may be acquired by foreign investors so long as foreign investors establish a company in Turkey under Turkish law.

     The General Directorate of Mining Affairs, a unit of the Ministry of Energy and Natural Resources, is the authorized body to regulate mining activities and to issue mining licenses in Turkey. In addition, local administrative bodies also have a certain level of authority relating to licenses and the regulation of mining facilities.

     The Turkish Mining Law classifies underground resources in six different groups, and the licensing procedure for each class differs slightly. The classes are as follows: (1) sand and gravel, (2) marble and other similar decorative stones, (3) mineral salts from seas, lakes and fresh waters, (4) energy, metal and industrial minerals, (5) precious metals such as gold and silver and gem stones and (6) radioactive minerals.

     There are two types of licenses granted for the exploration and operation of mines and one type of operation permit under the Turkish Mining Law, as follows:

  exploration license, enabling its holder to carry out exploration activities (i.e., all mining activities other than those carried out for production) in a specific area issued for a period of two years for gold mining and one year for the other groups. If the license holder satisfies its obligations, the license holder will have a right to an additional four years of detailed exploration for certain classes of mines;

  operation license, enabling its holder to carry out operational activities within the same area as stated in the exploration license for the proved, potential and feasible mine reserve area, which is generally issued for a period of five or ten years depending on the mine type. The term of the operation license may generally be extended for at least five years upon the application of the holder of the exploration license and operation license with a new operation project so long as a certain rate of production is maintained; however, such term cannot exceed sixty years;

  operation permit, enabling its holder to operate a specific mine as specified in the operation license and granted only for the proved mine reserves area that is determined during the prospecting period. Operation activities must commence within one year from the issuance of the operation permit. The term of an operation permit is the same as the term of an underlying operation license and in case an extension is granted to an operation license, the term of a related operation permit is also extended accordingly.

     The Turkish Mining Law provides for different royalty percentages for different groups of mines, which is 4 percent for gold, silver and platinum. Royalties are calculated based on annual total sales. In the event that mining activities are conducted on state-owned land, the licence-holder is obliged to pay an additional 30 percent royalty, but will not be required to pay for leasing state-owned land for its mining activities.

     Environmental Regulation.

     In Turkey, where Eurasian’s most advanced projects are located, both the level of environmental regulation and its enforcement have become more stringent in recent years. Mining operations are subject to environmental laws and regulations promulgated by the Ministry of Environment and Urban Planning, the Ministry of Forestry and Water Works and regional and local authorities. The Regulation on Environmental Impact Assessments, for example, requires any entity that is involved in activities that could have an environmental impact to prepare a Report of Environmental Impact Assessment or a Project Information File. No approvals, permits, incentives, or construction and occupancy licences may be granted, nor any investments made, nor any tenders awarded for these projects unless and until the Ministry of Environment and Urban Planning issues a positive assessment of the environmental impact of the subject activities. The Turkish environmental laws and regulations also require certain businesses to comply with ongoing requirements to reduce the environmental impact of certain operations and activities, which also include mining activities. In addition, in Turkey, the issue of allocation of environmentally sensitive areas such as forest areas, hunting areas, special protection areas, national parks and agriculture areas for the granting of licenses for activities to be carried out in such areas is also regulated and is under the supervision of the Ministry of Forestry and Water Works.

     Under current Turkish environmental laws and regulations, regulatory authorities may suspend or terminate non-compliant operations, levy monetary penalties and require non-compliant entities to bear the cost of related remediation programs. For example, under Turkish environmental and criminal laws, non-compliant operations may be subject to private action and liable for damages arising from their activities, as well as subject to criminal penalties (such as imprisonment and monetary fines) for deliberately providing regulatory authorities with false or misleading information regarding regulated activities or otherwise failing to comply with certain regulations. In addition, a property owner may be held liable for the cost of the removal or remediation of hazardous or toxic wastes discovered on its property, the cost of which could be substantial, where generally such liability attaches regardless of whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances.

     Environmental laws, as they may be amended over time, can impose restrictions on the manner of use of properties, and compliance with these restrictions may require substantial expenditures. Environmental laws and regulations impose sanctions for non-compliance and may be enforced by governmental agencies. Third parties also may seek recovery from companies for personal injury or property damage associated with exposure to the release of hazardous substances.

     Commercial Regulation.

     The new Turkish Commercial Code (the “New Turkish Code”), adopted by the Turkish Parliament in January 2011, is expected to come into force on July 1, 2012. The New Turkish Code is intended to provide for for institutionalisation, increased competitive power and the establishment of increased public confidence and transparency, and permits joint stock companies and limited liability companies to be established with only one shareholder.

     Some of the key features of the New Turkish Code include the following:

  Companies are generally obliged to have a website online and to allocate a part of this website to publish certain issues, documents, financial statements and resolutions whether publicly traded or not.

  For joint stock companies, it is sufficient for the board of directors to consist of solely one member. Irrespective of the total number, at least one member must reside in Turkey and be a Turkish citizen. A legal entity can also be a board member; however in this case, a natural person must be designated to represent the legal entity.

  Board members of a joint stock company are no longer required to be a shareholder in the company.

  The financial tables of a joint stock company are to be prepared in accordance with the financial reporting standards determined by the Turkish Accounting Standards Board. These standards are expected to be amended to comply with IFRS.

  For a limited liability company, at least one of its managers must be domiciled in Turkey and that manager must have the sole authority to represent the company.

  The manager(s) of an limited liability company must prepare and submit to the attention of the general assembly the financial charts, appendices and the activity report of the company for the preceding accounting period. This must be done in accordance with the Turkish Accounting Standards and within the first three months of the relevant accounting period (fiscal year) following the balance sheet date. The relevant Turkish Accounting Standards are expected to be applicable from January 1, 2013.

     Eurasian cannot predict the outcome of each effect of the New Turkish Code, and compliance with these requirements may prove to be difficult and expensive.

     Repatriation of Earnings.

     Currently, there are no restrictions on the repatriation of earnings or capital to foreign entities from Turkey, where Eurasian’s most advanced projects are located. However, there can be no assurance that any such restrictions on repatriation of earnings or capital from Turkey or any other country where we may invest will not be imposed in the future.

     Governmental Regulation in the United States.

      Mining Regulation.

     Mining activities in the United States are subject to numerous federal, state and local laws and regulations. At the federal level, mines are subject to inspection and regulation by the Division of Mine Safety and Health Administration of the Department of Labor (“MSHA”) under provisions of the Federal Mine Safety and Health Act of 1977. The Occupation Safety and Health Administration also has jurisdiction over certain safety and health standards not covered by MSHA. Mining operations and all proposed exploration and development will require a variety of permits. In addition, any mining operations occurring on federal property are subject to regulation and inspection by the Bureau of Land Management (“BLM”). Eurasian's current projects are also subject to state and local laws and regulations in Alaska, Arizona, Nevada and Wyoming.

     Environmental Regulation.

     Eurasian’s exploration, mining and processing operations are subject to various federal, state and local laws and regulations governing prospecting, exploration, development, production, labor standards, occupational health, mine safety, control of toxic substances, and other matters involving environmental protection and employment. United States environmental protection laws address the maintenance of air and water quality standards, the preservation of threatened and endangered species of wildlife and vegetation, the preservation of certain archaeological sites, reclamation, and limitations on the generation, transportation, storage and disposal of solid and hazardous wastes, among other things.

     Legislation and implementation of regulations adopted or proposed by the United States Environmental Protection Agency, the BLM and by comparable agencies in various states directly and indirectly affect the mining industry in the United States. These laws and regulations address the environmental impact of mining and mineral processing, including potential contamination of soil and water from tailings, discharges and other wastes generated by mining process. In particular, legislation such as the Clean Water Act, the Clean Air Act, the Federal Resource Conservation and Recovery Act and the National Environmental Policy Act require analysis and/or impose effluent standards, new source performance standards, air quality standards and other design or operational requirements for various components of mining and mineral processing. Mining projects also are subject to regulations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, which regulates and establishes liability for the release of hazardous substances. In addition, statutes may impose liability on mine developers for remediation of waste they have created.

Permits and Licenses.

     In order to carry out exploration and development of mineral interests or to place these into commercial production, Eurasian may require certain licenses and permits from various governmental authorities. There can be no guarantee that we will be able to obtain all necessary licenses and permits that may be required. In addition, such licenses and permits are subject to change and there can be no assurances that any application to renew any existing licenses or permits will be approved. See the discussion above under “—Government Regulation and Environmental Protection” for a further discussion of permits and licenses relating to jursidictions in which Eurasian’s most advanced projects are located.

Human Resources

     At December 31, 2011, Eurasian and its subsidiaries had 86 employees and consultants working at various locations throughout the world. As at July 11, 2012, Eurasian and its subsidiaries have 90 employees and consultants.

Exchange Controls

     There are no governmental laws, decrees, regulations or other legislation of Canada that may affect the import or export of capital, or the remittance of dividends, interest or other payments to non-resident holders of Eurasian common shares, other than potential Canadian withholding tax requirements in respect of such remittances.

Foreign Operations

     The majority of Eurasian’s properties are located outside of North America and some are located in Haiti and Kyrgyzstan, two countries traditionally considered to be risky from a political or economic perspective.

     Haiti is considered one of the poorest nations in the western hemisphere. A lack of social infrastructure, low levels of expertise and education in the mining sector, lack of familiarity with the mining business, high levels of poverty and high levels of illiteracy (particularly in the rural areas of Haiti where Eurasian’s joint venture properties are located), political uncertainty in the government and an a lack of clarity in the laws and regulations governing exploration and mining make this a risky country from a business perspective. Gaining confidence with the project affected persons and educating the government on the realities of exploration and mining is a continuing risk management initiative.

     The primary risk factor in Kyrgyzstan is that the investment climate is not conducive to Eurasian’s business model given recent changes in the mining laws. The government is now requiring that it have an ownership stake in any exploration or mining license property which makes it difficult for Eurasian to interest industry partners. Eurasian is developing an exit strategy for its properties in Kyrgyzstan to focus its efforts in places with greater economic stability.

     See also “—Government Regulation and Environmental Protection” above.

Legal Proceedings

     There are no legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, or those involving any third party (including any governmental proceedings) that may have, or have had in the recent past, significant adverse effects on Eurasian’s financial position. In addition, there are no material proceedings in which any director or member of senior management of Eurasian, or any of Eurasian’s affiliates, is either a party adverse to Eurasian or its subsidiaries or has a material interest adverse to Eurasian or its subsidiaries.

Bankruptcy Reorganizations

     There has not been any voluntary or involuntary bankruptcy, receivership or similar proceedings against Eurasian within the three most recently completed financial years or the current financial year.

Material Reorganizations

     There has not been any material reorganization of Eurasian within the three most recently completed financial years or the current financial year.

Social or Environmental Policies

     Eurasian has implemented various social policies that are fundamental to its operations, such as policies regarding its relationship with the communities where Eurasian operates.

     Eurasian is committed to the implementation of a comprehensive Health, Safety, Environment, Labor and Community Policy and a pro-active Stakeholder Engagement Strategy. These policies will be reviewed and updated on an annual or “as needed” basis. Eurasian ensures these policies are made known to all its managers, staff, contractors and partners, and that the requirements contained therein are adequately planned, resourced implemented and monitored wherever Eurasian is actively managing the project and where Eurasian has obtained a formal commitment from its joint venture partners to adopt the same policies.

Mineral Properties

Caution Regarding Reference to Resources and Reserves

     National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates of Eurasian included in this proxy statement/prospectus have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

     United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7. Accordingly, Eurasian’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7. Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7. Mineral resources which are not mineral reserves do not have demonstrated economic viability, and United States investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts. The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7. In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7. In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made. The SEC has taken the position that mineral reserves for a mineral property may not be designated unless: (i) competent professional engineers conduct a detailed engineering and economic study, and the “bankable” or “final” feasibility study demonstrates that a mineral deposit can be mined profitably at a commercial rate; (ii) a historic three-year average commodity price is used in any reserve or cash flow analysis used to designate reserves; and (iii) the company has demonstrated that the mineral property will receive its governmental permits, and the primary environmental document has been filed with the appropriate governmental authorities.

Turkey

     Eurasian’s property and royalty portfolio in Turkey is comprised of five exploration and five exploitation licenses that cover over 20,000 hectares in the Western Anatolia and the Eastern Pontides mineral belts. The properties include bulk tonnage gold, gold-silver vein, bedded copper-silver, and porphyry copper targets. Eurasian has two joint ventures in Turkey: the Akarca property joint venture with Centerra Gold Inc. of Toronto, Ontario, and the Sisorta joint venture with Chesser Resources Limited of Norwood, Australia. Eurasian also holds royalty interests in the Balya lead-zinc-silver property. Significant drill programs were conducted in 2011 at the Akarca joint venture project and the Balya royalty property. Meanwhile, Eurasian continued to evaluate other projects in its property portfolio, including the Golcuk volcanic-hosted, stratabound copper-silver prospect, and assessed new exploration opportunities. There are no known reserves on any of Eurasian’s properties in Turkey, and all of the proposed programs on Eurasian’s properties in Turkey are exploratory in nature.

Akarca Property

     Unless otherwise indicated, the information in this proxy statement/prospectus regarding the Akarca property is based on information provided by the technical report dated November 1, 2011 entitled “Akarca Gold-Silver Project Technical Report” (the “Akarca Report”) prepared by John E. Dreier (Ph.D., AIPG CPG, of Exploration, Development, and Mining Inc.) and Mesut Soylu (Ph.D., AIPG CPG, the Country Manager, Turkey, of Eurasian). Readers are encouraged to review the entire Akarca Report, which may be found in Eurasian’s filings on SEDAR at www.sedar.com, or as Exhibit 99.109 to Eurasian’s registration statement on Form 40-F filed with the SEC on January 24, 2012.

     The Akarca property is located in the Anatolia region, Bursa province, western Turkey. The property is approximately 450 kilometers west of Ankara, the capital of Turkey, 70 kilometers southwest of the city of Bursa, a major industrial center, and 200 kilometers northeast of Izmir, the largest population center in western Turkey.

     Access to the Akarca property from the town of Bursa is southwest on 80 kilometers of paved road, and then south 15 kilometers from the town of Mustafakemalpasa on well-maintained dirt roads. Access from Ankara to Bursa via route E90 is 385 kilometers with a driving time of about five hours. Road conditions on the property are generally good throughout the year, and access is available under all climatic conditions from Bursa and Mustafakemalpasa.

     Gold-silver mineralization on the Akarca property was discovered by Eurasian in 2006, and exploration licenses were granted on open ground that had undergone very limited, pre-modern, mining-related activity. The Akarca property is covered by two exploitation licenses. These two licenses cover a combined area of 3901.31 hectares.

     Since December 23, 2008, the Akarca property has been under option to a wholly owned subsidiary of Centerra. The licenses are held in AES Madencilik Ltd. Sti., a company incorporated under the laws of Turkey for the purposes of the option and subsequent joint venture and which is jointly owned by Centerra and Eurasian. Centerra has exclusive rights to maintain a 50% shareholding interest in AES and the Akarca property, by funding $5 million in Phase One exploration expenditures by December 31, 2012, and paying Eurasian $1 million within 30 days of earning its initial 50% shareholding interest in AES. Centerra can increase its interest to 70% by funding a further $5 million of exploration within the next two years. Phase One exploration expenditures total approximately $4.4 million. Eurasian is currently the manager of all exploration carried out on the Akarca property, but Centerra may assume these management duties on 60 days notice to Eurasian.

     There have been no previous licenses granted on the Akarca property, and there are no other agreements, back-in rights or other encumbrances to which the property is subject. Initially Eurasian and, since 2008, AES have kept the Akarca licenses in good standing according to the requirements of Turkish mining law. Access, infrastructure and available workforce are adequate to support any development of a mineral deposit at the Akarca property.

     The Akarca property occurs in the Western Pontides tectonic belt of western Anatolia, where deformation and magmatism occurred from the Cretaceous to the Neogene. Late Miocene extension created numerous fault-bounded basins, including the sedimentary basin that hosts the Akarca deposit. The geology at Akarca is dominated by Neogene-aged basin-fill sedimentary units, with local intercalations of tuffaceous rocks, that unconformably overlie Paleozoic schists and re-crystallized limestones. These rock sequences are cut by multiple zones of structurally controlled, LSE veining, silicification, and associated gold-silver mineralization.

     The Akarca property covers six primary mineralized zones within a district-scale area of 6 by 1.5 kilometers. Eurasian and AES have conducted surface sampling, geologic mapping, geophysical surveys, and drill campaigns that have characterized the target areas with: a) 2,293 soil samples, b) 2,500 rocks samples of various types (i.e., channel, grab, float, etc.), c) four IP surveys, d) 61 core holes totaling over 7,600 meters, and e) 11 RC holes totaling approximately 1,400 meters. The property geology, for the most part, is concealed beneath a thin veneer of soil and vegetation, with exposures principally occurring as discontinuous outcrops of veins and silicified zones, or in drainages or road cuts. As a result, the soil geochemistry and IP-resistivity surveys have been instrumental in broadly outlining areas of gold-silver mineralization and buried vein targets. Within the target areas, outcrop mapping, rock sampling, and drilling have delineated the LSE vein systems and structurally controlled corridors of silicification along strike and down-dip.

     The known mineralized zones are oriented northeast-southwest and northwest-southeast, reflecting extension and horst and graben creation of the sedimentary basins hosting the mineralization. The vein systems range from approximately 100 to over 400 meters in length on the surface. The vein widths typically vary from 0.5 to 15 meters, and locally are in excess of 75 meters as constituted by brecciated and silicified zones in addition to the quartz veins. Gold and silver are hosted as both structurally focused vein-style, as well as lithologically controlled disseminated-style mineralization. The quartz veins tend to host the higher-grade mineralization, while the silicified halos in the wall-rocks host lower-grade disseminated mineralization. Gold and silver grades in the mineralized zones range from greater than 0.2 ppm Au and geochemically anomalous Ag to over 10 ppm Ag, with locally higher grades of greater than 10 ppm Au and/or greater than 100 ppm Ag. The vein targets have only been tested to shallow depths of 30 to 110 meters below the surface. The mineralized zones are to a large extent oxidized to a relatively consistent 80 to 100 meters below the surface. A summary of exploration results for the six principal target areas is given below:

     •      The Kucukhugla Tepe zone, located in the south of the Central Target area, is defined as a northwest trending 100 meter wide corridor of oxide gold-silver mineralization occurring in two sub-parallel systems of veining and stockworking. Over 78% of 627 rock samples assayed greater than 0.2 ppm gold, and more than 32% exceeded 10 ppm silver. There are multiple higher-grade surface samples greater than 10.0 ppm gold (n=34), and 100 ppm silver (n=43). Significant mineralization was intersected in 16 out of 20 holes along 600 meters of strike length, including an intercept of 63.7 meters (51-54m true width) averaging 1.54 ppm gold and 14.53 ppm silver.

     •      The Hugla Tepe zone occurs in the middle of the Central Target area, and is outlined as a 650 by 350 meter gold-in-soil anomaly (i.e., > 0.1 ppm Au) with IP-resistivity targets. The northeast trending vein zone can be followed at the surface for about 400 meters and is up to 7 to 8 meters thick. Hugla Tepe is relatively low grade, with a median grade of 0.29 ppm gold from 267 rock samples. Significant mineralization was intersected in 20 out of 21 holes along 650 meters of strike length, delineating oxide gold-silver mineralization to depths of approximately 80-100 meters.

     •      The Fula Tepe zone, located at the north end of the Central Target area, consists of a 900 by 200 meter northeast trending corridor of anomalous gold- and silver-in-soil geochemistry, veining, wall-rock silicification, and IP-resistivity anomalies. The median grades from 195 rock samples are relatively high at 1.14 ppm gold and 13 ppm silver, with high-grade maximums of 31 ppm gold and 322 ppm silver. Drilling has delineated 350 meters of the zone's strike length, including an intercept of 15.4 meters (10m true width) averaging 1.96 ppm gold and 15.95 ppm silver.

     •      Sarikaya Tepe, located west of the Central Target area, is a 500 by 75 meter zone of surface exposed quartz veining and silicification coincident with a steep north-northwest trending topographic high. Three core holes delineated approximately 200 meters of strike length, and include a near surface intercept of 14.2 meters averaging 4.61 ppm gold, and a deeper zone with an intercept of 67.9 meters averaging 1.35 ppm gold and 16.08 ppm silver. In addition to the thicker intercepts of gold-silver mineralization, there are also higher-grade sub-intervals such as 11.4 meters averaging 4.90 g/t gold and 45.75 g/t silver and 5.8 meters averaging 10.00 g/t gold and 4.16 g/t silver. Note that true widths are interpreted to be approximately 70-90% of the reported interval length.

     •      Arap Tepe is a three by two kilometer, northwest trending corridor of multiple, sub-parallel zones of oxide gold-silver mineralization, quartz veining, and IP-resistivity anomalies located approximately three kilometers east of the Central Target area. The veins range from 35 to 205 meters in strike length, and from 1 to 16 meters in width. The Arap Tepe vein zones host higher-grade surface samples, including Zone A with rock chip sample results of 19.55 ppm gold, and Zone B with channel sample results including 54.8 ppm gold and 24.7 ppm silver over 0.7 meters. Another noteworthy characteristic of the Arap Tepe target area is the presence of nine IP-resistivity anomalies representing over 3000 meters of untested vein zone targets beneath cover. Drill results include 11 out of 13 holes with significant intercepts, including 55.4 meters (36.0 -47.1m true width) averaging 3.10 ppm gold from Zone A, which has 250 meters of drilled strike length.

     •      The Percem Tepe prospect, located north of Arap Tepe, is an 800-meter long northwest trend of oxide gold-silver mineralization, silicification and quartz veining, as well as concealed targets identified by IP- resistivity anomalies. Drill confirmation consisted of four holes that intersected two zones (i.e., Zones B and C) located approximately 650 meters from each other, including an intercept of 102.2 meters (66–86 meters true width) averaging 0.57 ppm gold and 5.50 ppm silver.

     Eurasian and the AES JV have adhered to Best Practice guidelines of the CIM for the surface exploration and drilling programs. The surface and drill samples taken are representative of the altered and gold-silver mineralized material. Data verification by the independent author of the Akarca Report included sampling during the Akarca core review, field checks of drill collars, field checks of geologic mapping, and drill database assay verification in the office. Review of Eurasian’s assay QA for drill and surface samples confirmed that all QC tests were passed for standard, blank, and duplicate samples. The independent data verification work confirmed that the Eurasian and AES JV exploration results are representative and reproducible.

     Exploration results from the Eurasian and AES programs have established Akarca as a property of merit, with zones of higher grade vein and lower grade bulk tonnage gold-silver mineralization that have district-scale exploration potential. Overall, Akarca has only been tested to relatively shallow depths, especially when considering the evidence for a shallow depth of erosion, and the vertical ranges typical for the low sulfidation styles of vein mineralization. Basement-hosted structures present excellent exploration targets at depth for follow-up. All of the vein zones drill-tested to date remain open down-dip as well as along strike. There are also a significant number of untested IP-resistivity targets that provide further upside exploration potential on the property.

     The Akarca Report recommended a 12-month exploration program that totals approximately $4.5 million, and includes a) 10,000 meters of core drilling, b) trenching and channel sampling programs to extend the gold-silver zones along strike and identify parallel zones at surface, c) extension and in-fill of the soil grids, d) additional geologic mapping to complete a 1:10,000 scale compilation for the entire property, e) additional IP surveys and a gravity survey, f) early-stage metallurgical testing, and g) initiation of an EIA study. The surface sampling, geologic mapping, and geophysical surveys will further define the mineralized zones at surface, and may result in the identification and discovery of new target zones. The recommended drilling will support a) definition of the mineralized zones along strike and down-dip, b) exploration for basement-hosted gold-silver mineralization, and c) testing concealed targets identified by IP-resistivity. As exploration of the Akarca property advances, it is important to establish the metallurgical properties of the mineralized material with a modest program that includes bottle roll and other tests. Finally, as a requirement to keep the licenses in good standing, it is critical to continue with ongoing environmental monitoring, and to initiate the required EIA study.

     Subsequent to the Akarca Report, the second exploitation license was granted, and additional surface sampling and mapping was conducted by the joint venture. Eurasian and Centerra have reviewed the recommended work program from the Akarca Report, and are finalizing the 2012 exploration program.

Sisorta Project

     Unless otherwise indicated, the information in this AIF regarding the Sisorta project is based on information provided by the technical report dated July 31, 2009 entitled “Technical Report on the Exploration Results and Resources Estimates for the Sisorta Property Sivas Province, Turkey” (the “Sisorta Report”) prepared by Andrew Vigar (BAppSc, FAusIMM, MSEG, of Mining Associates Pty. Ltd.), Simon Meldrum (B.Sc., MSEG, a Consulting Exploration Geologist), Gary Giroux (M. A.Sc., P.Eng., Mem APEG, of Giroux Consultants Ltd.), and Mesut Soylu (Ph.D., AIPG CPG, the Country Manager, Turkey, of Eurasian). The entire Sisorta Report may be found in Eurasian’s filings on SEDAR at www.sedar.com.

     The Sisorta property is located in the Black Sea region of Sivas Province, north-eastern Turkey, on the southern flank of the east-west aligned Pontides mountain range. Sivas Province has a population of approximately 630,000, and a well-developed industrial and rural-based infrastructure. The Sisorta project is 60 kilometers south of the Black Sea coastal town of Ordu and 120 kilometers northeast of the provincial capital of Sivas.

     The transportation network in the area surrounding the Sisorta property is well developed, with maintained roads allowing two wheel drive vehicles to access the project area from May until November. Access is limited at the higher elevations during the winter months due to snow cover. Locally, the property is 45 kilometers from the town of Koyulhisar (population 5,500). From Koyulhisar, access is on two-lane, all-weather paved highway D100 for 18 kilometers to the turnoff for the Sisorta village road, and then east 27 kilometers on paved road to Ortakent village. From Ortakent to the nearby Guzelyurt village (population 293), access is on a well-maintained dirt road for 18 kilometers, and from Guzelyurt to the property is another three kilometers along maintained forest and drill roads.

     The Sisorta property consists of one Mineral Exploration License over 2 separate areas, covering a combined 2,669.04 hectares. The license is held by EBX Madencilik Ltd. Sti., a Turkish corporation owned by Eurasian (49%) and Chesser (51%). Chesser acquired its 51% interest in EBX pursuant to a farm-in agreement that it entered into with Eurasian in October 2007. Chesser is currently the manager of all exploration carried out on the property.

     The Eastern Pontides mineral belt in which the Sisorta property is located is a region with a long and productive mining history. The base metal vein deposits near Sisorta were discovered prior to modern records being kept, but the bulk of the small scale private mining that has taken place there dates back to the beginning of the twentieth century. Exact production figures are unknown, but the region is actively being explored and mined today at several locations.

     Security, access, infrastructure and available workforce are all favorable for any development of a mineral resource at Sisorta due to previous activity by both the mining and logging industries.

     A geologic research organization of the Turkish government initially discovered copper anomalies near Sisorta while conducting regional stream sediment sampling in the 1970s and 1980s. This organization claimed the area for mineral exploration and drilled 10 core holes between 1995 and 1998. Eurasian’s Turkish subsidiary, under the direction of a co-author of the Sisorta Report, obtained the Sisorta property from the Mining Bureau’s auction in 2004, and began an exploration effort from 2004 to 2006 that included a broad range of exploration techniques including soil and rock sampling and 12 drill holes. Eurasian follow-up field work continued in 2007 including the drilling of an additional 6 holes, after which time Chesser initiated its farm-in requirements. The 2008-2009 work funded by Chesser included the 2008 drilling (40 exploration core holes and 3 metallurgical holes) and the 2009 resource estimation programs.

     The geology of the area is dominated by Cretaceous age basalt flows and pyroclastics overlain by porphyritic andesite to dacite tuffs and flows. This volcanic package is intruded by stocks of granodiorite composition. The regional scale structural trend in the Eastern Pontides is dominated by east-west oriented faults with locally complex folding. Locally, two sets of faults are prominent near Sisorta, and appear to be some of the main controls to mineralization there, one oriented northwest and the other northeast. Both structure sets are steeply dipping.

     The Sisorta deposit as defined to date is localized within the environs of Evliya Tepe (Evliya Hill). The Sisorta gold deposit is an example of the high sulfidation epithermal (“HSE”) class of deposits, and exhibits typical features such as a vuggy silica lithocap underlain by advanced argillic style alteration. The lithocap represents the largely oxidized, gold enriched top to the system, and is underlain by less oxidized mineralization that is copper anomalous at depth. The deposit appears to be controlled primarily by intersecting northwest and northeast structures and Late Cretaceous andesite host rocks. Mineralization is coeval with the host and genetically related to caldera-associated hydrothermal activity.

     Sample protocols, including sample methods, preparation, analysis and data verification have been conducted in accordance with current best exploration practices, with appropriate quality assurance/quality control procedures in place since the inception of Eurasian’s work in 2004.

     Information regarding the Sisorta Report covers exploration work consisting of the 2004-2008 mapping, sampling, geophysical surveying, and drilling programs and associated work. The outcome of the field work has resulted in a resource estimate on the Sisorta deposit completed by G. H. Giroux, P.Eng., of Giroux Consultants Ltd in June 2009.

     The resource database consisted of 72 diamond drill holes with a combined length of 10,039 meters and a combined 7,772 assays for gold, silver, arsenic, copper, molybdenum, lead and zinc.

     A geologic three-dimensional solid model was developed to constrain the resource estimate. A total of five domains were modeled: North Zone, Deep Zone, East Zone, West Zone and South Zone.

     Within each domain, uniform down-hole composites were produced that honored the domain boundaries. Composites 5 meters in length were calculated with short intervals at the domain boundaries combined with adjoining samples if less than 2.5 meters. As a result, the composites formed a uniform support of 5 +/- 2.5 meters.

     Within the East and West domains pair-wise, relative semi-variograms were produced in the directions along strike, down dip and across dip. Nested spherical models were fit to each direction with a geometric anisotropy demonstrated. Within the waste between the modeled solids isotropic nested spherical models were fit to the data. For the remaining domains there was insufficient data to develop semi-variograms so the overall orientation of the envelope was used.

     A total of 1,618 specific gravity determinations from core samples resulted in bulk density measurements for the oxide, transition and sulphide zones, averaging 2.38, 2.55 and 2.71 tonnes per cubic meter, respectively.

     A block model with blocks 10 x 10 x 10 meters in dimension was used over the domain solids. The proportion of each solid and the percentage below surface topography was recorded for each block. The geologic continuity has been established through surface mapping and core logging and led to the creation of the mineral domains estimated.

     For the Sisorta deposit, the drill density was too sparse as of the date of the Sisorta Report to consider any of the resource measured. For the better-drilled areas within the West and East zones, all blocks estimated in Pass 1 or 2 using up to half the semi-variogram range were classified as Indicated. The remaining blocks within the West and East zones and all resources within the sparsely drilled North, South and Deep zones were classified as Inferred.

     The results are tabulated as a series of grade-tonnage tables showing all resources combined and then broken down into each domain. As of the date of the Sisorta Report, no economic analysis had been completed and as a result, the economic cut-off had yet to be established. A value of 0.40 g/t Au (grams/tonne gold) has been selected as a possible open pit cut-off for this deposit. The following table lists the resource estimate by class and metallurgy from the July, 2009 Sisorta Report.

Sisorta Resource Sorted by Class and Metallurgy.
Class	Metallurgy	Cut-off Gold g/t	Tonnes	Gold g/t	Silver g/t	Gold ounces	Silver ounces
Indicated	Oxide	0.4	2,280,000	0.94	3.5	69,000	254,000
Indicated	Mixed/Sulphide	0.4	890,000	0.76	4.2	22,000	120,000
Indicated	Total	0.4	3,170,000	0.89	3.7	91,000	374,000
Inferred	Oxide	0.4	7,750,000	0.62	1.2	154,000	289,000
Inferred	Mixed/Sulphide	0.4	3,630,000	0.49	2.6	58,000	300,000
Inferred	Total	0.4	11,380,000	0.58	1.6	212,000	589,000

See “– Caution Regarding Reference to Resources and Reserves.”

     Cyanide leach tests (bottle rolls) have indicated recovery rates between 92% for oxide material and 14% to 46% for sulphide material suggesting the oxide portion of the deposit will be amenable to heap leach treatment.

     The Sisorta gold deposit is considered to be an excellent exploration target with much of the structurally and lithologically favorable ground yet to be tested. Overall, the drilling as of the date of the Sisorta Report has intersected gold mineralization over minable thicknesses in a majority of holes drilled. The gold mineralized material is predominantly oxidized and recovers well. The resources currently outlined are favorably situated on top of Evliya Tepe with minimal overburden, and would be amenable to open pitting with a low strip ratio. The Sisorta Report recommends an expanded drilling program to extend beyond the existing mineralized zones, and to follow up new targets outside the immediate resource area in order to determine the true extent of the property’s mineralization.

     An independent author of the Sisorta Report investigated the interpretation and estimation techniques of the resource estimate. Globally, the independent author concluded that the resource estimates are reasonable for this broad level of study, accepting that the mineralization model (HSE) is suited to bulk low-grade mining. The independent author believes that surface mining in the area may be viable. Further drilling will be required in order to upgrade the current resource classifications prior to conversion to reserves. The independent author also believes that, as of the date of the Sisorta Report, recent and historical exploration has demonstrated that the mineralized systems within the tenement are prospective for the discovery of additional gold mineralization of a similar nature to that at the current Sisorta deposit.

     The following recommendations were made by the authors of the Sisorta Report after their review of the technical data for the Sisorta Project:

     •      the collection and insertion of field duplicates should be conducted at the time of logging;

     •      drill hole locations and surveys should be validated in the field;

     •      the block modeling and estimation methods should be reviewed prior to more detailed studies being undertaken;

     •      the quick logs for all of the holes should be completed with a careful interpretation of the data section by section; and

     •      additional drilling should be targeted beyond the limits of the current drill pattern to have a significant impact (increase) on resource tonnage.

     Subsequent to the Sisorta Report, the joint venture’s exploration work consisted of six core holes totaling approximately 950 meters, spectrographic alteration mapping, geologic mapping, and maintenance of the permits and licenses to keep the property in good standing. In April, 2012 Eurasian and Chesser granted an option to Çolakoglu Ticari Yatirim A.S., a privately owned Turkish company, to purchase EBX Madencilik A.S., which holds the Sisorta Property, in exchange for staged payments of 8,000 troy ounces of gold bullion and a 2.5% net smelter return royalty. Eurasian’s share of the sale consideration will comprise 3,920 troy ounces of gold bullion and a 1.225% net smelter return royalty.

Golcuk Property

     The Golcuk copper-silver property is located in the Eastern Pontides metallogenic belt of north-eastern Turkey. The mineralization at Golcuk primarily occurs as stacked, stratabound horizons with disseminated copper and silver hosted in Eocene volcanic units, as well as in localized cross-cutting fault-controlled veins and stockworks with bornite, chalcopyrite and chalcocite.

     Previous exploration and drilling conducted in the 1970s by Etibank (a Turkish State mining company), and subsequently by RTZ Corporation, focused on a 250 by 200 meter central mineralized zone characterized by historic Roman-era pits and slag piles, and copper oxide stained outcrops. Eurasian acquired Golcuk from a private Turkish company in 2003, and subsequently leased the property to Turmenka Madencilik Sanayi ve Ticaret A.S. in 2007. Turmenka conducted a 13-hole, 1,863 meter core program to follow-up on the Etibank results. Eight of the holes drilled by Turmenka intersected mineralization greater than 1% copper and 11 g/t silver, including an intercept in hole TGSJ-18 of 13.5 meters (11.7m true width) averaging 2.57% copper and 41.9 g/t silver. Turmenka terminated the Golcuk lease in 2008.

     Eurasian’s review of the Turmenka core in 2010 identified previously unrecognized and un-assayed mineralized intervals that either delineated new copper-silver horizons, or expanded zones already known. Eurasian submitted these new intervals for assay analysis, with updated results that include 31.5 meters (30.5m true width) of 1.22% copper and 15.1 g/t silver in hole TGSJ-8.

     As a broader component of the re-assessment of Golcuk’s exploration potential, Eurasian completed a soil sampling survey covering an area of approximately nine square kilometers. A total of 2,856 samples were analyzed for copper with a handheld X-ray fluorescence device. This rapid field-based assessment extended the size of the central target area a further 300 meters up-slope, and also identified three additional target areas of anomalous copper geochemistry (i.e., greater than 100 ppm Cu) for follow-up. In addition to the basalt-andesite hosted targets outlined above, there is a 1,900 by 650 meter open-ended copper anomaly to the southeast hosted by agglomerates and sedimentary units.

     Eurasian is in discussions with several parties interested in Golcuk as a joint venture or acquisition opportunity.

Balya Royalty

     The Balya royalty property is located in the historic Balya lead-zinc-silver mining district in northwestern Turkey. Eurasian holds a 4% net smelter returns royalty on the property, which Eurasian retained when it sold the property to Dedeman Madencilik San ve Tic. A.S. in 2006.

     Eurasian has been advised by Dedeman that, since acquiring the property, Dedeman has drilled over 140 core holes totaling more than 27,400 meters. The 2011 drill program focused on further extending and in-filling the Hastanetepe zone, which is a shallowly dipping, 450 by 300 meter zone that occurs from depths of 10-20 meters to 200-300 meters as multiple stacked horizons of lead-zinc-silver mineralization hosted in limestones and dacites. Recent results include an intercept of 14.3 meters (10-12.9m true width) averaging 18.15% lead, 9.14% zinc, and 242.4 g/t silver from hole DB-61A. The Hastanetepe zone remains open for extension along strike, down-dip and to depth.

     Eurasian understands that Dedeman is internally reviewing the Balya property’s potential as a small-scale underground mining operation. As a key step in advancing the project from exploration to production status, Dedeman converted the Balya exploration license to an exploitation license in February, 2012.

Haiti

     Eurasian and its joint venture partner, Newmont Ventures Limited, a subsidiary of Newmont Mining Corporation, are exploring a land position in Haiti along 130 kilometers of strike length covering much of Haiti’s Massif du Nord mineral belt. A major Eurasian goal was achieved when Newmont elected the remaining exploration properties governed by the Strategic Venture Agreement as Designated Projects in January, 2011. The Strategic Venture Agreement, which is now terminated, was a regional exploration agreement, managed by Eurasian, to identify lands and geological targets throughout northern Haiti that could become Designated Projects (“DP”). A Designated Project is an area of land that may have one or more geological targets to be tested for development potential under this agreement. Each Designated Project is subject to certain earn-in requirements that vary from project to project based on expenditure commitments.

     Eurasian’s exploration properties in Haiti are covered as six Designated Projects. These Designated Projects contain multiple gold, copper, copper-gold and gold-silver occurrences, prospects, and deposits. Exploration of this portfolio is funded and managed by Newmont as a condition of their Designated Project earn-in requirements. Newmont recently relinquished its rights in the Grand Bois Research Permit that covers the historic gold resource area; as a result, Eurasian has regained 100% control of the Grand Bois project.

     An over-arching focus of the exploration programs has been an intense and systematic evaluation of the joint venture’s extensive property portfolio across northern Haiti. The joint venture’s work included a range of activities from basic reconnaissance to prospect scale geological mapping, geochemical sampling, and geophysical survey programs. These integrated work programs identified several new prospects, many with district-scale exploration potential, that include porphyry copper-gold, copper-gold skarn, shear zone hosted gold, intrusion related gold-silver, and base metal vein systems. The comprehensive nature of the work completed in 2011 resulted in the consolidation of the JV’s land position in Haiti through the acquisition of 19 new permits in prospective areas, as well as by relinquishment of ground with low exploration potential.

     A Memorandum of Understanding (“MOU”) was recently signed by the joint venture and the government of Haiti that establishes protocols to continue discussions regarding the pending Mining Convention, and allows drilling on selected projects.

     There are no known reserves on any of Eurasian’s properties in Haiti, and all of the proposed programs on Eurasian’s properties in Haiti are exploratory in nature.

Northwest Haiti Designated Project (including Vert de Gris prospect)

     The Northwest Haiti Designated Project’s Vert de Gris prospect is a porphyry copper-gold-molybdenum deposit defined within a 1.0 by 1.5 kilometer copper-in-soil anomaly of greater than 0.1% copper. Mapped geology and alteration show clear evidence of a laterally extensive porphyry copper-type system. The joint venture has conducted a systematic evaluation of the project, including detailed geologic and alteration mapping, airborne and ground geophysical surveys, and geochemical sampling programs that have outlined targets ready for drill evaluation.

     Exploration work approximately 45 kilometers southeast of Vert de Gris identified multiple copper-gold prospects within a 14-kilometer long, northwest trending corridor of skarn-related alteration and mineralization. Elsewhere within the Northwest Haiti DP, regional BLEG and stream sediment geochemical sampling has yielded multiple gold, copper, and molybdenum anomalies for follow-up work.

Grand Bois Research Permit and “Surrounding Properties” Designated Project

     Newmont recently relinquished its interest to Eurasian in the 50 square kilometer Research Permit that covers the Grand Bois historic resource area. However, Newmont did elect to retain its exploration interest in the Designated Project’s permits that surround the Research Permit. Newmont will continue to fund and manage the exploration work on these surrounding properties as a Designated Project.

     The joint venture’s drilling on the Grand Bois Research Permit tested the near-surface, oxide gold zone, as well as the property’s copper exploration potential at depth. Recent work at Grand Bois suggests that the gold mineralization may be spatially related to a porphyry copper-gold system. Eurasian is reviewing its options for the Grand Bois project as a 100% Eurasian asset.

La Mine Designated Project

     The Eurasian-Newmont joint venture identified several drill targets within the La Mine Designated Project from earlier work. The targets include three copper-silver-gold prospects named Champagne, Chardonnay, and Bordeaux that occur within an 18 square kilometer area. These prospects are situated in a north-northwest trending structural corridor with district-scale exploration potential.

La Miel Designated Project

     The joint venture previously outlined targets for drill evaluation at the La Miel DP's Savane La Place prospect that occur within an area of strong epithermal alteration and anomalous gold mineralization. Eurasian trench sampling results include 243 meters (interpreted true width) averaging 1.71 g/t gold. The Savane La Place gold prospect was the first project selected for drilling under the new MOU, and a diamond drilling program commenced April 12, 2012.

     At La Miel’s Grande Savane prospect, an alteration zone of 2000 by 700 meters, including a smaller 400 by 500 meter area of silica-clay alteration with barite and iron oxides that correlates with gold mineralization, has been defined by over 950 meters of trenching and mapping.

North Central Haiti Designated Project

     The JV indentified two gold mineralized areas in the North Central Haiti DP based on reconnaissance BLEG sampling. One of the BLEG gold anomalies consists of contiguous stream drainages covering more than 20 square kilometers. The second BLEG anomaly covers a two kilometer long, northwest trending regional shear zone.

Northeast Haiti Designated Project

     The joint venture’s exploration work focused on reconnaissance mapping and BLEG sampling, and the results of these assessments identified several gold and copper anomalies and prospects for follow-up evaluation.

Government Negotiations and Mining Convention

     The Memorandum of Understanding (“MOU”), recently signed by the joint venture, Marien Mining Company S.A., and the government of Haiti is expected to assist both parties in concluding the Mining Convention and accelerate the advancement of prospects ready for drill evaluation. The MOU establishes procedures under which the two parties agree to use good-faith efforts to conclude the Mining Convention and allows exploration drilling by the joint venture on certain projects while review and approval of the Mining Convention proceeds. Either party may now terminate the MOU, prior to execution of the Mining Convention, upon 10 days’ advance notice. Once finalized, the Mining Convention is intended to set the financial and other conditions for the joint venture’s project exploration, development and closure. As the MOU and expected Mining Convention are agreements between the joint venture and the Haitian government relating to Eurasian and Newmont’s joint venture project, other mining companies are not involved in the negotiations.

Australia and Asia-Pacific

     Eurasian’s Australia and Asia-Pacific business unit’s first acquisition was the Koonenberry gold project, a new belt-scale exploration opportunity located in New South Wales, Australia. Koonenberry is an important addition to the Eurasian portfolio given its excellent exploration potential in a highly prospective, and also highly competitive, region of the world. Additional exploration opportunities have been identified throughout the Australia and Asia-Pacific arena, and evaluations, license applications, and negotiations are currently underway for several properties. There are no known reserves on the Koonenberry property, and all of the proposed programs on the Koonenberry property are exploratory in nature.

Koonenberry Property

     The Koonenberry property package consists of fourteen contiguous exploration licenses either 100% owned or controlled by Eurasian. The licenses cover over 2,360 square kilometers of prospective ground that hosts gold occurrences and exploration targets along the length of the 100 kilometer Koonenberry gold belt.

     A key Eurasian exploration objective at Koonenberry has been to identify the bedrock source(s) of gold nuggets and specimen gold found on the property. Last year, Eurasian’s initial reconnaissance sampling on the property yielded rock chip samples from mineralized bedrock (including occurrences of visible gold) that assayed 8.84 g/t, 8.71 g/t, 4.07 g/t, 1.13 g/t, 0.73 g/t and 0.56 g/t gold. These bedrock samples principally occur in the central portion of the property. The central property area is also characterized by two 50 square kilometer gold-in-stream sediment anomalies identified from BLEG (Bulk Leach Extractable Gold) analyses.

     The distribution of known gold occurrences, stream sediment gold anomalies, and mineralized rock samples are coincident with a prominent regional scale anticline identified by Eurasian's high resolution airborne geophysical survey that was completed early in 2011. Analysis and interpretation of the geophysical data, as well as geological mapping, outline numerous antiformal and related structural elements that are remarkably similar to the geologic environment hosting the orogenic deposits of the Victorian Goldfields, also located in southeastern Australia.

     The identification of outcrop exposures of gold mineralization, along with the substantial quantity of gold already found in eluvial materials and stream sediments, highlights Koonenberry’s strong exploration potential. The results from Eurasian’s project-wide exploration assessment have been used to select priority target areas for follow-up trenching, bedrock geochemical drilling and scout drill testing scheduled for early second quarter, 2012. Ongoing discussions continue with potential partners interested in the property.

North America

     Eurasian’s property and royalty portfolio in North America, which is held through its wholly-owned subsidiary, Bronco Creek Exploration (“BCE”), is comprised of 22 exploration properties covering more than 39,000 hectares in Arizona, Nevada, and Wyoming. The portfolio includes porphyry copper-molybdenum, porphyry copper-gold, bulk tonnage gold, and gold-silver vein targets. Drill programs were conducted in 2011 at the Middle Mountain, Red Hills, Cathedral Well, Superior West, Yerington West, and Mesa Well projects, all of which were funded by Eurasian’s joint venture partners. Eurasian is conducting ongoing evaluation of other projects in its property portfolio, and continues to identify and acquire new properties available for joint venture. There are no known reserves on any of Eurasian’s properties in North America, and all of the proposed programs on Eurasian’s properties in North America are exploratory in nature.

     In April 2011, Eurasian, via BCE, entered into a Regional Acquisition Agreement with Vale Exploration Canada Inc., a subsidiary of Brazilian-based Vale S.A., focused on copper exploration in the western United States. The agreement includes a regional exploration portfolio generation program managed by BCE and funded by Vale, with a minimum first-year expenditure of $350,000. The regional program can be renewed on an annual basis by mutual agreement. In January of 2012, Vale informed BCE that it will fund a second year of exploration. Vale has the first right of offer on all of BCE’s new projects generated within the states of Arizona, Nevada, Utah, Idaho and Montana, as well as those properties already in the portfolio that are currently available for partnership. Vale can earn an initial 60% interest by electing a project as a Designated Project and spending $4.5 million in exploration expenditures over a four-year period. The Mesa Well and Copper Basin copper-molybdenum properties were elected by Vale as the first Designated Projects.

     Eurasian now has ten joint ventures through BCE, seven of which are scheduled for drilling in 2012 with partner funding:

  Mesa Well joint venture with Vale;

  Copper Basin joint venture with Vale;

  Yerington West joint venture with Entrée Gold Inc.;

  Superior West joint venture with Freeport-McMoRan Mineral Properties;

  Middle Mountain and Red Hills joint ventures with GeoNovus Minerals Corp. and Inmet Mining Corp.; and

  Silver Bell West joint venture with GeoNovus.

     The other joint ventures are with Golden Predator Corp. on the Mineral Hill property in Wyoming and Ashburton Ventures Inc. on the Cathedral Well and Richmond Mountain properties in Nevada.

Mesa Well Designated Project

     The Mesa Well property, located in southeastern Arizona, is a porphyry copper-molybdenum target acquired by BCE in 2006. Joint venture partner Vale elected Mesa Well as the first Designated Project upon execution of the Regional Acquisition Agreement in April, 2011. A four-hole, 2,151 meter drill program was completed earlier in 2012. Two holes intersected porphyry-style alteration and veining with associated weak copper mineralization; assay results are pending. Permitting for a follow-up drill program is underway. Eurasian will be the operator of the Mesa Well Designated Project during the early stages of exploration.

Copper Basin Designated Project

     The Copper Basin copper and molybdenum property is located in central Arizona, approximately 50 kilometers north-northwest of Phoenix, Arizona. The property contains numerous surface shows of copper mineralization, and portions of the property were explored during the porphyry copper exploration boom of the 1960s and 1970s. Fifteen known drill holes were completed during this time period within a tightly confined, 500 by 1000 meter area with ready access. Most of the holes were shallow (i.e., less than 130 meters total depth), with Humble Oil and Refining Company completing five deeper holes. The historic drill results suggest the presence of a significant porphyry system.

     Joint venture partner Vale elected the Copper Basin property as the second Designated Project in September, 2011, and approved an initial $550,000 budget. Reconnaissance geological mapping and geochemical sampling, as well as a 432 line/kilometer ZTEM geophysical survey, have recently been completed, and Eurasian has identified several new drill targets outside of the confined area of historic drill testing. Permitting is underway for a drill program scheduled to commence in the third quarter of 2012. Eurasian will be the operator during the early stages of exploration.

Superior West JV Property

     The Superior West joint venture property is located west of the historic mining town of Superior, Arizona. The Superior West property covers several porphyry copper and copper vein-manto targets lying beneath younger cover rocks. Joint venture partner Freeport completed a magnetotelluric geophysical survey over the property to delineate drill targets and permitted three drill sites. Freeport’s initial drill program is currently underway.

Yerington West JV Property

     The Yerington West joint venture property (also known as the Roulette property) is located in the Yerington mining district of west-central Nevada. In 2007, Eurasian geologists identified an additional porphyry center concealed beneath younger cover rocks in the southwestern portion of the district. JV partner Entrée funded additional geochemical and geophysical work, as well as a review of available historic exploration results, to refine and prioritize drill site locations. Four holes were drilled in 2010, with one drill hole successfully reaching the target depths below 350 to 500 meters of post-mineral cover and intersecting 120 meters of porphyry-style mineralization with quartz-sulfide veining and visible chalcopyrite. A 20.7 -meter intercept (interpreted as true width in porphyry style mineralization) averaged 0.14% copper. A follow-up drill program scheduled for 2011, was deferred to 2012. The drill program is now underway.

Middle Mountain JV Property

     The Middle Mountain project, located in central Arizona, is a porphyry copper-molybdenum target identified by BCE geologists in 2006. Joint venture partner GeoNovus, through funding from Inmet, completed an IP geophysical survey consisting of 14.4 line/kilometers and a 1,600-meter drill test within two previously identified target areas. Hole MM-24 encountered 78 meters of quartz-sericite-pyrite alteration starting at a depth of 71 meters. The IP survey highlighted two new target areas for follow-up work. Subsequent to year-end 2011, JV partner Inmet and GeoNovus informed Eurasian that they will continue advancing the project. A follow-up drill program is underway.

Red Hills JV Property

     The Red Hills project, located in central Arizona, is a porphyry copper-molybdenum target. Joint venture partner GeoNovus, through funding from Inmet, completed an IP geophysical survey consisting of 24.3 line/kilometers and a 601-meter drill test within a previously identified target area in the eastern portion of the property. The hole encountered weak porphyry style quartz-sericite-pyrite and chlorite-hematite alteration. Subsequent to year-end, JV partner Inmet and GeoNovus informed Eurasian that they will continue advancing the project with a drill program on the western portion of the property.

Cathedral Well JV Property

     The Cathedral Well project occurs within the southeastern extension of Nevada’s Battle Mountain-Eureka gold belt, and hosts several sediment-hosted gold targets identified by Eurasian through geologic mapping and soil geochemistry. In the first quarter of 2011, former joint venture partner Eldorado Gold Corp. completed a 1,426-meter, six-hole drill program to test for the extension of known gold mineralization under younger gravels. Four of the six holes reached the targeted depths, and encountered weakly altered host rocks. As a result of completing the initial drill program, Eldorado fulfilled its commitments to earn a 0.5% NSR royalty on the project by spending a total of $785,373 in exploration costs and a cash payment of $133,916 to Eurasian. Eldorado terminated its joint venture interest in the project, while retaining the 0.5% NSR royalty interest. The property reverted to Eurasian, and Eurasian subsequently executed an option agreement with Ashburton Ventures Inc.

Other Work Conducted by Eurasian in North America in 2011-2012

     Eurasian expanded the land positions at the adjacent Bullion Creek and Red Picacho properties, located in central Arizona, by staking an additional 1,257 hectares. The target is an epithermal gold system hosted within intensely pyrite-altered Tertiary volcanic and older basement rocks. Geologic mapping and stream sediment (BLEG) sampling programs led to the recognition of a highly altered zone in an area of roughly two by five kilometers containing anomalous gold mineralization. Rock chip sampling verified a local bedrock source of gold mineralization seen in the stream sediments. In January 2012, Eurasian conducted a soil sampling program over both properties to aid in delineation of drill targets.

     At the Richmond Mountain property, Eurasian re-evaluated previous exploration results, including soil sampling, a CSAMT/NSAMT geophysical survey, and drilling that was funded by Eldorado Gold. The project reverted to Eurasian in 2011. Subsequent to year-end, Eurasian executed an option agreement with Ashburton to further explore the project. Ashburton is currently planning a trenching and drill program to follow-up on Eldorado’s earlier work.

     Eurasian acquired two new Nevada gold projects, Cruiser Gold and Frasier Creek, and three new Arizona copper projects, Lomitas Negras, Buckhorn Creek and San Manuel through claim staking and application for State Exploration permits. The Cruiser Gold project is a volcanic- and sediment-hosted gold target within a Tertiary caldera margin and consists of 1,763 hectares. The Frasier Creek property covers 1,641 hectares and contains sediment-hosted gold and porphyry copper targets.

     The Lomitas Negras, Buckhorn Creek and San Manuel properties are porphyry copper-molybdenum targets located in south-central Arizona. All work on Lomitas Negras is funded by Vale, and subsequent to year-end, Eurasian applied for 47 additional Arizona State Exploration Permits, totaling 11,600 hectares and completed a 680-line/kilometer ZTEM geophysical survey. At San Manuel, Eurasian reviewed and evaluated historic data covering the property. Buckhorn Creek is an untested porphyry copper-molybdenum target and was acquired subsequent to year-end.

     Elsewhere, Eurasian continued with land acquisition, claim maintenance, and field evaluation of properties in its portfolio. At Silver Bell West, JV partner GeoNovus is evaluating target areas for a geophysical survey and drill testing later in 2012. Golden Predator is evaluating the Mineral Hill property for possible further work.

     Other Eurasian activities included continuation of a generative copper program in the western U.S. and reconnaissance of generative gold exploration targets in northern Nevada. A recent development was the establishment of a regional exploration program and the staking of the Moran Dome property located in Alaska’s Tintina Gold Belt.

Sweden

     Eurasian’s portfolio in Sweden includes a variety of porphyry copper and IOCG exploration targets, in addition to known areas of copper, gold, and platinum group element (PGE)-enriched styles of mineralization. Eurasian’s Swedish subsidiary has consolidated a property portfolio totaling over 900 square kilometers of exploration permits, and entered into a Strategic Alliance and Earn-In Agreement with Antofagasta S.A., the mining division of Antofagasta Plc, a Chilean-based mining company. The agreement includes a regional strategic exploration alliance that covers all of Sweden (subject to certain exclusions), and assigns Eurasian’s Kiruna South and Norrmyran copper properties as Designated Projects.

     Eurasian and Antofagasta are working together on generative programs to identify prospective copper exploration targets throughout Sweden. Properties with high exploration potential are nominated by Eurasian for Antofagasta’s consideration as “Designated Projects”. Antofagasta can choose to accept the “Designated Project” status for a property by entering into a Joint Venture Earn-in Agreement with rights to earn up to 70% of the project. If a property is declined as a Designated Project, Eurasian is free to advance that property on its own terms with no further obligation to Antofagasta.

     In support of the alliance activities, Antofagasta is funding at least $250,000 annually toward generative efforts for a two-year period (2011-2012), which may be extended by mutual agreement.

     There are no known reserves on any of Eurasian’s properties in Sweden, and all of the proposed programs on Eurasian’s properties in Sweden are exploratory in nature.

Kiruna South Designated Project

     Antofagasta selected the “Kiruna South Properties” as the first Designated Project under the alliance. These properties are located in the Kiruna iron-copper-gold metallogenic province of northern Sweden, and include Eurasian’s Pikkujärvi, Puoltsa, Kalixfors, and Saivo exploration permits. The Pikkujärvi and Puoltsa properties host several IOCG targets, including a zone of historic drill-defined copper and gold mineralization on the Pikkujärvi permit. Coincident geophysical and geochemical anomalies persist for approximately four kilometers along strike; these areas have not yet been drill-tested. In addition, several untested copper-molybdenum-gold geochemical anomalies, as well as porphyry copper targets are located elsewhere in the Kiruna South Properties.

     The initial focus for the Kiruna South Designated Project has been on intense alteration and copper-gold mineralization that was intersected in a shallow 80-meter hole drilled by Swedish Geological AB (a state-owned exploration service company) in the mid-1980s at the Sakkek prospect. The hole was drilled along the margin of a prominent 1.5 by 1 kilometer geophysical anomaly that coincides with a stock of quartz-feldspar porphyry, and contains intense potassium-silicate alteration and copper and gold mineralization. Eurasian concluded a shallow, 1,727 meter geochemical sampling campaign through glacial till in the Sakkek area that identified several new zones of copper anomalism and copper mineralization within the geophysical anomaly. Follow-up diamond drill tests were underway in the first quarter of 2012, with assay results pending.

     At the Pikkujärvi IOCG prospect, follow-up exploration was conducted on a zone of historic drill-defined copper and gold mineralization. This work included helicopter supported field assessment that identified copper geochemical anomalies at the contact between intrusive granite and a greenstone sequence, along strike approximately three kilometers southwest from the Sierkavare copper deposit.

     A deep till geochemical sampling campaign at the Sakkek and Pikkujärvi prospects commenced in December, 2011, and was underway through the first quarter of 2012. Assay results are pending.

Norrmyran Designated Project

     Norrmyran was selected by Antofagasta as the second Designated Project in Sweden, and consists of Eurasian's Norrmyran exploration permits in Västerbotten County, northern Sweden. The exploration permits cover an area of 126 square kilometers in the productive Skellefte Mineral Belt of volcanogenic massive copper-zinc sulphide and porphyry copper mineralization. Eurasian’s work on the property includes outcrop and boulder mapping of geology, alteration, and copper-gold mineralization, as well as the assessment of geological, geochemical, and geophysical databases included in the acquisition of the Phelps Dodge Exploration Sweden AB assets from Freeport-McMoRan Exploration Corporation in 2010. Eurasian has identified a porphyry copper target area beneath glacial cover at Norrmyran that will be tested with a program of diamond drilling planned for spring 2012.

Other Eurasian Property Interests in Sweden

     Eurasian has continued to acquire and advance other exploration properties throughout Sweden. Compilation of historic data from the Storåsen copper-gold-PGE property in central Sweden has led to the identification of multiple exploration targets. The Storåsen property will be advanced outside of the Eurasian-Antofagasta alliance.

     In addition to exploration permits in Sweden, Eurasian also holds royalty interests in the Viscaria and Adak properties that were acquired in the purchase of Phelps Dodge Exploration Sweden AB.

Serbian Royalty Properties

     Eurasian has net smelter return royalties varying from 1-2% over certain properties held by Reservoir Minerals Inc. (“Reservoir”) of Vancouver, British Columbia. Eurasian’s Serbian properties were sold to a predecessor in title to Reservoir in 2006 for cash, NSR royalties, work commitments, and other considerations.

Kyrgyz Republic & Central Asia

     Eurasian has concentrated its exploration work on the Gezart license in the Kyrgyz Republic’s Southern Tien Shan mineral belt. The Gezart property hosts multiple styles of gold mineralization over an extensive area aligned along the regional scale, northeast-trending Abshir structural zone. Eurasian has focused on the granitoid-hosted gold mineralization at the Orgatash and Gezart prospects, but sediment-hosted and skarn styles of gold mineralization provide additional exploration potential. Eurasian fulfilled its 2011 work commitments, including a ten-hole, 2,375 meter diamond drilling campaign, and has applied for a license extension. The Company is carrying on discussions with parties interested in the Gezart property, while evaluating opportunities elsewhere in Central Asia.

Eurasian Executive Compensation

     Unless otherwise noted the following information is for Eurasian’s last completed financial year (which ended December 31, 2011) and, since Eurasian has subsidiaries, is prepared on a consolidated basis.

Summary Compensation Table

     The following table contains a summary of the compensation, in Canadian dollars, paid to Eurasian’s executive officers for the most recently completed fiscal year ended December 31, 2011.

Name and principal position	Salary	Share- based awards (1)	Option-based awards (2)	Total Compensation
David M. Cole President and Chief Executive Officer	$259,796	$293,402	$296,965	$850,163
Christina Cepeliauskas(3)(4) Chief Financial Officer	75,600	22,513	111,362	209,475
M. Stephen Enders Executive Chairman	148,455	183,233	148,483	480,171
Valerie Barlow(5)(6) Corporate Secretary	53,795	5,628	44,545	103,968

(1)

The “grant date fair value” of share based awards granted during the year was determined by using the closing market price of Eurasian common shares on the date of grant. The share based awards will be issued in equal installments over a two year period beginning on October 14, 2011.

(2)

The “grant date fair value” of options granted during the year determined by using the Black-Scholes model, as described below, and the following weighted average assumptions: stock price – Cdn. $2.80, exercise price - Cdn. $2.80, an option life of 5 years, a risk-free interest rate of 2.1% and a volatility of 60.93%.

(3)

Pursuant to a Management Services Agreement (the “Seaboard Management Agreement”) between Eurasian and Seabord Services Corp. (“Seaboard”), Ms. Cepeliauskas’ remuneration is paid by Seabord. See “Management Contracts” for a description of the material terms of the Seaboard Management Agreement.

(4)

Since Eurasian’s Chief Financial Officer is employed by Seabord, the amounts disclosed include any compensation paid by the management company for Chief Financial Officer services rendered to Eurasian. Such compensation has been attributed to Eurasian on the basis of the work commitments to Eurasian.

(5)	Pursuant to the Seaboard Management Agreement, Ms. Barlow’s remuneration is paid by Seabord. See “Management Contracts” for a description of the material terms of the Seaboard Management Agreement.
(6)

Since Eurasian’s Corporate Secretary is employed by Seabord, the amounts disclosed include any compensation paid by the management company for Corporate Secretarial services rendered to Eurasian. Such compensation has been attributed to Eurasian on the basis of the work commitments to Eurasian.

     Eurasian has calculated the “grant date fair value” of options granted during the year shown in the “Option-based Awards” column using the Black-Scholes model, a mathematical valuation model that ascribes a value to a stock option based on a number of factors in valuing the option-based awards, including the exercise price of the options, the price of the underlying security on the date the option was granted, and assumptions with respect to the volatility of the price of the underlying security and the risk-free rate of return. Calculating the value of stock options using this methodology is very different from simple “in-the-money” value calculations. Stock options that are well “out-of-the-money” can still have a significant “grant date fair value” based on a Black-Scholes valuation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation. The total compensation shown in the last column is the total compensation of each officer reported in the other columns. The value of the in-the-money options currently held by each officer (based on share price less option exercise price) is set forth in the “Value of Unexercised in-the-money Options” column of the “Outstanding Share-Based and Option-based Awards” table below.

     See “Employment and Consulting Agreements” for a description of the material terms of the employment and consulting agreements with Eurasian’s officers.

Incentive Plan Awards

Outstanding Share-Based and Option-Based Awards held by Executive Officers

     The following table sets forth, in Canadian dollars and for each executive officer, the incentive stock options to purchase Eurasian common shares (option-based awards) held as of December 31, 2011. The closing price of a Eurasian common share on the TSX-V on December 30, 2011 was Cdn. $2.15.

Name	Option-based Awards
	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised “in-the-money” options
David M. Cole President and Chief Executive Officer	200,000	$2.80	7/19/2016	$0
	200,000	2.18	5/7/2015	0
	96,000	1.00	9/18/2013	110,400
	200,000	1.81	6/21/2012	68,000
	75,000	1.35	5/10/2012	60,000
Christina Cepeliauskas Chief Financial Officer	75,000	2.80	7/19/2016	0
	75,000	2.18	5/7/2015	0
	40,000	1.00	9/18/2013	46,000
M. Stephen Enders Executive Chairman	100,000	2.80	7/19/2016	0
	100,000	2.18	5/7/2015	0
Valerie Barlow Corporate Secretary	30,000	2.80	7/19/2016	0
	11,800	2.21	9/2/2015	0

Option-based Awards Granted During the Year to Executive Officers

     The following table sets forth, in Canadian dollars, the particulars of option-based awards granted to the executive officers during Eurasian’s last completed financial year ended December 31, 2011.

Name	Date of Grant	Number of Option- Based Awards Granted	Exercise Price	Expiry Date
David M. Cole President and Chief Executive Officer	7/19/2011	200,000	$2.80	7/19/2016
Christina Cepeliauskas Chief Financial Officer	7/19/2011	75,000	2.80	7/19/2016
M. Stephen Enders Executive Chairman	7/19/2011	100,000	2.80	7/19/2016
Valerie Barlow Corporate Secretary	7/19/2011	30,000	2.80	7/19/2016

Employment and Consulting Agreements

Chief Executive Officer

     Eurasian entered into an employment agreement with David M. Cole, President and Chief Executive Officer of Eurasian, effective October 1, 2010. Under the agreement, Mr. Cole receives an annual salary of $350,000 and an allowance of $1,250 per month to cover office expenses. The agreement may be terminated by Eurasian without reason by providing written notice and a lump sum payment equal to twelve (12) monthly installments of the Mr. Cole’s compensation and benefits. Mr. Cole may terminate the agreement for any reason upon two (2) months’ notice to Eurasian and will be entitled to a payment of salary and expenses until the date two (2) months after notice is given.

     If Mr. Cole’s agreement is terminated or his duties and responsibilities are materially changed within twelve (12) months following a change in control of Eurasian, Mr. Cole is entitled to receive a lump sum payment equal to twelve (12) monthly installments of his compensation and benefits.

Former Executive Chairman / Chief Operating Officer

     Eurasian entered into an employment agreement with M. Stephen Enders, former Executive Chairman and current Chief Operating Officer of Eurasian, effective October 1, 2010. Under the agreement, Mr. Enders receives an annual salary of $200,000 for 50% of his business attention. The agreement may be terminated by Eurasian without reason by providing written notice and a lump sum payment equal to twelve (12) monthly installments of the Mr. Enders’s compensation and benefits. Mr. Enders may terminate the agreement for any reason upon two (2) months’ notice to Eurasian and will be entitled to a payment of salary and expenses until the date two (2) months after notice is given.

     If Mr. Enders’ agreement is terminated or his duties and responsibilities are materially changed within twelve (12) months following a change in control of Eurasian, Mr. Enders is entitled to receive a lump sum payment equal to twelve (12) monthly installments of his compensation and benefits.

Other Executive Officers

     Eurasian has not entered into another employment or consulting contracts with its other executive officers.

Pension Plan Benefits

     Eurasian does not have a pension plan or deferred compensation plan. In January 2012, a 401(k) savings plan was established for Eurasian employees located in the United States.

Termination and Change of Control Benefits

     Other than described above under “Employment and Consulting Agreements,” Eurasian does not have written contracts with any of its executive officers respecting the resignation, retirement or other termination of employment resulting from a change of control.

Director Compensation

     The following table describes compensation, in Canadian dollars, for directors (other than the executive officers, which is set forth in the sections above) for the fiscal year ended December 31, 2011.

Name	Fees (1) earned	Share-based awards	Option-based awards (2)	Total
Brian E. Bayley	$18,000	$0	$74,241	$92,241
Michael D. Winn	18,000	101,228	74,241	193,469
George K. C. Lim	18,000	0	74,241	92,241
Brian K. Levet	18,000	0	74,241	92,241

(1)	Compensation paid as director fees. Each of Eurasian’s non-employee directors receives an annual retainer equal to Cdn. $24,000 with no additional meeting or per diem fees.
(2)

The stock option benefit is the grant date fair value using the Black-Scholes option pricing model using the following weighted average assumptions: stock price – Cdn. $2.80, exercise price – Cdn. $2.80, an option life of 5 years, a risk-free interest rate of 2.10% and a volatility of 60.93%.

Eurasian has calculated the “grant date fair value” of options granted during the year shown in the “Option- based Awards” column using the Black-Scholes model, a mathematical valuation model that ascribes a value to a stock option based on a number of factors in valuing the option-based awards, including the exercise price of the options, the price of the underlying security on the date the option was granted, and assumptions with respect to the volatility of the price of the underlying security and the risk-free rate of return. Calculating the value of stock options using this methodology is very different from simple “in-the-money” value calculations. Stock options that are well out-of-the-money can still have a significant “grant date fair value” based on a Black-Scholes valuation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation. The total compensation shown in the last column is the total compensation of each director reported in other columns. The value of the in-the-money options currently held by each director (based on share price less option exercise price) is set forth in the “Value of Unexercised in-the-money Options” column of the “Outstanding Share-Based and Option-Based Awards” table above.

Management Contracts

     Pursuant to a Management Service Agreement dated January 1, 2012 between Eurasian and Seabord, Eurasian pays Cdn $39,800 per month to Seabord in consideration of Seabord providing the services of the Chief Financial Officer and Corporate Secretary and office, reception, secretarial, accounting and corporate records services to Eurasian.

     Seabord is a private company wholly-owned by Michael D. Winn, Chairman and director of Eurasian. See “Related Party Transactions of Directors and Executive Officers of the Combined Company” on page 150.

Stock Option Plan

     The purpose of the Option Plan is to attract and motivate the directors, officers and employees of Eurasian (and any of its subsidiaries), employees of any management corporation and consultants to Eurasian (collectively, the “Optionees”) and thereby advance Eurasian’s interests by providing them an opportunity to acquire an equity interest in Eurasian through the exercise of stock options granted to them under the Option Plan.

     Pursuant to the Option Plan, the Board may grant options to Optionees in consideration of them providing their services to Eurasian or a subsidiary. The number of Eurasian common shares subject to each option is determined by the Board within the guidelines established by the Option Plan. The options enable the Optionees to purchase Eurasian common shares at a price fixed pursuant to such guidelines. The options are exercisable by the Optionee giving Eurasian notice and payment of the exercise price for the number of Eurasian common shares to be acquired.

     The Option Plan authorizes the Board to grant stock options to the Optionees on the following terms:

1.	The number of Eurasian common shares subject to issuance pursuant to outstanding options, in the aggregate, cannot exceed 10% of the outstanding Eurasian common shares.

2.

The number of Eurasian common shares subject to issuance upon the exercise of options granted under the Option Plan by one Optionee or all Optionees providing investor relations services is subject to the following limitations

	(a)	no Optionee can be granted options during a 12 month period to purchase more than

(i) 5% of the issued Eurasian common shares unless disinterested shareholder approval has been obtained (such approval has not been sought), or

(ii) 2% of the issued Eurasian common shares, if the Optionee is a consultant, and

	(b)	the aggregate number of Eurasian common shares subject to options held by all Optionees providing investor relations services cannot exceed 2% in the aggregate.

3.

Unless the Option Plan has been approved by disinterested shareholders (such approval has not been obtained), options granted under the Option Plan, together with all of Eurasian’s previously established and outstanding stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Eurasian common shares, shall not result, at any time, in

	(a)	the number of Eurasian common shares reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the outstanding Eurasian common shares at the time of granting,

	(b)	the grant to insiders, within a one year period, of options to purchase that number of Eurasian common shares exceeding 10% of the outstanding Eurasian common shares, or

	(c)	the issuance to any one insider and such insider’s associates, within a one year period, of Eurasian common shares totaling in excess of 5% of the outstanding Eurasian common shares.

4.

The exercise price of the options cannot be set at less than the greater of $0.10 per share and the closing trading price of the Eurasian common shares on the day before the granting of the stock options. If the Optionee is subject to the tax laws of the United States of America and owns (determined in accordance with such laws) greater than 10% of the Eurasian common shares, the exercise price shall be at least 110% of the price established as aforesaid.

5.	The options may be exercisable for up to ten years.

6.

There are not any vesting requirements unless the Optionee is a consultant providing investor relations services to Eurasian, in which case the options must vest over at least 12 months with no more than one- quarter vesting in any three month period. However, the Board may impose additional vesting requirements and, subject to obtaining any required approval from the Exchange, may authorize all unvested options to vest immediately. If there is a potential ‘change of control’ of Eurasian due to a take-over of Eurasian or a similar event, all unvested options, subject to obtaining any required approval from the Exchange, shall vest immediately.

7.

The options can only be exercised by the Optionee (to the extent they have already vested) for so long as the Optionee is a director, officer or employee of, or consultant to, Eurasian or any subsidiary or is an employee of Eurasian’s management corporation and within a period thereafter not exceeding the earlier of:

(a) the original expiry date;

(b)

90 days after ceasing to be a director, officer or employee of, or consultant at the request of the Board or for the benefit of another director or officer to, Eurasian unless the Optionee is subject to the tax laws of the United States of America, in which case the option will terminate on the earlier of the 90th day and the third month after the Optionee ceased to be an officer or employee; and

(c) if the Optionee dies, within one year from the Optionee’s death.

If the Optionee is terminated “for cause,” involuntarily removed or resigns (other than at the request of the Board or for the benefit of another director or officer) from any such positions, the option will terminate concurrently.

8.	The options are not assignable except to a wholly-owned holding company. If the option qualifies as an ‘incentive stock option’ under the Code, the option is not assignable to a holding company.

9.	No financial assistance is available to Optionees under the Option Plan.

10.

Any amendments to outstanding stock options are subject to the approval of the TSX-V and, if required by the Exchange or the Option Plan, of the shareholders of Eurasian, possibly with only “disinterested shareholders” being entitled to vote. Disinterested shareholder approval must be obtained for the amendment of options held by insiders involving the reduction of the exercise price of options (including the cancellation and re-issuance of options so as to effectively reduce the exercise price).

11.

Any amendments to the Option Plan are subject to the approval of the TSX-V and, if required by the Exchange or the Option Plan, of the shareholders of Eurasian, possibly with only “disinterested shareholders” being entitled to vote.

     No options have been granted under the Option Plan which are subject to shareholder approval.

     The Option Plan does not permit stock options to be transformed into stock appreciation rights.

Repricing of Stock Options

     Eurasian did not make any downward repricing of stock options or stock appreciation rights during the year.

Stock Grant Program

     The Eurasian board of directors has established the creation of an Incentive Stock Grant Program (the “Stock Grant Program”) for the benefit of the officers and directors of Eurasian. The purpose of the Stock Grant Program is twofold. Firstly, to reward and provide an incentive to such persons for the ongoing efforts towards the continuing successes and goals of Eurasian as many of its successes directly result from their very significant efforts. Secondly, the Stock Grant Program seeks to provide such persons with a long term incentive to remain with Eurasian.

     The Stock Grant Program provides that, following approval of two independent members of the Compensation Committee of the Eurasian board of directors, up to 300,000 of Eurasian’s common shares may be awarded in each year. The Eurasian common shares awarded will vest and be issued in three separate tranches over a two year period – on the date of grant, and on the first and second anniversaries of the grant. Any of the 300,000 Eurasian common shares not awarded in one year cannot be rolled over or awarded in subsequent years. If the recipient ceases to be a director or officer of Eurasian before the relevant anniversary, he or she will not be entitled to receive any further Eurasian common shares under the Stock Grant Program, including Eurasian common shares previously awarded for issuance on such anniversary (with the exception of historical stock grants to Mr. Michael Winn). The actual number of Eurasian common shares awarded in each year is that number recommended and approved by the independent members of the Compensation Committee of the Eurasian board of directors or independent directors of Eurasian.

BULLION’S BUSINESS

Corporate Structure

     Bullion is a gold-focused exploration and royalty company with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. Bullion is focused on creating new royalties or participating interests through a continuous review of exploration opportunities.

Inter-corporate Relationships

     Bullion has the following subsidiaries: Dourave Mining and Exploration Inc. (“Dourave Canada”), Dourave Mineracao E Exploracao Mineral Ltda (“Dourave Brazil” and collectively with Dourave Canada, “Dourave”), Dourave-Bullion Joint Venture, L.P. DBA Dourave-Bullion Limited Partnership (“DB Partnership”), Dourave-Bullion Mineracao E Exploracao Mineral LTDA (“DBM”) and EnShale Inc. (“EnShale”).

     Dourave Canada is a wholly owned subsidiary of Bullion and through Dourave Canada, Bullion holds a 99.99% ownership interest in Dourave Brazil. Dourave Canada was federally incorporated under the laws of Canada as 6854893 Canada Inc. in November 2007 and changed its name to Dourave Mining and Exploration Inc. in December 2007. The registered office of Dourave Canada is c/o Peterson Law Professional Corporation Suite 806, 390 Bay Street, Toronto, Ontario M5H 2Y2.

     Dourave Brazil was incorporated under the laws of Brazil in September 2007. The registered office of Dourave Brazil is c/o Avenida Alcindo Cacela, 1264 Bairro – Nazare, CEP 66.060 -000, Belem, Para Brazil. The DB Partnership is organized under the laws of the state of Utah and is owned 33% by Bullion and 66% by Dourave Brazil. DBM was organized under the laws of Brazil and is 99% owned by DB Partnership.

     Bullion holds an 80% ownership interest in EnShale. EnShale was incorporated under the laws of Wyoming in July 2000 under the name International Energy Resource Development, Inc. and subsequently changed its name to EnShale, Inc. in September 2005. The registered office of EnShale is 2710 Thomes Ave., Cheyenne, WY 82001.

     The following sets out the corporate structure of Bullion with respect to its material subsidiaries and Bullion’s projects and properties:

Note: (1) Brazilian nationals own less than 1/100th of one percent of Dourave Brazil.

General

     Bullion completed its most successful year ever, ending its fiscal year at April 30, 2011 with record revenue of $6.2 million and record earnings of $0.05 per share. The revenue was derived primarily from its Carlin Trend Royalty, a royalty claim block located in the renowned Carlin Trend in Northeastern Nevada, on which Bullion holds a 1% gross smelter return royalty, which is a royalty calculated on the gross revenue generated by the mining operation without any deductions for the costs of the mine operator. The Carlin Trend Royalty project is Bullion’s flagship royalty property and includes portions of the following: the Leeville Mine, the East Ore Mine, the North Lantern Mine, the Turf Deposit and Four Corners Deposit. The majority (approximately 99.5%) of revenue that Bullion currently earns is derived from combined production at the Leeville Mine and East Ore Mine (collectively, the “Leeville Mine Property”), which is discussed in more detail later.

     Bullion has ongoing exploration efforts for gold in Brazil. Its primary exploration project in Brazil is its Bom Jesus project, which is a gold-focused property. Bullion also has interests in various mineral assets in North and South America which are presently at the exploration stage and which are not currently producing any ore or income.

     Bullion has been developing a process, through EnShale, to extract oil from oil shale ore in an economically viable manner. Bullion is currently working to monetize its substantial oil-shale assets through the development of oil shale extraction technology.

     Bullion’s royalty portfolio generates high-margin free cash flow with lower exposure to operating and capital costs than operating companies. Bullion’s portfolio also provides for direct leverage to commodity prices and the exploration potential of world-class ore deposits and mineral exploration trends where they have existing royalty interests. Bullion management believes that a diverse portfolio of royalty interests provides its shareholders with a higher risk-adjusted return through the commodity cycle than direct operating interests in mining properties.

     In 2011, Bullion began working on a potential offering of its common stock in Canada to be undertaken in conjunction with a listing on a Canadian exchange. Because of unfavorable market conditions Bullion decided not to pursue an offering of its stock.

     In June 2011, Bullion determined to terminate exploration activities on the La Reyna property. A year earlier, in June 2010, Bullion entered into a binding term sheet (“Chihuahua Term Sheet”) relating to mining rights of a property located in Chihuahua, Mexico. The agreement required that Bullion make a $50,000 exploration right payment on execution of the agreement and a $100,000 payment for the right to conduct exploration activities on the subject property until November 30, 2010. Bullion had the option of continuing exploration activities by making additional payments of $100,000 for each six month interval, through May 31, 2012, at which time the payment requirements were to increase for each successive period. These payments were to be applied toward a $5,000,000 total purchase price on the subject property. Several months after making the second payment of $100,000, Bullion contacted the landowner with whom the agreement was made, and informed them that due to an unacceptable level of risk related to physical employee security, as well as regional political instability in strategic areas of Chihuahua Mexico, Bullion had decided to discontinue option payments and cease exploration on the property.

     On April 1, 2011 Bullion executed a revised stock purchase agreement with certain shareholders of Dourave Canada holding approximately 81.37% of the outstanding capital shares of Dourave and executed separate purchase agreements (collectively and together with the revised stock purchase agreement described above, the “Purchase Agreements”) with the holders of all remaining outstanding capital shares of Dourave, resulting in Bullion owning 100% of the outstanding shares of Dourave Canada and by virtue of that ownership position, a 99.99% ownership stake in Dourave Brazil. The closing of the purchase of the shares under the Dourave Purchase Agreements was effective April 1, 2011. Bullion issued an aggregate of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share and also assumed the obligation to issue up to 281,410 shares of Bullion’s common stock under outstanding warrants to purchase capital shares of Dourave at an exercise price equal to $4.78 per share as total consideration for all of the capital shares of Dourave acquired pursuant to the Purchase Agreements. The Purchase Agreements contain customary representations and warranties regarding Dourave Canada and its business and the selling shareholders’ ownership of the capital shares of Dourave Canada being sold to Bullion. The Purchase Agreements also contain customary covenants and indemnity obligations of the parties. The Purchase Agreements are dated as of February 7, 2011 as a result of Bullion’s offer made on such date to purchase the Dourave shares for an aggregate consideration equal to $3,220,000, which was based on the value as of such date of Bullion common stock and warrants to purchase Bullion common stock to be issued in consideration for the capital shares of Dourave, as set forth in the Purchase Agreements.

     In the acquisition, Bullion acquired six highly prospective properties controlled by Dourave. In addition Bullion retained, as employees, Sergio Aquino and Ruari McKnight who each have years of experience in the Brazilian mining industry. Bullion believes that the synergy created with the acquisition of Dourave will help it progress much faster in its goal to establish a self-funded natural resource company focused on exploring for and developing world class gold opportunities.

EnShale

     EnShale was established by Bullion to profit from the rising demand for liquid petroleum. In 2005, Bullion acquired previously-developed technology for the extraction of oil from oil shale.

     Combined with Bullion’s interest in oil shale extraction technology, in December 2005, Bullion leased mineral rights from the State of Utah on approximately 4,650 acres of state owned land in Eastern Utah (the “SITLA Oil Shale Leases”), which are presently held by EnShale. The leased parcels are designated by the State of Utah to have oil shale beds containing varying amounts of oil. Bullion’s total initial purchase price for the acreage, comprising five separate leases, was $9,669. Each lease is for a term of 10 years and requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties.

     EnShale engaged Utah Fabrication to design, develop and construct a demonstration plant to test EnShale’s proprietary technology it developed for the potential commercial production of oil from oil shale on an economically beneficial basis. Bullion has been funding EnShale through the demonstration plant and testing phases. In 2008, EnShale contracted with the Idaho National Laboratory, a Division of the U.S. Department of Energy for an engineering analysis to be done of EnShale’s oil shale extraction process utilizing ASPEN modeling. The results of the modeling indicated that EnShale’s process could be capable of producing oil from shale in an economically feasible manner.

     In June 2008, EnShale commenced construction on a pre-production demonstration plant to extract oil from oil shale using its oil shale processing technology. In June 2008, Bullion increased ownership to 80% of EnShale in exchange for all of its SITLA Oil Shale Leases. EnShale purchased a five acre parcel of industrial real property in Vernal, Utah that is strategically located for planned EnShale operations and has all required utilities readily available. Fabrication of EnShale’s testing and demonstration plant was completed in May of 2009 and transported to the EnShale industrial property located in Vernal, Utah.

     EnShale is presently in the process of reviewing funding options, including debt and equity financing, to take the plant to the commercial production phase if results from the demonstration plant show commercial viability of the process. Management believes that EnShale has accomplished a major breakthrough in the development of technology for the commercial processing and extraction of oil from oil shale.

     On August 23, 2011, EnShale was granted a patent (#US 8,002,972 B2) on its oil shale processing technology by the United States Patent and Trademark Office. EnShale has also applied for patents in the foreign countries of Australia, Canada, Brazil, Estonia, and China.

     EnShale completed an enclosure to contain the oil-shale demonstration plant allowing process and product testing to happen unimpeded by weather. Testing is currently ongoing and will continue at the EnShale plant until sufficient optimized data exists to complete an independent feasibility study focused on building a larger capacity commercial processing facility.

EnShale Ownership and Demonstration and Testing Plant Status

Research and Development Costs During the Last Two Fiscal Years

     Bullion expended $468,360 and $451,733 during the fiscal years ended April 30, 2011 and 2010, respectively, on research and development related to the process of extracting oil from oil shale.

Stock Ownership of EnShale, Inc.

Title of Class	Name of Beneficial Owner	Amount and Nature of	Percent of Class
		Beneficial Ownership
Common Stock	Bullion Monarch Mining, Inc. (1)	32,000,000	80.0%
Common Stock	R. Don Morris (2)	1,680,000	4.2%
Common Stock	James A. Morris (2)	400,000	1.0%
Common Stock	Robert D. Morris (2)	1,200,000	3.0%
Common Stock	Peter F. Passaro (2)	400,000	1.0%
Common Stock	Wayne E. Pearce (2)	1,400,000	3.5%
Common Stock	Rex L. Franson (2)	1,720,000	4.3%
Common Stock	Merrill C. Fisher (2)	1,200,000	3.0%
Total		40,000,000	100%

(1)

12,000,000 shares acquired in exchange for License Agreement acquired for $400,000 on January 10, 2006, or approximately $0.033 per share; and 20,000,000 shares acquired for the transfer of rights owned in its SITLA Oil Shale Leases on Utah State Institutional Trust Land in Eastern Utah’s Uintah County. Bullion acquired the five oil shale mineral leases exchanged for these shares from the State of Utah, on December 1, 2005, and transferred them to EnShale in June, 2008. The SITLA Oil Leases were acquired for an aggregate of $9,669, which was the required minimum bid. See the heading “Other Properties” below for additional information about these leases.

(2)	Acquired March 10, 2006, for services rendered of an aggregate value of $264,000 or approximately $0.033 per share.

EnShale Intellectual Property

     EnShale holds a U.S. Patent (#US 8,002,972 B2) on its oil shale processing technology and is working to obtain patent protection in international markets.

Competition

     Bullion competes with other companies for the acquisition of new mining exploration properties. Bullion has limited resources when compared with larger royalty, mining and exploration companies and most companies with which it competes have substantially greater resources, personnel and expertise. Bullion’s competitive position in this industry is not considered to be significant. However, the demand for precious metals is such that once a metal is produced it can be sold at an established market price which has made the exploration and production of such mineral resources, while highly speculative, highly lucrative.

     Some major competitors in the gold royalty business include: Royal Gold, Silver Wheaton and Franco Nevada. OSEC IDT Corp. and Red Leaf are small companies that compete with EnShale in the development and use of oil shale extraction technology. Exxon Mobil Corp., Chevron Corp. and Royal Dutch Shell are large companies that will be competitors in the extraction of oil from oil shale. Bullion’s competitive position in this industry is also not presently considered to be significant; however, that could change if EnShale’s oil shale extraction process currently being developed and tested proves to be economically and commercially viable.

Dependence on One or a Few Major Customers

     Bullion has no customers; however, most all of its current revenues received are derived from its 1% royalty interest on its Carlin Trend Royalty claim block and specifically the Leeville/East Ore Mine of Newmont USA Limited (“Newmont USA”) under an Agreement regarding the property dated May 10, 1979 (the “1979 Agreement”).

Regulations on the Business

     General Mining and Oil Shale Requirements. All of Bullion’s United States exploration activities and oil shale extraction operations, if its technology proves commercially viable, will be subject to various federal and state laws and regulations governing the protection of the environment, including the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. These laws and regulations are continually changing and are generally becoming more restrictive.

     General Mining and Oil Shale Environmental Requirements. Exploration and development operations in mining or oil shale extraction are subject to environmental regulations, which could result in additional costs and operational delays. All phases of Bullion’s planned operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect Bullion’s projects. Bullion is currently subject to environmental regulations with respect to its properties.

     The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by Bullion.

     At the state level, mining operations are also regulated by various regulatory bodies including environmental, safety and various permitting agencies. Mining operations are required to hold Nevada Reclamation Permits required under Nevada Revised Statutes Sections 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on Bullion’s financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

     Brazilian Mining Regulations. Under its Federal Constitution, all Brazilian mineral resources belong to the federal government of Brazil. The Brazilian Federal Constitution and Brazilian Mining Code impose various regulatory restrictions on mining companies relating to, among other things:

  the manner in which mineral deposits must be exploited;

  the health and safety of workers and the safety of residential areas located near mining operations;

  the protection and restoration of the environment;

  the prevention of pollution; and

  the support of local communities where mines are located.

     Mining operations in Brazil are only permitted to prospect and mine pursuant to prospecting authorizations or mining concessions granted by the National Department of Mineral Production (Departamento Nacional de Produção Mineral), or DNPM, an agency of the Ministry of Mines and Energy of the Brazilian Government. The DNPM grants prospecting authorizations to a requesting party initially for a period of three years. These authorizations are renewable at the DNPM’s discretion for an additional period of one to three years, provided that the requesting party is able to show that the renewal is necessary for proper conclusion of prospecting activities. The maximum area of an prospecting authorization may vary from 50 hectares to 10,000 hectares, depending on the mineral to be explored and the area within Brazil where exploration will take place. On-site prospecting activities must start within 60 days of official publication of the issuance of a prospecting authorization. Upon completion of prospecting activities and geological exploration at the site, the grantee must submit a final report to the DNPM.

     If the geological exploration reveals the existence of a mineral deposit that is economically exploitable, the grantee has one year (which may be extended by the DNPM) from approval of the report by the DNPM to apply for a mining concession or to transfer its right to apply for a mining concession to an unrelated party. The DNPM grants mining concessions for an indeterminate period of time lasting until the exhaustion of the mineral deposit. Extracted minerals that are specified in the concession belong to the holder of the concession. With the prior approval of DNPM, the holder of a mining concession can transfer it to an unrelated party that is qualified to own concessions.

Under certain circumstances, mining concessions may be challenged by unrelated parties. The holder of a mining concession must, among other things, commence development within 180 days from the granting of the concession, subject to obtaining all required environmental licences and authorizations; refrain from suspending development and mining operations for more than six months without the prior approval of the DNPM; mine according to the mining plan approved by the DNPM; obtain all required environmental licences and authorizations; restore the areas degraded by mining and processing operations and infrastructure; and report annually to the DNPM on activities, production and sales.

     Whenever the DNPM declares certain mineral rights as forfeited, the respective area is placed for tender for 60 days, during which period any interested parties may submit their offers for exploration or mining, as the case may be. A committee of the DNPM will review the offers and will select the bid that presents the most favorable conditions to meet the interests of the mineral sector. If no offers are submitted within the 60-day period, the area will then be considered as available for future applications for exploration licences under the priority system described herein.

     The Brazilian government charges a royalty known as the Financial Compensation for Exploiting Mineral Resources (Compensação Financeira pela Exploração de Recursos Minerais), or CFEM, on the revenues from the sale of minerals extracted, net of taxes, insurance costs and costs of transportation. The current annual rates on Bullion’s products are:

  2% for iron ore, kaolin, copper, nickel, fertilizers and other minerals;

  3% on bauxite, potash and manganese ore; and

  1% on gold.

     The Brazilian Mining Code and ancillary mining laws and regulations also impose other financial obligations. For example, mining companies must compensate landowners for the damages and loss of income caused by the use and occupation of the land (either for exploitation or exploration) and must also share with the landowners the results of the exploration (in a rate of 50% of the CFEM). Mining companies must also compensate the government for damages caused to public lands.

Employees

     Bullion currently has nine employees, seven of which are full-time employees. EnShale has four employees, two of which are full-time employees. Dourave Brazil has thirty employees, eight of which are full-time employees.

Properties

Real Properties and Facilities

     Industrial Property: On March 11, 2009, Bullion purchased an industrial parcel of real property in Vernal, Utah, which is strategically located for the planned EnShale operations and has all utilities readily available. This property is used for the oil shale demonstration and testing plant. Bullion purchased 5.01 acres at a total price of $140,000.

Royalty Properties

     Carlin Trend Royalty

     Leeville Mine: This property is located in Eureka County, Nevada, Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, Mount Diablo Meridian, Lynn Mining District and is accessed via improved paved roads. The property is currently being mined by Newmont USA, and Bullion receives a continuing 1% gross smelter return royalty. The Leeville claims are owned by Newmont USA, and Bullion retains a royalty interest. The total claim responsibility for these claims lies with Newmont USA.

     Bullion has claimed that this 1% royalty as defined in the May 10, 1979, Leeville/East Ore Mine Agreement also applies to an area of interest that contains the Sections and Townships listed below approximately encompassing the area eight (8) miles in a northerly direction, eight (8) miles in a southerly direction, eight (8) miles in an easterly direction and eight (8) miles in a westerly direction from Section 10, Township 35 North, Range 50 East, M.D.B. & M., Eureka County, Nevada. Bullion believes the following materially accurately describes this area of interest.

Township 34 North, Range 49 East Sections 1-5, 8-17, and 20-24
Township 35 North, Range 49 East Sections 1-5, 8-17, and 32-36
Township 36 North, Range 49 East Sections 1-5, 8-17, 20-29 and 32-36
Township 37 North, Range 49 East Sections 32-36
Township 34 North, Range 50 East Sections 1-24
Township 35 North, Range 50 East Sections All
Township 36 North, Range 50 East Sections All
Township 37 North, Range 50 East Sections 31-36
Township 34 North, Range 51 East Sections 3-10 and 15-22
Township 35 North, Range 51 East Sections 3-10, 15-22 and 27-34
Township 36 North, Range 51 East Sections 3-10, 15-22 and 27-34
Township 37 North, Range 51 East Sections 31-34

     East Ore Body Mine: This property is located in Eureka County, Nevada, Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, Mount Diablo Meridian, Lynn Mining District and is accessed via improved paved roads. The property is currently being mined by Newmont USA, and Bullion is receiving a continuing 1% gross smelter return royalty. The East Ore Body Mine claims are owned by Newmont USA, and Bullion retains a royalty interest. The total claim responsibility for these claims lies with Newmont USA. Bullion has claimed that this 1% royalty as defined in the May 10, 1979 Leeville/East Ore Mine Agreement also applies to an area of interest that contains the Sections and Townships listed below approximately encompassing the area eight (8) miles in a northerly direction, eight (8) miles in a southerly direction, eight (8) miles in an easterly direction and eight (8) miles in a westerly direction from Section 10, Township 35 North, Range 50 East, M.D.B. & M., Eureka County, Nevada. Bullion believes the following materially accurately describes this area of interest.

Township 34 North, Range 49 East Sections 1-5, 8-17, and 20-24
Township 35 North, Range 49 East Sections 1-5, 8-17, and 32-36
Township 36 North, Range 49 East Sections 1-5, 8-17, 20-29 and 32-36
Township 37 North, Range 49 East Sections 32-36
Township 34 North, Range 50 East Sections 1-24
Township 35 North, Range 50 East Sections All
Township 36 North, Range 50 East Sections All
Township 37 North, Range 50 East Sections 31-36
Township 34 North, Range 51 East Sections 3-10 and 15-22
Township 35 North, Range 51 East Sections 3-10, 15-22 and 27-34
Township 36 North, Range 51 East Sections 3-10, 15-22 and 27-34
Township 37 North, Range 51 East Sections 31-34

     The following map reflects the location of Leeville Mine and East Ore Body Mine within the Carlin Trend.

East ore body and Leeville

Eastern Nevada/North Area
1 Mile
2 Kilometers
NORTH
Numbers indicate land sections
Bootstrap Pit
Saddle Pit
Tara Pit
Barrick Miekle Mine
Barrick Post/Betze Pit
NMC Deep Post Underground
North Star Pit
Deep Star Underground
Bobcat Pit
Blue Star Genesis Pit
Sold Pit
Beast Pit
Leeville Underground
Lantern Pit
North of West Pit
Carlin UG
Carlin Pit
Pete Pit
Bullion Monarch Mining Sections:
1
2
10
11
12

     North Pipeline: This property is located in Lander County, Nevada, Township 29 North, Range 47 East, Mount Diablo Meridian, Section 9, more particularly described as the E ½; E ½ of the NW ¼ of Section 9, Township 29, Range 47, and is accessed via improved paved roads. Bullion has a royalty agreement with Nevada Rae Gold, Inc. on its North Pipeline property, pursuant to a contract entered into in September 2003 for the mining rights of the surface gravel. The contract calls for a guaranteed annual advanced royalty of $20,000 minimum per year. The production royalty is $0.50 per yard of ore processed or 4% of net profits, whichever is greater. Bullion has retained all rights to the hard rock minerals in the North Pipeline Property. North Pipeline is a real property interest and not a mining claim of any kind, patented or unpatented. Bullion purchased this property according to the laws of the State of Nevada. Bullion holds the surface and underground mineral rights to this real property, and pay annual taxes to Lander County, Nevada, presently in the amount of approximately $258.

     Maggie Creek: This property is located in Eureka County, Nevada, seven miles north of Carlin, Nevada on unpatented claims located in sections 12 and 14, township 33 North, Range 51 East, Mount Diablo Meridian, Lynn Mining District. This property is accessed via improved paved roads. This property is not currently in operation. Bullion’s interest in this property is a three-percent (3%) royalty income from operations performed by others mining this property. Since Bullion has only a royalty interest in this property, it does not have the right to conduct mining operations. The total claim responsibility for these claims lies with Newmont USA.

     Golden Ibex Property: This property consists of 13 patented mining claims located approximately 10 miles west of Sumpter and 40 miles southeast of Baker City in Southeastern Oregon, in the heart of the Blue Mountain Gold belt. Bullion currently owns a 1% NSR royalty interest and a 2.4% equity position in Golden Ibex, Inc. Golden Ibex has committed $500,000 to exploration in the first year. Bullion is not currently collecting any royalties on the Golden Ibex Property.

     The following is a map of Nevada reflecting the location of the Leeville Mine, East Ore Body Mine, North Pipeline property and Maggie Creek property locations.

     The following map reflects the locations of the Leeville Mine, East Ore Mine, North Pipeline property and Maggie Creek property in Central Nevada.

Exploration Properties

     Bom Jesus: The Bom Jesus Project covers 9,150 hectares and includes 262 PLG’s (prospectors’ leases) and 2 overlying exploration leases. The exploration leases are both from 2008: DNPM# 850.652 is registered to Solange Moreira de Aguilar; and DNPM # 850.653 is registered to Valmir Clamaco de Aguilar (Valmir). Operating license permit #4353/2010 for DNPM # 850.653 is in force and valid until May 23, 2013. Bullion holds the rights to the Bom Jesus Project through its wholly owned subsidiary Dourave Canada, which in turn owns 99.99% of the shares of Dourave Brazil. This 9,150 hectares gold project lies within the Tapajós gold province, which encompasses an area of about 100,000 km2 in southwest Para region of Brazil.

     As with many properties in the Tapajós Region, the Bom Jesus Project is serviced primarily by air by single-engine airplane with a flight time of 1 hour 40 minutes from Itaituba. Bom Jesus can also be serviced by unimproved, dirt road 30 minutes from the town of Novo Progresso (on the BR163 Santarem-Cuiaba Highway). The airstrip at the Bom Jesus Project is in good condition. The runway has been recently graded by heavy.

     Dourave Brazil has entered into a lease/purchase & sale agreement dated September 24, 2007 with the registered owners of the Bom Jesus Project. Under the terms of the lease/purchase agreement, rights of exploration of the mining area (called a garimpo) are ceded to Dourave. In exchange, Dourave initially agreed to lease payments of $5,000 per month. Dourave and the registered owners amended the terms of the lease/purchase agreement to provide for the lease payments to be paid on the closing of the purchase of the property by Dourave.

     If Bullion discovers an “exploitable resource” on the property and commences to “exploit its resources”, the vendors shall transfer the relevant property to Bullion upon receipt from Bullion of $7 million, to be paid as follows:

a.	$1 million upon the submission of an feasibility study to the DNPM;

b.	$1 million upon the approval of the feasibility study by the DNPM;

c.	$1 million within ten days following publication of a mining concession on the Bom Jesus property by the regulatory authorities in the Brazilian Government Official Daily Gazette;

d.	$1 million within ten days following issuance of an environmental permit by the appropriate licensing authority;

e.	$1 million within 180 days following the payment described in item (c) above;

f.	$1 million within 60 days following the payment described in item (d) above; and

g.	$1 million within 60 days following the payment described in item (e) above.

     The Bom Jesus Project is situated about 120 meters above sea level. Locally the elevation is somewhat rolling, forming hills and valleys. There are some ridges of land on the Bom Jesus Project which are up to 50 meters above the surrounding drainages. The vegetation is composed of dense forest, with localized areas occupied by farmers and the timber industry. In the case of the Bom Jesus Project, there is little activity in the surrounding areas and the garimpo is essentially isolated from outside interference. The property lies within the Amazon basin and vegetation is typical of that found in a tropical jungle environment. The principal areas not covered by jungle have been worked by the small-scale, self-employed local miners known as garimpeiros.

     Bom Jesus - General Location Map

     The relatively flat topography could adequately accommodate a plant and tailings and waste impoundments. The Tapajós Province is situated in Central Amazon and is a part of the large Amazon Craton. In the North, it is bounded by the Amazon Basin near the town of Itaituba, and in the South by the Cachimbo Graben. The main rock units of the Province are attributed to events that took place during the Archaean, Proterozoic, and Phanerozoic. Tropical latosoils are developed over most areas at Bom Jesus, with thicker development on plateaus. The latosoil is 2 to 5 meters thick, brick red to ochre in color, and usually displays a well-developed “stone line” or ferricrete horizon, several meters below surface, just above the transition to saprolite.

     Dourave has completed its initial phase of exploration on the Bom Jesus property, which included: geochemical and geophysical exploration and a 2212.05 meter diamond drilling program spread over various drilling locations on the property. Its focus was to determine the source of coincident geochemical, geophysical and geological anomalies and the potential for an economic gold and polymetallic resource. Bullion began an additional stream sediment sampling program on the Bom Jesus Project in November 2010.

     Analytical and geochemical results from a recent stream sediment sampling program established a large anomaly to the west and southwest of previous exploration efforts. The presence of significant gold-in-soil anomalies verified by recent stream sediment survey results at the Bom Jesus Project has extended the existing gold anomaly to over six kilometers.

     In order to cover both the central gold and base metal prospective drill targets within the Bom Jesus Project’s mineralized system, as well as the nearby geophysical targets indicated in the previous aeromagnetic surveys, an IP geophysical survey was designed to cover the known targets highlighted in previous surveys. All diamond drill holes in the 2010 drilling campaign intersected pervasive pottassic alteration with multiple zones of sericitic and propylitic alteration with varying degrees of disseminated sulphides. The presence of this alteration indicates that the Bom Jesus Project area is within a large alteration system.

     The figure below is a map of the Bom Jesus drill hole locations.

     Preliminary data suggests that the Bom Jesus Project is within a large, pervasive alteration system with up to 5 different phases of alteration. Current studies utilizing thin and polished sections will help define which of these alteration phases is related to gold and base metal mineralization and the subsequent exploration program will be adapted accordingly. Samples have been taken both from surface outcrops and diamond drilling core to allow the preparation of a three-dimensional model of the alteration and mineralization system.

     EnShale Oil Shale Property: EnShale has five SITLA Oil Shale Leases. These leases contain oil shale of the Eocene Green River Formation of the Uinta Basin (Basin) of eastern Utah. Of particular interest within the Green River Formation is the Mahogany Zone which has been widely studied and assayed extensively throughout the Basin by USGS and others. The Mahogany Zone is the most widely distributed and easily recognized oil shale zone in the Uinta Basin and is the target for most oil shale development projects in the Basin with average thickness of 100 feet and average oil yield from 20-25 gallons-per-ton (GPT). A table is provided below of these five mineral leases, with latitude and longitude coordinates for each and claim description information.

     ML50142: The property covered under this mineral lease is located in Uinta County, Utah, T8S, R25E, SLB&M and is 1,278.04 acres. Access to this location is via a dirt road. The lease was purchased on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50145: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 866.47 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50146: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 1442.01 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50147: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R25E, SLB&M and is 200.9 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50148: The property covered under this mineral lease is located in Uinta County, Utah, T11S, R25E, SLB&M and is 863.4 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     The table below shows latitude and longitude coordinates for EnShale’s SITLA Oil Shale Leases.

Mineral Lease No.	Description/Township/Range	Point	Latitude Deg	Min	Longitude Deg	Min	Source

ML 50142	T8S, R25E, SLB&M Section 2
	Lots 1, 2, 3, and 4 ”Coyote Basin”	NW Corner	N 40	9.517	W 109	4.659	County GIS
	S ½ N ½	NE Corner	N 40	9.517	W 109	3.525	County GIS
	S ½ All	SE Corner	N 40	8.653	W 109	3.525	County GIS
		SW Corner	N 40	8.653	W 109	4.659	County GIS

Section 16	All ”Walsh Knolls”	NW Corner	N 40	7.784	W 109	6.933	County GIS
		NE Corner	N 40	7.784	W 109	5.799	County GIS
		SE Corner	N 40	6.913	W 109	5.799	County GIS
		SW Corner	N 40	6.913	W 109	6.933	County GIS

ML 50145	T9S, R24E, SLB&M Section 2
	S ½ NE ¼ ”Little Bonanza”	NW Corner	N 40	4.308	W 109	11.45	County GIS
	SE ¼ NW ¼	NE Corner	N 40	4.308	W 109	10.33	County GIS
	SW ¼ SW ¼	SE Corner	N 40	3.45	W 109	10.33	County GIS
Lots 1, 2, 3, 4, 5, 6, 7, 8, 9. 10, 11
and 12	SW Corner	N 40	3.45	W 109	11.45	County GIS

Section 16	N ½ N ½ ”Coyote Wash”	NW Corner	N 40	2.588	W 109	13.71	County GIS
	SE ¼ NW ¼	NE Corner	N 40	2.588	W 109	0	County GIS
	S ½ SW ¼	Center	N 40	2.15	W 109	13.14	County GIS
		SW Corner	N 40	1.714	W 109	13.71	County GIS

ML 50146	T9S, R24E, SLB&M Section 23
	Lots 4, 7, 8, 9, 11 ”Bonanza West”
	SW ¼ SE ¼	SE Corner	N 40	0.842	W 109	10.32	County GIS

	Lots 1, 2, 3, 4, 5, 6, 7, 9, 10
Section 24	”Bonanza East”	SE Corner	N 40	0.841	W 109	9.185	County GIS
	N ½ SE ¼	SW Corner	N 40	0.843	W 109	10.32	County GIS
	NW Corner of SITLA Land	Other	N 40	1.263	W 109	10.04	County GIS

	NW ¼ SW ¼ ”Wagon Hound
Section 25	North”	NW Corner	N 40	0.843	W 109	10.32	County GIS
	S ½ S ½	NE Corner	N 40	0.843	W 109	9.192	County GIS
	Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11,
	12	SE Corner	N 39	59.98	W 109	9.192	County GIS
		SW Corner	N 39	59.98	W 109	10.32	County GIS

Section 36	N ½ ”Wagon Hound South”	NW Corner	N 39	59.98	W 109	10.32	County GIS
	SW ¼ SW ¼	NE Corner	N 39	59.98	W 109	9.191	County GIS
	N ½ SE ¼	SE Corner	N 39	59.11	W 109	9.191	County GIS
		SW Corner	N 39	59.11	W 109	10.32	County GIS

ML 50147	T9S, R25E, SLB&M Section 36
	All ”Weaver Ridge”	NW Corner	N 39	54.75	W 109	3.543	County GIS
		NE Corner	N 39	54.75	W 109	3.035	County GIS
		SE Corner	N 39	53.88	W 109	3.035	County GIS
		SW Corner	N 39	53.88	W 109	3.543	County GIS

ML 50148	T11S, R25E, SLB&M Section 36
	All ”Dragon”	NW Corner	N 39	49.54	W 109	4.587	County GIS
		NE Corner	N 39	49.54	W 109	3.055	County GIS
		SE Corner	N 39	48.68	W 109	3.055	County GIS
	East Border at South Dropoff		N 39	49.08	W 109	3.05	GPS
	East Border at Fence		N 39	49.15	W 109	3.05	GPS
		SW Corner	N 39	48.68	W 109	4.587	County GIS
		Metal Post	N 39	49.28	W 109	3.74	GPS

     The following map reflects the location of the EnShale leases in Uintah County, Utah.

Legal Proceedings

     Bullion filed Bullion Monarch Mining, Inc. v. Newmont USA Limited (Case No. 3:08-cv-00227-ECR-VPC) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Newmont USA is required to pay Bullion, in addition to the underlying one percent (1.0%) gross smelter return royalty on the core property (which is not in dispute), a one percent (1.0%) gross smelter return royalty on any mineral properties within the “area of interest” defined in the 1979 Agreement. On September 16, 2010, the Court granted Newmont USA’s Motion for Summary Judgment on the issue of laches and did not reach the merits of Newmont USA’s remaining Motions for Summary Judgment. The Court also denied Bullion’s Motion for Summary Judgment. On or about September 23, 2010, Bullion filed a Motion to Reconsider, which was denied on or about January 25, 2011. On October 14, 2010, Bullion filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in applying the doctrine of laches. Bullion’s and Newmont USA’s opening briefs have been filed and oral arguments were held on May 16, 2012. On June 13, 2012, the Ninth Circuit Court of Appeals filed a memorandum decision affirming the District Court’s grant of Newmont USA’s motion for summary judgment. Bullion is reviewing the Ninth Circuit Court’s decision and evaluating its available legal options.

     Bullion filed Bullion Monarch Mining, Inc. v. Barrick Goldstrike Mines, Inc. (Case No. 3:09-cv-00612-ECR-VPC) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Barrick Goldstrike Mines, Inc. (“Barrick”) is required to pay Bullion, a one percent (1%) gross smelter return royalty on any mineral properties within the “area of interest” defined in the 1979 Agreement. On or about February 7, 2011 the Court granted Barrick’s August 6, 2010 Motion for Summary Judgment finding that the royalty violated the Rule Against Perpetuities and was thus void. The Court did not address the merits of Barrick’s remaining Summary Judgment Motion, but did deny Bullion’s Motion for Summary Judgment. On February 25, 2011 Bullion filed its Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in its application of the Rule Against Perpetuities. Bullion’s and Barrick’s opening briefs have been filed and oral arguments were held on May 16, 2012. On June 13, 2012, the Ninth Circuit Court of Appeals filed an order certifying the following questions of law to be answered by the Nevada Supreme Court: (1) Whether, under Nevada law, the Rule Against Perpetuities applies to an area-of-interest provision in a commercial mining agreement; and (2) Whether reformation is available under Nevada Revised Statutes § 111.1039(2) if the Rule Against Perpetuities does apply. Bullion is currently awaiting a decision from the Nevada Supreme Court as to whether it will accept the certified questions with or without oral or written argument from the parties. Given the status of the litigation, Bullion is unable to determine the outcome of the case and intends to continue to prosecute the case in its best interest.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Information

     Effective December 31, 2011, Eurasian adopted a December 31 fiscal year end. Bullion operates on fiscal calendar system which divides the year into four quarters and each quarter is comprised of three full calendar months. For every year, Bullion’s first quarter ends on July 31, the second quarter ends on October 31, the third quarter ends on January 31 and the fourth quarter and fiscal year ends on April 30.

     Eurasian common stock is traded on the TSX-V under the trading symbol “EMX” and on the NYSE MKT under the symbol “EMXX.” Applications to list the Eurasian common shares to be issued pursuant to the merger will be filed with the TSX-V and the NYSE MKT. Bullion common stock is traded on the OTCQB under the trading symbol “BULM.”

     The table below sets forth the high and low sale prices of Eurasian common shares and Bullion common stock for each of the five most recent full calendar years, for the calendar quarters indicated and for six most recent full calendar months as reported on the OTCQB (in U.S. dollars) and on the TSX-V (in Canadian dollars) and the NYSE MKT (in U.S. dollars).

	Eurasian Common Shares TSX-V (NYSE MKT)		Bullion Common Stock OTCQB
	High	Low	High	Low
Calendar Years
2011	$3.88	$1.66	$1.95	$0.57
2010	3.48	1.67	2.00	0.50
2009	2.80	0.85	0.97	0.10
2008	2.49	0.51	0.95	0.13
2007 (1)	2.50	1.25	0.25	0.11
Last Ten Calendar Quarters
2012 Q2	2.34 (2.40)	1.87 (1.80)	1.10	0.76
2012 Q1	2.75 (2.88)	2.15 (2.24)	1.16	0.61
2011 Q4	2.50	1.66	0.96	0.57
2011 Q3	2.86	2.16	1.47	0.90
2011 Q2	3.60	2.27	1.70	0.89
2011 Q1	3.88	2.87	1.95	0.90
2010 Q4	3.48	2.18	2.00	0.78
2010 Q3	2.87	1.68	0.85	0.56
2010 Q2	2.50	1.90	0.82	0.64
2010 Q1	2.31	1.67	0.81	0.50
Last Six Months
June 2012	2.15 (2.23)	1.91 (1.80)	1.01	0.85
May 2012	2.33 (2.40)	2.01 (1.89)	1.09	0.90
April 2012	2.34 (2.39)	2.03 (2.07)	1.10	0.99
March 2012	2.60 (2.63)	2.23 (2.24)	1.16	1.06
February 2012	2.75 (2.88)	2.46 (2.49)	1.14	0.62
January 2012 (2)	2.60 (2.54)	2.15 (2.48)	0.85	0.61

(1)	Bullion began trading on the OTCQB on December 27, 2007.
(2)	Eurasian began trading on the NYSE MKT (formerly, the NYSE Amex) on January 30, 2012.

     The following table sets forth the high, low and closing sale prices per share of Eurasian common stock as reported on the NYSE MKT and Bullion common stock as reported on the OTCQB on February 7, 2012, the last trading day before the public announcement of the merger agreement, and on July 11, 2012, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. The equivalent per share value reflects the value of the Eurasian common stock that Bullion shareholders would receive for each share of their Bullion common stock if the merger was completed on those dates, and equals the exchange ratio of 0.45 multiplied by the closing price on the NYSE MKT of one share of Eurasian common stock on such date plus $0.11.

	Eurasian Common Shares			Bullion Common Stock			Bullion Pro Forma
	High	Low	Close	High	Low	Close	High	Low	Close
February 7, 2012	$2.66	$2.55	$2.60	$0.80	$0.71	$0.80	$1.31	$1.26	$1.28
July 11, 2012	$1.85	$1.82	$1.84	$0.89	$0.76	$0.84	$0.94	$0.93	$0.94

 Past price performance is not necessarily indicative of likely future performance. Because market prices of Eurasian and Bullion common stock will fluctuate between the date of the proxy statement/prospectus and the date of the special meeting of Bullion shareholders, you are urged to obtain current market prices for shares of Eurasian and Bullion common stock before you vote your Bullion shares.

     Neither Eurasian nor Bullion has ever declared or paid cash dividends on its common stock, and neither company expects to pay such dividends for the foreseeable future, including, in the case of Eurasian, following the completion of the merger. Any future determination to pay dividends will be at the discretion of the companies’ boards of directors and will be dependent upon then-existing conditions, including their financial condition and results of operations, contractual restrictions, business prospects and other factors that each company’s board of directors considers relevant.

Number of Holders of Common Stock and Number of Shares Outstanding

     As of July 11, 2012, there were 83 shareholders of record of Eurasian common stock who held an aggregate of 53,486,200 shares of Eurasian common stock.

     As of July 11, 2012, there were 297 shareholders of record of Bullion common stock who held an aggregate of 39,227,063 shares of Bullion common stock.

SELECTED HISTORICAL FINANCIAL DATA OF EURASIAN

Summary Historical Financial Data of Eurasian

     The following tables summarize Eurasian’s financial data. The statements of operations data for the fiscal year ended March 31, 2011 and nine-month period ended December 31, 2011 and the balance sheet data as of March 31, 2011 and December 31, 2011, which are prepared in accordance with IFRS, are derived from Eurasian’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2007, 2008, 2009, 2010 and 2011 and the balance sheet data as of March 31, 2007, 2008, 2009, 2010 and 2011, which are prepared in accordance with Canadian generally accepted accounting standards, or Canadian GAAP, are derived from Eurasian’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	As of
Balance Sheet Data (Canadian dollars)	March 31,	December 31,
	2011	2011
Balance sheet data (IFRS)
Total assets	$57,198,191	$52,030,105
Deferred tax liabilities	-	-
Net assets	$55,595,991	$49,779,333
Capital stock	$75,058,770	$77,122,016
Cash dividends per common share	-	-
Number of shares outstanding	50,961,629	51,875,118

     Eurasian’s annual financial data in the following table presented in accordance with Canadian GAAP and U.S. GAAP are not comparable to Eurasian’s financial data presented in IFRS.

	As of March 31,
Balance Sheet Data (Canadian dollars)	2007	2008	2009	2010	2011

Balance sheet data (Canadian GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	-	-	-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	-	-	-	-	-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629
Balance sheet data (U.S. GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	-	-	-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	-	-	-	-	-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629

	For the year ended		For the three-month period
Statements of Operations Data (Canadian dollars)	March 31,	December 31,	ended March 31,
	2011	2011(1)	2011	2012
Statements of operations data (IFRS)			(unaudited)	(unaudited)
Operating revenue	-	-	-	-
Income (loss) from operations	$(10,184,843)	$(9,748,817)	(3,692,824)	(4,053,512)
Income (loss) from continuing operations	$(10,184,843)	$(9,748,817)	(3,692,824)	(4,053,512)
Net (loss) income	$(10,309,566)	$(9,748,817)	(3,817,547)	(4,053,512)
Net income (loss) from operations	$(10,309,566)	$(9,748,817)	(3,817,547)	(4,053,512)
Net income (loss) from continuing operations per share	$(0.26)	$(0.19)	(0.08)	(0.08)
Basic and diluted (loss) gain per common share	$(0.26)	$(0.19)	(0.08)	(0.08)

     Eurasian’s annual financial data in the following table presented in accordance with Canadian GAAP and U.S. GAAP are not comparable to Eurasian’s financial data presented in IFRS.

		For the year ended March 31,
Statements of Operations Data (Canadian	2007	2008	2009	2010	2011
dollars)

Statements of operations data (Canadian GAAP)
Operating revenue	-	-	-	-	-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

Statements of operations data (U.S. GAAP)
Operating revenue	-	-	-	-	-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations per share	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

(1)	Eurasian changed its fiscal year end to December 31 effective December 31, 2011. The financial information for the fiscal period ended December 31, 2011 covers the nine months ended December 31, 2011.

EURASIAN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of Eurasian’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Eurasian’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Company Overview

     Eurasian is a Vancouver-based mineral exploration company engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Europe, Southwest United States, and the Asia Pacific region. Eurasian Capital, the royalty and merchant banking division of Eurasian, focuses on building a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model. Eurasian is a reporting issuer in British Columbia and Alberta, and trades on the TSX-V as a Tier 1 issuer under the symbol EMX and on the NYSE MKT under the symbol “EMXX.”

     Eurasian has interests in, directly and through joint ventures and royalties, over 140 properties globally. As a measure of Eurasian’s successful execution of the prospect generation business model, more than 70 of these properties are funded wholly, or with substantial contributions, from partner companies. As properties in the current portfolio are advanced, Eurasian continues to evaluate new early stage opportunities worldwide to fill the exploration pipeline.

Results of Operations

Three months ended March 31, 2012 compared to the three months ended March 31, 2011

     The net loss for the three-month period ended March 31, 2012 was Cdn. $4,053,512 compared to Cdn. $3,817,547 for the prior year’s comparative quarter. The loss for the three-month period ended March 31, 2012 was made up of Cdn. $1,037,042 in net exploration expenditures, Cdn. $2,541,548 in general and administrative expenses, and other losses totaling Cdn. $474,922. Some of the factors of note when comparing the current quarter to the prior year’s comparative quarter are as follows:

  Net exploration expenditures decreased by Cdn. $682,931 partly due to the recovery in the current quarter of costs incurred in Sweden from Eurasian’s partner Antofagasta, which was not yet a partner in the prior year’s quarter.

  Professional fees increased by Cdn. $420,230 to Cdn. $565,234 from Cdn. $145,004 due to additional legal and accounting costs incurred in relation to the proposed merger with Bullion.

  Salaries and consulting fees increased by Cdn. $236,899 to Cdn. $621,480 from Cdn. $384,581 due to increased corporate staff levels and consulting costs associated with Eurasian’s strategic business development and due diligence on new business opportunities.

  Transfer agent and filing fees increased by Cdn. $111,351 to Cdn. $191,738 from Cdn. $80,387 mainly due to Eurasian’s listing on the NYSE MKT (formerly, the NYSE Amex) in January 2012.

  Foreign exchange losses decreased by Cdn. $214,757 to Cdn. $112,096 from Cdn. $326,853 due to a stronger United States dollar against the Canadian dollar in the comparative quarter.

Nine months ended December 31, 2011 compared to the year ended March 31, 2011

     The net loss for the year decreased by Cdn. $560,749 to Cdn. $9,748,817 (March 31, 2011 - Cdn. $10,309,566), mainly due to Eurasian’s change in fiscal year to December 31. The net loss for the year was made up of Cdn. $3,837,224 (March 31, 2011 - Cdn. $4,755,768) in net exploration expenditures, Cdn. $5,632,573 (March 31, 2011 -Cdn. $5,944,149) in general and administrative expenses, and other expenses totaling Cdn. $279,020 (March 31, 2011 – other income of Cdn. $515,074). Some of the factors contributing to the increase in net loss are as follows:

  Net exploration expenditures decreased by Cdn. $918,544 (December 31, 2011 - Cdn. $3,837,224; March 31, 2011 - Cdn. $4,755,768) mainly due to Eurasian’s change in fiscal year to December 31.

  Salaries and consulting fees increased by Cdn. $119,747 (December 31, 2011 - Cdn. $1,385,974; March 31, 2011 - Cdn. $1,266,227) primarily due to the additional costs incurred on Eurasian’s strategic business development plans and the addition of senior management personnel during the period.

  Professional fees increased by Cdn. $357,399 (December 31, 2011 - Cdn. $852,909; March 31, 2011 - Cdn. $495,510) and can be attributed to an increase in audit, legal and tax costs mainly due to due diligence of Bullion in connection with the merger.

  Share-based payments decreased to Cdn. $2,317,653 (March 31, 2011 - Cdn. $2,819,284) due to fluctuations in the number of stock options and bonus shares issued and the corresponding fair value at time of issuance. Eurasian’s share-based payments include the options granted and common shares granted for discretionary bonuses to officers, directors, employees, and consultants as part of Eurasian’s compensation plan.

  A foreign exchange gain of Cdn. $100,885 was incurred this period, compared to a loss of Cdn. $519,792 for the prior year. The strengthening of the Canadian dollar compared to the U.S. dollar was instrumental in this change.

  Eurasian had a Cdn. $12,018 loss (March 31, 2011 - gain of Cdn. $1,132,088) during the nine month period ended December 31, 2011 on the sale of some of its marketable securities. In the prior year, Eurasian benefited from the upturn in market conditions and sold a large portion of its common share holdings in other mineral exploration companies for a gain of over one million Canadian dollars. The activity in the trading and investment during the current period was less as Eurasian is very selective in the opportunities in which it chooses to invest. Eurasian acquires the marketable securities, which are classified as held-for trading investments, as strategic investments or as option payments on properties held by Eurasian.

  Eurasian recorded a Cdn. $177,441 (March 31, 2011 - Cdn. $57,694) loss on dilution of investment in associated companies in the current year, which consists of Eurasian’s 49% equity investment in a joint venture of the Sisorta project in Turkey and Eurasian’s 26.7% equity investment in a private exploration company. The loss is recorded in loss on investments. Summarized financial information of those associated companies, including their aggregate amounts of assets, liabilities and net income or loss for the period prepared in accordance with IFRS, is disclosed in Eurasian’s consolidated financial statements for the nine-month period ended December 31, 2011.

  Eurasian incurred a Cdn. $408,872 (March 31, 2011 - Cdn. $0) write-off of exploration and evaluation assets associated with the Beyoulk property in Turkey, the Courtland East property, Hardshell Skarn property and Park-Sayler property in U.S.A. as management determined that there was a little prospect of further work on these properties being carried out by Eurasian or its joint venture partners.

Financial Condition, Liquidity and Capital Resources

     All of Eurasian’s cash and cash equivalents at March 31, 2012 are held in interest-bearing accounts. As of March 31, 2012, Eurasian has experienced recurring operating losses resulting in an accumulated operating deficit of Cdn. $39,150,827 (December 31, 2011 - Cdn. $35,097,315; March 31, 2011 – Cdn. $25,348,498) and has working capital of Cdn. $38,585,346 (December 31, 2011 - Cdn. $40,742,549; March 31, 2011 – Cdn. $48,076,222). The decrease in working capital of Cdn. $2,157,203 (December 31, 2011 – decrease of Cdn. $7,333,673; March 31, 2011 – increase of Cdn. $34,483,528) was primarily due to net exploration expenditures and general and administration expenses, particularly relating to the NYSE MKT listing and the pending merger with Bullion, offset by interest income and cash received on issuance of common shares on exercise of warrants and stock options. In the fiscal year ended December 31, 2011, the decrease was primarily due to net exploration expenditures and general and administrative expenses offset by interest income and cash received on issuance of common shares on exercise of stock options, while in the fiscal year ended March 31, 2011, the significant increase in working capital was due primarily to cash received from three private placements, a gain on disposition of investments and cash received on issuance of common shares on exercise of stock options. In the opinion of Eurasian’s management, Eurasian currently has sufficient working capital to fund its proposed exploration programs and administrative expenditures through and beyond the next twelve months. Eurasian has no material commitments for capital expenditures as of March 31, 2012. Presently, Eurasian has no revenues and obtains its cash requirements through the issuance of shares, its joint venture partners, attracting additional joint venture partners and the sale of available investments and marketable securities in order to finance further property acquisitions and to explore and develop its mineral properties.

Three months ended March 31, 2012 and 2011

     Cash Used in Operating Activities. Cash used in operating activities during the three-month period ended March 31, 2012 was Cdn. $3,277,980 (during the three-month period ended March 31, 2011 – Cdn. $2,139,313). These expenses were incurred primarily for Eurasian’s exploration activities and general and administrative expenses. Eurasian recovered Cdn. $1,077,025 (during the three-month period ended March 31, 2011 – Cdn. $1,469,725) for its exploration activities from its joint venture partners.

     Cash Used in Investing Activities. Cash used in investing activities during the three-month period ended March 31, 2012 was Cdn. $827,003 (during the three-month period ended March 31, 2011 – Cdn. $648,865 provided) primarily due to purchases of marketable securities of Cdn. $551,322 (during the three-month period ended March 31, 2011 – Cdn. $85,044) and of property and equipment of Cdn. $1,143,188 (during the three-month period ended March 31, 2011 – Cdn. $80,875). The cash used in investing activities was offset by interest of Cdn. $72,572 received on cash and cash equivalents (during the three-month period ended March 31, 2011 – Cdn. $137,480), and proceeds of Cdn. $718,275 from sales of marketable securities (during the three-month period ended March 31, 2011 – Cdn. $80,172).

     Cash Provided by Financing Activities. Cash provided by financing activities during the three-month period ended March 31, 2011 was Cdn. $1,918,995 (during the three-month period ended March 31, 2011 – Cdn. $18,077,918). Eurasian received Cdn. $20,000 pursuant to the exercises of 20,000 stock options (during the three-month period ended March 31, 2011 – Cdn. $269,782) and Cdn. $1,898,995 pursuant to the exercises of 949,497 warrants (during the three-month period ended March 31, 2011 – Cdn. $3,108). The cash provided by financing activities during the three-month period ended March 31, 2011 was significantly higher primarily due to Cdn. $17,875,000 received pursuant to the private placements.

Nine and three months ended December 31, 2011

     Cash Used in Operating Activities. Cash used in operating activities during the nine-month period ended December 31, 2011 was Cdn. $5,265,150 (during the three-month period ended December 31, 2011 – Cdn. $1,972,407). These expenses were incurred primarily for Eurasian’s exploration activities and general and administrative expenses. Eurasian recovered Cdn. $4,598,919 (during the three-month period ended December 31, 2011 – Cdn. $2,002,969) for its exploration activities from its joint venture partners.

     Cash Used in Investing Activities. Cash used in investing activities during the nine-month period ended December 31, 2011 was Cdn. $2,254,650 (during the three-month period ended December 31, 2011 - Cdn. $309,501) primarily due to purchases of marketable securities of Cdn. $566,882 (during the three-month period ended December 31, 2011 - Cdn. $235,800) and of equity investments of Cdn. $1,993,188 (during the three-month period ended December 31, 2011 - Cdn. $0). The cash used in investing activities was offset by interest of Cdn. $343,145 received on cash and cash equivalents (during the three-month period ended December 31, 2011 - Cdn. $97,559), and proceeds of Cdn. $162,902 from sales of equipment, marketable securities and marketing materials (during the three-month period ended December 31, 2011 - Cdn. $86,200).

     Cash Provided by Financing Activities. Cash provided by financing activities during the nine-month period ended December 31, 2011 was Cdn. $521,764. Eurasian received Cdn. $525,728 pursuant to the exercise of 429,300 stock options (during the three-month period ended December 31, 2011 - Cdn. $0). The cash provided by financing activities was offset by share issuance costs.

Off-Balance Sheet Arrangements

     Eurasian has no off-balance sheet arrangements.

ANNUAL FINANCIAL INFORMATION (Canadian dollars)

     The following should be read in conjunction with the Company’s audited consolidated financial statements.

As at	December 31, 2011	March 31, 2011	March 31, 2010(1)

Financial positions
Working capital	$40,742,549	$48,076,222	$13,592,694
Exploration and evaluation assets (net)	6,086,396	6,253,850	10,109,487
Total assets	52,030,105	57,198,191	22,419,211
Share capital	77,122,016	75,058,770	31,984,129
Deficit	(35,097,315)	(25,348,498)	(15,038,932)

	Nine month
	period ended	Year ended	Year ended
	December 31, 2011	March 31, 2011	March 31, 2010(1)

Financial results
Exploration expenditures (net)	$3,837,224	$4,755,768	$2,595,040
Net loss	(9,748,817)	(10,309,566)	(4,710,114)
Net loss per share - basic and diluted	(0.19)	(0.26)	(0.16)

QUARTERLY INFORMATION (Canadian dollars)

Fiscal quarter ended	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Exploration expenditures	$2,841,775	$2,736,112	$2,858,256	$3,189,698
Exploration recoveries	(2,002,969)	(1,113,336)	(1,482,614)	(1,469,725)
Share-based payments	458,091	1,668,471	191,091	601,867
Net loss for the period	(3,266,452)	(4,257,189)	(2,225,176)	(3,817,547)
Basic and diluted net loss per share	(0.06)	(0.08)	(0.04)	(0.08)

Fiscal quarter ended	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010(1)

Exploration expenditures	$3,054,611	$2,544,253	$2,152,620	$1,430,990
Exploration recoveries	(1,478,428)	(2,062,189)	(1,175,072)	(952,897)
Share-based payments	354,416	571,103	1,291,898	172,599
Net loss for the period	(2,310,223)	(1,706,861)	(2,474,935)	(460,735)
Basic and diluted net loss per share	(0.06)	(0.05)	(0.07)	(0.01)

(1)

The figures presented for the financial position as at March 31, 2010 and the year and quarter ended March 31, 2010 were prepared in accordance with Canadian GAAP and are not required to be restated to be in accordance with IFRS.

     Net losses by quarter are often materially affected by the timing and recognition of large non-cash expenses, specifically share based payments and property write-offs.

Critical Accounting Policies

     Eurasian’s consolidated financial statements were prepared in accordance with Canadian GAAP until March 31, 2011. Eurasian adopted IFRS effective April 1, 2011, with its transition date of April 1, 2010. The impacts of transition to IFRS from Canadian GAAP and the significant accounting policies under IFRS are detailed in notes 2 and 22 to the consolidated financial statements for the nine month period ended December 31, 2011. Of these accounting policies, Eurasian considers the following policy to be the most critical to the readers’ full understanding and evaluation of Eurasian’s reported financial results.

Deferred income tax

     Under Canadian GAAP, the Company recognized a future income tax liability upon the acquisition of an asset in a transaction, which was not a business combination. Under IFRS, IAS 12 - Income Taxes (“IAS 12”) does not permit a deferred tax liability to be recognized upon the recognition of an asset in a transaction which is not a business combination. To conform to IFRS, the Company reversed these previously recorded liabilities and their related future income tax recoveries resulting from an increase in the asset tax basis from expenditures incurred as follows:

  Reversal of Cdn. $3,269,031 from exploration and evaluation assets from the acquisition of BCE during the year ended March 31, 2010. Reversal of the related deferred tax liability of Cdn. $3,131,547, and the reversal of the difference being Cdn. $137,484 which relates to the income tax recovery that resulted from an increase in the asset tax basis from expenditures incurred during the year.

  Reversal of the related income tax recovery of Cdn. $19,243 recorded during the three months ended June 30, 2010 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

  Reversal of Cdn. $170,949 from exploration and evaluation assets which was the result of the recognition of a deferred tax liability from the acquisition of Viad Royalties AB (“Viad”) during the year ended March 31, 2011 and the reversal of the related deferred tax liability of Cdn. $170,949 during the year.

  Reversal of the related income tax recovery of Cdn. $577,846 recorded during the remaining nine months for the year ended March 31, 2011 related to the recovery of the deferred tax liability recorded on the BCE and Viad acquisitions.

     The net effects of adopting IAS 12 for Eurasian are Cdn. $0 balances on deferred income tax liability as at April 1, 2010 (transition date) and March 31, 2011, whereas, under Canadian GAAP, they are Cdn. $3,131,547 and Cdn. $2,534,458 respectively.

	March 31, 2011		April 1, 2010
(Canadian dollars)	IFRS	Canadian GAAP	IFRS	Canadian GAAP

Exploration and evaluation assets	$6,253,850	$9,693,830	$6,840,456	$10,109,487
Deferred income tax liability	-	2,534,458	-	3,131,547
Deficit	25,348,498	24,442,976	15,038,932	14,904,448

Exploration and evaluation assets and exploration expenditures

       Acquisition costs for exploration and evaluation assets, net of recoveries, are capitalized on a property-by-property basis. Acquisition costs include cash consideration and the value of common shares, based on recent issue prices, issued for exploration and evaluation assets pursuant to the terms of the agreement. Exploration expenditures, net of recoveries, are charged to operations as incurred. After a property is determined by management to be commercially feasible, exploration and development expenditures on the property will be capitalized.

       When there is little prospect of further work on a property being carried out by Eurasian or its partners, when a property is abandoned, or when the capitalized costs are no longer considered recoverable, the related property costs are written down to management’s estimate of their net recoverable amount. The costs related to a property from which there is production, together with the costs of production equipment, will be depleted and amortized using the unit-of-production method.

       An exploration and evaluation asset acquired under an option agreement, where payments are made at the sole discretion of Eurasian, is capitalized at the time of payment. Option payments received are treated as a reduction of the carrying value of the related acquisition cost for the mineral property until the payments are in excess of acquisition costs, at which time they are then credited to operations. Option payments are at the discretion of the optionee and, accordingly, are accounted for when receipt is reasonably assured.

Share-based payments

       Eurasian accounts for share-based compensation using a fair value based method with respect to all share-based payments measured and recognized, to directors, employees and non-employees. For directors and employees, the fair value of the options is measured at the date of grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete, or the date the performance commitment is reached, or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For directors, employees and non-employees, the fair value of the options is accrued and charged to operations, with the offset credit to share based payment reserve, over the vesting period. If and when the stock options are exercised, the applicable amounts are transferred from share-based payment reserve to share capital. Share-based compensation awards are calculated using the Black-Scholes option pricing model.

Presentation differences

     Some line items on the consolidated financial statements are described differently under IFRS compared to Canadian GAAP as follows:

  Exploration and evaluation assets (mineral properties under Canadian GAAP);

  Share based payments reserve (contributed surplus under Canadian GAAP); and,

  Share based payments (stock based compensation under Canadian GAAP).

Tabular Disclosure of Contractual Obligations

     As of December 31, 2011, Eurasian had no long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on its balance sheet under IFRS.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF EURASIAN

Commodity Prices

     Eurasian’s future revenues, earnings and cash flow may be strongly influenced by changes in gold, silver and other metal prices, which fluctuate widely and over which it has no control. Eurasian has not entered into price protection arrangements relating to commodity prices and it had no gold, silver and other metal related derivatives as of December 31, 2011.

     Eurasian’s future earnings and cash flow may be significantly impacted by changes in the market price of gold, silver and other commodities. Metal prices can fluctuate widely and are affected by numerous factors, such as demand, inflation, interest rates, and economic policies of central banks, producer hedging, and the strength of the U.S. dollar relative to other currencies.

Foreign Currency

     Eurasian anticipates its primary market risk, if any, to be related to fluctuations in exchange rates. Exchange rate risk may arise if Eurasian is required to use different currencies for various aspects of its operations. Eurasian uses the Canadian dollar as its reporting currency and is therefore exposed to foreign exchange movements, since for the most part it incurs its expenditures in local currencies or in U.S. dollars.

     Eurasian has not entered into any foreign exchange contracts to minimize or mitigate the effects of foreign exchange fluctuations on Eurasian’s operations. Therefore a weakening of the Canadian dollar against the U.S. dollar could have an adverse impact on the amount of exploration conducted. Eurasian owns foreign mineral rights primarily in the form of royalties which may create foreign currency exposure in the future when, and if, these foreign properties are placed in production.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BULLION

Summary Consolidated Historical Financial Data of Bullion

     The following tables summarize Bullion’s financial data. The statements of operations data for the nine months ended January 31, 2011 and January 31, 2012 and the balance sheet data as of January 31, 2012 are derived from Bullion’s unaudited financial statements and related notes. The statements of operations data for the fiscal years ended April 30, 2010 and 2011 and the balance sheet data as of April 30, 2010 and 2011 are derived from Bullion’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended April 30, 2007, 2008 and 2009 and the balance sheet data as of April 30, 2007, 2008 and 2009 are derived from Bullion’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

		As of April 30,				As of
						January 31,
Balance Sheet Data	2007	2008	2009	2010	2011	2012
						(unaudited)
Current assets	$803,811	$1,632,102	$1,392,345	$1,013,033	$1,274,300	$1,777,131
Mineral properties	$273,071	$273,071	$273,071	$273,071	$5,342,665	$3,712,778
Total assets	$1,861,469	$2,832,123	$3,993,026	$5,033,169	$10,599,652	$9,537,941
Current liabilities	$143,899	$362,438	$201,815	$416,580	$839,862	$268,219
Long term debt	-	-	$19,635	-	-	-
Net assets	$1,717,570	$2,469,685	$3,771,576	$4,616,589	$9,759,790	$9,269,722
Capital stock	$40,221	$40,446	$39,366	$38,686	$43,638	$39,361
Number of shares issued	40,221,010	40,466,010	39,366,010	38,686,210	43,637,548	39,360,518
Number of shares outstanding	40,221,010	40,404,510	38,854,210	38,686,210	43,504,093	39,227,063

						For the nine-month
		For the year April 30,				period ended January 31,
Statements of Operations Data	2007	2008	2009	2010	2011	2011	2012
						(unaudited)	(unaudited)
Operating revenue	$1,352,801	$2,662,399	$3,799,890	$5,214,603	$6,289,315	$4,551,187	$4,524,129
Income (loss) from operations	$463,855	$978,588	$2,130,087	$2,389,144	$2,960,069	$2,303,515	$(994,056)
Net income (loss) (attributable to Bullion shareholders)	$437,580	$544,879	$1,783,057	$937,045	$2,108,460	$1,630,784	$(397,632)
Net income (loss) from operations per common share	$0.01	$0.02	$0.05	$0.06	$0.08	$0.06	$(0.02)
Basic and diluted income (loss) per common share	$0.01	$0.01	$0.04	$0.02	$0.05	$0.04	$(0.01)

BULLION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of Bullion’s financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Bullion’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Plan of Operation

     Bullion is a gold-focused royalty company with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. Bullion seeks to acquire existing mineral royalties or to finance mining projects that are in production or in exploration stage in exchange for royalty interests or a participating interest. Bullion is engaged in a continual review of opportunities to create new royalties or participating interests through the financing of mine development or exploration, or the acquisition of companies that hold royalties. The majority of Bullion’s current revenues are derived from a high-quality royalty claim block located in Northeastern Nevada’s Carlin Trend, which Bullion calls its Carlin Trend Royalty. Bullion also has interests in various mineral assets in North and South America in the exploration stage, which have the potential to generate future royalty or other revenues.

     Bullion’s financial results are primarily tied to the price of gold and production from Bullion’s producing stage royalty interests. Bullion’s current royalty portfolio generates high-margin free cash flow with lower exposure to operating and capital costs than typical operating companies. Bullion’s royalties also provide for direct leverage to commodity prices and the exploration potential of world-class ore deposits and mineral exploration trends where it has existing royalty interests. In the past, Bullion has internally funded its mineral exploration projects as well as its oil shale technology subsidiary, EnShale.

     Notwithstanding the foregoing, Bullion’s royalty revenues are dependent upon third party mining and production activities within the Carlin Trend Royalty claim blocks, including the development of reserve estimates as well as mineral mining, processing and production. Because Bullion is dependent on third parties and other factors beyond its control in the generation of revenues from the Carlin Trend Royalty claim blocks, there is uncertainty regarding whether the Carlin Trend Royalty will continue to produce at current levels. There can be no assurance that gold and other metal production or that metal prices will result in revenue generation at current levels.

     As of June 12, 2012, Bullion owns royalties on four (4) producing properties, one (1) exploration stage property and one (1) property not currently being explored. Additionally, Bullion holds 100% of the exploration and development rights to six (6) properties in Brazil and two (2) properties in the United States. During the nine months ended January 31, 2012, Bullion focused primarily on the advancement of its exploration stage properties and the management of its existing royalty interests.

     Bullion plans to continue seeking new mining projects with the potential to increase its royalty portfolio. Bullion is currently focused on exploring and evaluating properties in Brazil. Bullion’s primary exploration project in Brazil is its Bom Jesus project, which is a gold-focused property. Based on extensive stream sediment sampling programs, which resulted in anomalous results that Bullion believes to be encouraging, Bullion is planning its next phase of exploration on this property. In addition, Bullion is speaking with potential exploration partners regarding advancement of the property.

     Bullion began exploration on a bauxite property (“Niquelandia”) early in fiscal 2011. Samples of its initial work were submitted to labs for analysis to determine if the Niquelandia property appeared to host commercial grade bauxite ore. After carefully reviewing the results of exploration and related testing completed on the Niquelandia bauxite project, Bullion determined that the project lacked the economic basis to perform further work or to continue holding rights to the property. Although the property contains a large deposit of bauxite, the silica content was too high to allow for economic processing of the bauxite. Under terms of its contract, Bullion has contacted the underlying claim holders to inform them of its decision.

     In addition to the properties mentioned above Bullion is working with larger mining companies on possible joint ventures on some of its other Brazilian properties. Bullion also has interests in various mineral assets in North and South America which are presently at the exploration stage and which are not currently producing any ore or income.

     Bullion continues to develop a process through its subsidiary EnShale, which it believes can extract the oil content from oil shale on a commercially reasonable and economically beneficial basis. EnShale intends to continue evaluating alternatives to fund the construction of the expected full production plant and underground mining operation in the Vernal, Utah area, in anticipation of successful results from EnShale’s demonstration plant.

     In 2011, Bullion began working on a potential offering of its common stock in Canada to be undertaken in conjunction with a listing on a Canadian exchange. Because of unfavorable market conditions Bullion decided not to pursue an offering of its stock.

Recent Developments

     In the 2012 calendar year, Bullion has experienced a decrease in royalty revenues primarily as a result of decreased production by Newmont in Bullion’s area of interest in the Carlin Trend. Through May 31, 2012, royalty revenues were approximately $1,346,232, representing an approximate 49 percent decrease from the same five-month period in 2011. Bullion can provide no assurances as to the anticipated levels of production or royalty revenues relating to the Carlin Trend Royalty for the remainder of the calendar year or in future periods. As a result of the decreased royalty payments, Bullion has taken steps to reduce its expenses, including compensation, by approximately $70,000 per month.

     On June 13, 2012, the Ninth Circuit Court of Appeals affirmed the prior grant of Newmont USA’s motion for summary judgment. Bullion is evaluating its available legal options. Further, in connection with the legal proceedings with Barrick, the Ninth Circuit Court of Appeals certified questions of law to be answered by the Nevada Supreme Court. For more detail, see “Bullion’s Business – Legal Proceedings.”

Results of Operations

Comparison of Quarter Ended January 31, 2012 and January 31, 2011

     Bullion’s largest revenue source is produced from its 1% Carlin Trend Royalty. Currently the primary source of revenue from this royalty is derived from production at Newmont USA’s Leeville Mine. Bullion’s revenue for the quarter ended January 31, 2012 was $1,672,009 compared to $1,779,069 for the same quarter in the prior year. The decrease of $107,060 was due primarily to a decrease in production royalty ounces of gold offset by an increase in the price per ounce of gold, compared with the same quarter last year. The price and marketability of gold are influenced by various factors beyond the control of Bullion and may have a material and adverse effect on Bullion’s results of operations and financial condition. Additionally, Bullion’s revenue is based on gold production from mines on which it has royalties but that it does not operate, which creates a level of unpredictability that could have a material, adverse effect on Bullion’s results.

     Total operating expenses in the quarter ended January 31, 2012, were $1,370,845 compared to $804,161 for the quarter ended January 31, 2011, an increase of $566,684. The major contributor to increased operating expense was an increase in exploration expense of $397,343 related to work on Bullion’s Brazilian properties, plus smaller increases in most other operating expenses. General and administrative expense for the quarter ended January 31, 2012, was $316,531 compared to $266,350 for the quarter ended January 31, 2011, an increase of $50,181, primarily due to the additional travel, and administrative costs of Bullion’s Brazilian entity. Salary and benefits expense increased to $250,129 for the quarter ended January 31, 2012, compared to $171,224 for the quarter ended January 31, 2011, an increase of $78,905, which was primarily related to the additional salary and benefits expense of Bullion’s Dourave subsidiaries. Professional fees expense for the quarter ended January 31, 2012, increased to $228,428, compared with professional fees expense of $148,898 for the quarter ended January 31, 2011, an increase of $79,530. This increase is due to the additional costs of accounting and legal advice required in connection with reporting of Bullion’s acquisition of Dourave Canada and work related to the proposed merger with Eurasian. Research and development expense related to EnShale’s research on oil shale processing was $94,814 for the quarter ended January 31, 2012, compared to $128,736 for the quarter ended January 31, 2011. The decrease in R&D expense of $33,922 was a result of less activity at EnShale’s demonstration plant compared to the same period a year earlier.

     The decrease in revenue combined with higher operating expenses resulted in a decrease in operating income of $673,744, with operating income for the quarter ended January 31, 2012, of $301,164 compared with operating income of $974,908 for the quarter ended January 31, 2011.

     In the quarter ended January 31, 2012, Bullion had total other expense of $77,292, which compares to total other income of $5,207 in the quarter ended January 31, 2011. The increased expense of $82,499 was due to interest expense of $17,175 and a loss on sale of assets resulting from the sale of the Vernal, Utah property used as an office facility by EnShale, offset by interest income of $809 in the quarter ended January 31, 2012. In the quarter ended January 31, 2012, Bullion had an income tax benefit of $268,031 compared to a provision for income taxes of $226,293 in the quarter ended January 31, 2011, a difference of $494,324, which is due to the tax benefits to Bullion as a result of Brazilian exploration costs.

     For the quarter ended January 31, 2012, Bullion recorded net income attributable to shareholders of $527,136, or $0.01 per basic and diluted share, as compared to net income attributable to shareholders of $793,161, or $0.02 per basic and diluted share, for the quarter ended January 31, 2011. In the quarter ended January 31, 2012, Bullion had a gain on foreign currency translation of $33,944 and an unrealized loss on marketable securities of $51,249, resulting in net comprehensive income of $509,831 versus net comprehensive income of $770,497 for the quarter ended January 31, 2011.

Comparison of Nine Months Ended January 31, 2012 and January 31, 2011

     As stated above, Bullion’s financial results are primarily tied to the production from Bullion’s producing stage royalty interests and the price of gold. Royalty revenues decreased slightly to $4,524,129 for the nine months ended January 31, 2012, compared to $4,551,187 for the nine months ended January 31, 2011. The decrease in royalty revenue of $27,058 is primarily a result of a decrease in production royalty ounces of gold offset by an increase in the price per ounce of gold.

     Professional fees for the nine months ended January 31, 2012, were $769,347 compared to $639,786 for the nine month period ended January 31, 2011, an increase of $129,561, due to the additional costs of accounting and legal advice required in connection with reporting of Bullion’s acquisition of Dourave Canada and work related to the proposed merger with Eurasian. Salaries and benefits expense increased to $718,344 in the nine months ended January 31, 2012, from $506,482 in the nine month period ended January 31, 2011. The increase of $211,862 is primarily related to the additional salary and benefits expense of Bullion’s Dourave subsidiaries. General and administrative expenses for the nine months ended January 31, 2012, were $706,909 compared to $510,374 for the nine months ended January 31, 2011, an increase of $196,535 due to the additional travel, repairs, and administrative costs of Bullion’s Brazilian subsidiaries. Also included in operating expenses for the nine months ended January 31, 2012 were $1,470,614 in exploration expenses related to the exploration work done on Bullion’s properties in Brazil and write down of mining property of $1,365,879 related to writing off work done on Bullion’s Niquelandia bauxite property which Bullion discontinued for lack of acceptable results.

     For the nine month period ended January 31, 2012, total operating expenses were $5,518,185 versus $2,247,672 for the nine months ended January 31, 2011.The increase in operating expense of $3,270,513 is mostly related to higher exploration expenses on Bullion’s Brazilian properties, a write-down of the mining property cost of the Niquelandia project and is also a reflection of the increased costs of absorbing Dourave overhead expenses. Bullion had an operating loss of $994,056 for the nine months ended January 31, 2012, compared to operating income of $2,303,515 for the nine months ended January 31, 2011, a decrease of $3,297,571.

     In the nine months ended January 31, 2012, Bullion had a benefit for income taxes of $617,411 compared with a provision for income taxes in the nine months ended January 31, 2011 of $383,750, a difference of $1,001,161. This is due to the exploration costs of Brazil providing tax benefits for Bullion. Bullion had a net loss attributable to its shareholders of $397,632 for the nine months ended January 31, 2012, or ($.01) per basic and diluted share, which represents a decrease of $2,028,416 from the net income attributable to shareholders in the nine month period ended January 31, 2011, of $1,630,784 or $.04 per basic and diluted share. The change in unrealized loss on marketable securities for the nine months ended January 31, 2012, was ($38,604) compared to a change in unrealized loss of ($137,696) for the nine months ended January 31, 2011, due to the decrease in the market price of the 1,651,000 shares of Sidney Resources Corp. and 3,000,000 shares of Pacific Gold Corp. stock owned by Bullion. Bullion’s only relationship with each of Sidney Resources Corp. and Pacific Gold Corp. is as a shareholder. For the nine month period ended January 31, 2012, Bullion had a net comprehensive loss of ($603,787) compared to a net comprehensive income of $ $1,493,088 for the same period last year, a decrease of $2,096,875.

Comparison of Year Ended April 30, 2011 and April 30, 2010

     Bullion set a record, posting its best revenue year ever with revenue of $6,289,315 in fiscal 2011, an increase of over twenty percent. This increase in revenue of $1,074,712 was due to increased gold prices, as production from the mines operating on Bullion’s Carlin Trend Royalty claim block decreased approximately 4% from the prior year ended April 30, 2010. Total operating expenses in fiscal 2011 compared to fiscal 2010 increased $503,787. The increase in revenues and operating expenses resulted in operating income of $2,960,069 for the fiscal year ended April 30, 2011, compared to operating income of $2,389,144 for the fiscal year ended April 30, 2010, an increase of $570,925 or twenty-four percent.

     General and administrative expenses for the fiscal year ended April 30, 2011 were $477,842 compared to $446,959 for the fiscal year ended April 30, 2010, an increase of $30,883 due primarily to increased insurance costs and additional marketing efforts. Professional fees in fiscal year 2011 were $901,322 compared to $1,152,985 for the year ended April 30, 2010, a decrease of $251,663. The decrease was due to a decrease in legal fees, offset by an increase in accounting fees. Salaries and benefits expense increased by $326,351 from $514,052 in 2010 to $840,403 for the year ended April 30, 2011. This increase was due to the addition of five employees during the period May 2009 to August 2010.

     Bullion also incurred research and development expenses in the fiscal year ended 2011 of $468,360 compared to $451,733 in 2010, a $16,627 increase which was attributable to the continued in-house funding of research and development of Bullion’s processing demonstration and testing plant.

     Bullion incurred a loss from joint venture in the fiscal year ended April 30, 2011 of $406,765, compared with a loss from joint venture of $1,593,235 in the year ended 2010. The loss from joint venture was due to the funding of exploration costs on the Bom Jesus and other Brazilian properties. The decrease of $1,186,470 was primarily due to the fact that the majority of the phase I work plan, which included a first round of drilling, was completed on the Bom Jesus and other Brazilian properties in the earlier period and was not repeated during the current period, with the remaining work being concluded in the year ended April 30, 2011.

     Net income in the fiscal year ended April 30, 2011 totaled $1,962,404, an increase of nearly one hundred forty-two percent over the fiscal year ended April 30, 2010, in which Bullion’s net income was $811,393.

     The net loss attributable to non-controlling interest totaled $146,056 for the fiscal year ended April 30, 2011, and $125,652 for the fiscal year ended April 30, 2010. Bullion recorded an unrealized loss on marketable securities for the fiscal year ended April 30, 2011, of $80,671 compared with an unrealized gain on marketable securities of $82,861 in the fiscal year ended April 30, 2010. These unrealized losses were a result of a decrease in the prices of Bullion’s holdings in Sidney Resources Corp.

     The net comprehensive income totaled $2,210,272 in fiscal year ended April 30, 2011, compared to $1,019,906 for the fiscal year ended April 30, 2010. Bullion recorded net income per share of $0.05 for the 2011 period, compared to $0.02 for the 2010 period.

Liquidity and Capital Resources

     During the quarter and nine months ended January 31, 2012, and the fiscal year ended April 30, 2011, liquidity needs were met from $1,672,009, $4,524,129 and $6,289,315, respectively, in royalty revenues derived from production at Newmont USA’s Leeville Mine. Except for a small advance royalty payment of $20,000 annually from Nevada Rae, all of Bullion’s revenue is currently generated from the Carlin Trend Royalty, which includes Newmont USA’s Leeville Mine. At January 31, 2012, Bullion had current assets of $1,777,131 compared to current liabilities of $268,219, for a current ratio of approximately 6.63 to 1, compared to current assets of $1,274,300 and current liabilities of $839,862 at April 30, 2011, resulting in a current ratio of approximately 1.52 to 1.

     Bullion believes that its current financial resources and funds generated from operations will be adequate to cover anticipated expenditures for cost of operations expenses including: general and administrative, exploration, research and development, business development expenses, capital expenditures, and property and royalty acquisition for the foreseeable future. Bullion currently has, and generally at any time may have, acquisition opportunities in various stages of active review; however, at January 31, 2012 Bullion had no acquisition or capital expenditure commitments. In the event of a substantial royalty or other acquisition, Bullion would likely be required to seek additional debt or equity financing. Bullion operates in a rapidly evolving and often unpredictable business environment that may change the timing or amount of expected future cash receipts and expenditures. Accordingly, there can be no assurance that Bullion may not be required to raise additional funds through the sale of equity or debt securities or from additional credit facilities. Additional capital, if needed, may not be available on satisfactory terms, if at all.

     None of Bullion’s subsidiaries have generated or are expected in the foreseeable future to generate any cash flow or revenue. Therefore no dividends, loans or any other payments are expected to be received from Bullion’s subsidiaries in the foreseeable future.

     Please see “Risk Factors” beginning on page 20, for a discussion of certain risks that may impact Bullion’s liquidity and capital resources in light of the recent economic downturn.

     On April 26, 2011, Bullion established a commercial line of credit with JPMorgan Chase Bank, in the amount of $500,000. The interest rate applied to any unpaid principal balance is LIBOR+3.081% . The line of credit is reviewed annually for renewal. As of January 31, 2012, there were no outstanding advances on this line of credit.

Off-Balance Sheet Arrangements

     As of April 30, 2011, Bullion had no material off-balance sheet arrangements.

Significant Accounting Policies

     The preparation of financial statements in conformity with U.S. GAAP requires Bullion management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The most sensitive estimates affecting the financial statements were depreciation and amortization of capitalized assets and impairment of mineral rights and other long-lived assets.

     Management’s estimates of depreciation and amortization are based on expected useful lives of assets and allocating the cost of those assets over their estimated useful lives using the straight-line method. Management’s estimates of impairment of mineral rights and other long-lived assets are determined by comparing the carrying value to the present value of the estimated future cash flows for the related assets. Estimated future cash flows will be determined by using a historical growth rate.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

     The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Eurasian and Bullion as if the merger had previously occurred on the dates specified below.

     The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each outstanding share of Bullion common stock (other than those shares with respect to which appraisal rights are available, properly exercised and not withdrawn) will convert into the right to receive (a) $0.11 per share in cash plus (b) 0.45 of validly issued, fully paid and non-assessable share of Eurasian common stock. Subject to shareholder and regulatory approvals, this acquisition is expected to close in the third quarter of 2012.

     Immediately after the consummation of the merger, Bullion shareholders, in the aggregate, will own approximately 26.5% of Eurasian’s outstanding shares of common stock (such ownership percentages are based on the number of Eurasian shares of common stock outstanding as of February 7, 2012, the last trading day before the merger agreement was announced, and will vary based upon the actual number of Eurasian and Bullion shares outstanding as of the effective time of the merger). After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Eurasian to be the “accounting acquirer” for purposes of the preparation of the pro forma combined financial information included below because Eurasian is issuing its common stock to acquire Bullion (at a premium), the board of directors of the combined company will be composed principally of existing Eurasian directors and one former Bullion director, and the executive management team of the combined company will be led by current Eurasian executives.

Pro Forma Combined Information

     The following unaudited pro forma condensed combined balance sheet as of December 31, 2011 is based on (i) the historical consolidated balance sheet of Eurasian as of December 31, 2011 and (ii) the historical consolidated balance sheet of Bullion as of January 31, 2012. The following unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended December 31, 2011 is based on (i) the historical consolidated results of operations of Eurasian for the nine months ended December 31, 2011, and (ii) the historical consolidated results of operations of Bullion for the nine months ended January 31, 2012.

     The unaudited pro forma condensed combined financial information also reflects the effects of acquiring Bullion for an aggregate estimated consideration of approximately Cdn. $43,461,905, as calculated below:

Issuance of 17,652,178 Eurasian common shares	Cdn. $37,775,662
Cash payment	Cdn. $4,314,977
Fair value of additional obligation for Bullion’s 2,500,000 outstanding warrants	Cdn. $1,371,266
Total	Cdn. $43,461,905

     Pro forma combined adjustments and the assumptions related to the Bullion acquisition were prepared using the acquisition method of accounting and is based on the assumption that the acquisition of Bullion took place as of on December 31, 2011 for purposes of the pro forma combined balance sheet and April 1, 2011, for purposes of the pro forma combined statements of operations and comprehensive loss.

     In accordance with the acquisition method of accounting, the actual consolidated financial statements of Eurasian will reflect the Bullion acquisition only from and after the date of acquisition. The assets acquired and liabilities assumed have been measured at fair value. The fair value measurements utilize estimates based on key assumptions of the acquisition. These estimates are subject to change pending certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the acquisition.

     For purposes of the pro forma combined information, adjustments for estimated transaction and integration costs for the Bullion acquisition have been excluded. These aggregate estimated transaction costs are expected to be approximately $500,000 and include estimated costs associated with investment banker advisory fees and legal fees of both companies. In addition, the combined company will incur integration costs and certain employee-related severance costs. The specific details of these integration plans will continue to be refined over the next couple of years.

     The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Bullion acquisition, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

     The pro forma combined information has been prepared in accordance with the rules and regulations of the SEC. The pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

     You are urged to read the pro forma combined information below together with the financial statements and accompanying notes included elsewhere in this proxy statement/prospectus and Eurasian’s and Bullion’s publicly-available historical consolidated financial statements and accompanying notes. See “Where You Can Find More Information” beginning on page 162.

EURASIAN MINERALS INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

					Bullion
				Eurasian	Monarch			Pro-forma
	Eurasian			Minerals Inc.	Mining Inc.			Consolidated
	Minerals Inc.			under U.S.	under U.S.			under U.S.
	under IFRS	Adjustments	Notes	GAAP	GAAP	Adjustments	Notes	GAAP
ASSETS

Current
Cash and cash equivalents	$41,371,968	$-		$41,371,968	$1,144,512	$(4,314,977)	2	$36,501,503
						(500,000)	3 e
						(1,200,000)	3 f
Investments	943,289	-		943,289	227,360	-		1,170,649
Receivables	558,702	-		558,702	399,375	-		958,077
Prepaid expenses	119,362	-		119,362	168,654	-		288,016
Inventories	-	-		-	64,590	-		64,590
Total current assets	42,993,321	-		42,993,321	2,004,491	(6,014,977)		38,982,835

Non-current
Restricted cash	155,992	-		155,992	-	-		155,992
Equipment	300,901	-		300,901	2,279,982	-		2,580,883
Investment in associated companies	1,894,868	-		1,894,868	-	-		1,894,868
Mineral properties	6,086,396	3,269,031	6 a	9,526,376	3,765,664	28,068,012	3 c	41,360,052
		170,949	6 b
Oil shale leases	-	-		-	9,669	-		9,669
Deferred tax assets	-	-		-	1,155,635	(1,155,635)	3 i	-
Patent, net	-	-		-	312,500	-		312,500
Reclamation bonds	439,565	-		439,565	-	-		439,565
Goodwill						1,508,152	3 h	11,350,466
						9,842,314	3 d
Other assets	159,062	-		159,062	10,000	-		169,062
Total non-current assets	9,036,784	3,439,980		12,476,764	7,533,450	38,262,843		58,273,057

TOTAL ASSETS	$52,030,105	$3,439,980		$55,470,085	$9,537,941	$32,247,866		$97,255,892

LIABILITIES

Current
Accounts payable and accrued liabilities	$876,321	$-		$876,321	$222,513	$-		$1,098,834
Advances from joint venture partners	1,374,451	-		1,374,451	-	-		1,374,451
Leases payable	-	-		-	45,706	-		45,706
Total current liabilities	2,250,772	-		2,250,772	268,219	-		2,518,991

Non-current
Deferred tax liabilities	-	3,131,547	6 a	2,279,253	-	9,842,314	3 d	10,965,932
		170,949	6 b			(1,155,635)	3 i
		(19,243)	6 c
		(748,795)	6 b, d
		(255,205)	6 e
Total non-current liabilities	-	2,279,253		2,279,253	-	8,686,679		10,965,932
TOTAL LIABILITIES	2,250,772	2,279,253		4,530,025	268,219	8,686,679		13,484,923

EQUITY
Capital stock	77,122,016	-		77,122,016	4,804,293	(4,804,293)	3 g	111,190,720
						34,068,704	3 a
Commitment to issue shares	495,645	-		495,645	-	-		495,645
Contributed surplus	7,258,987	-		7,258,987	-	1,163,184	3 b	8,422,171
Accumulated other comprehensive loss	-	-		-	(44,423)	44,423	3 g	-
Cumulative translation adjustment	-	-		-	14,933	(14,933)	3 g	-
Retained earnings (Deficit)	(35,097,315)	137,484	6 a	(33,936,588)	5,195,898	(5,195,898)	3 g	(35,636,588)
		170,949	6 b			(500,000)	3 e
		19,243	6 c			(1,200,000)	3 f
		577,846	6 d
		255,205	6 e
	49,779,333	1,160,727		50,940,060	9,970,701	23,561,187		84,471,948

Non-controlling interest	-	-		-	(700,979)	-		(700,979)
TOTAL EQUITY	49,779,333	1,160,727		50,940,060	9,269,722	23,561,187		83,770,969
TOTAL LIABILITIES AND EQUITY	$52,030,105	$3,439,980		$55,470,085	$9,537,941	$32,247,866		$97,255,892

The accompanying notes are an integral part of these pro forma consolidated financial statements.

EURASIAN MINERALS INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Nine Month Period Ended December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

					Bullion
				Eurasian	Monarch			Pro-forma
	Eurasian			Minerals Inc.	Mining Inc.			Consolidated
	Minerals Inc.			under U.S.	under U.S.			under U.S.
	under IFRS	Adjustments	Notes	GAAP	GAAP	Adjustments	Notes	GAAP
Revenue
Royalty revenue	$-	$-		$-	$4,524,129	$-		$4,524,129
Gross profit	-	-		-	4,524,129	-		4,524,129
Exploration expenditures
Exploration expenditures	8,436,143	-		8,436,143	-	-		8,436,143
Recoveries	(4,598,919)	-		(4,598,919)	-	-		(4,598,919)
Net exploration expenditures	3,837,224	-		3,837,224	-	-		3,837,224
General and administrative expenses
Administrative services and office costs	800,739	-		800,739	706,909	-		1,507,648
Exploration	-	-		-	1,470,614	-		1,470,614
Gold tax	-	-		-	220,206	-		220,206
Investor relations and shareholder information	229,109	-		229,109	-	-		229,109
Professional fees	852,909	-		852,909	769,347	-		1,622,256
Research and development	-	-		-	266,886	-		266,886
Salaries and consultants	1,385,974	-		1,385,974	718,344	-		2,104,318
Stock-based compensation	2,317,653	-		2,317,653	-	-		2,317,653
Transfer agent and filing fees	46,189	-		46,189	-	-		46,189
Write down of mining property	-	-		-	1,365,879	-		1,365,879
Total general and administrative expenses	5,632,573	-		5,632,573	5,518,185	-		11,150,758
Loss before other items	(9,469,797)	-		(9,469,797)	(994,056)	-		(10,463,853)
Other items
Change in fair value of held-for-trading investments	(13,326)	-		(13,326)	-	-		(13,326)
Equity loss of associated companies	(177,441)	-		(177,441)	-	-		(177,441)
Foreign exchange gain	100,885	-		100,885	2,081	-		102,966
Loss on investments	(12,018)	-		(12,018)	-	-		(12,018)
Interest expense	-	-		-	(42,515)	-		(42,515)
Interest income	343,145	-		343,145	3,054	-		346,199
Loss on disposal of assets	(111,393)	-		(111,393)	(84,588)	-		(195,981)
Write-off of mineral properties	(408,872)	-		(408,872)	-	-		(408,872)
Total other items	(279,020)	-		(279,020)	(121,968)	-		(400,988)
Loss before income taxes and non-controlling interests	(9,748,817)	-		(9,748,817)	(1,116,024)	-		(10,864,841)
Benefit for income taxes	-	(255,205)	6 e	(255,205)	(617,411)	-		(872,616)
Net loss before non-controlling interests	(9,748,817)	255,205		(9,493,612)	(498,613)	-		(9,992,225)
Non-controlling interests	-			-	100,981	-		100,981
Net loss for the period	(9,748,817)	255,205		(9,493,612)	(397,632)	-	-	(9,891,244)
Other comprehensive income (loss)
Foreign currency translation adjustment	-	-		-	(167,551)	-		(167,551)
Unrealized gain on marketable securities	-	-		-	(38,604)	-		(38,604)
Comprehensive loss	$(9,748,817)	$255,205		$(9,493,612)	$(603,787)	$-		$(10,097,399)
Weighted average number of common shares outstanding	51,554,032			51,554,032	41,507,097			69,206,210
Basic and diluted loss per share	$(0.19)			$(0.18)	$(0.01)			$(0.14)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements of Eurasian Minerals Inc. (“Eurasian”) have been prepared by management in accordance with generally accepted accounting principles of the United States of America (“U.S. GAAP”) from information derived from the historical financial statements of Eurasian and Bullion Monarch Mining, Inc. (“Bullion”).

The unaudited pro forma consolidated financial statements have been prepared by the management of Eurasian in connection with Eurasian’s proposed acquisition (the “Acquisition”) of Bullion.

The unaudited pro forma consolidated balance sheet has been prepared as if the Acquisition had occurred on December 31, 2011. The pro forma consolidated statements of operations and comprehensive loss for the nine month period ended December 31, 2011 have been prepared as if the Acquisition had occurred on April 1, 2011. The pro forma consolidated financial statements have been prepared in accordance with U.S. GAAP, which differs in certain material respects from Eurasian’s accounting policies as disclosed in Eurasian’s December 31, 2011 audited consolidated financial statements which are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial statements of Bullion are prepared in accordance with U.S. GAAP.

The unaudited pro forma consolidated financial statements are prepared and presented in Canadian dollars (“CAD”) as the combined entity will continue to use CAD as the reporting currency upon completion of the Acquisition. In accordance with ASC 830-20-30, Foreign Currency Matters, the historical consolidated financial statements of Bullion which are presented in U.S. dollars (“USD”) are translated from USD to CAD at the exchange rate in effect at the expected closing date for the purpose of the pro forma. For these unaudited pro forma consolidated financial statements, an exchange rate of 1 USD to 1 CAD has been applied to the Bullion’s financial statements, based on the expected exchange rate on the closing date of the Acquisition. The exchange rate of 1 USD to 1 CAD results in no foreign exchange adjustments. When the Acquisition is completed, the actual results from translation of the fair value of Bullion’s assets, liabilities and non-controlling interest in the purchase price allocation based on the current exchange rate on the actual closing date could be materially different.

After completion of the Acquisition, the consolidated financial statements of the combined entity will be prepared and presented in accordance with IFRS.

In accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates, which is similar to ASC 830 with minimal difference, Eurasian will translate the financial statements of Bullion into CAD as follows:

  Monetary assets and liabilities at the exchange rate in effect at the balance sheet date;
  Non-monetary assets and liabilities at historical exchange rates; and
  Revenue and expense items at exchange rates prevailing when such items are recognized in the statement of operations.

Upon completion of the Acquisition, the consolidated financial statements of Eurasian will be presented in CAD, which is the reporting currency of Eurasian.

These pro forma consolidated financial statements of Eurasian have been compiled from and include:

(a)

An unaudited pro forma consolidated balance sheet as at December 31, 2011, which combines the audited consolidated balance sheet of Eurasian as at December 31, 2011, prepared in accordance with IFRS as contained in Eurasian’s annual report on Form 40-F and then converted to U.S. GAAP for the purpose of these pro forma consolidated financial statements and the unaudited interim consolidated balance sheet of Bullion as at January 31, 2012 prepared in accordance with U.S. GAAP as contained in Bullion’s quarterly report on Form 10-Q.

(b)

An unaudited pro forma consolidated statement of comprehensive loss for the nine month period ended December 31, 2011, which combines the audited consolidated statement of comprehensive loss of Eurasian for the nine month period ended December 31, 2011 prepared in accordance with IFRS as contained in Eurasian’s annual report on Form 40-F and then converted to U.S. GAAP for the purpose of these pro forma consolidated financial statements and the unaudited interim consolidated statement of comprehensive loss of Bullion for the nine month period ended January 31, 2012 prepared in accordance with U.S. GAAP as contained in Bullion’s quarterly report on Form 10-Q.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

1. BASIS OF PRESENTATION (continued)

The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included therein of Eurasian and Bullion, as referred to above and included elsewhere in this proxy statement/prospectus.

The Acquisition reflected in these unaudited pro forma consolidated financial statements has been prepared using the acquisition method of accounting in accordance with ASC 805 Business Combinations under U.S. GAAP. Eurasian is considered the legal and accounting acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2 to the unaudited pro forma consolidated financial statements. In accordance with the accounting guidance for business combinations, the assets acquired, liabilities assumed and non-controlling interests have been measured at their estimated fair value. Consequently, the assets, liabilities and non-controlling interests in the Bullion purchase price allocation are based on their estimated fair value as shown in Note 2. The fair value measurements utilize estimates based on key assumptions of the Acquisition.

Effective for the nine month period ended December 31, 2011, Eurasian has adopted IFRS in preparing its consolidated financial statements. Consequently, the Acquisition will be accounted for in accordance with IFRS 3 Business Combinations when it is completed. Pursuant to ASC 805 and IFRS 3, all business combinations are accounted for using the acquisition method. Eurasian has assessed potential impacts of applying the acquisition methods under ASC 805 and IFRS 3 and does not expect any material differences.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described herein. These unaudited pro forma consolidated financial statements have been presented for informational purposes only and are not intended to reflect the results of operations or the financial position of Eurasian which would have actually resulted had the transactions been effected on the dates indicated. Furthermore, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon completion of the transactions will differ from those recorded in the unaudited pro forma consolidated financial statements and the differences may be material.

The unaudited pro forma consolidated financial statements do not reflect any cost savings, operating synergies or enhancements that the combined company may achieve as a result of the Acquisition. Further, the unaudited pro forma consolidated financial statements do not reflect any regulatory actions that may impact the unaudited pro forma consolidated financial statements when the Acquisition is completed.

2. ACQUISITION OF BULLION MONARCH MINING, INC.

On February 7, 2012, Eurasian and its wholly-owned subsidiary EMX (Utah) Corp. signed an Agreement and Plan of Merger (the “Agreement”) with Bullion whereby Eurasian agreed to acquire 100% of the issued and outstanding shares of Bullion in consideration for 0.45 of a Eurasian common share and $0.11 in cash for each Bullion common share issued and outstanding (the “Merger Consideration”). In addition, Bullion warrants will be exchanged and replaced for Eurasian warrants exercisable upon the same terms and conditions as under the applicable agreement, except that each replacement warrant shall be exercisable for 0.45 of a Eurasian common share and $0.11 in cash (the “replacement warrant cash consideration”).

The aggregate amount of the total estimated consideration is $39,546,865, calculated by taking into account the issuance of 17,652,178 Eurasian common shares valued at $34,068,704, the replacement of Bullion’s 2,500,000 outstanding warrants valued at $1,163,184, and the payment of $4,314,977 in cash.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

2. ACQUISITION OF BULLION MONARCH MINING, INC. (continued)

The preliminary purchase price allocation based on the estimated fair value of Bullion’s assets and liabilities is summarized as follows:

Purchase Price:
Issuance of 17,652,178 Eurasian common shares in exchange for 39,227,063 Bullion common shares	$34,068,704
Fair value of additional obligation for Bullion's 2,500,000 outstanding warrants	1,163,184
Cash payment for 39,227,063 Bullion common shares	4,314,977
Total purchase price	$39,546,865

Purchase Price Allocation:
Cash and cash equivalents	$1,144,512
Receivables	399,375
Prepaid expenses	168,654
Inventories	64,590
Property, plant and equipment, net	2,279,982
Mineral properties	31,833,676
Oil shale leases	9,669
Other investments	227,360
Patent, net	312,500
Other	10,000
Goodwill	11,350,466
Accounts payable	(222,513)
Leases payable	(45,706)
Deferred tax liabilities	(8,686,679)
Non-controlling interests	700,979
Total purchase price	$39,546,865

The value of the Eurasian common shares was calculated based on the deemed issuance of 17,652,178 Eurasian common shares at a price per share of $1.93 which is the TSX Venture Exchange closing price of Eurasian common shares as at July 5, 2012. The actual purchase price will fluctuate with the market price of Eurasian’s common stock until the Acquisition is completed.

The cash payment of $4,314,977 is based on the estimated Bullion shares outstanding immediately prior to the completion of the Acquisition of 39,227,063 and a cash consideration of $0.11 for each Bullion common share.

The replacement of Bullion warrants has been valued using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model are as follows: share price of $1.93, exercise price of $1.20 less the warrant cash consideration of $0.11, dividend yield of 0%, expected life of 2 years, volatility of 60.90% and risk-free interest rate of 1.06%. Volatility of 60.90% represents the historical volatility that Eurasian has used to value similar equity instruments such as Eurasian’s stock options granted during the nine months ended December 31, 2011. These stock options were fair valued using a volatility of 60.90%, which was based upon Eurasian’s historical stock performance in the TSX Venture market. The fair value of the replacement warrants is based on the deemed outstanding 2,500,000 Bullion warrants adjusted for a factor of 0.45 of a Eurasian common share per Bullion warrant.

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The following are the pro forma assumptions and adjustments relating to the acquisition of Bullion.

a.

To reflect the issuance of 17,652,178 Eurasian common shares, valued at a price of $1.93 per common share, the closing price on the TSX Venture Exchange as at July 5, 2012 for total value of $34,068,704 (Note 2).

b.

To reflect the Eurasian’s replacement of 2,500,000 Bullion’s outstanding warrants on the same basis as the Merger Consideration, estimated at a fair value of $1,163,184 using the Black-Scholes option pricing model (Note 2).

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (continued)

c.

To reflect the fair value increment of $28,068,012 to the mineral property interests held by Bullion generating royalty income, estimated using the discounted cash flow model with the following assumptions:

Annual gross royalty revenue(1)	$4,799,000
Annual net royalty revenue(2)	$3,106,000
Expected life(3)	12 years
Discount rate(4)	4.66%

(1)

Annual gross royalty revenue is determined based on Bullion’s share of the historical average production volume through May 31, 2012 and expected gold price per ounce. As production level and gold prices fluctuate, annual gross royalty revenue for the actual valuation upon completion of the Acquisition could be materially different.

(2)	The costs included in determining the annual net royalty revenue consist of a 5% of gold tax and an estimated 30% of income tax on the royalty revenue.

(3)

As disclosed in Bullion’s most recent annual report on Form 10-K for the year ended April 30, 2011, the expected life of the royalty income generating property is until 2024, which is consistent with determination by Eurasian’s management.

(4)

Discount rate represents the cost of equity for Eurasian. The Government of Canada long-term benchmark bond yields are used as a risk-free rate. In determination of the cost of equity, historical performance of Eurasian’s share price since the inception up to July 5, 2012, the valuation date for these pro forma consolidated financial statements, and the historical performance of the TSX Venture market for the same period are compared. Since Eurasian’s share price and the TSX Venture market fluctuate, discount rate for the actual valuation upon completion of the Acquisition could be materially different.

d.

To reflect the deferred tax liabilities of $9,842,314 associated with the fair value increment of $28,068,012 to the mineral property interests with the book value of $3,765,664 held by Bullion. The deferred tax liability was calculated using an effective tax rate of 35%. The deferred tax liabilities are recognized due to temporary differences in the mineral property interests with the fair value increment that will result in taxable amounts in future years. Subsequent to the closing of the Acquisition, the deferred tax liabilities will be adjusted in the period of enactment for the effect of an enacted change in tax laws or rates. The effect, which could be significant, will be included in income or loss from continuing operations.

e.	To reflect expenses of the Acquisition estimated to be $500,000 for legal, audit, and other costs, which are considered non-recurring expenses.

f.	To reflect severance costs related to the Acquisition estimated to be $1,200,000, which are considered non-recurring expenses.

g.	To eliminate the historical equity accounts of Bullion.

h.	Goodwill represents the excess of the preliminary purchase price (Note 2) over the estimated fair value of assets acquired and liabilities assumed of Bullion.

i.	To offset Bullion’s deferred tax assets of $1,155,635 against the deferred tax liabilities of $9,842,314 associated with the fair value adjustment in the mineral property interests held by Bullion.

j	Eurasian has concluded that the book values of the Enshale assets, including non-controlling interests, approximate their fair values. While basic construction of the Enshale pilot plant is complete, additions and refinements are needed. Eurasian analyzed the items making up the book value along with a physical inspection of the plant facilities and assessed that there was no reasonable basis to value the plant below or above book value.

4. PRO FORMA LOSS PER SHARE

The unaudited pro forma consolidated basic and diluted loss per share for the nine-month period ended December 31, 2011, is based on the weighted average number of common shares outstanding of Eurasian, as adjusted for the shares to be issued on the Acquisition as of April 1, 2011:

Weighted average outstanding shares for the nine month period ended December 31, 2011	51,554,032
Shares issued to Bullion shareholders	17,652,178
Weighted average number of common shares outstanding	69,206,210
Pro forma net loss for the nine months ended December 31, 2011	$(9,891,244)
Pro forma basic and diluted loss per share	$(0.14)

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011
(Expressed in Canadian Dollars)
(Unaudited)

5. SHARE CAPITAL

Share capital as at December 31, 2011 in the unaudited pro-forma consolidated balance sheet is comprised of the following:

	Number of		Commitment to	Contributed
	Common Shares	Capital Stock	Issue Shares	Surplus
Authorized
Unlimited common shares without par value
Issued
Balance as at December 31, 2011	51,875,118	$77,122,016	$495,645	$7,258,987
Shares issued to Bullion shareholders	17,652,178	34,068,704	-	-
Fair value Bullion warrants replaced	-	-	-	1,163,184
	69,527,296	$111,190,720	$495,645	$8,422,171

6. INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS’)

Differences between IFRS and U.S. GAAP

Eurasian adopted IFRS effective April 1, 2011 with the transition date of April 1, 2010. Management reviewed the historic accounting records and financial statements of Eurasian for the periods from inception to December 31, 2011 and identified there were no material differences between IFRS and U.S. GAAP, expect for deferred tax liabilities from asset acquisitions. Under IFRS, IAS 12 Income Taxes does not permit a deferred tax liability to be recognized upon the recognition of an asset in a transaction which is not a business combination. To conform to U.S. GAAP, Eurasian adjusted the following deferred tax liabilities and their related deferred income tax recoveries:

a.

Adjustment of $3,269,031 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Bronco Creek Exploration Inc. (“BCE”) during the year ended March 31, 2010. Adjustment of the related deferred tax liability of $3,131,547, and the adjustment of the difference being $137,484 which relates to the income tax recovery that resulted from an increase in the asset tax basis from expenditures incurred during the year.

b.

Adjustment of $170,949 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Viad Royalties AB (formerly Phelps Dodge Exploration AB) during the year ended March 31, 2011 and the adjustment of the related deferred tax liability of $170,949.

c.	Adjustment of the related income tax recovery of $19,243 recorded during the year ended March 31, 2010 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

d.

Adjustment of the related income tax recovery of $577,846 recorded during the year ended March 31, 2011 related to the recovery of the deferred tax liability recorded on the BCE and Viad Royalties AB acquisitions.

e.	Adjustment of the related income tax recovery of $255,205 recorded during the nine months ended December 31, 2011 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

MANAGEMENT FOLLOWING THE MERGER

     The following table provides information about the current directors and executive officers of Eurasian, all of whom are expected to remain in the general capacities indicated for Eurasian following completion of the merger, as well as information about James (Andy) Morris, who will be appointed to the Eurasian board of directors following the merger. One additional director is expected to be named following the completion of the merger, but this individual has not yet been determined.

Positions Held
Name and Place		Present and Principal Occupation			at Eurasian & Date
of Residence(1)	Age	during the last five years			of Appointment
David M. Cole	50	•	President and Chief Executive Officer of Eurasian.		President and Chief
Colorado,					Executive Officer (since
United States of					November 2003)
America
Director (since
November 2003)
Christina	48	•	Chief Financial Officer of Eurasian.		Chief Financial Officer
Cepeliauskas					(since September 2008)
British		•	Chief Financial Officer of:
Columbia,			o	Atico Mining Corporation (mineral exploration company
Canada				traded on TSX-V), May 2011 to present;
			o	Reservoir Capital Corp. (mineral exploration company
traded on TSX-V), May 2009 to present; and
			o	Reservoir Minerals Inc. (mineral exploration company
traded on TSX-V), October 2011 to present.

		•	Formerly Chief Financial Officer of:
			o	Aura Minerals Inc. (mineral exploration company traded on
TSX), September 2007 to May 2008; and
			o	Yukon Zinc Corporation (mineral exploration company
traded on TSX-V), March 2007 to May 2008.
M. Stephen	57	•	Chief Operating Officer of Eurasian.		Chief Operating Officer
Enders					(since May 2012)
Colorado,		•	Former Executive Chairman of Eurasian.
United States of					Director (since May
America		•	Director of Renaissance Resource Partners (private company		2009)
providing consulting services to resource companies), February
			2009 to present.		Executive Chairman
(May 2010 to May 2012)
		•	Senior Vice President of Newmont, September 2003 to January
2009.
Michael D.	49	•	President of Terrasearch Inc. (private consulting company		Chairman (since May
Winn (2)(3)			providing analysis of mining and energy companies), January		2012)
California,			1997 to present.
United States of					Director (since
America		•	Director of the following public companies:		November 2003)
			o	Alexco Resource Corp. (mineral exploration company
traded on TSX), January 2005 to present;
			o	Iron Creek Capital Corp. (mineral exploration company
traded on TSX-V), April 2008 to present;
			o	Lara Exploration Ltd. (mineral exploration company traded
on TSX-V), April 2006 to present;
			o	Sprott Resource Corp., June 2003 to present;
			o	Transatlantic Petroleum Ltd. (oil and gas exploration
company traded on TSX), May 2004 to present;
			o	Atico Mining Corporation (mineral exploration company
traded on TSX-V), March 2012 to present;
			o	Reservoir Minerals Inc. (mineral exploration company traded on TSX-V), October 2011 to present;

Positions Held
Name and Place		Present and Principal Occupation			at Eurasian & Date
of Residence(1)	Age	during the last five years			of Appointment
			o	Nebo Capital Corp. (boutique commercial real estate
investment banking firm), December 2011 to present; and
			o	Reservoir Capital Corp. (mineral exploration company
traded on TSX-V), May 2006 to present.
Brian E.	58	•	Resource Lending Advisor to Sprott Resource Lending Corp.		Director (since May
Bayley (2) (3) (4)			(publicly traded on TSX and NYSE MKT; natural resource		1996)
British			lender focused on providing financing to mining and oil and gas
Columbia,			companies), September 2010 to present.
Canada
		•	President of Ionic Management Corp. (a private management
company providing administrative and related corporate services to private and public companies), December 1996 to present.

		•	Director of the following public companies:
			o	American Vanadium Corp. (mineral exploration company
traded on TSX), March 2006 to present;
			o	Bearing Resources Ltd. (mineral exploration company
traded on TSX-V), February 2011 to present;
			o	Cypress Hills Resource Corp. (mineral exploration company
traded on TSX), March 1996 to present;
			o	Esperanza Resources Corp. (mineral exploration company
traded on TSX-V), December 1999 to present;
			o	Kirkland Lake Gold Inc. (mineral exploration company
traded on TSX), October 1998 to present;
			o	Kramer Capital Corp. (oil and gas exploration company
traded on TSX-V), December 2010 to present;
			o	NiMin Energy Corp. (oil and gas exploration company
traded on TSX), September 2009 to present;
			o	Sprott Resource Lending Corp., June 2003 to present; and
			o	TransAtlantic Petroleum Corp. (oil and gas exploration
company traded on TSX), October 2001 to present.
Brian K. Levet	59	•	Retired, January 2011 to present.		Director (since March
(4)					2011)
Western		•	Group Executive Exploration of Newmont, August 2010 to
Australia,			December 2010.
Australia
		•	Director of Generative Exploraton – Africa, Eurasia, Australia
and South East Asia of Newmont, 2006 to July 2010.

		•	Director of Generative Exploration – Australia and South East
Asia of Newmont, January 2003 to 2006.
George K. C.	55	•	Chief Financial Officer of Dundarave Resources Inc. (mineral		Director (since August
Lim (2) (3)(4)			exploration company traded on TSX-V), December 2006 to		2008)
British			present.
Columbia,
Canada		•	Director of Artha Resources Corporation (mineral exploration company traded on TSX-V), March 2011 to present.
James (Andy)	44	•	President of Bullion, 2010 to present.		Director (following
Morris					completion of the
Utah,		•	Founder and President of M&P Development, LLC (private real		merger)
United States of			estate development company), 2005 to present.
America
Valerie A.	33	•	Corporate Secretary of Eurasian.		Corporate Secretary
Barlow					(since January 2011)
British		•	Corporate Secretary of:
Columbia,			o	Sundance Minerals Ltd. (mineral exploration company),
Canada				September 2011 to present; and
			o	Seabord, August 2010 to present.

		•	Formerly:
			o	Acting Corporate Secretary of Sierra Geothermal Power
Corp. (geothermal exploration company formerly traded on
TSX-V), September 2009 to August 2010;
			o	Corporate Secretary of Jinshan Gold Mines Inc. (gold
mining company traded on TSX), May 2009 to September
2009;
			o	Assistant Corporate Secretary of Jinshan Gold Mines Inc.,
May 2008 to May 2009; and
			o	Corporate Administrator of Jinshan Gold Mines Inc., April
2005 to May 2008.

(1)	The information as to country of residence and principal occupation has been furnished by the respective directors and officers individually.
(2)	Denotes member of Eurasian’s Audit Committee.
(3)	Denotes member of Eurasian’s Corporate Governance Committee
(4)	Denotes member of Eurasian’s Compensation Committee

     James (Andy) Morris is related to R. Don Morris, who currently serves as Chief Executive Officer and Chairman of the Board of Directors of Bullion. Each Eurasian director’s term of office expires at the next annual general meeting of Eurasian’s shareholders.

     Eurasian's Advisory Board, which provides strategic advice to Eurasian’s board of directors, consists of Dr. Mark Barton, Eric Seedorff, William Sherriff and Dr. Jeff Sippel. Following the merger, Don Morris is expected to be appointed to Eurasian’s Advisory Board in addition to the current members.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

     Except as described below or elsewhere in this proxy statement/prospectus, since the beginning of Eurasian’s preceding three financial years, Eurasian has had no related party transaction or loan, nor does Eurasian have any presently proposed related party transaction other than the merger, involving any person who will serve as a director or an executive officer of Eurasian following the completion of the merger.

     It is anticipated that James A. Morris, President of Bullion and a member of its board of directors, will be appointed to Eurasian’s board of directors upon the closing of the merger. Mr. Morris’ interests in the merger are further described in the section entitled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 46 of this proxy statement/prospectus.

     Seabord is a management services company controlled by Michael Winn, Chairman and director of Eurasian. Seabord provides a chief financial officer, a corporate secretary, accounting staff, administration staff and office space to Eurasian. Christina Cepeliauskas, the Chief Financial Officer of Eurasian, and Valerie Barlow, the Corporate Secretary of Eurasian, are employees of Seabord and are not paid directly by Eurasian. As of January 1, 2012, Eurasian has agreed to pay Seabord Cdn. $39,800 per month for management services and related items. From April 1, 2009 to May 31, 2011, Eurasian paid Seabord an aggregate of Cdn. $1,122,800 for such services.

DESCRIPTION OF EURASIAN CAPITAL STOCK

     The following discussion is a summary of the terms of Eurasian common stock and should be read in conjunction with the section entitled “Comparison of Rights of Eurasian Shareholders and Bullion Shareholders” beginning on page 153. This summary is qualified in its entirety by reference to the articles of incorporation of Eurasian, which we encourage you to read carefully. The articles of incorporation of Eurasian have been filed with the SEC and are an exhibit to Eurasian’s registration statement on Form F-4, of which this proxy statement/prospectus is a part. See “Where You Can Find More Information” beginning on page 162.

     Eurasian’s authorized share capital consists of an unlimited number of common shares without par value. As of July 11, 2012, there were 53,486,200 common shares issued and outstanding.

     On March 15, 2010, Eurasian announced the closing of the approximately $5 million private placement by IFC, a member of the World Bank Group. Pursuant to the private placement, Eurasian issued 2,559,510 units to IFC, each unit consisting of one common share and three-quarters of a share purchase warrant, at a unit price of Cdn. $2.06. Each whole warrant entitles IFC to purchase a further common share for Cdn. $2.88 until the earlier of (a) three years from the date on which drilling commences on Eurasian’s Treuil-La Mine property in Haiti, or (b) February 19, 2015.

     On June 7, 2010, Eurasian announced the closing of the first tranche of a Cdn. $5.28 million private placement financing by issuing 2 million common shares at Cdn. $2.20 per common share to Newmont Mining Corporation of Canada Limited, a wholly owned subsidiary of Newmont Mining Corporation, for aggregate proceeds of Cdn. $4.4 million.

     On June 9, 2010, Eurasian announced the closing of the second and final tranche of a Cdn. $5.28 million private placement financing by issuing 400,000 common shares at Cdn. $2.20 per common share to IFC for proceeds of Cdn. $880,000.

     On March 2, 2011, Eurasian announced the closing of the first tranche of its Cdn. $17.875 million private placement by the sale of 1,540,000 units for proceeds of Cdn. $5,005,000. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 1, 2013 at a purchase price of Cdn. $4.00.

     On March 14, 2011, Eurasian announced the closing of the second tranche of its Cdn. $17.875 million private placement by the sale of 921,000 units for proceeds of Cdn. $2,993,250. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 14, 2013 at a purchase price of Cdn. $4.00.

     On March 21, 2011, Eurasian announced the closing of the final tranche of its Cdn. $17.875 million private placement by the sale of 3,039,000 units for proceeds of Cdn. $9,876,750. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 18, 2013 at a purchase price of Cdn. $4.00.

Memorandum and Articles of Association

Securities Register

     Eurasian maintains a securities register at Computershare Investors Services Inc. in which the securities issued by Eurasian are recorded.

Registration

     Eurasian was incorporated in the Province of Alberta effective May 13, 1996 pursuant to the Business Corporations Act (Alberta) under incorporation number 206955916. Eurasian subsequently continued into the Province of British Columbia effective September 21, 2004 pursuant to the BC Act under incorporation number C0704593. Eurasian’s Notice of Articles and Articles of Incorporation (the “Eurasian Articles”) do not specify objects or purposes, nor restrict the type of business may be carried out by Eurasian. Under the BC Act, a British Columbia corporation generally has all the legal powers of a natural person. However, British Columbia corporations may not undertake certain limited business activities without alterations to its Eurasian Articles and obtaining specific government consent.

Powers of Directors

Directors - Powers and Limitations

     Under the BC Act, directors are obligated to abstain from voting on matters in which they may be financially interested after disclosing in writing such interest. Directors’ compensation is not a matter on which they must abstain. Directors’ borrowing powers are not generally restricted where the borrowing is in Eurasian’s best interests, but the directors may not authorize Eurasian to provide financial assistance for any reason where Eurasian is insolvent or the providing of the guarantee would render it insolvent.

Approval and Voting

     A director or senior officer who holds a disclosable interest (as that term is used in the BC Act) in a contract or transaction into which Eurasian has entered or proposes to enter is:

1.

liable to account to Eurasian for any profit that accrues to the director or senior officer under or as a result of the contract or transaction in which the director or senior officer holds a disclosable interest;

2.

not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all of the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution; and

3.

who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

     A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer of Eurasian, must disclose the nature and extent of the conflict as required by the BC Act.

Remuneration and Expenses

     The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the directors. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee as such, who is also a director.

Borrowing

     Eurasian, if authorized by its directors, may: (a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate; (b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of Eurasian or any other person and at such discounts or premiums and on such other terms as they consider appropriate; (c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of Eurasian.

Qualification

     A director is not required to hold a share in Eurasian’s capital as qualification for his or her office, but must be qualified as required by the BC Act to become, act or continue to act as a director.

Description of Securities

     There are no limitations on the rights to own securities of Eurasian, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on Eurasian securities.

Common Shares

     Eurasian’s authorized capital consists of an unlimited number of common shares without par value. All of the issued common shares are fully paid and not subject to any future call or assessment. The common shares rank equally as to voting rights, participation and distribution of Eurasian’s assets upon liquidation, dissolution or winding-up and the entitlement to dividends. Holders of common shares are entitled to receive notice of, attend and vote at all meetings of shareholders of Eurasian. Each common share carries one vote at such meetings. Holders of common shares are entitled to dividends if and when declared by the directors and, upon liquidation, to receive such portion of the assets of Eurasian as may be distributable to such holders.

Annual and Extraordinary General Meetings

     In addition to reflecting the present notice and other provisions of the BC Act relating to shareholders’ meetings, the Eurasian Articles provide that shareholders’ meetings may be held in British Columbia, Calgary, Alberta or Toronto, Ontario or at such other location as may be approved by the Registrar of Companies at such time and place as may be determined by the directors. Shareholders meetings are governed by the Eurasian Articles but many important protections and procedures are contained within the BC Act and the Securities Act (British Columbia) and the Securities Act (Alberta) and the respective regulations and rules thereto and the policy statements, notices and blanket orders of the respective commissions of each of British Columbia and Alberta, together with the national policy statements, and national instruments applied by the such commissions (collectively, “Applicable Canadian Securities Law”).

     The BC Act and Applicable Canadian Securities Law superimpose requirements that generally provide that shareholders meetings require not less than a 60 day notice period from initial public notice and that Eurasian makes a thorough advanced search of intermediary and brokerage registered shareholdings to facilitate communication with beneficial shareholders so that meeting proxy and information materials can be sent via the brokerages to unregistered but beneficial shareholders. The form and content of information circulars and proxies and like matters are governed by Applicable Canadian Securities Law which includes the disclosure requirements for the proxy materials and various corporate actions, background information on the nominees for election for director, executive compensation paid in the previous year and full details of any unusual matters or related party transactions.

     Eurasian must hold an annual shareholders meeting open to all shareholders for personal attendance or by proxy at each shareholder’s determination. The meeting must be held within 15 months of the previous annual shareholders meeting.

     Because Eurasian is a reporting issuer in both the provinces of British Columbia and Alberta, it is subject to the securities laws of each of the provinces. Regardless of the location of the meeting, there are requirements under the applicable securities laws of British Columbia and Alberta relating to shareholder meetings of reporting issuers, including with respect to the distribution of meeting materials to shareholders.

Voting at Annual and Extraordinary General Meetings

     Eurasian shareholders may vote in person at meeting of shareholders or may appoint a proxyholder to act at the shareholders’ meeting.

Shareholder Proposals

     Eurasian shareholders may submit a proposal for consideration at meetings of shareholders if such shareholder is (a) the registered or beneficial owner of Eurasian common shares and (b) has been a registered or beneficial owner of those common shares for an uninterrupted period of at least two years before the date of the proposal. A shareholder proposal must:

1.	be signed by the submitting shareholder;

2.

be signed by qualified shareholders who, together with the submitting shareholder, are registered or beneficial owners of Eurasian common shares that, in the aggregate, constitute at least 1% of Eurasian’s issued common shares or have a fair market value in excess of that amount;

3.	submit the proposal to Eurasian’s registered office at least three months before the anniversary of the previous year’s annual meeting of shareholders; and

4.

submit a declaration form the submitting shareholder and each supporting shareholder which includes (a) the name and mailing address of the signatory, (b) the number and class of shares carrying the right to vote at shareholder meetings, and (c) the name of the registered owner of those shares (if such name has not already been provided under (b)).

Change in Control

     Eurasian has not implemented any shareholders’ rights plan or other “poison pill” protection against possible take-overs. There are no provisions in Eurasian’s Articles that are triggered by or affected by a change in outstanding shares which gives rise to a change in control.

Insider Share Ownership Reporting

     The Eurasian Articles do not require disclosure of share ownership. There are no requirements under the BC Act to report ownership of shares of Eurasian but Applicable Canadian Securities Law requires disclosure of trading by insiders (generally officers, directors and holders of 10% of voting shares of Eurasian) within 10 days after the trade. Controlling shareholders (generally those in excess of 20% of outstanding shares of Eurasian) must provide seven days' advance notice of share sales.

Differences in Law

     The law applicable to Eurasian described above is not significantly different from that in the host country.

COMPARISON OF RIGHTS OF EURASIAN SHAREHOLDERS
AND BULLION SHAREHOLDERS

     This section of the proxy statement/prospectus describes the material differences between the rights of Eurasian shareholders and Bullion shareholders. Eurasian is incorporated under the BC Act and Bullion is incorporated under the Utah Act. As such, differences between the rights of Eurasian shareholders and Bullion shareholders may be due to differences in the laws of the companies’ respective jurisdictions of incorporation and/or each company’s respective articles of incorporation, bylaws (in the case of Bullion) and other agreements, if any, defining the rights of shareholders. Upon completion of the merger, Bullion shareholders will exchange their shares of Bullion common stock for the right to receive cash and shares of Eurasian common stock, at which time they will become shareholders of Eurasian and their rights as shareholders will be governed by the BC Act and Eurasian’s articles of incorporation.

     The summary does not purport to be a complete description of the differences. You are urged to read carefully the relevant provisions of the BC Act and the Utah Act and the articles of incorporation of Eurasian and the articles of incorporation and bylaws of Bullion. Eurasian’s and Bullion’s respective organizational documents are subject to amendment in accordance with their respective terms. Copies of these documents are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 162.

Authorized Capital Stock

     Eurasian. Under Eurasian’s articles of incorporation, Eurasian has authority to issue an unlimited amount of common shares without par value.

     Bullion. The aggregate number of shares which Bullion has authority to issue is 110,000,000 shares, divided into two classes: (i) 100,000,000 shares of common voting stock, par value $0.001 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

Preemptive Rights

     Eurasian. Under Eurasian’s articles of incorporation, shareholders have no preemptive rights to acquire unissued shares of Eurasian’s capital stock.

     Bullion. Under Bullion’s articles of incorporation, shareholders have no preemptive rights to acquire unissued shares of Bullion’s capital stock.

Board of Directors

     Eurasian. Eurasian’s articles of incorporation provide Eurasian, as a public corporation, must have a minimum of three directors. There are no Canadian residency requirements for directors of Eurasian pursuant to the BC Act.

     Bullion. Bullion’s bylaws provide that its board of directors will consist of three (3) to nine (9) persons. The current number of directors is set at five (5). Cumulative voting is not permitted in the election of directors.

Removal of Directors

     Eurasian. Eurasian’s articles of incorporation provide that the shareholders of Eurasian may remove one or more directors by a special resolution. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method specified in the articles of incorporation. Eurasian’s articles of incorporation also provide that the directors may remove a director if that director is convicted of an indictable offense, convicted by a court of an offense under or found in breach and sanctioned by a securities regulatory authority of any Canadian or United States securities legislation, or if the director ceases to be qualified to act as a director and does not promptly resign.

     Bullion. Bullion’s bylaws provide that one or more directors may be removed by a vote of a majority of the Bullion shares entitled to vote at an election of directors at a meeting expressly called for that purpose.

Vacancies on the Board of Directors

     Eurasian. Eurasian’s articles of incorporation provide that Eurasian shareholders may elect or appoint directors that are required to fill any vacancies in the board of directors up to that number. If the Eurasian shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneous with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies. If Eurasian has no directors or few directors than the number set pursuant to its articles of incorporation as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors. Eurasian’s articles of incorporation also provide the Eurasian board with authority to appoint one or more directors to fill a casual vacancy. The directors can also appoint additional directors between annual general meetings provided that the number of directors so appointed does not exceed one-third of the number of current directors.

     Bullion. Bullion’s bylaws provide that if any vacancies occur in the board of directors by reason of death, resignation or otherwise, or if the number of directors is increased, the directors then in office will continue to act and such vacancies or newly created directorships will be filled by a vote of the directors then in office, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

Quorum and Voting by Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders who are present in person or represented by proxy. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum is one person who is, or who represents by proxy, that shareholder. A quorum need not be present throughout the meeting. If a quorum is not present within half an hour from the time appointed for a meeting, the meeting stands adjourned to the same day during the next week, except that if the meeting was requisitioned by shareholders, the meeting will be dissolved. If a quorum is not present at the adjourned meeting, the persons present in person or by proxy and who are entitled to vote at the meeting will constitute quorum.

     Bullion. Under the Utah Act, a majority the total voting power of Bullion’s outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote on the subject constitutes action by the shareholders, unless the vote of a greater number or voting by classes is required by applicable Utah law or Bullion’s articles of incorporation. Each outstanding Bullion share entitled to vote is entitled to one vote on each matter submitted to vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by the articles of incorporation.

Annual Meetings of Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that an annual general meeting must be held at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by directors. Eurasian must provide notice of the annual general meeting to each shareholder entitled to attend the meeting, to each director and to the auditor of Eurasian at least 21 days before the meeting date.

     Bullion. Bullion’s bylaws provide that the annual meeting of the shareholders be held in May of each year or at such other time and at such place as may be designated by the board of directors and as is provided for in the notice of the meeting, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Notice of the annual meeting must be given to shareholders entitled to vote at the meeting not less than ten days and not more than fifty days before the meeting date.

Special Meetings of Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting. Furthermore, under the BC Act, certain extraordinary corporate actions, such as amalgamations, continuances, reorganizations and other extraordinary corporate actions such as liquidations (winding-ups) and arrangements, require approval of the Eurasian shareholders by special resolution. Eurasian’s articles of incorporation specify that the majority of votes required for Eurasian to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution. Eurasian shareholders can requisition a general meeting at which a special resolution may be considered. A requisition must be made in accordance with the BC Act and may only be made by shareholders who, at the date on which the requisition is received by the company, hold in aggregate at least 5% of the voting shares of Eurasian.

     Bullion. Bullion’s bylaws provide that special meetings of the shareholders may be called at any time by the chairman of the board, the president, or by the board of directors, or in their absence or disability, by any vice president, and shall be called by the president or, in his or her absence or disability, by a vice president or by the secretary on the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting, such written request to state the purpose or purposes of the meeting and to be delivered to the president, each vice-president, or secretary. In case of failure to call such meeting within 60 days after such request, such shareholder or shareholders may call the same. Because the Bullion articles of incorporation and bylaws do not provide otherwise, under the Utah Act, subject to certain exceptions, any proposed merger of Bullion requires approval by holders of a majority of the shares of Bullion common stock outstanding.

Action without a Meeting

     Eurasian. Eurasian’s articles of incorporation provide that if all of Eurasian’s shareholders entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business required to be transacted at that annual general meeting, the meeting is deemed to have been held on the date of the unanimous resolution. The Eurasian shareholders must, in any unanimous resolution passed, select as Eurasian’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting. Eurasian’s shareholders may act without a meeting if a unanimous consent resolution of Eurasians’ shareholders is passed, with such consent resolution being deemed to be as valid and effective as if it had been passed at a meeting of Eurasian’s shareholders. “Annual reference date” typically refers to the date on which Eurasian held its last annual general meeting of shareholders and is used to determine, amongst other things, by when the next annual general meeting of shareholders is to be held.

     Bullion. Bullion’s bylaws provide that shareholders may take any action that may be taken at a meeting, without a meeting, if the consent for such action is set forth in writing and signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

Indemnification of Officers and Directors and Limitation of Liability

     Eurasian. Eurasian’s articles of incorporation provide that Eurasian must indemnify a director, officer, former director or officer or alternate director of Eurasian and their heirs and legal personal representatives, as set out in the BC Act, against all eligible penalties to which such person is or may be liable, and Eurasian must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and officer and alternate director is deemed to have contracted with Eurasian on the terms of the indemnity contained in Eurasian’s articles of incorporation. Furthermore, Eurasian must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but Eurasian must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BC Act, the eligible party will repay the amounts advanced. In addition, Eurasian may indemnify any other person in accordance with the BC Act.

     Bullion. Bullion’s bylaws provide that Bullion has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of Bullion to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of Bullion, or is or was serving at the request of Bullion as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding or in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Bullion, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that no indemnification will be made in respect of any claim, issue, or matter as to which such a person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Bullion, unless and only to the extent that the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Inspection of Corporate Records and Voting List of Shareholders

     Eurasian. Under the BC Act, the current directors are permitted to examine, among other things, Eurasian’s Certificate of Continuation, Notice of Articles and Articles, central securities register, register of directors, minutes of shareholders meetings, minutes of directors meetings and financial records. Eurasian’s articles of incorporation provide that unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of Eurasian is entitled to inspect or obtain a copy of any accounting records of Eurasian. Pursuant to the BC Act, shareholders of Eurasian may, without charge, inspect certain corporate records and voting records, including minutes of shareholders meetings and shareholders resolutions.

     Bullion. Under the Utah Act, a shareholder or director of Bullion who gives Bullion written notice of the demand at least five business days before the proposed inspection date has the right to inspect and copy the corporate records during regular business hours at Bullion’s principal office. The Utah Act provides that the officer or agent of the corporation having charge of the share transfer books for shares of the corporation must make, within the earlier of ten days before a meeting of shareholders or two business days after notice of the meeting is given, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of, and the number of shares held by each, which list, for a period of ten days prior to such meeting, must be kept on file at Bullion’s registered office and is subject to inspection by any shareholder during the whole time of the meeting.

Dividends

     Eurasian. Eurasian’s articles of incorporation provide that the board of directors may from time to time declare and authorize payment of dividends as they may deem advisable on the terms and conditions provided by its articles of incorporation.

     Bullion. Bullion’s bylaws provide that the board of directors may from time to time declare, and Bullion may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by its articles of incorporation and bylaws.

Appraisal/Dissenters’ Rights

     Eurasian. The BC Act provides that shareholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include: (i) an amendment to its articles, to alter the articles, to alter restrictions on the powers of the corporation or on the business it is permitted to carry on; (ii) an amalgamation with another corporation; (iii) a change of corporate jurisdiction; and (iv) the sale, lease or exchange of all or substantially all of its undertaking.

     Bullion. The Utah Act provides that shareholders have the right to dissent from, and obtain payment of fair value of their shares in the event of, certain corporate actions identified under Utah law, the charter documents or a resolution of the board of directors.

Amendment of Articles of Incorporation and Bylaws

     Eurasian. Under Eurasian’s articles of incorporation, and pursuant to the BC Act, an amendment to its articles of incorporation must be approved by special resolution. Eurasian’s articles of incorporation specify that the majority of votes required for Eurasian to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

     Bullion. Under Bullion’s articles of incorporation, an amendment to its articles of incorporation must be approved by the affirmative vote of a majority of the shares entitled to vote on each such amendment. Bullion’s bylaws, whether adopted by the board of directors or the shareholders, are subject to amendment, alteration, or repeal, and new bylaws may be made, except that (a) no bylaws adopted or amended by the shareholders may be altered or repealed by the board of directors; and (b) no bylaws may be adopted by the board of directors which require more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; provided , however that (i) if any bylaw regulating an impending election of directors is adopted or amended or repealed by the board of directors, there must be set forth in the notice of the next meeting of shareholders for the election of directors, the bylaws so adopted or amended or repealed, together with a concise statement of the changes made; and (ii) no amendment, alteration or repeal of the amendment provision contained in the bylaw may be made except by the shareholders.

Potential Anti-Takeover Provisions

     Eurasian. Eurasian’s articles of incorporation do not provide for anti-takeover provisions.

     Bullion. The Utah Control Shares Acquisition Act limits the ability of persons acquiring more than 20% of a company’s voting stock to vote those shares absent approval of voting rights by the holders of a majority of all shares entitled to be cast, excluding all interested shares. The Utah Control Shares Acquisition Act, however, permits a company to opt out of these protective provisions and Bullion has opted to do so.

Ability to Bring Shareholder Derivative and Class Action Lawsuits

     Eurasian. Eurasian shareholders may bring a derivative action against Eurasian under the BC Act. Under the BC Act, a shareholder or director of Eurasian, or any other person whom the court considers to be an appropriate person to make an application may, with leave of the court, bring an action in the name and on behalf of Eurasian to enforce a right, duty or obligation owed to Eurasian that could be enforced by Eurasian itself or to obtain damages for any breach of such a right, duty or obligation. A Eurasian shareholder may also commence a class action proceeding in British Columbia on behalf of himself or herself and other similarly situated Eurasian shareholders where the requirements for certifying and maintaining a class action under British Columbia law, including the Class Proceedings Act, have been met.

     Bullion. Bullion shareholders may bring a derivative action against Bullion under the Utah Act only if the shareholder (a) was a shareholder of Bullion at the time when the transactions complained of occurred (unless the person became a Bullion shareholder through transfer by operation of law from a person who was a Bullion shareholder at the time) and (b) fairly and adequately represents the interests of Bullion. A Bullion shareholder may not commence a derivative proceeding until (i) a written demand has been made upon the corporation to take suitable action and (ii) 90 days have expired from the date such demand is made unless (1) the Bullion shareholder is notified before the 90 days have expired that the demand has been rejected by Bullion or (2) irreparable injury to Bullion would result by waiting for the expiration of the 90-day period. The complaint must be verified and allege with particularity the demand made upon the Bullion board of directors. An individual may also commence a class action suit on behalf of himself or herself and other similarly situated Bullion shareholders where the requirements for maintaining a class action under Utah law have been met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EURASIAN

      As of July 11, 2012, there were 53,486,200 common shares of Eurasian issued and outstanding as fully paid and non-assessable, and carrying a right to one vote per share. As of July 11, 2012, there were 62 shareholders of record of Eurasian common stock in the United States who held an aggregate of 25,406,053 shares of Eurasian common stock, or approximately 47.5% of Eurasian’s outstanding shares of common stock.

     The following table sets forth certain information regarding the ownership of Eurasian’s common stock as of July 11, 2012 by: (i) each of Eurasian’s directors; (ii) each of Eurasian’s named executive officers; (iii) all of Eurasian’s executive officers and directors as a group; and (iv) all those known by Eurasian to be beneficial owners of more than five percent (5%) of Eurasian’s common stock. Unless otherwise indicated, the business address of each named person is c/o Eurasian Minerals Inc., Suite 501, 543 Granville Street, Vancouver, British Columbia, V6C 1X8, Canada.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Shares	Newmont Mining Corporation of Canada Limited c/o Goodmans LLP, Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario, M5H 2S7, Canada	6,450,000(1)	10.89%

Common Shares	International Finance Corporation, 2121 Pennsylvania Avenue N.W., Washington, District of Columbia 20433	6,479,143(2)	10.93%

Common Shares	David M. Cole, President, Chief Executive Officer and Director, 10001 Titan Road, Littleton, Colorado 80125	1,923,733(3)	3.25%

Common Shares	Christina Cepeliauskas, Chief Financial Officer	198,000(4)	*

Common Shares	M. Stephen Enders, Chief Operating Officer and Director, 10001 Titan Road, Littleton, Colorado 80125	411,333(5)	*

Common Shares	Valerie Barlow, Corporate Secretary	50,200(6)	*

Common Shares	Brian Bayley, Director, Suite 1028, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5, Canada	311,375(7)	*

Common Shares	Brian Levet, Director	150,000(8)	*

Common Shares	George Lim, Director	150,000(9)	*

Common Shares	Michael Winn, Chairman and Director, 381 Forest Avenue, Suite C, Laguna Beach, California 92651	715,908(10)	1.21%

	All directors and executive officers as a group	3,910,549	6.60%

*	Less than 1%.

(1)	Includes 1,250,000 share purchase warrants to purchase common shares of Eurasian until March 14, 2013 at a price per share of Cdn. $4.00.

(2)

Includes 800,000 share purchase warrants to purchase common shares of Eurasian until November 12, 2015 at a price per share of Cdn. $4.00 until November 12, 2012, Cdn. $4.50 until November 12, 2013, Cdn. $5.00 until November 12, 2014 and Cdn. $5.50 until November 12, 2015, and 1,919,633 share purchase warrants to purchase common shares of Eurasian until the earlier of three (3) years from the date on which drilling under a drilling program commences on the Treuil/La Mine license area in Haiti or February 19, 2015 at a price per share of Cdn. $2.88.

(3)

Includes 2,500 share purchase warrants to purchase common shares of Eurasian until March 14, 2013 at a price per share of Cdn. $4.00, 200,000 stock options to purchase common shares of Eurasian until June 21, 2012 at a price per share of Cdn. $1.81, 96,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00, 200,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 200,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(4)

Includes 40,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 75,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(5)

Includes 100,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 100,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(6)

Includes 11,800 stock options to purchase common shares of Eurasian until September 2, 2015 at a price per share of Cdn. $2.21 and 30,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(7)

Includes 47,000 stock options to purchase common shares of Eurasian until September 18, 2013 at price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(8)	Includes 150,000 stock options to purchase common shares of Eurasian until March 18, 2016 at a price per share of Cdn. $2.91.

(9)

Includes 25,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(10)

Includes 47,000 stock options to purchase common shares of Eurasian until September 18, 2013 at price per share of Cdn. $1.00, 100,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18, and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BULLION

     As of July 11, 2012, 39,227,063 shares of common stock of Bullion have been issued and are outstanding as fully paid and non-assessable, and carrying a right to one vote per share. As of July 11, 2012, there were 247 shareholders of record of Bullion common stock in the United States who held an aggregate of 34,096,744 shares of Bullion common stock, or approximately 87.0% of Bullion’s outstanding shares of common stock.

     The following table sets forth certain information regarding the ownership of Bullion’s common stock as of July 11, 2012 by: (i) each of Bullion’s directors; (ii) each of Bullion’s named executive officers; (iii) all of Bullion’s executive officers and directors as a group; and (iv) all those known by Bullion to be beneficial owners of more than five percent (5%) of Bullion’s common stock. The business address of each named person is c/o Bullion Monarch Mining, Inc., 20 North Main, Suite 202, St. George, Utah 84770.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	R. Don Morris, Chief Executive Officer and Chairman of the Board	6,977,662 (1)	17.78%
Common Stock	James A. Morris, President and Director	2,849,488 (2)	7.26%
Common Stock	Peter Passaro, 5% Holder	3,245,471 (3)	8.27%
Common Stock	Philip Manning, Chief Financial Officer	832,182	*
Common Stock	Robert D. Morris III, Secretary	380,813	*
Common Stock	John DeMara, Director	0	*
Common Stock	Nate Bryson, Director	0	*
Common Stock	Jack Hurley, Director	0	*
	All directors and executive officers as a group (7 persons)	14,285,616	36.42%

*	Less than 1%.

(1)	172,200 shares are owned by R. Don Morris and Christina Morris as joint tenants.

(2)	158,000 shares are held for James A. Morris’ two minor children in the name of Syndi Morris c/f Austin and McKall.

(3)	These shares are owned by Mr. Passaro and Taimi C. Passaro as joint tenants.

LEGAL MATTERS

     The legality of the Eurasian common shares offered by this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for Eurasian by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Dorsey & Whitney LLP, Seattle, Washington, will issue an opinion to Eurasian concerning certain U.S. legal matters, and Durham Jones & Pinegar, P.C., St. George, Utah, will issue an opinion to Bullion concerning certain U.S. legal matters.

EXPERTS

     The financial statements of Eurasian and its subsidiaries as of December 31, 2011, March 31, 2011 and April 1, 2010, and for the nine-month period ended December 31, 2011 and year ended March 31, 2011, appearing in this proxy statement/prospectus have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Bullion and its subsidiaries as of April 30, 2011 and 2010, and for each of the two years in the period ended April 30, 2011, appearing in this proxy statement/prospectus have been audited by Mantyla McReynolds, LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

     It is expected that Bullion will hold an annual meeting of shareholders for 2012 only if the merger is not completed. In order to be considered for inclusion in the proxy statement for the 2012 annual meeting of shareholders, should one be held, shareholder proposals must have been submitted in writing and received by the Corporate Secretary of Bullion at its principal executive offices located at 20 North Main, Suite 202, St. George, Utah 84770 no later than May 1, 2012 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

     Eurasian has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Eurasian common stock to be issued to Bullion shareholders and warrant holders in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about Eurasian and its common stock. The rules and regulations of the SEC allow certain information included in the registration statement to be omitted from this proxy statement/prospectus.

     Bullion files annual, quarterly and current reports, proxy statements and other information with the SEC. Eurasian is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. You may read and copy the information filed with or furnished to the SEC by Bullion or Eurasian at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Bullion and Eurasian, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by Bullion with the SEC are also available at Bullion’s website at www.bullionmm.com. Eurasian also files reports, statements and other information with the Canadian provincial and territorial securities regulatory authorities. Eurasian’s filings are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com. Certain reports and other information filed by Eurasian with the SEC and the Canadian provincial and territorial securities regulatory authorities are also available at Eurasian’s website at www.eurasianminerals.com. The web addresses of the SEC, SEDAR, Eurasian and Bullion have been included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.

     Bullion shareholders requesting documents from Bullion or Eurasian should do so by [•], 2012 to receive them before the Bullion special meeting. You will not be charged for any of these documents that you request.

     Neither Eurasian nor Bullion has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Consolidated Financial Statements for the three months ended March 31, 2012	F-50
Consolidated Interim Statements of Financial Position as at March 31, 2012 (Unaudited) and December 31, 2011 (Audited)	F-51
Consolidated Interim Statements of Comprehensive Loss for the three months ended March 31, 2012 and 2011 (Unaudited)	F-52
Consolidated Interim Statements of Cash Flows for the three months ended March 31, 2012 and 2011 (Unaudited)	F-53
Consolidated Interim Statements of Shareholders’ Equity for the three months ended March 31, 2012 and 2011 (Unaudited)	F-54
Notes to the Consolidated Interim Financial Statements	F-55

EURASIAN MINERALS INC.
CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

DECEMBER 31, 2011

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders of
Eurasian Minerals Inc.

We have audited the accompanying consolidated financial statements of Eurasian Minerals Inc., which comprise the consolidated statements of financial position as at December 31, 2011, March 31, 2011 and April 1, 2010 and the consolidated statements of comprehensive loss, shareholders’ equity and cash flows for the nine month period ended December 31, 2011 and for the year ended March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Eurasian Minerals Inc. as at December 31, 2011, March 31, 2011 and April 1, 2010 and its financial performance and its cash flows for the nine month period ended December 31, 2011 and for the year ended March 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

April 26, 2012

EURASIAN MINERALS INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in Canadian dollars)

ASSETS	December 31, 2011	March 31, 2011	April 1, 2010
		(Note 22)	(Note 22)
Current
Cash and cash equivalents (Note 3)	$41,371,968	$48,370,004	$11,095,799
Investments (Note 5)	943,289	353,501	2,875,968
Receivables (Note 6)	558,702	577,737	570,836
Prepaid expenses	119,362	377,180	150,996
Total current assets	42,993,321	49,678,422	14,693,599

Non-current
Restricted cash (Note 4)	155,992	387,124	236,558
Equipment (Note 7)	300,901	314,916	375,015
Investment in associated companies (Note 8)	1,894,868	79,121	-
Exploration and evaluation assets (Note 9)	6,086,396	6,253,850	6,840,456
Reclamation bonds (Note 10)	439,565	413,037	273,583
Other assets (Note 11)	159,062	71,721	-
Total non-current assets	9,036,784	7,519,769	7,725,612

TOTAL ASSETS	$52,030,105	$57,198,191	$22,419,211

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 12)	$876,321	$1,405,012	$718,031
Advances from joint venture partners (Note 13)	1,374,451	197,188	382,874
Total liabilities	2,250,772	1,602,200	1,100,905

SHAREHOLDERS' EQUITY
Capital stock (Note 14)	77,122,016	75,058,770	31,984,129
Commitment to issue shares	495,645	491,996	100,365
Share based payment reserve	7,258,987	5,393,723	3,407,896
Accumulated other comprehensive income	-	-	864,848
Deficit	(35,097,315)	(25,348,498)	(15,038,932)
Total shareholders' equity	49,779,333	55,595,991	21,318,306

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$52,030,105	$57,198,191	$22,419,211

Nature of operations and going concern (Note 1)
Proposed transaction (Note 20)
Events after reporting date (Note 21)

Approved on behalf of the Board of Directors on April 26, 2012:

Signed: “David M. Cole”	Director	Signed: “George Lim”	Director

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Expressed in Canadian dollars)

	Nine month period ended	Year ended
	December 31, 2011	March 31, 2011
		(Note 22)
EXPLORATION EXPENDITURES	$8,436,143	$10,941,182
Less: recoveries	(4,598,919)	(6,185,414)
Net exploration expenditures (Note 9)	3,837,224	4,755,768

GENERAL AND ADMINISTRATIVE EXPENSES
Administrative and office	800,739	988,002
Investor relations and shareholder information	229,109	228,411
Professional fees	852,909	495,510
Salaries and consultants	1,385,974	1,266,227
Share-based payments (Note 14)	2,317,653	2,819,284
Transfer agent and filing fees	46,189	146,715
Total general and administrative expenses	5,632,573	5,944,149

Loss before other items	(9,469,797)	(10,699,917)

OTHER ITEMS
Change in fair value of held-for-trading investments	(13,326)	(79,539)
Equity loss on investments in associated companies	(177,441)	(57,694)
Foreign exchange gain (loss)	100,885	(519,792)
Gain (Loss) on investments	(12,018)	1,132,088
Interest income	343,145	229,733
Loss on dilution of investment in a former subsidiary	-	(142,400)
Loss on disposal of equipment	(111,393)	(47,322)
Write-off of exploration and evaluation assets (Note 9)	(408,872)	-
Total other income (loss)	(279,020)	515,074

Loss before income taxes	(9,748,817)	(10,184,843)
Income tax expense (Note 17)	-	(124,723)

Comprehensive loss for the period	$(9,748,817)	$(10,309,566)

Basic and diluted loss per common share	$(0.19)	$(0.26)

Weighted average number of common shares outstanding	51,554,032	40,055,905

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)

	Nine month period ended	Year ended
	December 31, 2011	March 31, 2011
Cash flows from operating activities
Loss for the period	$(9,748,817)	$(10,309,566)
Items not affecting cash:
Change in fair value of held-for-trading investments	13,326	79,539
Commitment to issue bonus shares included in share-based payments	900,168	775,758
Commitment to issue bonus shares included in exploration expenditures	249,012	569,633
Deferred income tax expense	-	124,723
Depreciation	60,837	141,602
Fair value of stock options included in share-based payments	1,417,485	2,119,328
Fair value of stock options included in exploration expenditures	695,183	-
(Gain) Loss on sale of investments	12,018	(1,132,088)
Loss on disposal of equipment	111,393	47,322
Interest received during the period	(343,145)	(229,733)
Loss on dilution of investment in a former subsidiary	-	142,400
Share of loss in equity investments	177,441	57,694
Shares received for option payments	(114,500)	(107,825)
Unrealized foreign exchange (gain) loss	(29,848)	105,378
Write-off of exploration and evaluation assets	408,872	-
Changes in non-cash working capital items:
Receivables	19,035	(19,160)
Prepaid expenses	257,818	(233,484)
Accounts payable and accrued liabilities	(528,691)	772,246
Advance from joint venture partner	1,177,263	(152,967)
Total cash used in operating activities	(5,265,150)	(7,249,200)
Cash flows from investing activities
Acquisition of exploration and evaluation assets	(92,871)	(127,752)
Acquisition of subsidiary	-	(155,070)
Cash acquired from acquisition of subsidiary	-	63,367
Interest received on cash and cash equivalents	343,145	229,733
Proceeds from sale of equipment	20,699	-
Proceeds from sale of marketable securities	86,200	3,440,659
Proceeds from sale of marketing material (native gold)	56,003	4,672
Purchase of marketable securities	(566,882)	(872,653)
Purchase of equity investments	(1,993,188)	-
Purchase of equipment	(178,914)	(130,589)
Purchase of marketing materials (native gold)	(133,446)	(76,988)
Reclamation bonds	(26,528)	(174,671)
Recoveries of exploration and evaluation assets from joint venture partners	-	924,620
Reduction of cash on dilution of investment	-	(49,250)
Restricted cash	231,132	(150,566)
Total cash provided by (used in) investing activities	(2,254,650)	2,925,512
Cash flows from financing activities
Proceeds received from private placements	-	40,655,000
Share issuance costs	(3,964)	(185,607)
Proceeds received from options exercised	525,728	1,125,392
Proceeds received from warrants exercised	-	3,108
Total cash provided by financing activities	521,764	41,597,893
Change in cash and cash equivalents	(6,998,036)	37,274,205
Cash and cash equivalents, beginning	48,370,004	11,095,799
Cash and cash equivalents, ending	$41,371,968	$48,370,004

Supplemental disclosure with respect to cash flows (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Canadian dollars)

					Accumulated
				Share based	other
	Number of		Commitment to	payment	comprehensive
	common shares	Capital stock	issue shares	reserve	income	Deficit	Total
Balance as at April 1, 2010	34,265,822	$31,984,129	$100,365	$3,407,896	$864,848	$(15,038,932)	$21,318,306
Shares issued on private placements	14,900,000	40,655,000	-	-	-	-	40,655,000
Shares issued as finders' fees	398,970	1,104,728	-	-	-	-	1,104,728
Shares issued on exercise of stock options	759,000	1,125,392	-	-	-	-	1,125,392
Shares issued on exercise of warrants	1,554	3,108	-	-	-	-	3,108
Shares issued as bonus shares	448,000	953,760	(953,760)	-	-	-	-
Shares issued on acquisition of subsidiary	160,000	316,800	-	-	-	-	316,800
Shares issued on acquisition of mineral property	28,283	72,687	-	-	-	-	72,687
Reclassification of fair value of options exercised	-	608,010	-	(608,010)	-	-	-
Share based payments	-	-	-	2,119,328	-	-	2,119,328
Commitment to issue shares	-		1,345,391				1,345,391
Unrealized loss on available-for-sale investments		-	-	-	(864,848)	-	(864,848)
Share issue costs	-	(1,764,844)	-	474,509	-	-	(1,290,335)
Loss for the year	-	-	-	-	-	(10,309,566)	(10,309,566)
Balance as at March 31, 2011	50,961,629	75,058,770	491,996	5,393,723	-	(25,348,498)	55,595,991
Shares issued on exercise of stock options	429,300	525,728	-	-	-	-	525,728
Shares issued as bonus shares	431,498	1,145,531	(1,145,531)	-	-	-	-
Shares issued on acquisition of mineral property	52,691	148,547	-	-	-	-	148,547
Reclassification of fair value of options exercised	-	247,404	-	(247,404)	-	-	-
Share based payments	-	-	-	2,112,668	-	-	2,112,668
Commitment to issue shares	-	-	1,149,180	-	-	-	1,149,180
Share issue costs		(3,964)		-	-	-	(3,964)
Loss for the period	-	-	-	-	-	(9,748,817)	(9,748,817)
Balance as at December 31, 2011	51,875,118	$77,122,016	$495,645	$7,258,987	$-	$(35,097,315)	$49,779,333

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

1. NATURE OF OPERATIONS AND GOING CONCERN

Eurasian Minerals Inc. (the “Company” or “Eurasian”) was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 under the name of 33544 Yukon Inc. On October 10, 2001, the Company changed its name to Southern European Exploration Ltd. On November 24, 2003, the Company completed the reverse take-over of Marchwell Capital Corp. and subsequently changed its name to Eurasian Minerals Inc. The Company’s common shares are listed on the TSX Venture Exchange (“TSX-V”) under the symbol of “EMX”. On January 30, 2012, the Company’s common shares were listed on the New York Stock Exchange (“NYSE”) Amex with the symbol of “EMXX” (Note 21).

The address of the Company’s head office and principal is 5th floor, 543 Granville Street, Vancouver, British Columbia, Canada V6C 1X8.

The Company has incurred losses since its inception and the ability of the Company to continue as a going-concern depends upon its ability to raise adequate financing and to develop profitable operations. The Company’s financing efforts to date, while substantial, may not be sufficient to enable the Company to fund all aspects of its operations. Management expects that the Company has sufficient resources and will be able to secure the necessary financing to meet the Company’s requirements on an ongoing basis. These consolidated financial statements do not include adjustments to the carrying values of the assets and liabilities, the reported expenses and the statements of financial position classification that may be necessary should the Company be unable to continue operations.

The consolidated financial statements are presented for a period of nine months ending December 31, 2011. The Company changed its fiscal year end from March 31 to December 31 effective for the period ending December 31, 2011. The change in the fiscal year end is made for the purpose of streamlining the Company’s financial reporting.

The Company’s principal business activities are the acquisition and exploration of mineral properties in Turkey, Haiti, the Kyrgyz Republic, Europe, U.S.A. and the Asia Pacific region. The Company’s continuing operations and the ability of the Company to meet its commitments for exploration and evaluation assets are dependent upon the support of present and future joint venture partners and the ability of the Company to raise additional financing.

Some of the Company’s activities for exploration and evaluation assets are located in emerging nations and consequently, may be subject to a higher level of risk compared to other developed countries. The operations in emerging markets, the status of mineral property rights and the recoverability of investments in emerging nations can be affected by changing economic, regulatory and political situations.

These consolidated financial statements of the Company are presented in Canadian dollars, which is the functional currency of the parent company and its subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and First Time Adoption of IFRS

In February 2008, the Canadian Accounting Standards Board confirmed January 1, 2011 as the date that International Financial Reporting Standards (“IFRS”) would replace Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) for publicly accountable enterprises. The Company has adopted IFRS effective April 1, 2011 for the nine month period ending December 31, 2011, with a transition date of April 1, 2010. The impact on prior years’ comparative balances of the transition from Canadian GAAP to IFRS is explained in Note 22.

Statement of Compliance

These consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Statement of Compliance (continued)

The accounting policies set out below have been applied consistently to all periods presented herein, including in preparing the opening statement of financial position as at April 1, 2010 (Note 22) for purposes of transition to IFRS. The accounting policies have been applied consistently by the Company and its subsidiaries.

These consolidated financial statements have been prepared on a historical cost basis except for the revaluation of certain financial instruments, which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

Basis of Consolidation

The consolidated financial statements comprise the accounts of Eurasian, the parent company, and its controlled subsidiaries, after the elimination of all material intercompany balances and transactions.

Subsidiaries

Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company until the date on which control ceases.

The accounts of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Inter-company transactions, balances and unrealized gains or losses on transactions are eliminated. The Company’s principal operating subsidiaries are as follows:

Name	Place of Incorporation	Ownership Percentage

AES Madencilik Ltd. Sirketi	Turkey	100%
Eurasia Madencilik Limited Sirketi	Turkey	99%
Montex LLC	Kyrgyz Republic	100%
Altyn Minerals LLC	Kyrgyz Republic	100%
Georgian Minerals LLC	Georgia	100%
Eurasian Minerals Cooperatief U.A.	Netherlands	100%
EMX Georgia Cooperatief U.A.	Netherlands	100%
Ayiti Gold Company S.A.	Haiti	100%
Marien Mining Company S.A.	Haiti	100%
EMX (USA) Services Corp.	Nevada, USA	100%
Bronco Creek Exploration Inc.	Arizona, USA	100%
Viad Royalties AB	Sweden	100%
Eurasian Minerals Sweden AB	Sweden	100%
Eliseror Limited	Cyprus	100%
EMX Australia Pty Ltd	Australia	100%

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business Combinations

The acquisition method of accounting is used to account for business combinations by the Company. The consideration transferred for the acquisition of a business is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Company recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. Subsequently, the carrying amount of non-controlling interest is the amount of the interest at initial recognition plus the non-controlling interest’s share of the subsequent changes in equity. Total comprehensive income is attributed to non-controlling interest even if this results in the non-controlling interest having a deficit balance.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the statement of comprehensive loss.

The Company has made an election in terms of IFRS 1 to apply the requirements of IFRS 3 (Revised) – Business Combinations to all business combinations with effective dates on or after April 1, 2010. The classification and accounting treatment of business combinations with effective dates prior to April 1, 2010 have not been considered.

Functional and Reporting Currency

Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company and its subsidiaries’ functional currency, as determined at the transition date of April 1, 2010, is the Canadian dollar (“CAD”), which is also the reporting currency of the Company.

Translation of transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Monetary assets and liabilities denominated in foreign currencies are re-measured at the rate of exchange at each financial position date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of comprehensive loss.

Financial Instruments

All financial instruments are classified into one of the following four categories:

(a)Financial assets and financial liabilities at fair value through profit or loss (“FVTPL”)

Financial assets and financial liabilities classified as FVTPL are acquired or incurred principally for the purpose of selling or repurchasing them in the near term. They are recognized at fair value based on market prices, with any resulting gains and losses reflected in net income (loss) for the period in which they arise.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments (continued)

(b)Held-to-maturity financial assets

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturity that an entity has the positive intention and ability to hold to maturity. They are measured at amortized cost using the effective interest rate method less any impairment loss. A gain or loss is recognized in net income when the financial asset is derecognized or impaired, and through the amortization process.

(c)Available-for-sale financial assets

Available-for-sale (“AFS”) financial assets are non-derivative financial assets that are designated as available for sale, or that are not classified as loans and receivables, held-to-maturity investments, or FVTPL. They are measured at fair value. Fair value is determined based on market prices. Equity instruments that do not have a quoted market price in an active market are measured at cost. Gains and losses are recognized directly in other comprehensive income (loss) until the financial asset is derecognized, at which time the cumulative gain or loss previously recognized in accumulated other comprehensive income (loss) is recognized in net income (loss) for the period.

(d)Loans and receivables and other financial liabilities

Loans and receivables and other financial liabilities are measured at amortized cost, using the effective interest rate method less any impairment loss.

The Company’s financial instruments consist of cash and cash equivalents, receivables, marketable securities, warrants, restricted cash, reclamation bonds, accounts payable and accrued liabilities, and advances from joint venture partners. Unless otherwise noted the fair value of these financial instruments approximates their carrying values.

Cash and cash equivalents are classified as financial assets at FVTPL and are accounted for at fair value. Cash equivalents include highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

Warrants are classified as derivative financial assets at FVTPL and are accounted for at fair value. For warrants that are not traded on an exchange, no market value is readily available. When there are sufficient and reliable observable market inputs, a valuation technique is used; if no such market inputs are available, the warrants are valued at intrinsic value, which is equal to the higher of the market value of the underlying security less the exercise price of the warrant, or zero.

Marketable securities are classified as available-for-sale and are measured at fair market value. Marketable securities transferred to the Company as part of an acquisition are classified as held-for-trading and are carried at fair market value. Changes in fair value of held-for-trading assets are reflected in the statement of comprehensive loss in the period in which they occur. Changes in fair value of available-for-sale assets are reflected in accumulated other comprehensive income on the statement of financial position until sold or if there is an other than temporary impairment in value.

Reclamation bonds are classified as financial assets held-to-maturity.

Restricted cash is classified as financial assets at FVTPL.

The Company classifies its receivables as loans and receivables and its accounts payable and accrued liabilities and advances from joint venture partners as other financial liabilities.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the financial assets have been impacted.

For all financial assets, objective evidence of impairment could include:

  Significant financial difficulty of the issuer or counterparty;
  Default or delinquency in interest or principal payments; or,
  It becoming probable that the borrower will enter bankruptcy or financial reorganization.

For certain categories of financial assets, that are assessed not to be impaired individually, are subsequently assessed for impairment on a collective basis. The carrying amount of financial assets is reduced by the impairment loss directly for all financial assets with the exception of receivables, where the carrying amount is reduced through the use of an allowance account. When a receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

With the exception of AFS marketable securities, if in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been has the impairment not been recognized. In respect of AFS marketable securities, impairment losses previously recognized through profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognized directly in equity.

Equity investment

The Company accounts for its long-term investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investment is initially recorded at cost, adjusted to recognize the Company’s share of earnings or losses and reduced by dividends received.

The Company assesses its equity investments for impairments if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the equity investment and that the event or events has an impact on the estimated future cash flow of the investment that can be reliably estimated. Objective evidence of impairment of equity investment includes:

  Significant financial difficulty of the associated companies;
  Becoming probable that the associated companies will enter bankruptcy or other financial reorganization; or,
  National or local economic conditions that correlate with defaults of the associated companies.

Exploration and evaluation assets and exploration expenditures

Acquisition costs for exploration and evaluation assets, net of recoveries, are capitalized on a property-by-property basis. Acquisition costs include cash consideration and the value of common shares, based on recent issue prices, issued for exploration and evaluation assets pursuant to the terms of the agreement. Exploration expenditures, net of recoveries, are charged to operations as incurred. After a property is determined by management to be commercially feasible, exploration and development expenditures on the property will be capitalized.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Exploration and evaluation assets and exploration expenditures (continued)

When there is little prospect of further work on a property being carried out by the Company or its partners, when a property is abandoned, or when the capitalized costs are no longer considered recoverable, the related property costs are written down to management’s estimate of their net recoverable amount. The costs related to a property from which there is production, together with the costs of production equipment, will be depleted and amortized using the unit-of-production method.

An exploration and evaluation asset acquired under an option agreement, where payments are made at the sole discretion of the Company, is capitalized at the time of payment. Option payments received are treated as a reduction of the carrying value of the related acquisition cost for the mineral property until the payments are in excess of acquisition costs, at which time they are then credited to operations. Option payments are at the discretion of the optionee and, accordingly, are accounted for when receipt is reasonably assured.

Equipment

Equipment is recorded at cost and depreciated over its estimated useful life using the declining balance method at a rate of 20% per annum. Depreciation on equipment used directly on exploration projects is included in exploration expenditures for that mineral property.

Decommissioning liabilities

Decommissioning liabilities are recognized for the expected obligations related to the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets. A decommissioning liability is recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made with a corresponding decommissioning cost recognized by increasing the carrying amount of the related long-lived asset. The decommissioning cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life. The initial fair value of the liability is accreted, by charges to operations, to its estimated future value. The Company has no known decommissioning liabilities.

Environmental disturbance restoration

During the operating life of an asset, events such as infractions of environmental laws or regulations may occur. These events are not related to the normal operation of the asset and are referred to as environmental disturbance restoration provisions. The costs associated with these provisions are accrued and charged to income or loss in the period in which the event giving rise to the liability occurs. Any subsequent adjustments to these provisions due to changes in estimates are also charged to income or loss in the period of adjustment. These costs are not capitalized as part of the long-lived assets’ carrying value.

Impairment of assets

Events or changes in circumstances can give rise to significant impairment charges or reversals of impairment in a particular year. The Company assesses its cash generating unit annually to determine whether any indication of impairment exists. Where an indicator of impairment exists, an estimate of the recoverable amount is made, which is the higher of the fair value less costs to sell and value in use. The determination of the recoverable amount requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and future operating performance. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less.

Share-based payments

The Company accounts for share-based compensation using a fair value based method with respect to all share-based payments measured and recognized, to directors, employees and non-employees. For directors and employees, the fair value of the options is measured at the date of grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete, or the date the performance commitment is reached, or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For directors, employees and non-employees, the fair value of the options is accrued and charged to operations, with the offset credit to share based payment reserve, over the vesting period. If and when the stock options are exercised, the applicable amounts are transferred from share-based payment reserve to share capital. Share-based compensation awards are calculated using the Black-Scholes option pricing model.

Income taxes

Income tax expense consists of current and deferred tax. Income tax expense is recognized in income or loss except to the extent that it relates to items recognized directly in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income nor loss. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable income will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Income (Loss) per share

Basic income or loss per share is calculated by dividing the net income or loss for the period by the weighted average number of shares outstanding during the period. Diluted income or loss per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of shares outstanding used in the calculation of diluted income or loss per share assumes that the deemed proceeds received from the exercise of stock options, share purchase warrants and their equivalents would be used to repurchase common shares of the Company at the average market price during the period, if they are determined to have a dilutive effect.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income (Loss) per share (continued)

Existing stock options and share purchase warrants have not been included in the current period computation of diluted loss per share as to do so would be anti-dilutive. The current period basic and diluted losses per share are the same.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the day prior to the announcement date. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded as share based payment reserve.

Use of estimates

The preparation of these consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring the use of management estimates include:

(a)

Recorded costs of exploration and evaluation assets are not intended to reflect present or future values of exploration and evaluation assets. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

(b)

The determination of the fair value of stock options or warrants using stock pricing models requires the input of highly subjective assumptions, including the expected price volatility. Changes in the subjective input assumptions could materially affect the fair value estimate, therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and warrants.

(c)

The determination of deferred tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts, and therefore do not necessarily provide certainty as to their recorded values.

(d)

Option or sale agreements, under which the Company may receive shares as payment, require the Company to determine the fair value of shares received. Many factors can enter into this determination, including, if public shares, the number of shares received, the trading value of the shares, volume of shares, resale restrictions, and if non-public shares, the underlying asset value of the shares, or value of the claims under option or sale. This determination is highly subjective and does not necessarily provide a reliable single measure of the fair value of the shares received.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting policies and interpretations issued but not yet effective

(a) Effective for annual periods beginning on or after July 1, 2011

  Amendments to IFRS 7 Financial Instruments: Disclosures

The amendments increase disclosure with regards to the transfer of financial assets, especially if there is a disproportionate amount of transfer transactions that take place around the end of a reporting period.

(b) Effective for annual periods beginning on or after January 1, 2012

  Amendments to IAS 12 Income Taxes

The amendments are made regarding Deferred Tax: Recovery of Underlying Assets and introduce an exception to the existing principle for the measurement of deferred tax assets and liabilities arising on an investment property measured at fair value, and the requirement that deferred tax on non-depreciable assets measured using the revaluation model in IAS 16 Property, Plant and Equipment should always be on a sales basis.

(c) Effective for annual periods beginning on or after January 1, 2013

  IFRS 10 Consolidated Financial Statements

This new standard provides a new single consolidation model that identifies control as the basis for consolidation for all types of entities, and replaces IAS 27 Consolidated and Separate Financial Statements and SIC-12

Consolidation – Special Purpose Entities.

  IFRS 11 Joint Arrangements

This new standard improves the accounting for joint arrangements by introducing a principle-based approach that requires a party to a joint arrangement to recognize its rights and obligations arising from the arrangement. Such a principle-based approach will provide users with greater clarity about an entity’s involvement in its joint arrangements by increasing the verifiability, comparability and understandability of the reporting of these arrangements. IFRS 11 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities-Non-Monetary Contributions by Venturers.

  IFRS 12 Disclosure of Interests in Other Entities

This new standard combines, enhances and replaces the disclosure requirements for subsidiaries, joint arrangements, associates and unconsolidated structured entities.

  IFRS 13 Fair Value Measurement

This new standard defines fair value and sets out a framework for measuring fair value and disclosures about fair value measurements. It applies when other IFRS require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRS or address how to present changes in fair value.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting policies and interpretations issued but not yet effective (continued)

(c) Effective for annual periods beginning on or after January 1, 2013 (continued)

  Amendments to IAS 27 Consolidated and Separate Financial Statements

The amendments provide guidance on the accounting and disclosure requirements for subsidiaries, jointly controlled entities, and associates in separate, or unconsolidated, financial statements.

  Amendments to IAS 28 Investments in Associates

The amendments provide guidance on the application of the equity method to associates, subsidiaries and joint ventures.

(d) Effective for annual periods beginning on or after January 1, 2015

  IFRS 9 Financial Instruments

This new standard partially replaces IAS 39 Financial Instruments: Recognition and Measurement.

The Company has initially assessed that there will be no material reporting changes as a result of adopting the above new standards; however, enhanced disclosure requirements are expected.

3. CASH AND CASH EQUIVALENTS

Cash consists of deposits at banks earning interest at floating rates based on daily bank deposit rates and cash on hand. Cash equivalents are short-term deposits.

	December 31, 2011	March 31, 2011	April 1, 2010
Cash	$13,486,726	$11,520,852	$7,735,827
Short-term deposits	27,885,242	36,849,152	3,359,972
Total	$41,371,968	$48,370,004	$11,095,799

4. RESTRICTED CASH

At December 31, 2011 the Company classified $155,992 (March 31, 2011 - $387,124; April 1, 2010 - $236,558) as restricted cash. This amount is comprised of $50,960 (March 31, 2011 - $50,960; April 1, 2010 - $50,960) held as a security deposit for the Company’s Haiti exploration program, and $105,032 (March 31, 2011 - $336,164; April 1, 2010 - $185,598) held by wholly-owned subsidiaries of the Company whose full amount is for use and credit to the Company’s joint venture partner in Haiti.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

5. INVESTMENTS

At December 31, 2011, the Company had the following investments:

		Accumulated
December 31, 2011	Cost	unrealized gain	Fair value
Held-for-trading investments
Warrants	$-	$37,411	$37,411
Common shares	789,059	116,819	905,878
Total held-for-trading investments	789,059	154,230	943,289
Total investments	$789,059	$154,230	$943,289

At March 31, 2011, the Company had the following investments:

		Accumulated
March 31, 2011	Cost	unrealized gain (loss)	Fair value
Held-for-trading investments
Warrants	$-	$172,088	$172,088
Common shares	198,080	(16,667)	181,413
Total investments	$198,080	$155,421	$353,501

At April 1, 2010, the Company had the following investments:

		Accumulated
April 1, 2010	Cost	unrealized gain	Fair value
Available-for-sale investments
Common shares	$1,195,857	$997,782	$2,193,639
Total available-for-sale investments	$1,195,857	$997,782	$2,193,639
Held-for-trading investments
Warrants	$-	$258,304	$258,304
Common shares	300,200	123,825	424,025
Total held-for-trading investments	300,200	382,129	682,329
Total investments	$1,496,057	$1,379,911	$2,875,968

6. RECEIVABLES

The Company’s receivables arise from goods and services tax and harmonized sales taxes receivable from government taxation authorities, and recovery of exploration expenditures from joint venture partners, as follows:

Category	December 31, 2011	March 31, 2011	April 1, 2010
Refundable taxes	$305,814	$437,010	$123,834
Recoverable exploration expenditures	208,428	140,727	411,571
Other	44,460	-	35,431
Total	$558,702	$577,737	$570,836

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

6. RECEIVABLES (continued)

The carrying amounts of the Company’s trade and other receivables are denominated in the following currencies:

Currency	December 31, 2011	March 31, 2011	April 1, 2010
Canadian dollars	$236,219	$119,173	$67,249
US dollars	150,441	234,148	422,673
Turkish Lira	101,904	194,304	67,218
Swedish Krone	39,423	-	-
Other	30,715	30,112	13,696
Total	$558,702	$577,737	$570,836

7. EQUIPMENT

	Computer	Field	Office	Vehicles	Total
Cost
As at April 1, 2010	$71,067	$106,804	$144,181	$407,792	$729,844
Additions	3,431	127,831	8,728	98,609	238,599
Disposals	(4,138)	(74,121)	(7,276)	(29,908)	(115,443)
As at March 31, 2011	70,360	160,514	145,633	476,493	853,000
Additions	34,374	63,198	-	81,342	178,914
Disposals and derecognition	(17,602)	(50,777)	(42,653)	(276,180)	(387,212)
As at December 31, 2011	$87,132	$172,935	$102,980	$281,655	$644,702
Accumulated depreciation
As at April 1, 2010	$64,327	$28,611	$54,128	$207,763	$354,829
Additions	8,043	62,201	17,194	140,787	228,225
Disposals	(13,290)	(12,083)	(6,877)	(12,720)	(44,970)
As at March 31, 2011	59,080	78,729	64,445	335,830	538,084
Additions	7,672	27,872	11,882	13,411	60,837
Disposals and derecognition	(16,697)	(6,537)	(27,178)	(204,708)	(255,120)
As at December 31, 2011	$50,055	$100,064	$49,149	$144,533	$343,801
Net book value
As at April 1, 2010	$6,740	$78,193	$90,053	$200,029	$375,015
As at March 31, 2011	$11,280	$81,785	$81,188	$140,663	$314,916
As at December 31, 2011	$37,077	$72,871	$53,831	$137,122	$300,901

During the nine month period ended December 31, 2011, depreciation of $59,959 (March 31, 2011 - $140,200) has been included in exploration expenditures. Also, a loss on disposal of equipment of $111,393 (March 31, 2011 - $47,322) was recognized.

8. INVESTMENT IN ASSOCIATED COMPANIES

The Company has a 49% equity investment in a joint venture, EBX Madencilik S.A. (“EBX”) in Turkey, with Chesser Resources Ltd, an Australian Stock Exchange listed exploration company. At December 31, 2011, the Company’s investment in the joint venture was $81,171 (March 31, 2011 - $79,121; April 1, 2010 - $Nil). The Company’s share of the net income of the joint venture for the nine month period ended December 31, 2011 was $2,029 (March 31, 2011 – loss of $57,694).

The Company also has a 26.7% equity investment in a private exploration company, Inter Geo Resources LLC (“IGR”). At December 31, 2011, the Company’s investment was $1,993,188 (March 31, 2011 - $Nil; April 1, 2010 - $Nil). The Company’s share of the net loss for the nine month period ended December 31, 2011 was $179,470 (March 31, 2011 - $Nil).

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

8. INVESTMENT IN ASSOCIATED COMPANIES (continued)

As at December 31, 2011, associated companies’ aggregate assets, aggregate liabilities and net income or loss for the period are as follows:

December 31, 2011	EBX Madencilik S.A.	Inter Geo Resources LLC
Aggregate assets	$124,014	$4,247,489
Aggregate liabilities	(626,962)	(3,163,578)
Net income (loss) for the period	4,183	(3,521,214)
The Company's ownership %	49.00%	26.70%
The Company's share of net income (loss) for the period	2,029	(179,470)

9. EXPLORATION AND EVALUATION ASSETS

Acquisition costs

The Company has capitalized the following acquisition costs on its exploration and evaluation assets:

Region	Properties	December 31, 2011	March 31, 2011	April 1, 2010
Asia Pacific	Various	$441,856	$200,438	$-
Haiti	Grand Bois property	2,140,720	2,140,720	2,140,720
	Grand Bois property (recoveries)	(2,140,720)	(2,140,720)	(1,216,100)
Kyrgyz Republic	Gezart property	39,000	39,000	39,000
Sweden	Various	16,671	16,671	16,671
	Viad Royalties	421,084	421,084	-
Turkey	Alankoy	153,960	153,960	153,960
	Beyoulk	-	68,191	68,191
	Golcuk property	34,674	34,674	34,674
	Sisorta	-	-	283,508
	Trab	78,587	78,587	78,587
United States	Cathedral Well, Nevada	419,300	419,300	419,300
of America	Copper Springs, Arizona	786,186	786,186	786,186
	Courtland East, Arizona	-	26,206	26,206
	Hardshell Skarn, Arizona	-	104,825	104,825
	Jasper Canyon, Arizona	235,856	235,856	235,856
	Mesa Well, Arizona	314,475	314,475	314,475
	Middle Mountain, Arizona	262,062	262,062	262,062
	Mineral Hill, Wyoming	262,062	262,062	262,062
	Park-Sayler, Arizona	-	209,650	209,650
	Red Hills, Arizona	314,475	314,475	314,475
	Richmond Mountain, Nevada	262,062	262,062	262,062
	Silver Bell, Arizona	471,711	471,711	471,711
	Superior West, Arizona	1,179,280	1,179,280	1,179,280
	Yerington, Nevada	393,095	393,095	393,095
Total		$6,086,396	$6,253,850	$6,840,456

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Acquisition costs (continued)

During the nine month period ended December 31, 2011, the Company wrote off previously capitalized acquisition costs of $408,872 (March 31, 2011 - $nil) consisting of $68,191 for the Beyoulk property in Turkey, and $26,206 for the Courtland East property, $104,825 for the Hardshell Skarn property and $209,650 for the Park-Sayler property in the U.S.A. as management determined that there was little prospect of further work on these properties being carried out by the Company or its partners.

On August 12, 2010, the Company completed the purchase of a Swedish subsidiary, Phelps Dodge Exploration Sweden AB, and subsequently changed its name to Viad Royalties AB, from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) for a total purchase price of $471,870. The values attributed to these properties are disclosed above. On May 21, 2010, Chesser Resources completed an earn-in to the Sisorta property and was awarded 51% of EBX BVI, a previously wholly-owned subsidiary of the Company, by way of issuance of 3,143 common shares of EBX BVI. This resulted in the removal of $283,508 related to the original acquisition costs of the Sisorta property and a loss on dilution of a former subsidiary of $142,400.

On January 20, 2010, Eurasian acquired Bronco Creek Exploration Ltd. and as part of that transaction acquired exploration properties totalling $5,241,245 in Arizona, Wyoming, and Nevada, U.S.A.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Exploration expenditures

During the nine month period ended December 31, 2011, the Company incurred the following exploration expenditures by projects, which were expensed as incurred:

	Sweden			USA				Turkey			Australia
	Kiruna South	Other	Total	Copper Basin	Mesa Well	Other	Total	Akarca	Other	Total	Koonenbury	Other	Total	Other	Total
Administration	$25,749	$36,092	$61,841	$2,423	$23	$87,531	$89,977	$954	$56,189	$57,143	$13,380	$38,184	$51,564	$87,169	$347,694
Assays	12,841	1,684	14,525	-	497	7,138	7,635	31,424	27,690	59,114	92,648	-	92,648	47,728	221,650
Drilling / trenching	128,316	16,449	144,765	-	458,724	1,027	459,751	630,327	49,178	679,505	-	-	-	21,906	1,305,927
Logistics	61,300	45,539	106,839	51,720	68,764	98,134	218,618	131,613	106,355	237,968	72,583	772	73,355	144,973	781,753
Personnel	214,224	178,056	392,280	108,356	115,313	717,211	940,880	209,896	181,622	391,518	337,269	54,249	391,518	267,042	2,383,238
Property costs	73,421	65,854	139,275	79,819	33,163	551,525	664,507	136,426	31,456	167,882	15,523	46,739	62,262	89,809	1,123,735
Professional fees	30,829	25,988	56,817	199	-	22,117	22,316	28,972	98,547	127,519	21,413	935	22,348	108,385	337,385
Share-based payments	124,143	85,849	209,992	34,707	67,731	168,886	271,324	87,048	39,929	126,977	189,136	41,231	230,367	105,535	944,195
Technical studies	-	1,300	1,300	105,349	2,496	130,303	238,148	57,126	9,781	66,907	196,747	9,664	206,411	230,663	743,429
Travel	16,398	18,425	34,823	59	-	78,034	78,093	-	1,899	1,899	49,558	23,665	73,223	59,099	247,137
Total expenditures	687,221	475,236	1,162,457	382,632	746,711	1,861,906	2,991,249	1,313,786	602,646	1,916,432	988,257	215,439	1,203,696	1,162,309	8,436,143
Recoveries	(567,837)	(403,113)	(970,950)	(398,205)	(750,485)	(563,373)	(1,712,063)	(1,151,952)	(148,828)	(1,300,780)	-	-	-	(12,445)	(3,996,238)
Operator fees and other	(39,749)	(27,295)	(67,044)	(21,410)	(85,370)	(253,148)	(359,928)	(57,581)	(71,410)	(128,991)	-	-	-	(46,718)	(602,681)
Total recoveries	(607,586)	(430,408)	(1,037,994)	(419,615)	(835,855)	(816,521)	(2,071,991)	(1,209,533)	(220,238)	(1,429,771)	-	-	-	(59,163)	(4,598,919)
Exploration expenditures (net)	$79,635	$44,828	$124,463	$(36,983)	$(89,144)	$1,045,385	$919,258	$104,253	$382,408	$486,661	$988,257	$215,439	$1,203,696	$1,103,146	$3,837,224

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Exploration expenditures (continued)

During the year ended March 31, 2011, the Company incurred the following exploration expenditures by projects, which were expensed as incurred:

			Turkey			Australia
	Sweden	USA	Akarca	Other	Total	Koonenbury	Other	Total	Other	Total
Administration	$93,652	$127,631	$35,924	$67,374	$103,298	$2,652	$11,606	$14,258	$392,828	$731,667
Assays	355	81,482	252,597	72,965	325,562	14,856	1,734	16,590	71,849	495,838
Drilling / trenching	63,512	665,019	364,199	3,461	367,660	-	-	-	500,422	1,596,613
Logistics	34,328	152,046	139,263	123,776	263,039	14,895	8,454	23,349	1,026,988	1,499,750
Personnel	417,595	861,621	430,219	346,899	777,118	178,063	310,667	488,730	1,275,608	3,820,672
Property costs	184,003	440,868	167,949	27,117	195,066	3,737	19,300	23,037	47,456	890,430
Professional fees	13,878	12,870	5,056	37,972	43,028	89,973	11,321	101,294	20,679	191,749
Share-based payments	37,351	235,430	48,367	47,377	95,744	14,000	127,664	141,664	59,444	569,633
Technical studies	-	260,323	102,473	17,248	119,721	41,080	42,917	83,997	89,784	553,825
Travel	51,719	76,613	45,306	33,501	78,807	14,342	40,932	55,274	328,592	591,005
Total expenditures	896,393	2,913,903	1,591,353	777,690	2,369,043	373,598	574,595	948,193	3,813,650	10,941,182
Recoveries	(13,540)	(1,849,859)	(1,591,353)	(417,798)	(2,009,151)	-	-	-	(2,312,864)	(6,185,414)
Exploration expenditures (net)	$882,853	$1,064,044	$-	$359,892	$359,892	$373,598	$574,595	$948,193	$1,500,786	$4,755,768

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Asia Pacific (Australia) exploration licenses

The Company’s Australian properties are comprised of contiguous exploration licenses along the Koonenberry gold belt in New South Wales, Australia. The Australian properties are acquired either directly through staking or through agreements with three key license holders.

Koonenbury - Perry & Armstrong

On December 7, 2009 (amended June 20, 2010), the Company entered into an agreement with two individuals to acquire a right to earn up to a 100% interest in the exploration license 6854 for a total consideration of A$100,000 (cash and shares). Of this consideration, A$20,000 was due on signing (paid) and A$40,000 cash (paid) and A$40,000 in shares of the Company (issued) was due on the 1st anniversary of the amended agreement. The agreement also includes a requirement to satisfy work commitments totaling A$350,000 over a period of three years as follows:

		Cumulative
Period	Initial Payment (A$)	Expenditures (A$)
Commencement date (paid)	$60,000	$-
June 30, 2011 (issued and incurred)	40,000	50,000
June 30, 2012	-	100,000
June 30, 2013	-	200,000
Total	$100,000	$350,000

Once the 100% ownership is vested by the Company in the property, Perry and Armstrong’s interest reverts to a 2% NSR, at which time the Company has the right to buy the 2% NSR (after bankable feasibility study) for consideration equivalent to 10% of the “Proved Ore Reserves”, as defined in the Code for Reporting of Mineral Resources and Ore Reserves (the “JORC Code”) set by the Australasian Joint Ore Reserves Committee, of gold contained within the tenement at a price of US$30 per ounce of gold.

Koonenbury - Arastra

On July 13, 2010, the Company entered into an agreement with Rodinia Resources Pty Ltd., a private and parent company of Arastra Exploration PTY Ltd. (“Arastra”) to acquire a right to earn up to a 100% interest in four Exploration Licenses (EL 6803, 7093, 7455 and 7623) in consideration of A$50,000 (paid) and an advanced minimum royalty payment of A$70,000 (28,283 shares were issued at a value of $72,683 or $2.57 per share) and by making a series of advance minimum royalty payments (“AMR”) totaling A$2,020,000 (half in cash and half in shares) and satisfying work commitments of A$5,500,000 over a period of five years as follows:

		Cumulative	Advance Minimum	EMX Percentage
Period	Initial Payment (A$)	Expenditures (A$)	Royalty Payments (A$)	Interest Earned (%)
Commencement date	$50,000(paid)	$-	$70,000(paid in shares)	0%
July 13, 2011	-	300,000(incurred)	100,000(paid)	0%
July 13, 2012	-	1,000,000	200,000	50%
July 13, 2013	-	2,000,000	250,000	50%
July 13, 2014	-	3,500,000	300,000	50%
July 13, 2015	-	5,500,000	1,100,000	100%
Total	$50,000	$5,500,000	$2,020,000

Once 100% ownership is earned by the Company, Arastra’s interest reverts to a 2% NSR, at which time the Company has the right to purchase 1.5% (after bankable feasibility study) of the NSR for A$8,000,000 less total AMR payments.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Asia Pacific (Australia) exploration licenses (continued)

Koonenbury - Rockwell

The Company entered into an agreement on March 2, 2011 with Rockwell Resources (“Rockwell”) in which the Company has the right to earn a 100% interest in the Kayrunnera exploration license. Under this agreement, the Company will make a series of payments to Rockwell totaling A$200,000 over two years through a combination of A$100,000 cash (A$50,000 paid) and A$100,000 in shares (during the year 16,078 shares issued, valued at $53,218, and subsequently 10,585 shares issued, valued at $26,568, Note 21), and satisfying work commitments totaling A$1,100,000 over a three year period as follows:

	Reimbursement of Past	Cumulative
Period	Expenditures (A$)	Expenditures (A$)
Commencement date (paid and issued)	$100,000	$-
March 2, 2012	50,000	250,000
March 2, 2013	50,000	350,000
March 2, 2014	-	500,000
Total	$200,000	$1,100,000

Once the 100% ownership is vested by the Company, Rockwell’s interest reverts to a 2% NSR, at which time the Company has the right to buy 1.0% of the NSR for A$5,000,000. The residual 1.0% NSR can be purchased by the Company for an additional A$8,000,000 at any time thereafter.

Haiti exploration permits

Eurasian - Newmont Joint Venture

In April 2008, Eurasian and Newmont Ventures Limited (“Newmont”) established a Joint Venture on the La Miel project and a Regional Strategic Alliance covering northern Haiti. Under the Regional Strategic Alliance the Company had the right to establish specific exploration areas, after spending US$200,000 on that area, as a "Designated Project" (“DP”) candidate, at which time Newmont could choose to advance the project to DP status or decline. If accepted, Newmont could earn an initial 70% interest in a DP by completing a Feasibility Study or solely funding the first US$10,000,000 in DP expenditures on or before six years from the effective date, whichever comes first. If Newmont declined, the Company could advance that property on its own terms with no further obligation to Newmont. In December 2008 the Company acquired the Grand Bois property which became two Designated Projects with Newmont: the Grand Bois DP and the Grand Bois Surrounding Properties DP. In August 2009 the Company and Newmont established the La Mine DP and in September 2010 the Montagne and Platon licenses were selected as the Haiti Northwest DP (formerly known as the Montagne DP). In January 2011, the Strategic Venture Agreement concluded, and exploration lands formerly covered by the agreement became two new Designated Projects: Northeast Haiti and North Central Haiti. In January 2011 the Grand Bois Surrounding Properties Joint Venture, Haiti Northwest, and the La Miel DP agreements were all amended to include additional lands.

In April 2012, a memorandum of understanding was signed by the joint venture and the government of Haiti that establishes protocols to continue discussions regarding the pending mining convention, and allows drilling on selected projects. Additionally, Newmont relinquished their rights in the Grand Bois Research Permit that covers the historic gold resource area; as a result, EMX has regained 100% control of the Grand Bois project.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Haiti exploration permits (continued)

Eurasian’s property interests in Haiti are now covered by seven Designated Projects, as follows:

La Miel Designated Project

In July 2006, the Company acquired the La Miel gold project in Haiti. On April 18, 2008, the Company and Newmont entered into a joint venture for La Miel, whereby Newmont can earn a 65% participating interest in the La Miel JV by (i) completing a Feasibility Study which identifies a minimum resource containing at least 3,000,000 ounces of gold (subject to NI 43-101 resource and reserve reporting requirements) or (ii) solely funding the first US$30,000,000 in venture expenditures over a six year period commencing from the date the government issues the mining convention and research permits, whichever comes first. If the Company elects that its interest be financed by Newmont, then Newmont may earn an additional 5% interest in this Project.

La Mine Designated Project

On August 24, 2009, Newmont elected the Treuil and La Mine licenses as a Designated Project. Newmont may earn a 65% participating interest in the La Mine Joint Venture (JV) by (i) completing a Feasibility Study which reports a minimum reserve containing at least 2,000,000 ounces of gold (subject to NI 43-101 classification requirements) or (ii) solely funding the first US$20,000,000 in venture expenditures over a six year period commencing from the date the government issues the mining convention and research permits, whichever comes first. If the Company elects that its interest be financed by Newmont, then Newmont may earn an additional 5% interest in this Project.

Grand Bois Research Permit and Surrounding Properties Designated Project

On December 22, 2008, the Company, through its Haitian subsidiary Ayiti Gold Company S. A., purchased a 100% interest in the Grand Bois property from Société Minière Citadelle S.A. and La Geominerale d’Haiti S.A. (together “SMC”), subject to making the payments as outlined below under the Purchase Agreement (the "Agreement"):

  The Company is required to pay SMC US$1,000,000 (paid) subject to certain deductions required to maintain the property in good standing.
  On January 21, 2010, the Company has the option to pay SMC the equivalent of US$1,000,000 as follows: US$750,000 in cash or the Company’s stock and US$250,000 in cash (paid on January 20, 2010).
  Upon completion of a feasibility study, the Company has the option to pay SMC the equivalent of US$3,000,000 in either the Company’s stock or cash, or any combination thereof.
  SMC retains a 20% net profits interest. The Company has the option at any time to purchase SMC's net profits interest for US$15,000,000.

Newmont can earn a 65% interest in the Property by choosing to either fund 100% of the initial US$10,000,000 of expenditures on the project or complete a positive feasibility study on the property by December 22, 2014. Newmont has reimbursed the Company for the first and second payments of US$1,000,000 made to SMC. After Newmont earns a 65% interest in the project, the Company has 120 days to elect one of three options: (a) fund its proportionate share of expenditures for the program; (b) let Newmont fund the Company’s share of expenditures to production in exchange for receiving an additional 5% interest in the project up to 70%; or (c) convert its 35% interest to a 3.5% NSR royalty and receive annual US$1,000,000 advance minimum royalty payments.

Subsequent to December 31, 2011, Newmont relinquished its rights in the Grand Bois Research Permit Newmont will retain its exploration interest in the Designated Project’s permits that surround the Research Permit (Note 21).

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Haiti exploration permits (continued)

Haiti Northwest Designated Project

On September 7, 2010, the Platon and La Montagne licenses were elected as a Designated Project. Newmont may earn a 70% participating interest in the Haiti Northwest DP by solely funding the first US$10,000,000 in venture expenditures within six years following the issuance of the mining convention and research permits for this Project. If the Company elects that its interest be financed by Newmont, then Newmont may earn an additional 5% interest in this Project.

Northeast Haiti Designated Project and North Central Haiti Designated Project

On January 18, 2011, the remaining lands that were subject to the Strategic Venture Agreement were formed into two Designated Projects. Newmont may earn a 70% participating interest in an individual DP by solely funding the first US$10,000,000 in venture expenditures within six years following the issuance of the mining convention and research permits for each project. If the Company elects that its interest be financed by Newmont, then Newmont may earn an additional 5% interest.

Kyrgyz Republic licenses

The Company has four licenses in Kyrgyzstan: Gezart and Akart, forming a contiguous block, and Uchkol and Suchodol licenses in the northeast part of the country. Management does not intend to renew the Akart license and there are no capitalized costs to be removed in respect of the Akart license. For the Suchodol and Uchkol licenses, the 2011 work commitments are US$17,000 (incurred), and US$51,000 (incurred), respectively.

Sweden licenses

The Company has been granted six exploration permits that comprise the Kiruna South project (Pikkujarvi 1, 2, 3, and 4, Puoltsa 10, Kalixfors 1, and Saivo 1) in the area south of Kiruna, Northern Sweden. Additionally, the Company holds two licenses under the Storasen Project (Storasen 1 and 2), two licenses in the regional program (Ussavaara 1 and Norrmyran 2), and two licenses (Rumma 1 and Norrmyran 1) that were acquired as part of the Phelps Dodge Sweden Exploration AB acquisition. There are no specific spending commitments on the Swedish licenses and permits.

Eurasian - Antofagasta Joint Venture

On February 17, 2011, the Company entered into a Strategic Alliance and Earn-In Agreement (the “Agreement”) with Antofagasta Minerals S.A., a company organized under the laws of Chile (“Antofagasta”). The Agreement includes a regional strategic exploration alliance that covers all of Sweden (subject to certain exclusions), and an agreement to designate the Kiruna South copper property as a Designed Project, with a right of Antofagasta to earn up to an undivided 70% interest therein.

Regional Strategic Alliance and Designated Projects

The Company and Antofagasta will conduct a regional generative exploration program to identify additional prospective properties for acquisition, with the Company serving as operator. Antofagasta will contribute funding of at least US$250,000 annually for a minimum two year period which may be extended. In the event a property meets certain criteria it may be classified as a Designated Project, and will be subject to the terms and earn-in conditions described below. If a property is declined as a Designated Project, Eurasian is free to advance that property on its own terms with no further obligation to Antofagasta.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Sweden licenses (continued)

Regional Strategic Alliance and Designated Projects (continued)

Upon an Alliance Property being determined to be a DP, Antofagasta may earn a 51% Interest in any DP (other than the Kiruna South DP described below) by spending an aggregate of US$5,000,000 over five years and making a one-time cash payment on or before the fifth anniversary equal to the product obtained by multiplying 225,000 pounds of copper times the average price of copper for the previous 30 trading days. Antofagasta may earn an additional 19% by solely funding further exploration work and maintaining work commitments that escalate to US$2,000,000 per year by the fourth anniversary of the initial earn-in, delivering a NI 43-101 compliant feasibility study, and making another one time cash payment equal to the product obtained by multiplying 225,000 pounds of copper times the average price of copper for the previous 30 trading days. In the event Antofagasta completes the earn-in requirements to hold a 70% interest in any DP, each party will fund its share of further expenditures on a go forward basis. Standard dilution clauses will apply, and if either party's interest is diluted below 10%, their interest will automatically be converted to a 2% NSR. The Company will also retain the right to convert its participating interest in a DP into a 2% net smelter return at any time after Antofagasta earns its 70% interest in such DP and until commercial production is reached. The conversion option also includes an annual advance royalty payment equal to the product obtained by multiplying 90,000 pounds of copper times the average price of copper for the previous 30 trading days.

Kiruna South Designated Project

The Kiruna South DP consists of the Pikkujarvi 1, 2, 3, 4, Puoltsa 10, and Kalixfors 1 explorations permits. Antofagasta may earn a 51% Interest in the Kiruna South DP by spending an aggregate of US$10,000,000 over five years and making a onetime cash payment by the fifth anniversary equal to the product obtained by multiplying 225,000 pounds of copper times the average price of copper for the previous 30 trading days. If Antofagasta completes the First Option Expenditures, the terms for earning additional interests are the same as described above for the Regional Strategic Alliance and Designated Projects.

Turkey exploration licenses

The Company has acquired numerous exploration licenses in Turkey. There are no specific spending commitments, but quarterly reports must be filed.

Sisorta Joint Venture

On October 26, 2007, Eurasian signed a definitive agreement (“Agreement”) to joint venture the Sisorta gold project with Chesser Resources Limited, (“Chesser”). Chesser may earn a 51% interest by making payments of 3,000,000 common shares, US$300,000 and funding US$4,000,000 in exploration expenditures over a three year period. Chesser completed the earn-in and was awarded 51% of EBX BVI (a wholly-owned subsidiary of the Company). In April 2012 the sale of the Sisorta property was announced (Note 21). Under an option agreement with Çolakoglu Ticari Yatirim A.S. ("Çolakoglu"), a privately owned Turkish company, the Company and Chesser agreed to sell EBX Madencilik A.S. and the Sisorta asset in exchange for staged payments of 8,000 troy ounces of gold bullion and a 2.5% NSR royalty. The Company’s share will comprise 3,920 troy ounces of gold bullion and a 1.225% NSR Royalty.

Akarca Joint Venture

On December 23, 2008, the Company signed an option and joint venture agreement (the "Agreement") on the Akarca, Samli, and Elmali properties in Turkey (the "Properties"), with a subsidiary of Centerra Gold Inc. ("Centerra"), a Canadian gold mining and exploration company. Centerra may earn a 50% interest by making US$5,000,000 in exploration expenditures over 3 years and making a payment of US$1,000,000 within 30 days of earn-in.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

Turkey exploration licenses (continued)

Akarca Joint Venture (continued)

Centerra may earn an additional 20%, bringing the total to 70%, in the properties by spending a further US$5,000,000 in exploration expenditures over two years. Once ownership is vested in the projects, each partner must contribute or dilute. Should a partner dilute to 10%, its ownership interest will be converted to a 4% NSR, which may be reduced to a 2% NSR by the payment of US$4,000,000 by the non-diluting party.

United States exploration licenses

Bullion Creek Property, Arizona

The Company holds a 100% interest in the Bullion Creek property. Mineral rights are held by 173 unpatented federal mining claims and two State of Arizona exploration permits.

Cathedral Well Property and Richmond Mountain Property, Nevada

The Company owns a 100% interest in the Cathedral Well property comprised of 167 unpatented federal mining claims, located on BLM and National Forest lands. The 100% owned Richmond Mountain property comprises 117 unpatented federal mining claims.

By Option Agreement dated December 12, 2008, the Company granted to Fargo Resources Incorporated, a wholly-owned subsidiary of Eldorado Gold Corporation (“ELD”), a right to acquire a 100% interest in either property for consideration consisting of a combination of cash payments and a net smelter royalty. ELD has terminated its interest in both projects while earning a 0.5% NSR at the Cathedral Well and the projects have reverted 100% back to the Company.

Copper Basin Property, Arizona

The Company holds a 100% interest in the Copper Basin property comprising 277 unpatented federal mining claims and one State of Arizona exploration permit subject to the terms of an Earn-In Agreement dated September 27, 2011 with Vale Exploration (“Vale”). Vale elected the Copper Basin project as the second Designated Project where Vale may earn an initial 60% equity interest in the project for consideration of cash payments and US$4,500,000 in exploration expenditures within four years.

Copper Springs, Globe-Miami District, Arizona

Mineral rights are held by 250 federal unpatented mining claims and 1 Arizona State exploration permit. Pursuant to a Termination Agreement dated June 4, 2011, the Company negotiated and executed a termination of the Letter of Agreement including a debt settlement with Geo Minerals Ltd (“GEO”) where all mineral rights revert 100% back to the Company.

Cruiser Gold Property, Nevada

The Company owns a 100% interest in the Cruiser Gold property comprising 213 unpatented federal lode mining claims.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

United States exploration licenses (continued)

Frasier Creek Property, Nevada

The Company controls a 100% interest in the Frasier Creek property mineral rights consisting of 175 unpatented federal lode mining claims.

Hartman Wash Property, Arizona

The Company owns a 100% interest in the Hartman Wash property comprising 30 unpatented federal mining claims and 4 State of Arizona exploration permits.

Jasper Canyon Property, Arizona

The Company controls a 100% interest in 91 unpatented mining claims located in Tonto National Forest.

Mesa Well Property, Arizona

The Company owns a 100% interest in mineral rights held by 23 Arizona State Exploration Permits. Subsequent to March 31, 2011, the Company executed a Regional Acquisition Agreement with Vale Exploration Canada, whereby as part of the Agreement, Vale elected the Mesa Well project as the first Designated Project and subject to the terms of an Earn-In Agreement. Vale may earn an initial 60% equity interest in the project for consideration of cash payments and $4,500,000 in exploration expenditures within four years.

Middle Mountain Property, Arizona

The Company owns a 100% interest in 44 federal unpatented mining claims and 13 Arizona State Exploration Permits subject to a Mining Lease dated March 4, 2008 and a subsequently amended and Restated Mining Lease and Option Agreement dated November 12, 2009, whereby the Company granted GEO a 100% interest in the Middle Mountain property, for consideration comprising advance royalty payments, common shares of GEO, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. The Company executed an amendment assigning the GEO interest to GeoNovus (“GEN”), after GEO’s merger with New Gold Inc. on November 16, 2011. GEN will continue advancing the project under the terms of the GEO agreement.

Mineral Hill Property, Wyoming

The property consists of 67 unpatented mining claims staked by BCE on lands administered by the Black Hills National Forest. The Company owns a 100% interest in the claims subject to a Pooling Agreement dated July 31, 2009 whereby the Company “pooled” its interest in the mining claims with Mineral Hill LP (“MH”) who owns a 100% interest in 20 patented mining claims and 10 unpatented federal mining claims that adjoin the Company’s property. The Agreement stipulates that consideration received from any third party, including lease payments, stock distribution, and royalties be divided as to 40% to the Company and 60% to MH. Until such time as a third party has paid a total of US$5,000,000 in proceeds to the Company and MH, all further consideration will be divided as to 30% to the Company and 70% to MH.

By a Mining Lease Agreement dated May 10, 2010, the Company granted Golden Predator Mines US Incorporated, (“GPD”) a 100% interest in the pooled Mineral Hill property, for consideration comprising advance royalty payments, common shares of GPD, and warrants to purchase GPD common shares, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. On May 10, 2011, the Company executed an amendment to the Mining Lease Agreement dated May 10, 2010 that reduces the second and third year work commitments. At year end, GPD had not yet fulfilled the required work expenditure.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

United States exploration licenses (continued)

Red Hills Property, Arizona

The Red Hills property comprises 264 federal unpatented mining claims, and 5 Arizona State exploration permits. The Company owns a 100% interest in the mineral rights subject to a Mining Lease dated August 4, 2008 and a subsequent Amended and Restated Mining Lease and Option Agreement dated November 12, 2009, whereby the Company granted GEO a 100% interest in the Red Hills property, for consideration of advance royalty payments, common shares of GEO, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. The Company executed an amendment assigning the GEO interest to GEN, after GEO’s merger with New Gold Inc. on November 16, 2011. GEN will continue advancing the project under the terms of the GEO agreement.

Red Picacho Property, Arizona

The Company holds a 100% interest in the Red Picacho property with 122 unpatented federal mining claims.

Silver Bell West, Silver Bell District, Arizona

Mineral rights are held by 188 federal unpatented mining claims. The Company owns a 100% interest in the mineral rights subject to a Letter of Agreement dated August 26, 2009 whereby, the Company granted GEO a 100% interest in the Silver Bell West property, for consideration of advance royalty payments, common shares of GEO, and warrants to purchase GEO common shares, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. On December 15, 2011, the Company executed an amendment assigning the GEO interest to GEN, after GEO’s merger with New Gold Inc.

Superior West Project, Arizona

The property consists of 378 federal unpatented mining claims staked by BCE, located on Tonto National Forest lands and the 14 unpatented federal mining claims under option from Barbara Carouso and Earl Sparks, the owners of the claims. The Company owns a 100% interest in the mineral rights on mining claims staked by the Company and by an Option Agreement dated July 1, 2009, which the Company may earn a 100% interest in the Carouso Sparks property, for the consideration of cash payments totaling US$1,000,000 on or before July 31, 2014. Carouso and Sparks retain a 2% NSR Royalty, 1% of which may be purchased for US$2,000,000 in 0.5% increments. By Earn-In Agreement dated July 31, 2009, the Company granted Freeport-McMoran Mineral Properties, a wholly owned subsidiary of Freeport-McMoran Exploration Corporation (“FMEC”) two separate rights to acquire a 51% and a subsequent 19% interest. The initial interest in the Superior West property may be acquired for cash consideration, making all property and option payments on behalf of the Company to Carouso and Sparks and minimum exploration expenditures. FMEC may acquire the additional 19% interest by solely funding and delivering a feasibility study.

Yerington West Property, Nevada

Mineral rights are held by 214 unpatented federal mining claims located on lands administered by the BLM. By Option Agreement, dated September 24, 2009, the Company granted Entrée Gold Inc. (“ETG”) the right to acquire an 80% interest in the Yerington West property, for consideration of cash payments, common shares of ETG, advanced production payments, minimum exploration expenditures and delivery of a bankable feasibility study by November 23, 2019.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

9. EXPLORATION AND EVALUATION ASSETS (continued)

United States exploration licenses (continued)

EMX - VALE Regional Acquisition Agreement

On April 6, 2011, the Company announced the establishment of a Regional Acquisition Agreement with Vale Exploration Canada Inc., a subsidiary of Brazilian-based Vale S.A. ("Vale"), focused on identifying and developing copper projects in the western United States. The Agreement includes a regional exploration portfolio generation program, under which Vale has elected to make the Mesa Well and Copper Basin copper properties the first Designated Project. The Company will be the operator of the program, and Vale will provide 100% of all regional exploration funding, with a minimum first year expenditure of US$350,000. Vale may earn an initial 60% interest in any new acquisition, as well as those within the Company's current portfolio, as a Designated Project by spending US$4,500,000 in exploration over a four year period. Vale may earn an additional 15% in a DP by (a) solely funding exploration work at a minimum of US$1,000,000 per year; (b) producing a feasibility study within seven years of DP election; and (c) making a $500,000 cash payment to the Company.

Mexico

Pursuant to a consulting agreement entered into on July 27, 2010 and terminated on March 8, 2011, the Company earned the right to transfer title of certain mineral claim tenures to Windstorm Resources Inc. (“Windstorm”), known as the Rosa Blanca property, located in San Luis Potosi State, Mexico, and the Bonanza property, located in Hidalgo State, Mexico. On September 21, 2011, the Company entered into an agreement with Windstorm, granting Windstorm the sole and exclusive irrevocable right and option to acquire an undivided 100% right, title, and interest to the Rosa Blanca and Bonanza property. Such option to be exercisable by Windstorm upon Windstorm issuing a total of 1,000,000 Windstorm shares over a period of five years with 100,000 due within 15 days from approval of the agreement (received 100,000 shares at a value of $8,000 or $0.08 per share), and incurring $2,000,000 in qualifying expenditures over five years.

10. RECLAMATION BONDS

	December 31, 2011	March 31, 2011	April 1, 2010
Australia - various properties	$51,870	$50,115	$-
Sweden - various properties	-	13,871	-
Turkey - various properties	151,700	122,234	137,463
United States of America - various properties	235,995	226,817	136,120
Total	$439,565	$413,037	$273,583

Reclamation bonds are held as security for the estimated cost of reclamation of the Company’s land and unproven mineral interests. Once reclamation of the properties is complete, the bonds will be returned to the Company. Management has determined that it has no asset retirement obligations related to the properties requiring reclamation bonds.

11. OTHER ASSETS

Other assets consist of native gold that the Company has purchased for marketing purposes. During the nine month period ended December 31, 2011, the Company recorded a gain of $2,472 (March 31, 2011 – loss of $595) on sales of native gold.

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

Category	December 31, 2011	March 31, 2011	April 1, 2010
Accounts payable	$421,402	$1,142,995	$445,519
Accrued liabilities	454,919	262,017	272,512
Total	$876,321	$1,405,012	$718,031

13. ADVANCES FROM JOINT VENTURE PARTNERS

Advances from joint venture partners relate to unspent funds received pursuant to approved exploration programs by the Company and its joint venture partners. The Company’s advances from joint venture partners consist of the following:

Category	December 31, 2011	March 31, 2011	April 1, 2010
Haiti	$105,032	$97,556	$199,411
Sweden	387,218	-	-
U.S.A.	749,264	99,632	-
Other	132,937	-	183,463
Total	$1,374,451	$197,188	$382,874

14. CAPITAL STOCK

Authorized

An unlimited number of common and preferred shares without par value.

Common shares

For the nine month period ended December 31, 2011:

  The Company issued 431,498 bonus shares valued at $1,145,531 to directors, officers, employees and consultants of the Company.
  The Company issued 429,300 common shares for gross proceeds of $525,728 pursuant to the exercises of stock options.
  The Company issued 52,691 common shares with an aggregate value of $148,547 towards the acquisition of the following properties:

Koonenbury - Perry and Armstrong 16,632 common shares valued at $41,580
Koonenbury - Rockwell 16,078 common shares valued at $53,218
Koonenbury - Arastra 19,981 common shares valued at $53,749

For the year ended March 31, 2011:

  In March 2011, the Company issued 5,500,000 units at $3.25 per unit. Each unit consisted of one common share and one-half transferable share purchase warrant with each full share purchase warrant being exercisable for one common share for two years at $4.00 per share. The Company also issued to finders 143,070 units with a fair value of $464,978 or $3.25 per unit, each unit having the same terms as those issued in the private placement, and 143,070 finder warrants with a fair value of $171,000 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of two years, volatility of 70.11% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $3.50.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

14. CAPITAL STOCK (continued)

Common shares (continued)

For the year ended March 31, 2011: (continued)

  On November 9, 2010 and November 12, 2010, the Company issued 6,200,000 units and 800,000 units respectively at $2.50 per unit. Each unit consisted of one common share and one transferable share purchase warrant to purchase another common share at $3.50 until November 9, 2011, $4.00 until November 9, 2012, $4.50 until November 9, 2013, $5.00 until November 9, 2014 and $5.50 until November 9, 2015. If the volume weighted average price of the Company’s common shares on the TSX Venture Exchange is at least 30% above the current exercise price of the warrants for a period of 30 consecutive trading days after the four month anniversary of closing, the Company will give notice that the warrants must be exercised within 15 trading days or they will expire. The Company also issued to finders 255,900 units with a fair value of $639,750 or $2.50 per unit, each unit having the same terms as those issued in the private placement, and 255,150 finder warrants with a fair value of $303,509 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of 2 years, volatility of 85.23% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $2.65.

  On June 9, 2010, the Company completed a non-brokered private placement financing of $5,280,000 by issuing 2,400,000 shares at $2.20 per share. Newmont Mining Corporation of Canada Limited, a wholly-owned subsidiary of Newmont Mining Corporation (NYSE: NEM), purchased 2,000,000 shares at $2.20 per share and the International Finance Corporation, a member of the World Bank Group, purchased 400,000 shares at $2.20 per share.

  The Company issued 759,000 common shares for gross proceeds of $1,125,392 pursuant to the exercise of stock options.

  The Company issued 1,554 common shares for gross proceeds of $3,108 pursuant to the exercise of share purchase warrants.

  The Company issued 448,000 discretionary bonus shares valued at $953,760.

  The Company issued 28,283 common shares as part of the consideration of its acquisition of an Australian gold property. The common shares were valued at $2.57 per share.

  The Company completed the purchase of a Swedish subsidiary from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) and as part of that transaction issued 160,000 common shares valued at $1.98 per share.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

14. CAPITAL STOCK (continued)

Stock options

The Company adopted a stock option plan (“the Plan”) pursuant to the policies of the TSX-V. The maximum number of shares that may be reserved for issuance under the plan is limited to 10% of the issued common shares of the Company at any time. The vesting terms are determined at the time of the grant. During the period from April 1, 2010 to December 31, 2011, the change in stock options outstanding is as follows:

		Weighted Average
	Number	Exercise Price
Number of options outstanding as at April 1, 2010	2,245,001	$1.38
Granted	1,653,000	2.33
Exercised	(759,000)	1.48
Cancelled / expired	(4,500)	1.35
Number of options outstanding as at March 31, 2011	3,134,501	1.85
Granted	1,446,000	2.77
Exercised	(429,300)	1.22
Cancelled / expired	(8,334)	1.20
Number of options outstanding as at December 31, 2011	4,142,867	$2.24
Number of options exercisable as at December 31, 2011	4,116,200	$2.24

The following table summarizes information about the stock options which were outstanding and exercisable at December 31, 2011:

Date Granted	Number of Options	Exercisable	Exercise Price	Expiry Date
May 10, 2007 *	160,000	160,000	$1.35	May 10, 2012
May 22, 2007	6,667	6,667	1.40	May 22, 2012
June 1, 2007 **	29,000	29,000	1.63	June 1, 2012
June 21, 2007	400,000	400,000	1.81	June 21, 2012
November 7, 2007	15,000	15,000	1.79	November 7, 2012
April 22, 2008	10,000	10,000	1.66	April 22, 2013
September 18, 2008 ***	370,000	370,000	1.00	September 18, 2013
December 19, 2008	10,000	10,000	1.00	December 19, 2013
May 22, 2009	20,000	20,000	1.20	May 22, 2014
February 8, 2010	150,000	150,000	1.74	February 8, 2015
May 7, 2010	987,500	980,833	2.18	May 7, 2015
June 7, 2010	23,000	23,000	2.05	June 7, 2015
September 2, 2010	108,200	108,200	2.21	September 2, 2015
November 10, 2010	177,500	177,500	2.51	November 10, 2015
February 1, 2011	50,000	50,000	3.21	February 1, 2016
March 18, 2011	150,000	150,000	2.91	March 18, 2016
March 25, 2011	30,000	30,000	3.15	March 25, 2016
July 19, 2011	1,306,000	1,286,000	2.80	July 19, 2016
August 3, 2011	10,000	10,000	2.70	August 3, 2016
August 29, 2011	50,000	50,000	2.66	August 29, 2016
September 9, 2011	40,000	40,000	2.70	September 9, 2016
December 11, 2011	40,000	40,000	2.10	December 11, 2016
Total as at December 31, 2011	4,142,867	4,116,200

*	50,000 options were subsequenty exercised (Note 21).
**	29,000 options were subsequenty exercised (Note 21).
***	20,000 options were subsequenty exercised (Note 21).

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

14. CAPITAL STOCK (continued)

Share-based payments

During the nine month period ended December 31, 2011, the Company recorded share-based payments of $2,317,653 (March 31, 2011 - $2,819,284) of which $2,112,668 (March 31, 2011 - $2,119,328) represents the fair value of options granted during the period with the offsetting amounts credited to share-based payment reserve. Of the $2,112,668 fair value of options granted (March 31, 2011 - $2,119,328), $1,417,485 (March 31, 2011 - $2,119,328) and $695,183 (March 31, 2011 - $nil) were allocated to share-based payments and exploration expenditures, respectively.

The weighted average fair value of the stock options granted during the nine month period ended December 31, 2011 was $1.46 per stock option (March 31, 2011 - $1.28 per stock option). The fair value of stock options granted was estimated using the Black-Scholes option pricing model with weighted average assumptions as follows:

	Nine month period ended	Year ended
	December 31, 2011	March 31, 2011
Risk free interest rate	2.05%	2.54%
Expected life (years)	5	5
Expected volatility	60.90%	62.00%
Dividend yield	-	-

Bonus shares

The Company has received TSX-Venture Exchange approval for the issuance of certain bonus shares as discretionary bonuses earned by the President and CEO, Chairman, directors, officers, area managers and certain employees of the Company pursuant to an annual compensation review. The purpose of these bonuses is to reward these individuals for the Company's successes to date and to provide them with a long term incentive to remain with the Company.

For the nine month period ended December 31, 2011, the Company issued 431,498 common shares (March 31, 2011 –448,000) with a fair value of $1,145,531 (March 31, 2011 – $953,760) of which $689,316 (March 31, 2011 – $598,380) and $456,215 (March 31, 2011 – $355,380) which have been included in share-based payments and expenditures for exploration and evaluation assets, respectively.

For the nine month period ended December 31, 2011, the Company also accrued in commitment to issue shares, $1,149,180 (March 31, 2011 – $1,345,391) of which $900,168 (March 31, 2011 – $775,758) and $249,012 (March 31, 2011 –$569,633) which have been included in share-based payments and expenditures for exploration and evaluation assets, respectively.

Warrants

During the period from April 1, 2010 to December 31, 2011, the change in warrants outstanding was as follows:

		Weighted Average
	Number	Exercise Price
Balance as at April 1, 2010	4,258,528	$2.55
Issued	10,475,655	3.61
Exercised	(1,554)	2.00
Expired	(1,275,000)	2.50
Balance as at March 31, 2011 and December 31, 2011	13,457,629	$3.38

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

14. CAPITAL STOCK (continued)

Warrants (continued)

During the nine month period ended December 31, 2011, there were no changes in warrants outstanding and exercisable.

As at December 31, 2011, the following share purchase warrants were outstanding and exercisable:

	Number of Warrants	Exercise Price	Expiry Date
Acquisition of Bronco Creek, January 29, 2010 **	1,062,341	$2.00	January 29, 2012
Private placement, March 12, 2010	1,919,633	2.88	March 12, 2015
Private placement, November 8, 2010	6,200,000	*	November 8, 2015
Private placement, November 12, 2010	800,000	*	November 12, 2015
Finders Unit warrants, November 8, 2010	255,150	2.65	November 8, 2015
Finders warrants, November 8, 2010	255,900	*	November 8, 2015
Private placement, March 1, 2011	770,000	4.00	March 1, 2013
Private placement, March 14, 2011	460,500	4.00	March 14, 2013
Private placement, March 18, 2011	1,519,500	4.00	March 18, 2013
Finders Unit warrants, March 14, 2011	8,075	4.00	March 14, 2013
Finders Unit warrants, March 18, 2011	63,460	4.00	March 18, 2013
Finders warrants, March 14, 2011	16,150	3.50	March 14, 2013
Finders warrants, March 18, 2011	126,920	3.50	March 18, 2013
Total	13,457,629

*	$3.50 per share on or before November 8, 2011, and the price escalates $0.50 per year on the anniversary date.
**	Subsequently 949,497 warrants were exercised and 112,844 expired (Note 21).

15. RELATED PARTY TRANSACTIONS

The aggregate value of transactions and outstanding balances relating to key management personnel were as follows:

For the nine month period ended December 31, 2011	Salary or Fees	Share-based payments	Total
President and Chief Executive Officer	$259,796	$590,367	$850,163
Executive Chairman	148,455	331,716	480,171
Directors	72,000	323,951	395,951
Chief Financial Officer *	-	133,875	133,875
Corporate Secretary *	-	50,173	50,173
Seabord Services Corp. *	319,800	-	319,800
Total	$800,051	$1,430,082	$2,230,133

For the year ended March 31, 2011	Salary or Fees	Share-based payments	Total
President and Chief Executive Officer	$481,607	$186,000	$667,607
Executive Chairman	101,701	-	101,701
Directors	72,000	-	72,000
Seabord Services Corp. *	372,868	-	372,868
Total	$1,028,176	$186,000	$1,214,176

* Seabord Services Corp. (“Seabord”) is a management services company controlled by a director of the Company. Seabord provides a chief financial officer, a corporate secretary, accounting and administration staff, and office space to the Company. The Chief Financial Officer and Corporate Secretary are employees of Seabord and are not paid directly by the Company.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

15. RELATED PARTY TRANSACTIONS (continued)

Related Party Assets and Liabilities	Service or Term	December 31, 2011	March 31, 2011	April 1, 2010
Amounts due to:
David M. Cole President and Chief Executive Officer	Expense Reimbursement	$33,289	$24,158	$-
Total		$33,289	$24,158	$-

16. SEGMENTED INFORMATION

The Company operates solely within the resource property exploration industry. At December 31, 2011 and March 31, 2011, and April 1, 2010, the Company had equipment and exploration and evaluation assets located geographically as follows:

EXPLORATION AND EVALUATION ASSETS	December 31, 2011	March 31, 2011	April 1, 2010
Asia Pacific	$441,856	$200,438	$-
Haiti	-	-	924,620
Kyrgyz Republic	39,000	39,000	39,000
Sweden	437,755	437,755	16,671
Turkey	267,221	335,412	618,920
United States of America	4,900,564	5,241,245	5,241,245
Total	$6,086,396	$6,253,850	$6,840,456

EQUIPMENT	December 31, 2011	March 31, 2011	April 1, 2010
Canada	$42,582	$67,715	$84,045
Haiti	-	101,661	88,341
Kyrgyz Republic	36,576	39,617	60,805
Sweden	46,851	2,858	-
Turkey	133,043	92,232	134,207
United States of America	41,849	10,833	7,617
Total	$300,901	$314,916	$375,015

17. INCOME TAXES

The Canadian income tax rate declined during the nine month period ended December 31, 2011 due to changes in law that reduced corporate income tax rates in Canada from 28.5% to 26.5% .

	Nine months ended	Year ended
	December 31, 2011	March 31, 2011
Expected income tax (recovery)	(2,358,000)	(2,854,930)
Effect of lower tax rates in foreign jurisdictions	105,000	559,957
Effect of lower tax rates on capital gains	-	(139,875)
Permanent differences	934,000	394,584
Change in unrecognized deductible temporary differences and other	1,048,000	1,867,225
Difference in foreign tax rates	271,000	48,316
Total income tax recovery	$-	$(124,723)

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

17. INCOME TAXES (continued)

The significant components of the Company’s temporary differences and unused tax losses are as follows:

	December 31, 2011	March 31, 2011	Expiry Date Range
Tax loss carry forwards	$24,881,000	$26,233,000	2026 - 2031
Share issue costs	893,000	1,119,000	2012 - 2015
Exploration evaluation assets	4,067,000	(33,000)	No expiry
Other	88,000	(109,000)	No expiry

18. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS

The Company is a junior exploration company and considers items included in shareholders’ equity as capital. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company currently has no continuing sources of revenues. In order to fund future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. As at December 31, 2011, the Company had working capital of $40,742,549 (March 31, 2011 - $48,076,222; April 1, 2010 - $13,592,694) and shareholders’ equity of $49,779,333 (March 31, 2011 - $55,595,991; April 1, 2010 - $21,318,306). Management has assessed that this working capital is sufficient for the Company to continue as a going concern beyond one year. The Company manages the capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through public and/or private placements, sell assets, or return capital to shareholders. The Company is not subject to externally imposed capital requirements.

Fair Value

The Company characterizes inputs used in determining fair value using a hierarchy that prioritizes inputs depending on the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

  Level 1: inputs represent quoted prices in active markets for identical assets or liabilities. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

  Level 2: inputs other than quoted prices that are observable, either directly or indirectly, as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, market interest rates, and volatility factors, which can be observed or corroborated in the market place.

  Level 3: inputs that are less observable, unavoidable or where the observable data does not support the majority of the instruments’ fair value.

During the nine month period ended December 31, 2011, there were no changes in the levels. Financial instruments measured at fair value on the statement of financial position are summarized in levels of the fair value hierarchy as follows:

Assets	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$41,371,968	$-	$-	$41,371,968
Restricted cash	155,992	-	-	155,992
Held-for-trading securities	905,878	-	-	905,878
Warrants	-	37,411	-	37,411
Total	$42,433,838	$37,411	$-	$42,471,249

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

18. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS (continued)

Fair Value (continued)

The carrying value of receivables, accounts payable and accrued liabilities, and advances from joint venture partners approximated their fair value because of the short-term nature of these instruments. The Company assessed that there were no indicators of impairment for these financial instruments.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, interest rate risk, market risk, liquidity risk and currency risk.

Credit Risk

The Company is exposed to credit risk by holding cash and cash equivalents. This risk is minimized by holding a significant portion of the funds in Canadian banks or with Canadian treasury bills. The Company has minimal accounts receivable exposure.

Interest rate risk

The Company is exposed to interest rate risk because of fluctuating interest rates. Management believes the interest rate risk is low given the current low global interest rate environment. Fluctuations in market rates is not expected to have a significant impact on the Company’s operations due to the short term to maturity and no penalty cashable feature of its cash equivalents. A 10% increase or decrease in effective interest rates would increase or decrease net shareholders’ equity by approximately $33,700.

Market risk

The Company is exposed to market risk because of the fluctuating values of its publicly traded marketable securities and other company investments. The Company has no control over these fluctuations and does not hedge its investments.

Based on the December 31, 2011 portfolio values, a 10% increase or decrease in effective market values would increase or decrease net shareholders’ equity by approximately $90,600.

Liquidity risk

Liquidity risk is the risk that the Company is unable to meet its financial obligations as they come due. The Company manages this risk by careful management of its working capital to ensure the Company’s expenditures will not exceed available resources.

Currency risk

Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the entity’s functional currency. The Company operates in Canada, Haiti, Turkey, the Kyrgyz Republic, Sweden, Australia and the U.S.A. The Company funds cash calls to its subsidiary companies outside of Canada in U.S. dollars (“USD”) and a portion of its expenditures are also incurred in local currencies.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

18. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS (continued)

Currency risk (continued)

The exposure of the Company’s cash, receivables and accounts payable and accrued liabilities to foreign exchange risk as at December 31, 2011 is as follows:

Accounts	USD amount
Cash	$2,997,587
Receivables	149,727
Accounts payable and accrued liabilities	(230,026)
Total	$2,917,288

The balances noted above reflect the USD balances held within the parent Company. Balances denominated in another currency other than the functional currency held in foreign operations are considered immaterial and cash balances will be spent prior to significant foreign exchange fluctuations. For the nine month period ended December 31, 2011, the average United States dollar (“USD”) to Canadian dollar (“CAD”) foreign exchange rate was US$1 for CAD$ 0.9897. Based on the above net exposures and assuming that all other variables remain constant, a 1% change in USD against CAD would result in a change in the loss/gain of approximately $29,200 for the period.

19. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash investing and financing transactions during the nine month period ended December 31, 2011 included:

a.	Re-allocation of $247,404 of share based payment reserve to share capital from the exercise of options;
b.	Issuance of 52,691 common shares valued at $148,547 for the acquisition of mineral properties;
c.	Issuance of 305,998 bonus shares valued at $689,316 included in share-based payments; and,
d.	Issuance of 125,500 bonus shares valued at $456,215 included in exploration expenditures.

The significant non-cash investing and financing transactions during the year ended March 31, 2011 included:

a.	Re-allocation of $608,010 of share based payment reserve to share capital from the exercise of options;
b.	Issuance of 28,283 common shares valued at $72,687 for the acquisition of mineral properties;
c.	Issuance of 160,000 common shares valued at $316,800 for the acquisition of a subsidiary;
d.	The net adjustment of $989,571 to accumulated other comprehensive income for fair value changes of investments classified as available for sale; and,
e.	Issuance of 398,970 common shares valued at $1,104,728 as finder’s fees and share issue costs related to private placements.

20. PROPOSED TRANSACTION

On February 7, 2012, the Company and Bullion Monarch Mining, Inc. (“Bullion”) announced they had entered into a definitive agreement (the “Agreement”) with respect to a proposed merger of Bullion into a wholly-owned subsidiary of the Company (the “Proposed Merger”). Under the Agreement, the Company agreed to acquire all of the outstanding common shares of Bullion for which Bullion shareholders will receive 0.45 common shares and US$0.11 for each Bullion common share held.

Consummation of the Proposed Merger with Bullion is subject to, among other things, approval of the merger agreement by Bullion’s common shareholders, and receipt of all necessary regulatory and stock exchange approvals and other customary closing conditions.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

20. PROPOSED TRANSACTION (continued)

If a superior proposal is made for Bullion by a third party, the Company has the right to match such proposal, and if Bullion’s board of directors changes its recommendation or terminates the merger under certain circumstances, Bullion has agreed to pay the Company a termination fee of US$4,000,000. In other circumstances where the transaction is not completed, the Company could be obligated to pay Bullion a reverse termination fee of US$1,000,000.

As of the date that the Board of Directors approved these consolidated financial statements, the Proposed Merger has not been completed.

21. EVENTS AFTER REPORTING DATE

(a)New York Stock Exchange (“NYSE”) Amex Listing

The Company’s common shares were listed on the NYSE Amex beginning on January 30, 2012 under the ticker symbol “EMXX”. The common shares will continue to be listed on the TSX-V under the ticker symbol “EMX”.

(b)Exercise and expiration of warrants

As at December 31, 2011, 1,062,341 warrants that were issued as part of the consideration paid in the acquisition of Bronco Creek were outstanding (Note 14). In January 2012, 270,886 warrants were exercised for gross proceeds of $541,772 and in January 2012, the Company extended the expiry date of 678,611 warrants which were exercised in February 2012 for gross proceeds of $1,357,222. The remaining 112,844 warrants expired unexercised.

(c)Grant and exercise of stock options

The Company granted 110,000 stock options at an exercise price of $2.54 and 50,000 stock options at an exercise price of $2.51 to employees of the Company. In April 2012, 50,000 stock options at an exercise price of $1.35, 29,000 stock options at an exercise price of $1.63 and 20,000 options at an exercise price of $1.00 were exercised for gross proceeds of $101,020 (Note 14).

(d)Bonus shares

182,000 bonus shares were issued, valued at $439,840, to executives and employees of the Company.

(e)Shares issued for exploration and evaluation assets

The Company issued 10,585 shares, valued at $26,568 or $2.51 per share to Rockwell pursuant to the agreement dated March 2, 2011 where the Company earned the right to a 100% interest in the Kayrunnera license (Note 9).

(f)Sale of Sisorta property in Turkey

In April 2012, the Company executed an option agreement (the “Agreement”) with respect to the Sisorta gold property located in north central Turkey. The Agreement is between EBX Madencilik A.S. (“EBX Turkey”), a Turkish corporation that controls the Sisorta property pursuant to a joint venture between the Sellers and ÇolakoClu Ticari Yatirim A.S. EBX Turkey is a joint venture owned 51% by a subsidiary of ASX listed Chesser Resources Limited (“Chesser”) and 49% by a subsidiary of the Company, who are the sellers (the “Sellers”) under the Agreement. The obligations of EBX Turkey and the Sellers under the Agreement will be guaranteed by Chesser and the Company (Note 9).

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

21. EVENTS AFTER REPORTING DATE (continued)

(g)Proposed Merger with Bullion Monarch Mining, Inc.

The Company entered into a definitive agreement with respect to a proposed merger of Bullion Monarch Mining Inc. with a wholly-owned subsidiary of the Company (Note 20).

(h)Haiti Memorandum of Understanding and Grand Bois Permit Change

The Company and its joint venture partner Newmont signed a Memorandum of Understanding with the government of Haiti whereby the joint venture agreed to certain protocols to continue discussions around the pending Mining Convention. Additionally, Newmont relinquished their rights in the Grand Bois Research Permit that covers the historic gold resource area; as a result, EMX has regained 100% control of the Grand Bois project (Note 9).

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

As stated in Note 2, these are the Company’s first consolidated financial statements prepared in accordance with IFRS. The accounting policies in Note 2 have been applied in preparing the consolidated financial statements for the nine month period ended December 31, 2011, the comparative information for the year ended March 31, 2011, and the preparation of an opening IFRS statement of financial position on the transition date, April 1, 2010 (the “Transition Date”).

In preparing the opening IFRS consolidated statement of financial position, the Company has adjusted amounts reported previously in financial statements that were prepared in accordance with Canadian GAAP. An explanation of how the transition from Canadian GAAP to IFRS has affected the Company’s financial position is set out in the following tables. The guidance for the first time adoption of IFRS is set out in IFRS 1. IFRS 1 provides for certain mandatory exceptions and optional exemptions for first time adopters of IFRS.

The Company elected to take the following IFRS 1 optional exemptions:

a.	to apply the requirements of IFRS 3, Business Combinations, prospectively from the Transition Date;

b.	to apply the requirements of IFRS 2, Share Based Payments, only to equity instruments granted after November 7, 2002 which had not vested as of the Transition Date; and,

c.

to transfer all foreign currency translation differences, recognized as a separate component of equity, to deficit as at the Transition Date including foreign currency differences which arose on adoption of IFRS.

The Company applied the following mandatory exemptions:

Estimates

Hindsight is not used to create or revise estimates. In accordance with IFRS 1, an entity’s estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous GAAP applied, unless there is objective evidence that those estimates were in error. The Company’s IFRS estimates as of April 1, 2010 are consistent with its Canadian GAAP estimates for the same date.

A reconciliation of the Statements of Financial Position and Statements of Comprehensive Loss for the periods noted below.

  Consolidated Statement of Financial Position as at the Transition Date of April 1, 2010
  Consolidated Statement of Financial Position as at March 31, 2011
  Consolidated Statement of Comprehensive Loss for the year ended March 31, 2011

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued)

Consolidated Statement of Financial Position as at the Transition Date of April 1, 2010:

	GAAP	IFRS Adjustments	Note	IFRS

Current
Cash and cash equivalents	$11,095,799	$-		$11,095,799
Investments	2,875,968	-		2,875,968
Receivables	570,836	-		570,836
Prepaid expenses	150,996	-		150,996
Total current assets	14,693,599	-		14,693,599

Non-current
Restricted cash	236,558	-		236,558
Equipment	375,015	-		375,015
Exploration and evaluation assets	10,109,487	(3,269,031)	22 (b)(i)	6,840,456
Reclamation bonds	273,583			273,583
Total non-current assets	10,994,643	(3,269,031)		7,725,612

TOTAL ASSETS	$25,688,242	$(3,269,031)		$22,419,211

LIABILITIES

Current
Accounts payable and accrued liabilities	$718,031	$-		$718,031
Advances from joint venture partners	382,874	-		382,874
Total current liabilities	1,100,905	-		1,100,905

Deferred tax liability	3,131,547	(3,131,547)	22 (b)(i)	-

TOTAL LIABIITIES	4,232,452	(3,131,547)		1,100,905

SHAREHOLDERS' EQUITY
Capital stock	31,984,129	-		31,984,129
Commitment to issue shares	100,365	-		100,365
Share based payment reserve	3,407,896	-		3,407,896
Accumulated other comprehensive income	864,848	-		864,848
Deficit	(14,901,448)	(137,484)	22 (b)(i)	(15,038,932)
Total shareholders' equity	21,455,790	(137,484)		21,318,306

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,688,242	$(3,269,031)		$22,419,211

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued)

Consolidated Statement of Financial Position as at March 31, 2011:

	GAAP	IFRS Adjustments	Note	IFRS

Current
Cash and cash equivalents	$48,370,004	$-		$48,370,004
Investments	353,501	-		353,501
Receivables	577,737	-		577,737
Prepaid expenses	377,180	-		377,180
Total current assets	49,678,422	-		49,678,422

Non-current
Restricted cash	387,124	-		387,124
Equipment	314,916	-		314,916
Investment in associated companies	79,121	-		79,121
Exploration and evaluation assets	9,693,830	(3,439,980)	22 (b)(i)(ii)	6,253,850
Reclamation bonds	413,037	-		413,037
Other assets	71,721	-		71,721
Total non-current assets	10,959,749	(3,439,980)		7,519,769

TOTAL ASSETS	$60,638,171	$(3,439,980)		$57,198,191

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,405,012	$-		$1,405,012
Advances from joint venture partners	197,188	-		197,188
Total current liabilities	1,602,200	-		1,602,200

Deferred tax liability	2,534,458	(2,534,458)	22 (b)(i)(ii)(iii)(iv)	-

TOTAL LIABIITIES	4,136,658	(2,534,458)		1,602,200

SHAREHOLDERS' EQUITY
Capital stock	75,058,770	-		75,058,770
Commitment to issue shares	491,996	-		491,996
Share based payment reserve	5,393,723	-		5,393,723
Accumulated other comprehensive income	-	-		-
Deficit	(24,442,976)	(905,522)	22 (b)(i)(ii)(iii)(iv)	(25,348,498)
Total shareholders' equity	56,501,513	(905,522)		55,595,991

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$60,638,171	$(3,439,980)		$57,198,191

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued)

Consolidated Statement of Comprehensive Loss for the Year Ended March 31, 2011:

	GAAP	IFRS Adjustments	Note	IFRS

EXPLORATION EXPENDITURES	$10,941,182	$-		$10,941,182
Less: recoveries	(6,185,414)	-		(6,185,414)
Net exploration expenditures	4,755,768	-		4,755,768

GENERAL AND ADMINISTRATIVE EXPENSES
Administrative and office	988,002	-		988,002
Investor relations and shareholder information	228,411	-		228,411
Professional fees	495,510	-		495,510
Salaries and consultants	1,266,227	-		1,266,227
Share-based payments	2,819,284	-		2,819,284
Transfer agent and filing fees	146,715	-		146,715
	5,944,149	-		5,944,149

Loss before other items	(10,699,917)	-		(10,699,917)

OTHER ITEMS
Change in fair value of held-for-trading investments	(79,539)	-		(79,539)
Equity loss on investments in associated companies	(57,694)	-		(57,694)
Foreign exchange loss	(519,792)	-		(519,792)
Gain on investments	1,132,088	-		1,132,088
Interest income	229,733	-		229,733
Loss on dilution of investment in a former subsidiary	(142,400)	-		(142,400)
Loss on disposal of equipment	(47,322)	-		(47,322)
	515,074	-		515,074

Loss before income taxes	(10,184,843)	-		(10,184,843)
Deferred tax expense	643,315	(768,038)	22 (b)(ii)(iii)(iv)	(124,723)

Comprehensive loss for the year	(9,541,528)	(768,038)		(10,309,566)

Basic and diluted loss per share	$(0.24)			$(0.26)
Weighted average number of common shares outstanding	40,055,905			40,055,905

(a) Share-based payments

Under Canadian GAAP, the Company measured share-based payments related to share purchase options at the fair value of the share purchase options granted using the Black-Scholes option pricing model and recognized this expense over the vesting period of the options. Forfeitures are recognized as they occur.

IFRS 2, similar to Canadian GAAP, requires the Company to measure share-based payments related to share purchase options granted to employees at the fair value of the share purchase options on the date of grant and to recognize such expense over the vesting period of the options.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued)

(a) Share-based payments (continued)

However, for share purchase options granted to non-employees, IFRS requires that share-based compensation be measured at the fair value of the services received unless the fair value cannot be reliably measured.

Prior to April 1, 2010, the Company used the straight-line method of calculating vested options. The fair value of share-based payments with graded vesting was calculated as one grant and the resulting fair value was recognized on a straight-line basis over the vesting period. Effective April 1, 2010, the Company changed from the straight-line method to the graded-vesting method.

Under IFRS – each tranche of an award with different vesting dates is considered a separate grant for the calculation of fair value, and the resulting fair value is amortized over the vesting period of the respective tranches.

Prior to April 1, 2010, forfeitures of awards were recognized as they occurred. Under IFRS, forfeiture estimates are recognized on the grant date and revised for actual forfeitures in subsequent periods.

The adjustments were calculated only for unvested share purchase options issued and outstanding as of and after the transition date. At transition date all options were fully vested.

(b) Deferred tax

Under Canadian GAAP, the Company recognized a deferred tax liability upon the acquisition of an asset in a transaction which is not a business combination. Under IFRS, IAS 12 Income Taxes does not permit a deferred tax liability to be recognized upon the recognition of an asset in a transaction which is not a business combination. To conform to IFRS, the Company reversed these previously booked liabilities and their related deferred tax recoveries resulting from an increase in the asset tax basis from expenditures incurred.

To conform to IFRS, the following adjustments were made:

(i)

Reversal of $3,269,031 from exploration and evaluation assets which was the result of the recognition of a deferred tax liability from the acquisition of Bronco Creek Exploration Inc (“BCE”) during the year ended March 31, 2010. Reversal of the related deferred tax liability of $3,131,547, and the reversal of the difference being $137,484 which relates to the deferred tax recovery that resulted from an increase in the asset tax basis from expenditures incurred during the year.

(ii)

Reversal of $170,949 from exploration and evaluation assets which was the result of the recognition of a deferred tax liability from the acquisition of Viad Royalties AB (formerly Phelps Dodge Exploration AB) during the year ended March 31, 2011 and the reversal of the related deferred tax liability of $170,949.

(iii)	Reversal of the related deferred tax recovery of $19,243 recorded during the year ended March 31, 2010 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

(iv)

Reversal of the related deferred tax recovery of $577,846 recorded during the year ended March 31, 2011 related to the recovery of the deferred tax liability recorded on the BCE and Viad Royalties AB acquisitions.

As a result, at April 1, 2010, $3,131,547 has been reallocated out of deferred income taxes and $3,269,031 has been reallocated from exploration and evaluation assets.

EURASIAN MINERALS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
NINE MONTH PERIOD ENDED DECEMBER 31, 2011

22. FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued)

(c) Presentation differences

Some line items are described differently under IFRS compared to Canadian GAAP. These line items are as follows (with Canadian GAAP descriptions in brackets):

(i)	Exploration and evaluation assets (“Mineral properties”);
(ii)	Decommissioning and restoration provision (“Asset retirement obligation”); and,
(iii)	Share based payment reserve (“Contributed surplus”).

EURASIAN MINERALS INC.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

MARCH 31, 2012

EURASIAN MINERALS INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION
Unaudited – Expressed in Canadian Dollars

ASSETS	March 31, 2012	December 31, 2011

Current
Cash and cash equivalents (Note 3)	$39,185,980	$41,371,968
Investments (Note 5)	642,144	943,289
Receivables (Note 6)	660,595	558,702
Prepaid expenses	146,537	119,362
Total current assets	40,635,256	42,993,321

Non-current
Restricted cash (Note 4)	56,275	155,992
Property and equipment (Note 7)	1,423,481	300,901
Investment in associated companies (Note 8)	1,594,602	1,894,868
Exploration and evaluation assets (Note 9)	6,137,230	6,086,396
Reclamation bonds (Note 10)	438,356	439,565
Other assets (Note 11)	159,062	159,062
Total non-current assets	9,809,006	9,036,784

TOTAL ASSETS	$50,444,262	$52,030,105

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 12)	$1,162,828	$876,321
Advances from joint venture partners (Note 13)	887,082	1,374,451
Total liabilities	2,049,910	2,250,772

SHAREHOLDERS' EQUITY
Capital stock (Note 14)	79,521,959	77,122,016
Commitment to issue shares (Note 14)	554,555	495,645
Share based payment reserve	7,468,665	7,258,987
Deficit	(39,150,827)	(35,097,315)
Total shareholders' equity	48,394,352	49,779,333

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$50,444,262	$52,030,105

Nature of operations (Note 1)
Proposed transaction (Note 19)
Events after reporting date (Note 20)

Approved on behalf of the Board of Directors on May 14, 2012:

Signed: “George Lim”	Director	Signed: “David M. Cole”	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

EURASIAN MINERALS INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
Unaudited – Expressed in Canadian Dollars

	Three month period ended
	March 31, 2012	March 31, 2011

EXPLORATION EXPENDITURES (Note 9)	$2,114,067	$3,189,698
Less: recoveries	(1,077,025)	(1,469,725)
Net exploration expenditures	1,037,042	1,719,973

GENERAL AND ADMINISTRATIVE EXPENSES
Administrative and office	491,122	333,946
Investor relations and shareholder information	78,597	64,230
Professional fees	565,234	145,004
Salaries and consultants	621,480	384,581
Share-based payments (Note 14)	593,377	601,867
Transfer agent and filing fees	191,738	80,387
Total general and administrative expenses	2,541,548	1,610,015

Loss before other items	(3,578,590)	(3,329,988)

OTHER ITEMS
Change in fair value of held-for-trading investments	(167,407)	(117,666)
Equity loss in associated companies (Note 8)	(300,266)	-
Foreign exchange loss	(112,096)	(326,853)
Gain (Loss) on investments	32,275	(15,052)
Interest income	72,572	137,480
Loss on disposal of equipment	-	(40,745)
Total other loss	(474,922)	(362,836)

Loss before income taxes	(4,053,512)	(3,692,824)
Income tax expense	-	(124,723)

Comprehensive loss for the period	$(4,053,512)	$(3,817,547)

Basic and diluted loss per share	$(0.08)	$(0.08)

Weighted average number of common shares outstanding	52,442,172	46,368,782

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

EURASIAN MINERALS INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
Unaudited – Expressed in Canadian Dollars

	Three month period ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities
Loss for the period	$(4,053,512)	$(3,817,547)
Items not affecting cash:
Change in fair value of held-for-trading investments	167,407	117,666
Commitment to issue bonus shares	504,150	710,499
Income tax expense	-	124,723
Depreciation	20,608	21,490
Fair value of stock options granted	218,819	391,811
(Gain) Loss on sale of investments	(32,275)	15,052
Loss on disposal of equipment	-	40,745
Interest received during the period	(72,572)	(137,480)
Share of loss in equity investments	300,266	-
Unrealized foreign exchange (gain) loss	(941)	(4,847)
Changes in non-cash working capital items:
Receivables	(101,893)	(35,126)
Prepaid expenses	(27,175)	70,858
Accounts payable and accrued liabilities	286,507	578,206
Advance from joint venture partner	(487,369)	(215,363)
Total cash used in operating activities	(3,277,980)	(2,139,313)
Cash flows from investing activities
Acquisition of exploration and evaluation assets	(24,266)	-
Interest received on cash and cash equivalents	72,572	137,480
Proceeds from sale of marketable securities	718,275	80,172
Proceeds from sale of marketing material (native gold)	-	4,672
Purchase of marketable securities	(551,322)	(85,044)
Purchase of property and equipment	(1,143,188)	(80,875)
Purchase of marketing materials (native gold)	-	(76,988)
Reclamation bonds	1,209	5,887
Recoveries of exploration and evaluation assets from joint venture partners	-	933,493
Restricted cash	99,717	(269,932)
Total cash provided by (used in) investing activities	(827,003)	648,865
Cash flows from financing activities
Proceeds received from private placements	-	17,875,000
Share issuance costs	-	(69,972)
Proceeds received from options exercised	20,000	269,782
Proceeds received from warrants exercised	1,898,995	3,108
Total cash provided by financing activities	1,918,995	18,077,918
Change in cash and cash equivalents	(2,185,988)	16,587,470
Cash and cash equivalents, beginning	41,371,968	31,782,534
Cash and cash equivalents, ending	$39,185,980	$48,370,004

Supplemental disclosure with respect to cash flows (Note 18)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

EURASIAN MINERALS INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF SHAREHOLDERS’ EQUITY
Unaudited – Expressed in Canadian Dollars

					Accumulated
				Share based	other
	Number of		Commitment to	payment	comprehensive
	common shares	Capital stock	issue shares	reserve	income	Deficit	Total
Balance as at December 31, 2011	51,875,118	$77,122,016	$495,645	$7,258,987	$-	$(35,097,315)	$49,779,333
Shares issued as bonus shares	182,000	445,240	(445,240)	-	-	-	-
Shares issued on exercise of stock options	20,000	20,000	-	-	-	-	20,000
Shares issued on exercise of warrants	949,497	1,898,995	-	-	-	-	1,898,995
Shares issued on acquisition of mineral property	10,585	26,568	-	-	-	-	26,568
Reclassification of fair value of options exercised	-	9,140	-	(9,140)	-	-	-
Share based payments	-	-	-	218,818	-	-	218,818
Commitment to issue shares	-	-	504,150	-	-	-	504,150
Share issue costs	-	-	-	-	-	-	-
Loss for the period	-	-	-	-	-	(4,053,512)	(4,053,512)
Balance as at March 31, 2012	53,037,200	$79,521,959	$554,555	$7,468,665	$-	$(39,150,827)	$48,394,352

					Accumulated
				Share based	other
	Number of		Commitment to	payment	comprehensive
	common shares	Capital stock	issue shares	reserve	income	Deficit	Total
Balance as at December 31, 2010	44,968,005	$56,661,351	$232,097	$4,871,352	$(4,919)	$(21,530,951)	$40,228,930
Shares issued on private placements	5,500,000	17,875,000	-	-	-	-	17,875,000
Shares issued as finders' fees	143,070	464,978	-	-	-	-	464,978
Shares issued on exercise of stock options	167,000	263,782	-	-	-	-	263,782
Shares issued on exercise of warrants	1,554	3,108	-	-	-	-	3,108
Shares issued as bonus shares	182,000	450,600	(450,600)	-	-	-	-
Reclassification of fair value of options exercised	-	343,949	-	(343,949)	-	-	-
Share based payments	-	-	-	391,811	-	-	391,811
Commitment to issue shares	-		710,499				710,499
Unrealized loss on available-for-sale investments		-	-	-	4,919	-	4,919
Share issue costs	-	(1,003,998)	-	474,509	-	-	(529,489)
Loss for the period	-	-	-	-	-	(3,817,547)	(3,817,547)
Balance as at March 31, 2011	50,961,629	$75,058,770	$491,996	$5,393,723	$-	$(25,348,498)	$55,595,991

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

1. NATURE OF OPERATIONS

Eurasian Minerals Inc. (the “Company” or “Eurasian”) was incorporated under the laws of the Yukon Territory of Canada. The Company’s principal business activities are the acquisition and exploration of mineral properties in Turkey, Haiti, Europe, U.S.A. and the Asia Pacific region. The Company’s common shares are listed on the TSX Venture Exchange under the symbol of “EMX”. On January 30, 2012, the Company’s common shares began trading on the NYSE Amex under the symbol of “EMXX”.

The Company’s head office is located at 501 - 543 Granville Street, Vancouver, British Columbia, Canada V6C 1X8.

These condensed consolidated interim financial statements for the three month period ending March 31, 2012. The Company changed its fiscal year end from March 31 to December 31, effective for the period ending December 31, 2011. The change in the fiscal year end is being made for the purpose of streamlining the Company’s financial reporting.

These condensed interim consolidated financial statements have been prepared using International Financial Reporting Standards (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company has incurred losses since its inception and the ability of the Company to continue as a going-concern depends upon its ability to raise adequate financing and to develop profitable operations. The Company’s financing efforts to date, while substantial, may not be sufficient to enable the Company to fund all aspects of its operations. If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments to the carrying values of the assets and liabilities, the reported expenses and the statements of financial position classification, which could be material, may be necessary.

Some of the Company’s activities for exploration and evaluation assets are located in emerging nations and, consequently, may be subject to a higher level of risk compared to other developed countries. Operations, the status of mineral property rights and the recoverability of investments in emerging nations can be affected by changing economic, regulatory and political situations.

At the date of the consolidated financial statements, the Company has not identified a known body of commercial grade mineral on any of its exploration and evaluation assets. The ability of the Company to realize the costs it has incurred to date on these exploration and evaluation assets is dependent upon the Company identifying a commercial mineral body, to finance its development costs and to resolve any environmental, regulatory or other constraints which may hinder the successful development of the exploration and evaluation assets. To date, the Company has not earned any revenues and is considered to be in the exploration stage.

These consolidated financial statements of the Company are presented in Canadian dollars, which is the functional currency of the parent company and its subsidiaries.

2. STATEMENT OF COMPLIANCE AND ACCOUNTING POLICIES

Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) using accounting policies consistent with IFRS as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

2. STATEMENT OF COMPLIANCE AND ACCOUNTING POLICIES (continued)

Statement of Compliance (continued)

These interim results do not include all the information required for the full annual financial statements, and should be read in conjunction with the consolidated financial statements of the Company for the period ended December 31, 2011.

New Accounting Policies

The accounting policies applied by the Company in these unaudited condensed consolidated interim financial statements are consistent with those applied in its audited consolidated financial statements as at and for the period ended December 31, 2011.

Amendments to IFRS 7 Financial Instruments: Disclosures

The amendments increase disclosure with regards to the transfer of financial assets, especially if there is a disproportionate amount of transfer transactions that take place around the end of a reporting period.

Amendments to IAS 12 Income Taxes

The amendments are made regarding Deferred Tax: Recovery of Underlying Assets and introduce an exception to the existing principle for the measurement of deferred tax assets and liabilities arising on an investment property measured at fair value, and the requirement that deferred tax on non-depreciable assets measured using the revaluation model in IAS 16 Property, Plant and Equipment should always be on a sales basis.

Effective January 1, 2012, the Company has adopted amendments to IFRS 7, Financial Instruments: Disclosures, and IAS 12, Income Taxes, and concluded that there are no material changes as a result of adopting these amendments.

Significant accounting policies and interpretations issued but not yet effective

(a) Effective for annual periods beginning on or after January 1, 2013

  IFRS 10 Consolidated Financial Statements

This new standard provides a new single consolidation model that identifies control as the basis for consolidation for all types of entities, and replaces IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation – Special Purpose Entities.

  IFRS 11 Joint Arrangements

This new standard improves the accounting for joint arrangements by introducing a principle-based approach that requires a party to a joint arrangement to recognize its rights and obligations arising from the arrangement. Such a principle-based approach will provide users with greater clarity about an entity’s involvement in its joint arrangements by increasing the verifiability, comparability and understandability of the reporting of these arrangements. IFRS 11 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities-Non-Monetary Contributions by Venturers.

  IFRS 12 Disclosure of Interests in Other Entities

This new standard combines, enhances and replaces the disclosure requirements for subsidiaries, joint arrangements, associates and unconsolidated structured entities.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

2. STATEMENT OF COMPLIANCE AND ACCOUNTING POLICIES (continued)

Significant accounting policies and interpretations issued but not yet effective (continued)

(a) Effective for annual periods beginning on or after January 1, 2013 (continued)

  IFRS 13 Fair Value Measurement

This new standard defines fair value and sets out a framework for measuring fair value and disclosures about fair value measurements. It applies when other IFRS require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRS or address how to present changes in fair value.

  Amendments to IAS 27 Consolidated and Separate Financial Statements

The amendments provide guidance on the accounting and disclosure requirements for subsidiaries, jointly controlled entities, and associates in separate, or unconsolidated, financial statements.

  Amendments to IAS 28 Investments in Associates

The amendments provide guidance on the application of the equity method to associates, subsidiaries and joint ventures.

(b) Effective for annual periods beginning on or after January 1, 2015

  IFRS 9 Financial Instruments

This new standard partially replaces IAS 39 Financial Instruments: Recognition and Measurement.

The Company has initially assessed that there will be no material reporting changes as a result of adopting the above new standards; however, enhanced disclosure requirements are expected.

Basis of Consolidation

The consolidated financial statements comprise the accounts of Eurasian, the parent company, and its controlled subsidiaries, after the elimination of all material intercompany balances and transactions.

Subsidiaries

Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company until the date on which control ceases.

The accounts of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Inter-company transactions, balances and unrealized gains or losses on transactions are eliminated. The Company’s principal operating subsidiaries are as follows:

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

2. STATEMENT OF COMPLIANCE AND ACCOUNTING POLICIES (continued)

Basis of Consolidation (continued)

Name	Place of Incorporation	Ownership Percentage
AES Madencilik Ltd. Sirketi	Turkey	100%
Eurasia Madencilik Limited Sirketi	Turkey	99%
Montex LLC	Kyrgyz Republic	100%
Altyn Minerals LLC	Kyrgyz Republic	100%
Georgian Minerals LLC	Georgia	100%
Eurasian Minerals Cooperatief U.A.	Netherlands	100%
EMX Georgia Cooperatief U.A.	Netherlands	100%
Ayiti Gold Company S.A.	Haiti	100%
Marien Mining Company S.A.	Haiti	100%
EMX (USA) Services Corp.	Nevada, USA	100%
Bronco Creek Exploration Inc.	Arizona, USA	100%
Viad Royalties AB	Sweden	100%
Eurasian Minerals Sweden AB	Sweden	100%
Eliseror Limited	Cyprus	100%
EMX Australia Pty Ltd	Australia	100%

3. CASH AND CASH EQUIVALENTS

Cash consists of deposits at banks earning interest at floating rates based on daily bank deposit rates and cash on hand. Cash equivalents consist of short-term deposits.

	March 31, 2012	December 31, 2011
Cash	$21,488,158	$13,486,726
Short-term deposits	17,697,822	27,885,242
Total	$39,185,980	$41,371,968

4. RESTRICTED CASH

At March 31, 2012 the Company classified $56,275 (December 31, 2011 - $155,992) as restricted cash. This amount is comprised of $50,960 (December 31, 2011 - $50,960) held as a security deposit for the Company’s Haiti exploration program, and $5,315 (December 31, 2011 - $105,032) cash held by wholly-owned subsidiaries of the Company whose full amount is for use and credit to the Company’s exploration venture partner in Haiti.

5. INVESTMENTS

At March 31, 2012, the Company had the following investments:

		Accumulated
March 31, 2012	Cost	unrealized gain (loss)	Fair value
Held-for-trading investments
Warrants	$-	$10,213	$10,213
Common shares	711,466	(79,535)	631,931
Total investments	$711,466	$(69,322)	$642,144

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

5. INVESTMENTS (continued)

At December 31, 2011, the Company had the following investments:

		Accumulated
December 31, 2011	Cost	unrealized gain	Fair value
Held-for-trading investments
Warrants	$-	$37,411	$37,411
Common shares	789,059	116,819	905,878
Total investments	$789,059	$154,230	$943,289

6. RECEIVABLES

The Company’s receivables arise from goods and services tax and harmonized sales taxes receivable from government taxation authorities, and recovery of exploration expenditures from joint venture partners, as follows:

Category	March 31, 2012	December 31, 2011
Refundable taxes	$314,389	$305,814
Recoverable exploration expenditures	294,251	208,428
Other	51,955	44,460
Total	$660,595	$558,702

The carrying amounts of the Company’s trade and other receivables are denominated in the following currencies:

Currency	March 31, 2012	December 31, 2011
Canadian dollars	$165,688	$236,219
US dollars	272,013	150,441
Turkish Lira	100,810	101,904
Swedish Krone	81,708	39,423
Other	40,376	30,715
Total	$660,595	$558,702

7. PROPERTY AND EQUIPMENT

	Computer	Field	Office	Vehicles	Building	Land	Total
Cost
As at December 31, 2011	$87,132	$172,935	$102,980	$281,655	$-	$-	$644,702
Additions	-	22,908	-	135,844	568,781	415,951	1,143,484
Disposals	-	(296)	-	-			(296)
As at March 31, 2012	87,132	195,547	102,980	417,499	568,781	415,951	1,787,890
Accumulated depreciation
As at December 31, 2011	50,055	100,064	49,149	144,533	-	-	343,801
Additions	3,475	5,689	216	11,228	-	-	20,608
Disposals	-	-	-	-			-
As at March 31, 2012	$53,530	$105,753	$49,365	$155,761	$-	$-	$364,409
Net book value
As at December 31, 2011	$37,077	$72,871	$53,831	$137,122	$-	$-	$300,901
As at March 31, 2012	$33,602	$89,794	$53,615	$261,738	$568,781	$415,951	$1,423,481

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

7. PROPERTY AND EQUIPMENT (continued)

During the three month period ended March 31, 2012, depreciation of $20,608 (March 31, 2011 - $21,490) has been included in exploration expenditures.

8. INVESTMENT IN ASSOCIATED COMPANIES

The Company has a 49% equity investment in a private Turkish company (“Turkish Co”) with Chesser Resources Ltd, an Australian Stock Exchange listed exploration company. At March 31, 2012, the Company’s investment in the joint venture was $36,891 (December 31, 2011 - $81,171). The Company’s share of the net loss of the joint venture for the three month period ended March 31, 2012 was $44,280 (March 31, 2011 - $Nil).

The Company also has a 26.7% equity investment in a private exploration company (“Exploration Co”). At March 31, 2012, the Company’s investment was $1,557,711 (December 31, 2011 - $1,813,718). The Company’s share of the net loss for the three month period ended March 31, 2012 was $255,986 (March 31, 2011 - $Nil).

As at March 31, 2012, associated companies’ aggregate assets, aggregate liabilities and net income or loss for the period are as follows:

March 31, 2012	Turkish Co	Exploration Co

Aggregate assets	$206,519	$3,371,335
Aggregate liabilities	(1,045,747)	(288,371)
Loss for the period	(90,367)	(1,879,897)
The Company's ownership %	49.00%	26.70%
The Company's share of loss for the period	(44,280)	(255,986)

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

9. EXPLORATION AND EVALUATION ASSETS

Acquisition costs

At March 31, 2012 and December 31, 2011, the Company has capitalized the following acquisition costs on its exploration and evaluation assets:

Region	Properties	March 31, 2012	December 31, 2011
Asia Pacific	Various	$492,690	$441,856
Haiti	Grand Bois property	2,140,720	2,140,720
	Grand Bois property (recoveries)	(2,140,720)	(2,140,720)
Kyrgyz Republic	Gezart property	39,000	39,000
Sweden	Various	16,671	16,671
	Viad royalties	421,084	421,084
Turkey	Alankoy	153,960	153,960
	Golcuk property	34,674	34,674
	Trab	78,587	78,587
United States	Cathedral Well, Nevada	419,300	419,300
of America	Copper Springs, Arizona	786,186	786,186
	Jasper Canyon, Arizona	235,856	235,856
	Mesa Well, Arizona	314,475	314,475
	Middle Mountain, Arizona	262,062	262,062
	Middle Hill, Wyoming	262,062	262,062
	Red Hills, Arizona	314,475	314,475
	Richmond Mountain, Nevada	262,062	262,062
	Silver Bell, Arizona	471,711	471,711
	Superior West, Arizona	1,179,280	1,179,280
	Yerington, Nevada	393,095	393,095
Total		$6,137,230	$6,086,396

During the three month period ended March 31, 2012 the Company did not enter into any new property agreements. These notes should be read in conjunction with the Company’s most recently filed audited annual consolidated financial statements as at and for the nine month period ended December 31, 2011.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

9. EXPLORATION AND EVALUATION ASSETS (continued)

Exploration expenditures

During the three month period ended March 31, 2012, the Company incurred the following exploration expenditures by projects, which were expensed as incurred:

	Sweden			USA				Turkey			Australia
	Kiruna South	Other	Total	Copper Basin	Mesa Well	Other	Total	Akarca	Other	Total	Koonenbury	Other	Total	Other	Total
Administration	$9,742	$9,862	$19,604	$198 $	178 $	40,844	$41,220	$1,500 $	17,031	$18,531	$7,655	$4,303	$11,958	$21,472	$112,785
Assays	20,907	830	21,737	-	1,428	20,795	22,223	3,807	3,803	7,610	40,666	-	40,666	1,137	93,373
Drilling / trenching	129,404	3,888	133,292	-	75,313	-	75,313	-	-	-	-	-	-	3,282	211,887
Logistics	50,054	13,469	63,523	20,424	10,773	23,543	54,740	9,629	28,145	37,774	29,458	-	29,458	10,037	195,532
Personnel	133,286	35,365	168,651	54,968	19,611	270,699	345,278	41,960	74,309	116,269	83,974	27,967	111,941	108,999	851,138
Property costs	4,616	4,391	9,007	-	3,319	55,602	58,921	14,523	17,072	31,595	11,604	830	12,434	453	112,410
Professional fees	19,873	11,379	31,252	-	-	2,356	2,356	3,838	27,623	31,461	9,265	21,296	30,561	21,124	116,754
Share-based payments	-	2,100	2,100	-	-	66,159	66,159	-	234	234	-	53,020	53,020	8,078	129,591
Technical studies	21,067	1,126	22,193	123	2,621	157,252	159,996	1,261	-	1,261	1,589	-	1,589	-	185,039
Travel	7,400	4,409	11,809	-	-	41,822	41,822	-	18,912	18,912	13,311	11,086	24,397	8,618	105,558
Total expenditures	396,349	86,819	483,168	75,713	113,243	679,072	868,028	76,518	187,129	263,647	197,522	118,502	316,024	183,200	2,114,067
Recoveries	(395,222)	(98,060)	(493,282)	(69,419)	(124,152)	(243,089)	(436,660)	(77,451)	-	(77,451)	-	-	-	-	(1,007,393)
Operator fees and other	-	-	-	(10,413)	(11,127)	(40,348)	(61,888)	(7,744)	-	(7,744)	-	-	-	-	(69,632)
Total recoveries	(395,222)	(98,060)	(493,282)	(79,832)	(135,279)	(283,437)	(498,548)	(85,195)	-	(85,195)	-	-	-	-	(1,077,025)
Exploration expenditures (net)	$1,127	$(11,241)	$(10,114)	$(4,119)	$(22,036)	$395,635	$369,480	$(8,677)	$187,129	$178,452	$197,522	$118,502	$316,024	$183,200	$1,037,042

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

9. EXPLORATION AND EVALUATION ASSETS (continued)

Exploration expenditures (continued)

During the three month period ended March 31, 2011, the Company incurred the following exploration expenditures by projects, which were expensed as incurred:

			Turkey			Australia
	Sweden	USA	Akarca	Other	Total	Koonenbury	Other	Total	Other	Total
Administration	$24,603	$9,719	$8,309	$4,061	$12,370	$-	$-	$-	$84,708	$131,400
Assays	-	17,489	45,536	22,253	67,789	4,573	1,196	5,769	30,710	121,757
Drilling / trenching	50,382	219,559	19,897	9,723	29,620	-	-	-	281,762	581,323
Logistics	20,419	48,408	1,493	730	2,223	3,386	885	4,271	263,110	338,431
Personnel	89,995	437,561	150,403	73,502	223,905	199,689	52,220	251,909	420,306	1,423,676
Property costs	124,469	85,146	23,332	11,403	34,735	-	-	-	12,847	257,197
Professional fees	4,716	-	10,635	5,197	15,832	34,876	9,121	43,997	4,892	69,437
Share-based payments	-	-	-	-	-	-	-	-	-	-
Technical studies	-	75,448	9,475	4,631	14,106	12,927	3,380	16,307	51,611	157,472
Travel	3,447	1,359	9,315	4,552	13,867	3,956	1,034	4,990	85,342	109,005
Total expenditures	318,031	894,689	278,395	136,052	414,447	259,407	67,836	327,243	1,235,288	3,189,698
Recoveries	-	(455,861)	(233,526)	(122,112)	(355,638)	-	-	-	(570,064)	(1,381,563)
Operator fees and other		(31,910)	(16,347)	-	(16,347)	-	-	-	(39,905)	(88,162)
Total recoveries	-	(487,771)	(249,873)	(122,112)	(371,985)	-	-	-	(609,969)	(1,469,725)
Exploration expenditures (net)	$318,031	$406,918	$28,522	$13,940	$42,462	$259,407	$67,836	$327,243	$625,319	$1,719,973

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

10. RECLAMATION BONDS

	March 31, 2012	December 31, 2011
Australia - various properties	$51,770	$51,870
Turkey - various properties	159,732	151,700
United States of America - various properties	226,854	235,995
Total	$438,356	$439,565

Reclamation bonds are held as security for the estimated cost of reclamation of the Company’s land and unproven mineral interests. Once reclamation of the properties is complete, the bonds will be returned to the Company. Management has determined that it has no decommissioning or restoration provisions related to the properties requiring reclamation bonds.

11. OTHER ASSETS

Other assets consist of native gold that the Company has purchased for marketing purposes. During the three month period ended March 31, 2012, there were no transactions related to the native gold (March 31, 2011 - $Nil).

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

	March 31, 2012	December 31, 2011
Accounts payable	$862,798	$421,402
Accrued liabilities	300,030	454,919
Total	$1,162,828	$876,321

13. ADVANCES FROM JOINT VENTURE PARTNERS

Advances from joint venture partners relate to unspent funds received pursuant to approved exploration programs by the Company and its joint venture partners. The Company’s advances from joint venture partners consist of the following:

	March 31, 2012	December 31, 2011
Haiti	$5,315	$105,032
Sweden	227,691	387,218
U.S.A.	600,274	749,264
Other	53,802	132,937
Total	$887,082	$1,374,451

14. CAPITAL STOCK

Authorized

An unlimited number of common and preferred shares without par value.

Common shares

For the three month period ended March 31, 2012:

  The Company issued 182,000 bonus shares valued at $445,240 to an officer, employees and consultants of the Company applied to commitment to issue shares.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

14. CAPITAL STOCK (continued)

Common shares (continued)

  The Company issued 20,000 common shares for gross proceeds of $20,000 pursuant to the exercise of stock options.
  The Company issued 949,497 common shares for gross proceeds of $1,898,995 pursuant to the exercise of warrants.
  The Company issued 10,585 common shares valued at $26,568 towards the acquisition of the Koonenbury –Rockwell property.

For the three month period ended March 31, 2011:

  The Company issued 5,500,000 units at $3.25 per unit. Each unit consisted of one common share and one-half transferable share purchase warrant with each full share purchase warrant being exercisable for one common share for two years at $4.00 per share. The Company also issued to finders 143,070 units with a fair value of $464,978 or $3.25 per unit, each unit having the same terms as those issued in the private placement, and 143,070 finder warrants with a fair value of $171,000 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of two years, volatility of 70.11% and a dividend rate of NIL. Each finders warrant is exercisable for two years to acquire one common share for $3.50.
  The Company issued 167,000 common shares for gross proceeds of $263,782 pursuant to the exercise of stock options.
  The Company issued 1,554 common shares for gross proceeds of $3,108 pursuant to the exercise of warrants.
  The Company issued 182,000 bonus shares valued at $450,600 to directors, officers, employees and consultants of the Company.

Stock options

The Company adopted a stock option plan (“the Plan”) pursuant to the policies of the TSX-V. The maximum number of shares that may be reserved for issuance under the plan is limited to 10% of the issued common shares of the Company at any time. The vesting terms are determined at the time of the grant. During the period from March 31, 2011 to March 31, 2012, the change in stock options outstanding is as follows:

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

		Weighted Average
	Number	Exercise Price
Balance as at March 31, 2011	3,134,501	$1.85
Granted	1,446,000	2.77
Exercised	(429,300)	1.22
Cancelled / expired	(8,334)	1.20
Balance as at December 31, 2011	4,142,867	2.24
Granted	160,000	2.53
Exercised	(20,000)	1.00

Number of options outstanding as at March 31, 2012	4,282,867	$2.26

Number of options exercisable as at March 31, 2012	4,266,200	$2.26

14. CAPITAL STOCK (continued)

Stock options (continued)

The following table summarizes information about the stock options which were outstanding and exercisable at March 31, 2012:

Date Granted	Number of Options	Exercisable	Exercise Price	Expiry Date
May 10, 2007 *	160,000	160,000	$1.35	May 10, 2012
May 22, 2011	6,667	6,667	1.40	May 22, 2012
June 1, 2007 **	29,000	29,000	1.63	June 1, 2012
June 21, 2007	400,000	400,000	1.81	June 21, 2012
November 7, 2007	15,000	15,000	1.79	November 7, 2012
April 22, 2008	10,000	10,000	1.66	April 22, 2013
September 18, 2008	350,000	350,000	1.00	September 18, 2013
December 19, 2008	10,000	10,000	1.00	December 19, 2013
May 22, 2009	20,000	20,000	1.20	May 22, 2014
February 8, 2010	150,000	150,000	1.74	February 8, 2015
May 7, 2010	987,500	980,833	2.18	May 7, 2015
June 7, 2010	23,000	23,000	2.05	June 7, 2015
September 2, 2010	108,200	108,200	2.21	September 2, 2015
November 10, 2010	177,500	177,500	2.51	November 10, 2015
February 1, 2011	50,000	50,000	3.21	February 1, 2016
March 18, 2011	150,000	150,000	2.91	March 18, 2016
March 25, 2011	30,000	30,000	3.15	March 25, 2016
July 19, 2011	1,306,000	1,296,000	2.80	July 19, 2016
August 3, 2011	10,000	10,000	2.70	August 3, 2016
August 29, 2011	50,000	50,000	2.66	August 29, 2016
September 9, 2011	40,000	40,000	2.70	September 9, 2016
December 11, 2011	40,000	40,000	2.10	December 11, 2016
February 13, 2012	110,000	110,000	2.54	February 13, 2017
March 13, 2012	50,000	50,000	2.51	March 13, 2017
Total	4,282,867	4,266,200

* Subsequently 160,000 options exercised (Note 20).
** Subsequently 29,000 options exercised (Note 20).

Share-based payments

During the three month period ended March 31, 2012, the Company recorded share-based payments of $593,377 (March 31, 2011 - $601,867) of which $218,818 (March 31, 2011 - $391,811) represents the fair value of options granted during the period with the offsetting amounts credited to share-based payment reserve. Of the $218,818 fair value of options granted (March 31, 2011 - $391,811), $136,762 (March 31, 2011 - $391,822) and $82,057 (March 31, 2011 - $nil) were allocated to share-based payments and exploration expenditures, respectively.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

The weighted average fair value of the stock options granted during the three month period ended March 31, 2012 was $1.64 per stock option (March 31, 2011 - $1.28 per stock option). The fair value of stock options granted was estimated using the Black-Scholes option pricing model with weighted average assumptions as follows:

	Three month period ended
	March 31,2012	March 31, 2011
Risk free interest rate	1.27%	2.35%
Expected life (years)	5	5
Expected volatility	61.12%	62.86%
Dividend yield	-	-

14. CAPITAL STOCK (continued)

Bonus shares

The Company has received TSX-Venture Exchange approval for the issuance of certain bonus shares as discretionary bonuses earned by the President and CEO, Chairman, directors, officers, area managers and certain employees of the Company pursuant to an annual compensation review. The purpose of these bonuses is to reward these individuals for the Company's successes to date and to provide them with a long term incentive to remain with the Company.

For the three month period ended March 31, 2012, the Company issued 182,000 common shares (March 31, 2011 -182,000) with a fair value of $445,240 (March 31, 2011 - $450,600) which was applied to commitment to issue shares.

For the three month period ended March 31, 2012, the Company also accrued in commitment to issue shares, $504,150 (March 31, 2011 - $710,499) of which $456,615 (March 31, 2011 - $710,499) and $47,535 (March 31, 2011 - $nil) which have been included in share-based payments and expenditures for exploration and evaluation assets, respectively.

Warrants

During the period from March 31, 2011 to March 31, 2012, the change in warrants outstanding was as follows:

		Weighted Average
	Number	Exercise Price
Balance as at March 31, 2011 and December 31, 2011	13,457,629	$3.38
Exercised	(949,497)	2.00
Expired	(112,844)	2.00
Balance as at March 31, 2012	12,395,288	$3.50

As at March 31, 2012, the following share purchase warrants were outstanding and exercisable:

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

	Number of Warrants	Exercise Price	Expiry Date
Private placement, March 12, 2010	1,919,633	2.88	March 12, 2015
Private placement, November 8, 2010	6,200,000	*	November 8, 2015
Private placement, November 12, 2010	800,000	*	November 12, 2015
Finders Unit warrants, November 8, 2010	255,150	2.65	November 8, 2015
Finders warrants, November 8, 2010	255,900	*	November 8, 2015
Private placement, March 1, 2011	770,000	4.00	March 1, 2013
Private placement, March 14, 2011	460,500	4.00	March 14, 2013
Private placement, March 18, 2011	1,519,500	4.00	March 18, 2013
Finders Unit warrants, March 14, 2011	8,075	4.00	March 14, 2013
Finders Unit warrants, March 18, 2011	63,460	4.00	March 18, 2013
Finders warrants, March 14, 2011	16,150	3.50	March 14, 2013
Finders warrants, March 18, 2011	126,920	3.50	March 18, 2013
Total	12,395,288

* $3.50 per share on or before November 8, 2011, and the price escalates $0.50 per year on the anniversary date.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

15. RELATED PARTY TRANSACTIONS

The aggregate value of transactions and outstanding balances relating to key management personnel were as follows:

		Share-based
For the three month period ended March 31, 2012	Salary or Fees	Payments	Total
President and Chief Executive Officer	$87,238	$197,400	$284,638
Executive Chairman	49,850	105,201	155,051
Directors	24,000	58,147	82,147
Chief Financial Officer *	-	14,799	14,799
Corporate Secretary *	-	3,700	3,700
Seabord Services Corp. *	119,400	-	119,400
Total	$280,488	$379,247	$659,735

		Share-based
For the three month period ended March 31, 2011	Salary or Fees	Payments	Total
President and Chief Executive Officer	$120,402	$88,000	$208,402
Executive Chairman	25,425	-	25,425
Directors	18,000	-	18,000
Chief Financial Officer *	-	-	-
Corporate Secretary *	-	-	-
Seabord Services Corp. *	99,600	-	99,600
Total	$263,427	$88,000	$351,427

* Seabord Services Corp. (“Seabord”) is a management services company controlled by a director of the Company. Seabord provides a chief financial officer, a corporate secretary, accounting and administration staff, and office space to the Company. The Chief Financial Officer and Corporate Secretary are employees of Seabord and are not paid directly by the Company.

Related Party Assets and Liabilities	Service or Term	March 31, 2012	December 31, 2011
Amounts due from (to):
David M. Cole President and Chief Executive Officer	Expense Reimbursement	$-	$(33,289)
		$-	$(33,289)

16. SEGMENTED INFORMATION

The Company operates solely within the resource property exploration industry. At March 31, 2012 and December 31, 2011, the Company had equipment and exploration and evaluation assets located geographically as follows:

EXPLORATION AND EVALUATION ASSETS	March 31, 2012	December 31, 2011
Asia Pacific	$492,690	$441,856
Kyrgyz Republic	39,000	39,000
Sweden	437,755	437,755
Turkey	267,221	267,221
United States of America	4,900,564	4,900,564
Total	$6,137,230	$6,086,396

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

16. SEGMENTED INFORMATION (continued)

EQUIPMENT	March 31, 2011	December 31, 2011
Asia Pacific	$157,710	$42,582
Canada	40,453	-
Kyrgyz Republic	34,319	36,576
Sweden	43,905	46,851
Turkey	121,385	133,043
United States of America	1,025,709	41,849
Total	$1,423,481	$300,901

17. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS

The Company is a junior exploration company and considers items included in shareholders’ equity as capital. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company currently has no continuing sources of revenues. In order to fund future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. As at March 31, 2012, the Company had working capital of $38,585,346 (December 31, 2011 - $40,742,549). Management has assessed that this working capital is sufficient for the Company to continue as a going concern beyond one year. The Company manages the capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through public and/or private placements, sell assets, or return capital to shareholders. The Company is not subject to externally imposed capital requirements.

Fair Value

The Company characterizes inputs used in determining fair value using a hierarchy that prioritizes inputs depending on the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

  Level 1: inputs represent quoted prices in active markets for identical assets or liabilities. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
  Level 2: inputs other than quoted prices that are observable, either directly or indirectly, as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, market interest rates, and volatility factors, which can be observed or corroborated in the market place.
  Level 3: inputs that are less observable, unavoidable or where the observable data does not support the majority of the instruments’ fair value.

During the three month period ended March 31, 2012, there were no changes in the levels. Financial instruments measured at fair value on the statement of financial position are summarized in levels of the fair value hierarchy as follows:

Assets	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$39,185,980	$-	$-	$39,185,980
Restricted cash	56,275	-	-	56,275
Fair value through profit or loss securities	631,931	-	-	631,931
Warrants	-	10,213	-	10,213
Total	$39,874,186	$10,213	$-	$39,884,399

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

17. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS (continued)

Fair Value (continued)

The carrying value of receivables, accounts payable and accrued liabilities, and advances from joint venture partners approximated their fair value because of the short-term nature of these instruments. The Company assessed that there were no indicators of impairment for these financial instruments.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, interest rate risk, market risk, liquidity risk and currency risk.

Credit Risk

The Company is exposed to credit risk by holding cash and cash equivalents and receivables. This risk is minimized by holding a significant portion of the funds in Canadian banks or with Canadian treasury bills. The Company has minimal exposure with respect to its receivables, which includes recoverable exploration expenditures.

Interest rate risk

The Company is exposed to interest rate risk because of fluctuating interest rates. Management believes the interest rate risk is low given the current low global interest rate environment. Fluctuations in market rates is not expected to have a significant impact on the Company’s operations due to the short term to maturity and no penalty cashable feature of its cash equivalents. A 10% increase or decrease in effective interest rates would increase or decrease net shareholders’ equity by approximately $7,000.

Market risk

The Company is exposed to market risk because of the fluctuating values of its publicly traded marketable securities and other company investments. The Company has no control over these fluctuations and does not hedge its investments.

Based on the March 31, 2012 portfolio values, a 10% increase or decrease in effective market values would increase or decrease net shareholders’ equity by approximately $63,000.

Liquidity risk

Liquidity risk is the risk that the Company is unable to meet its financial obligations as they come due. The Company manages this risk by careful management of its working capital to ensure the Company’s expenditures will not exceed available resources.

Currency risk

Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the entity’s functional currency. The Company operates in Canada, Haiti, Turkey, the Kyrgyz Republic, Sweden, Australia and the U.S.A. The Company funds cash calls to its subsidiary companies outside of Canada in U.S. dollars (“USD”) and a portion of its expenditures are also incurred in local currencies.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

17. RISK AND CAPITAL MANAGEMENT: FINANCIAL INSTRUMENTS (continued)

Currency risk (continued)

The exposure of the Company’s cash, receivables and accounts payable and accrued liabilities to foreign exchange risk as at March 31, 2012 is as follows:

Accounts	USD amount
Cash	$1,843,173
Receivables	258,922
Accounts payable and accrued liabilities	(438,797)
Total	$1,663,298

The balances noted above reflect the USD balances held within the parent Company. Balances denominated in another currency other than the functional currency held in foreign operations are considered immaterial and cash balances will be spent prior to significant foreign exchange fluctuations. For the three month period ended March 31, 2012, the average United States dollar (“USD”) to Canadian dollar (“CAD”) foreign exchange rate was US$1 for CAD$ 1.0020. Based on the above net exposures and assuming that all other variables remain constant, a 1% change in USD against CAD would result in a change in the loss/gain of approximately $16,600 for the period.

18. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash investing and financing transactions during the three month period ended March 31, 2012 included:

a.	Re-allocation of $9,140 of share based payment reserve to share capital from the exercise of options;
b.	Issuance of 10,585 common shares valued at $26,568 for the acquisition of mineral properties; and
c.	Issuance of 182,000 bonus shares valued at $445,280 applied to commitment to issue shares.

The significant non-cash investing and financing transactions during the three month period ended March 31, 2011 included:

a.	Re-allocation of $343,949 of share based payment reserve to share capital from the exercise of options;
b.	Issuance of 182,000 bonus shares valued at $450,600 included in share-based payments; and,
c.	Issuance of 143,070 common shares valued at $464,978 as finder’s fees and share issue costs related to private placements;

19. PROPOSED TRANSACTION

On February 7, 2012, the Company and Bullion Monarch Mining, Inc. (“Bullion”) announced they had entered into a definitive agreement (the “Agreement”) with respect to a proposed merger of Bullion into a wholly-owned subsidiary of the Company (the “Proposed Merger”). Under the Agreement, the Company agreed to acquire all of the outstanding common shares of Bullion for which Bullion shareholders will receive 0.45 common shares of the Company and US$0.11 for each Bullion common share held.

Consummation of the proposed merger with Bullion is subject to, among other things, approval of the merger agreement by Bullion’s common shareholders, and receipt of all necessary regulatory and stock exchange approvals and other customary closing conditions.

EURASIAN MINERALS INC.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Unaudited – Expressed in Canadian Dollars
THREE MONTH PERIOD ENDED MARCH 31, 2012

19. PROPOSED TRANSACTION (continued)

If a superior proposal is made for Bullion by a third party, the Company has the right to match such proposal, and if Bullion’s board of directors changes its recommendation or terminates the merger under certain circumstances, Bullion has agreed to pay the Company a termination fee of US$4,000,000. In other circumstances where the transaction is not completed, the Company could be obligated to pay Bullion a reverse termination fee of US$1,000,000.

As of the date that the Board of Directors approved these condensed consolidated interim financial statements, the Proposed Merger has not been completed.

20. EVENTS AFTER REPORTING DATE

(a)Exercise of stock options

In April 2012, 160,000 stock options at an exercise price of $1.35 and 29,000 stock options at an exercise price of $1.63 were exercised for gross proceeds of $263,270 (Note 14).

(b)Sale of Sisorta property in Turkey

In April 2012, the Company executed an option agreement with respect to the Sisorta gold property located in north central Turkey. The Agreement between the Company and a private Turkish company that controls the Sisorta property pursuant to a joint venture between the Sellers and Çolakoglu Ticari Yatirim A.S. EBX Turkey is a joint venture owned 51% by a subsidiary of ASX listed Chesser Resources Limited (“Chesser”) and 49% by a subsidiary of the Company, who are the sellers (the “Sellers”) under the Agreement. The obligations of EBX Turkey and the Sellers under the Agreement will be guaranteed by Chesser and the Company.

(c)Haiti Memorandum of Understanding and Grand Bois Permit Change

The Company and its joint venture partner Newmont Ventures Limited (“Newmont”) signed a Memorandum of Understanding with the government of Haiti whereby the joint venture agreed to certain protocols to continue discussions around the pending Mining Convention. Additionally, Newmont relinquished their rights in the Grand Bois Research Permit that covers the historic gold resource area; as a result, the Company has regained 100% control of the Grand Bois project.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Bullion Monarch Mining, Inc
Orem, Utah

We have audited the accompanying consolidated balance sheet of Bullion Monarch Mining, Inc. and subsidiaries as of April 30, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bullion Monarch Mining, Inc. and subsidiaries as of April 30, 2011 and 2010, and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, UT
August 1, 2011

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30, 2011 and 2010

	2011	2010
Current Assets
Cash and cash equivalents	$570,551	$459,505
Royalty receivables	527,959	398,808
Prepaid expenses	74,237	47,985
Inventories	70,790	80,290
Deposits	13,080	1,000
Employee advances	17,207	5,321
Income taxes receivable	-	19,648
Payroll tax receivable	476	476
Total current assets	1,274,300	1,013,033
Property, Plant, and Equipment, net	2,740,908	2,498,841
Other Assets
Mining properties, at cost	5,342,665	273,071
Notes receivable	106,121	101,967
Oil shale leases	9,669	9,669
Interest in mineral rights	58,459	-
Other investments	168,965	257,555
Deferred tax asset	371,801	501,845
Patent, net	335,938	367,188
Other	190,826	10,000
Total other assets	6,584,444	1,521,295
Total assets	$10,599,652	$5,033,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$369,947	$416,024
Leases payable	87,493	-
Income taxes payable	128,246	556
Due to shareholders	254,176	-
Total current liabilities	839,862	416,580
Long-Term Liability	-	-
Total liabilities	839,862	416,580
Stockholders' Equity
Preferred stock - par value $0.001, 10,000,000 shares authorized
No shares issued and outstanding	-	-
Common stock - par value $0.001, 100,000,000 shares authorized; 43,637,548 issued and 43,504,093 outstanding as of April 30, 2011 and 38,686,210 issued and outstanding as of April 30, 2010	43,638	38,686
Additional paid-in capital	4,650,263	1,427,464
Less treasury stock	(104,309)	-
Accumulated other comprehensive income (loss)	(5,816)	74,855
Cumulative translation adjustment	182,483	-
Retained earnings since September 27, 2006 ($3,632,043 accumulated deficit eliminated)	5,593,529	3,529,526
Total Bullion stockholders' equity	10,359,788	5,070,531
Noncontrolling interests	(599,998)	(453,942)
Total stockholders' equity	9,759,790	4,616,589
Total liabilities and stockholders' equity	$10,599,652	$5,033,169

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended April 30, 2011 and 2010

	2011	2010

Royalty Revenue	$6,289,315	$5,214,603
Operating Expense
Professional fees	901,322	1,152,985
Salaries and benefits	840,403	514,052
General and administrative	477,842	446,959
Gold tax	315,014	259,730
Exploration	118,305	-
Interest in mineral rights	208,000	-
Research and development	468,360	451,733
Total Operating Expenses	3,329,246	2,825,459

Operating Income	2,960,069	2,389,144

Other Income (Expense)
Interest income	15,011	4,725
Rent income	4,400	-
Interest expense	(1,833)	-
Gain on foreign exchange	1,327	-
Loss from joint venture	(406,765)	(1,593,235)
Loss on investment	(1,500)	(57,255)

Total Other Income (Expense)	(389,360)	(1,645,765)

Net Income Before Income Taxes	2,570,709	743,379

Provision (Benefit) For Income Taxes	608,305	(68,014)

Net Income	1,962,404	811,393

Plus: Net Loss Attributable to Noncontrolling Interests	146,056	125,652

Net Income Attributable to Bullion Stockholders	2,108,460	937,045

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	182,483	-
Change in unrealized gain (loss) on marketable securities	(80,671)	82,861

Net Comprehensive Income	$2,210,272	$1,019,906

Net Income Per Share - Basic and Diluted	$0.05	$0.02

Weighted Average Shares Outstanding	38,954,421	38,690,534

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended April 30, 2011 and 2010

					Accumulated
				Additional	Other	Cumulative		Non-	Net
	Common	Common	Treasury	Paid-in	Comprehensive	Translation	Retained	controlling	Stockholders'
	Shares Issued	Stock	Stock	Capital	Income	Adjustment	Earnings	Interest	Equity
Balance, April 30, 2009	39,366,010	$39,366	$(127,215)	$1,444,352	$(8,005)	$-	$2,751,368	$(328,290)	$3,771,576
Purchase of treasury stock	-	-	(49,240)	-	-	-	-	-	(49,240)
Retirement of treasury stock	(679,800)	(680)	176,455	(16,888)	-	-	(158,887)	-	-
Unrealized loss on investment, net of tax	-	-	-	-	82,860	-	-	-	82,860
Net income for the year ended April 30, 2010	-	-	-	-	-	-	937,045	(125,652)	811,393
Balance, April 30, 2010	38,686,210	$38,686	$-	$1,427,464	$74,855	$-	$3,529,526	$(453,942)	$4,616,589
Purchase of treasury stock	-	-	(150,615)	-	-	-	-	-	(150,615)
Retirement of treasury stock	(71,573)	(71)	46,306	(1,778)	-	-	(44,457)	-	-
Stock issued for services	22,911	23	-	9,577	-	-	-	-	9,600
Stock issued for purchase of Dourave- Canada	5,000,000	5,000	-	3,215,000	-	-	-	-	3,220,000
Unrealized loss on investment, net of tax	-	-	-	-	(80,671)	-	-	-	(80,671)
Translation Adjustment	-	-	-	-	-	182,483	-	-	182,483
Net income for the year ended April 30, 2011	-	-	-	-	-	-	2,108,460	(146,056)	1,962,404
Balance, April 30, 2011	43,637,548	$43,638	$(104,309)	$4,650,263	$(5,816)	$182,483	$5,593,529	$(599,998)	$9,759,790

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended April 30, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities:
Net income	$1,962,404	$811,393
Adjustments to reconcile net income to net cash from operating activities:
Loss from joint venture	406,765	1,593,235
Loss on investment	-	57,255
Depreciation	51,334	57,838
Amortization	31,250	31,247
Deferred income taxes	177,960	(570,701)
Securities received in lieu of cash from revenues	(40,000)	-
Common stock issued for services	9,600	-
(Increase) in royalties receivable	(129,150)	(249,943)
(Increase) decrease in income tax receivable	19,648	(19,648)
Decrease in payroll tax receivable	-	3,384
(Increase) in prepaid expenses	(10,727)	(28,910)
Decrease in inventories	9,500	-
(Increase) in deposits	(12,080)	-
(Increase) decrease in employee advances	3,702	(1,821)
(Increase) in interest accrued on notes	(4,154)	(1,967)
Increase (decrease) in income taxes payable	127,690	(93,734)
Increase (decrease) in accounts payable and other liabilities	(379,985)	308,499
Net cash from operating activities	2,223,757	1,896,127
Cash Flows from Investing Activities:
Purchase of property, plant, and equipment	(221,026)	(839,213)
Issuance of notes receivable	(1,223,100)	(100,000)
Proceeds from securities	-	8,000
Purchase of investment	-	(57,255)
Purchase of interest in joint venture	-	(167,765)
Funding of exploration of joint venture	(406,765)	(1,350,470)
Purchase of securities	-	(16,434)
Cash acquired in purchase acquisition	68,453	-
Net cash used in investing activities	(1,782,438)	(2,523,137)
Cash Flows From Financing Activitiy:
Purchase of treasury stock	(150,615)	(49,240)
Capitalization of exchange fees	(180,826)	-
Net cash used in financing activities	(331,441)	(49,240)
Effect of Rate Changes on Cash and Cash Equivalents	1,168	-
Net Increase (Decrease) in Cash	111,046	(676,250)
Cash at Beginning of Period	459,505	1,135,755
Cash at End of Period	$570,551	$459,505
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	$284,000	$616,275

     Non-cash investing and financing activities:
     During the year ended April 30, 2011, the Company retired 71,573 shares of treasury stock, reducing the par value of common stock by $72, additional paid-in capital by $1,778 and retained earnings by $44,456.
     During the year ended April 30, 2011, the Company issued 5,000,000 shares of stock in the purchase of Dourave-Canada, increasing the par value of common stock by $5,000 and additional paid-in capital by $3,195,000.
     During the year ended April 30, 2010, the Company retired 679,800 shares of treasury stock, reducing the par value of common stock by $680, additional paid-in capital by $16,888 and retained earnings by $158,887.
     During the year ended April 30, 2010, the Company cancelled the $75,000 note receivable that was outstanding as of April 30, 2009 in exchange of a capital interest in a Joint Venture.

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

The consolidated financial statements include the accounts of Bullion Monarch Mining, Inc., EnShale, Inc., Dourave Mining and Exploration, Inc., and Dourave Mineracao E Exploracao Mineral LTDA, Dourave-Bullion Limited Partnership and Dourave-Bullion Mineracao E Exploracao Mineral LTDA (collectively referred to as “the Company”). All intercompany transactions and balances have been eliminated.

Bullion Monarch Mining, Inc. (Bullion) derives its revenues from royalties as a result of exploring, acquiring and developing mining properties in the western United States and South America. Bullion currently has interests in properties in Utah, Oregon, Nevada and Brazil (See Note 7 for discussion on expansion into Brazil). The Company currently has three mines producing royalties in the Carlin Trend, Nevada.

In 1999, Bullion Monarch Company was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Bullion Monarch Company subsequently organized Bullion Monarch Mining, Inc., and completed a court approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Bullion Monarch Company exchanged rights in that company for a like number of shares in the newly organized Bullion Monarch Mining, Inc. equal to the shares previously owned in Bullion Monarch Company, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. Shares issued by Bullion Monarch Mining, Inc. since inception, will continue to be its shares held by its shareholders; and Bullion Monarch Company rights holders who have not exchanged rights for shares of Bullion Monarch Mining, Inc. under the reorganization will continue to have the same rights of exchange each had under the reorganization with Bullion Monarch Company, subject to the five year exchange limitation provided for in the reorganization or to the close of business on September 26, 2011.

EnShale, Inc. (Enshale), an (80%) owned subsidiary of Bullion, is a Wyoming corporation and was organized under the laws of that state on July 11, 2005, as International Energy Resource Development, Inc. The name of that company was later changed to EnShale, Inc. EnShale is engaged in several activities associated with the development of technology for the extraction of oil from oil shale deposits.

Dourave Mining and Exploration Inc. (Dourave Canada) is a wholly owned subsidiary of Bullion. Dourave Canada is a federally incorporated corporation, organized under the laws of Canada as 6854893 Canada Inc. on November 11, 2007 and changed its name to Dourave Mining and Exploration Inc. by way of a Certificate of Amendment filed on December 4, 2007.

Dourave Mineracao E Exploracao Mineral LTDA (Dourave Brazil) was incorporated under the laws of Brazil on September 17, 2007.

Dourave-Bullion Joint Venture, L.P., DBA Dourave-Bullion Limited Partnership (DB Partnership) is owned 33% by Bullion and 66% by Dourave Brazil. DB Partnership is organized under the laws of the state of Utah.

Dourave-Bullion Mineracao E Exploracao Mineral LTDA (DBM) is 99% owned by DB Partnership. DBM was organized under the laws of Brazil.

Dourave Canada and subsidiary (Dourave Brazil) as well as DB Partnership and subsidiary (DBM) (collectively referred to as “Dourave”) are engaged in the acquisition and exploration of resource properties. Dourave currently holds interests in resource properties in Brazil. The Company is in the process of exploring its mineral property interests and has not yet determined whether they contain mineral reserves that are economically recoverable. As a result, the Company expenses these costs as they are incurred.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company manages liquidity risk by maintaining adequate cash balances. The Company continuously monitors both actual and forecasted cash flows and matches the maturity profile of financial assets and liabilities.

(d) Inventories

Inventories consist of ore and are carried at the lower of cost (first in first out) or market.

(e) Royalty Revenue

The Company recognizes revenues in accordance ASC 605, which clarifies application of U. S. generally accepted accounting principles to revenue transactions. Revenue is recognized as earned; persuasive evidence of an agreement exists, as precious metals are mined and the risks and rewards have been transferred (and sold on the market), prices are fixed or determinable, and cash collections are reasonably assured.

Royalty Revenue is recognized as estimated ore deposits are sold by the operator. Adjustments to estimates are recorded at final settlement with the buyer of the ore. The Company believes all amounts are fully collectible and therefore has not recorded an allowance for doubtful accounts. The Company charges off and expenses uncollectible accounts when management estimates no possibility of collecting the related receivable. The Company considers royalty receivables to be past due or delinquent based on contractual payment terms.

(f) Impairment of Patents

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. No such adjustments were required for the fiscal years ended April 30, 2011 and 2010.

(g) Fair Values of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximates the carrying amount due to the short duration of these accounts.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h) Investments

As of April 30, 2011, the Company owns 245,000 shares of Golden Ibex which is approximately a (2.45% ) ownership. The Company also owns 1,651,000 common shares of Sydney Resource Corporation Company, which is approximately a (2.16%) interest. The Company also owns 2,000,000 common shares of Pacific Gold Corporation, which is approximately a (0.26%) interest. The Company accounts for these investments as “available-for-sale” and records each of the investments at fair market value with an associated adjustment, if necessary, as an unrealized gain or loss (see Note 18).

(i) Mineral Taxes

The Company pays a minerals tax to the state of Nevada. The Company’s policy is to record royalties prior to the deduction for the mineral tax and to record the mineral tax as an expense. During the years ended April 30, 2011 and 2010, the Company included $315,014 and $259,730, respectively, of this mineral tax in gold tax expenses.

(j) Income Taxes

The Company applies the guidance in ASC 740 which requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of ASC 740 and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.

(k) Net Income Per Share

The Company computes basic income per share by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. To calculate diluted earnings per share, all warrants whose average exercise price is less than or equal to the average share price for the year are assumed to be exercised. Also under this method, certain shares that are considered contingently issuable, such as escrowed shares subject to release based on performance criteria, are excluded from the calculation of weighted average common shares. For the years ended April 30, 2011 and 2010, potentially dilutive common shares (relating to warrants outstanding at year end) totaling 2,517,433 and none, respectively, were not included in the computation of income per share because their effect did not increase weighted average shares outstanding.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l) Property and Equipment and Mining Properties

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Assets are depreciated using the straight-line method over their estimated useful lives ranging from three to five years and not to exceed 40 years for buildings.

Royalty Interest in Mineral Properties
Royalty interests in mineral properties include acquired royalty interests in production stage and development stage properties. In accordance with ASC 805-20-55-37, the fair value of acquired royalty interests in mineral properties are capitalized as tangible assets.

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Acquisition costs of royalty interests on exploration stage mineral properties, where there are no proven and probable reserves, are not amortized. At such time as the associated exploration stage mineral interests are converted to proven and probable reserves, the cost basis is amortized over the remaining life of the mineral property, using proven and probable reserves. The carrying values of exploration stage mineral interests are evaluated for impairment at such time as information becomes available indicating that the production will not occur in the future.

Impairment of Long-Lived Assets
The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. No such adjustments were considered necessary for the fiscal years ended April 30, 2011 and 2010.

Exploration and Development Costs
In general, exploration costs are expensed as incurred. When the Company has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

(m) Impact of New Accounting Standards

Accounting Standards Update No. 2011-04: Fair value measurements update 2011-04
In May 2011, the FASB issued an update to the authoritative guidance related to fair value measurements as a result of the FASB and the IASB working together to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). The amendments will add new disclosures, with a particular focus on Level 3 measurements. The objective of these amendments is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) Impact of New Accounting Standards (Continued)

Accounting Standards Update No. 2010-29: Business combinations update 2010-29
In December 2010, the FASB issued an update to the authoritative guidance related to business combinations. The amendments in this update specify that, for material business combinations, on an individual or aggregate basis, when comparative financial statements are presented, revenue and earnings of the combined entity should be disclosed as though the business combination had occurred as of the beginning of the comparable prior annual reporting period. The amendments in this update also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company has not chosen early adoption and does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2010-28: Goodwill impairment update 2010-28
In December 2010, the FASB issued an update to the authoritative guidance on the two-step testing required for impairment of goodwill and other intangible assets. When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value. If it does, an entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that an impairment of goodwill exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2010. Early adoption is not permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2010-06: Editorial and maintenance update 2010-06
In January 2010, the FASB issued authoritative guidance requiring new disclosures and clarifying some existing disclosure requirements about fair value measurement. Under the new guidance, a reporting entity should (a) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and (b) present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The new guidance requires only enhanced disclosures and the Company does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2009-13: Revenue recognition update 2009-13
In October 2009, the FASB issued an update to authoritative guidance on the revenue recognition related to multiple deliverable revenue arrangements. The guidance addresses the accounting for multiple deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. The current authoritative guidance establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not chosen early adoption and does not expect this guidance to have a material impact on its consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 2 ACQUISITION OF DOURAVE CANADA

On April 1, 2011, shareholders holding approximately 81.37% of the outstanding capital shares of Dourave Canada entered into a revised Stock Purchase Agreement with Bullion. The revised agreement removed Dourave Canada as a party to the Stock Purchase Agreement but was otherwise unchanged from the agreement filed with Bullion’s original Form 8-K and is referred to as the Principal Purchase Agreement. On April 1, 2011, shareholders of the Company also entered into Stock Purchase Agreements referred to as the Minority Purchase Agreements, whereby Bullion purchased all remaining outstanding capital shares of Dourave Canada. Collectively the two agreements are referred to as the Purchase Agreements.

On April 1, 2011, pursuant to the terms of the Purchase Agreements, Bullion acquired the outstanding capital shares of Dourave Canada and completed the issuance of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as total consideration for all of the capital shares of Dourave Canada acquired pursuant to the Purchase Agreements. Bullion also assumed the obligation to issue up to 281,410 shares of its common stock under outstanding warrants to purchase capital shares of Dourave Canada at an exercise price equal to $4.78 per share.

The allocation of the purchase price for this acquisition, as of the date of the acquisition, was as follows:

Assets:

Cash	$68,453
Employee Advance	15,588
Prepaid Expenses	15,525
Software and Equipment, net	72,375
Interest in Mineral Rights	56,151
Mining Properties	4,869,421

Total assets acquired	5,097,513

Liabilities:
Accounts Payable	316,810
Leases Payable	84,346
Due to Bullion	1,233,789
Due to Shareholders	242,568

Total liabilities assumed	1,877,513

Total consideration	$3,220,000

The acquisition was accounted for as a purchase transaction, and accordingly, the assets and liabilities of Dourave Canada were recorded at their estimated fair values at the date of acquisition. All intercompany activity and balances between Bullion and Dourave Canada since the date of acquisition has been removed at consolidation.

For the period after acquisition of April 1 through April 30, 2011, Dourave had no revenue and incurred $218,938 in losses. The following supplemental proforma information reflects revenue and earnings of the combined entity for the years ended April 30, 2011 and 2010, as though the Dourave Canada acquisition that occurred on April 1, 2011, had actually occurred as of the beginning of the two comparative annual periods.

	2011	2010
Revenues	$6,289,315	$5,214,603
Net Income	$1,817,962	$227,416
Earnings per share	$0.04	$0.01

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES

Below is a summary of deferred tax asset and liability calculations. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

	2011	2010

Deferred Tax Assets
Available for Sale Securities	3,454	-
Foreign Exploration Costs	2,404,192	534,321
Loss on Investment	21,892	21,335
Long-term Lease	8,383	6,539
Related Party Receivable	5,914	-
Stock Issuance Costs	4,218	-
Organizational Costs	3,073	-
Net Operating Losses	500,422	429,245
Valuation Allowance	(2,119,486)	(429,245)
Net Deferred Tax Asset	832,062	562,195

Deferred Tax Liabilities
Available for Sale Securities	-	(44,462)
Note Receivable Dourave Brazil	(431,497)	-
Property, Plant, & Equipment	(28,764)	(15,888)
Net Deferred Tax Liability	(460,261)	(60,350)
Net Deferred Taxes	$371,801	$501,845

Dourave had a deferred tax asset of $1,613,613, with a corresponding valuation allowance of the same amount at April 1, 2011. Due to the acquisition of the company, these amounts have been included in the financial statements. In the month of April 2011, Dourave deferred tax asset increased by $76,628, for a total deferred tax asset of $1,690,241. The valuation allowance was also increased by $76,628, for a total valuation allowance of $1,690,241. There has not been any change in the other entities’ valuation allowance. The consolidated valuation allowance at April 30, 2011 is $2,119,486.

During 2011 and 2010, the amount of income tax expense (benefit) allocated to other comprehensive income totaled $47,916 and $49,217, respectively.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES (CONTINUED)

The provision for income taxes consists of the following:

	2011	2010
Current Taxes
Federal	$394,625	$460,693
State	35,720	41,994
Deferred Taxes
Federal	162,394	(520,725)
State	15,566	(49,976)
Provision for Income Taxes	$608,305	$(68,014)

Reconciliation between federal income taxes at the statutory tax rate (35%) and the actual income tax provision for continuing operations follows:

	2011	2010
Expected provision (based on 35% statutory rate)	$899,748	$260,182
Effect of:
Federal benefit of state taxes	(15,133)	(14,278)
Permanent tax deductible differences	(403,072)	(318,932)
Effect of research credit	(17,075)	(16,673)
State income tax	83,638	29,121
Effective rate difference	(25,664)	(7,434)
Other	9,235	-
Change in valuation allowance	76,628	-
Total actual provision/(benefit)	$608,305	$(68,014)

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES (CONTINUED)

Enshale has the following operating loss carryforwards available at April 30, 2011:

Date of Operating	Year of	Balance of
Loss	Expiration	Loss
4/30/2006	4/30/2026	$351,426
4/30/2007	4/30/2027	217,449
4/30/2008	4/30/2028	657,538
Total NOL Carryforward		$1,226,413

Dourave has the following operating loss carryforwards available at April 30, 2011:

Date of Operating	Year of	Balance of
Loss	Expiration	Loss
12/31/2008	12/31/2028	$32,811
12/31/2009	12/31/2029	43,738
Total NOL Carryforward		$76,549

As mentioned in Note 1 (j), the Company has adopted the provisions of ASC 740. This adoption did not result in any adjustments to deferred tax assets or liabilities. The Company did not identify any material uncertain tax positions of the Company on returns that have been filed or that will be filed.

A reconciliation of the unrecognized tax benefits for 2011 is presented in the table below:

Balance as of May 1, 2010	$-
Additions based on tax positions related to the current year	-
Additions based on tax positions related to prior year	-
Reductions for tax positions of prior year	-
Reductions due to expiration of statute of limitations	-
Settlements with taxing authorities	-
Balance as of April 30, 2011	$-

The Company has filed income tax returns in the United States. All years prior to 2006 are closed by expiration of the statute of limitations. The years ended April 30, 2007 through April 30, 2010 are open for examination.

Dourave Canada has filed income tax returns in Canada (2007 through 2010) and Dourave Brazil has filed income tax returns in Brazil (2008 through 2010). All years are open for examination.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended April 30, 2011 and 2010, the Company recognized no interest and penalties. The Company had no payments of interest and penalties accrued at April 30, 2011 and 2010, respectively.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 4 TREASURY STOCK

As of April 30, 2011, the Company had 133,455 shares of common stock held as treasury stock. During the years ended April 30, 2011 and 2010, the Company acquired 205,028 and 168,000 common shares valued at cost, for $150,615 and $49,240, respectively. The Company retired 71,573 and 679,800 of treasury shares valued at $46,306 and $176,455 during the years ended April 30, 2011 and 2010. The Company accounts for treasury stock using the cost method.

NOTE 5 NON-CONTROLLING INTEREST/INTERCOMPANY TRANSACTIONS

Bullion originally owned 100% of Enshale’s common stock. On March 10, 2006, however, the Company agreed to issue shares to the officers of EnShale in lieu of compensation. The Company issued 8,000,000 shares of EnShale common stock (equivalent to $264,000 or $0.033 per share) to the officers for compensation. On April 30, 2008, EnShale issued 20,000,000 shares of its common stock to Bullion for the purchase of oil shale leases. As of April 30, 2011, Bullion owned 80% of EnShale.

As of April 30, 2011, EnShale owed Bullion $4,537,889 for funds advanced. In addition, EnShale also owed Bullion $426,147 in accrued interest. Bullion loaned EnShale the cash so EnShale could pay its operating expenses and construction of demonstration and testing plant. Both the short-term loan and accrued interest were eliminated in these consolidated financial statements.

As of April 30, 2011, Dourave Brazil owed Bullion $1,408,100 for funds advanced. In addition, Dourave Brazil also owed Bullion $15,874 in accrued interest. Bullion loaned Dourave Brazil the cash for the exploration of certain mining properties. Both the short-term loan and accrued interest were eliminated in these consolidated financial statements.

NOTE 6 CONCENTRATIONS

During the year ended April 30, 2010, the Company received 99% of its royalty revenues from a single entity. As of April 30, 2011, the total royalty receivable balance of $527,959 was due from this entity. Should this entity experience any difficulties, the Company could be severely impacted, including a loss of all material income.

NOTE 7 MINING PROPERTIES AND MINERAL LEASES

Royalty Properties

Carlin Trend Royalty Claim Block

Leeville Mine: This property is located in Eureka County, Nevada, in the Carlin Trend, sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East and is accessed via improved paved roads. The property is currently being mined and Bullion is receiving a continuing one-percent (1%) gross smelter return royalty. According to Newmont, the Leeville mine, which accounts for the vast majority of Bullion’s royalty revenue, is estimated to have a mine life to 2024. The Leeville mine reached full production in August 2008 and royalties from this period were included in revenue for the year ended April 30, 2009, which totaled $3,799,890. The fiscal year ended April 30, 2010, was the first complete year in which the Leeville mine operated at full production, which contributed most of Bullion’s total royalty revenue of $5,214,603. The fiscal year ended April 30, 2011 produced royalty revenue of $6,056,444 for the company. The properties are carried on the consolidated balance sheets of the Company at April 30, 2011 and 2010, at their historical cost of $360.

East Ore Body Mine: This property is located in Eureka County, Nevada, in the Carlin Trend, sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East and is accessed via improved paved roads. The property is currently being mined and Bullion is receiving a continuing one-percent (1%) gross smelter return royalty. We have claimed that this 1% royalty as defined in the May 10th 1979 Leeville/East Ore Mine Agreement also applies to an area of interest. See Part I, Item 3, regarding the Company’s litigation with Newmont and BarrickGold Strike. The East Ore

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Royalty Properties Continued

Body Mine continues to produce small amounts of gold attributable to the Company’s royalty. During the past year, royalties to Bullion from this mine totaled $51,595. Mine life and future production are unavailable from Newmont at this time.

North Pipeline: This property is located in Lander County, Nevada, Township 29 North, Range 47 East and is accessed via improved paved roads. This property was purchased on June 6, 1979 Currently, an unaffiliated mining company, Nevada Rae Gold, has been given rights to mine gold from the placer deposits (the top gravel layer) on this property. We have an advanced guaranteed royalty of $20,000 minimum per calendar year. During the past fiscal year, royalties to Bullion from this mine totaled $19,814. The production royalty is $0.50 per yard of ore processed or 4% of net profit, whichever is greater. No estimates have been made on the mineral deposits on the land

Golden Ibex Property: This property consists of 13 patented mining claims located approximately 10 miles west of Sumpter and 40 miles southeast of Baker City in Southeastern Oregon, in the heart of the Blue Mountain Gold belt, which has been long known for precious metal production. The Company currently owns a 1% NSR royalty interest and a 2.4% equity position in Golden Ibex. Bullion is not currently collecting any royalties on the Golden Ibex Property.

Maggie Creek: This property is located in Eureka County, Nevada, seven (7) miles north of Carlin City, Nevada, and is accessed via improved paved roads. Bullion’s interest in this property is a three-percent (3%) royalty income from operations performed by others mining this property. No operations have commenced on this property. Reserve estimates on this property, if any, are not available to us. The value of this property was derived from the exploration and development costs as described in Note 1(l) as well as the par value of stock issued to an unrelated company in exchange for their assets, of which the Maggie Creek property (jointly owned by Bullion and the other company) was the primary asset.

Resource Properties

Niquelandia: The Niquelandia bauxite project is located at 14° 27' 0” South, 48° 27' 0” West, just north of the town of Niquelandia in the state of Goiás, Brazil. The town of Niquelandia is located approximately 200 km northwest of Brasilia, the federal capital of Brazil. Access to the Niquelândia Project area is readily available on asphalt state road GO 237. State road GO 538 is a well maintained improved dirt road that runs along the western portion of the Project to Indaianopolis. State road BR 414 runs east of the Project.

The Niquelândia Project is comprised of nine mineral leases totalling 16,488.3 hectares. A third party has recently transferred all exploration rights for the Niquelândia bauxite property to Dourave Brazil. By agreement, and registered with Departamento Nacional de Prodacao Mineral (“DNPM”) as of February 16, 2011, Dourave Brazil has obtained the right to explore on and eventually purchase the property. Niquelândia Project infrastructure is uncommonly good. The proximity to paved roads and electrical power is excellent. An airport, with a paved, lighted runway over 5,000 feet long (that is well maintained but not legal for night flight), is located to the southeast of the property. Cell phone, internet and telephone access are available. A ready workforce is available. Mine equipment, repair and support are available locally.

On February 16, 2011, the Company acquired an option to acquire the "Niquelandia" property, which is comprised of ten exploration permits covering approximately 17,783 ha. in the state of Goias, Brazil. In addition to the payments listed below, the property is subject to an effective royalty of $0.50 per ton of proven reserves of aluminum ore or bauxite, if any, as at the fourth anniversary date of the agreement, payable to the optionor. To keep the option in good standing, the Company must make payments to the owner of $10.25 million and carry out exploration work in the amount of $10 million over four years on or before the anniversary dates as follows:

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

	Payment	Work
On Signing	$250,000	$-
First Anniversary	1,000,000	1,500,000
Second Anniversary	2,000,000	2,000,000
Third Anniversary	3,000,000	3,000,000
Fourth Anniversary	4,000,000	3,500,000
	$10,250,000	$10,000,000

Bom Jesus: This property is located in Para, Brazil. This property is accessible by air or river transportation. In 2007 the Company acquired an option to acquire the Bom Jesus property, comprised of 183 prospector leases and two overlying exploration leases covering 9,150 hectares. In exchange for monthly payments of $10,000 to the vendor, the Company received the right to explore the property. Dourave made payments through February 28, 2010, and, in an amendment to the option agreement dated February 11, 2010, the parties agreed to defer subsequent payments, with no deadline set for payment. The other terms of the option were unchanged. In an agreement dated September 20, 2010, which superseded and replaced this Bom Jesus option agreement, the parties to the Bom Jesus option agreement agreed to increase the property subject to the option to 12,003 ha. See Bom Jesus and Bom Jardim – Agreements.

Bom Jardim: This property is also located in Para, Brazil. This property is accessible by air or river transportation. In 2008 the Company acquired an option, amended April 2, 2009, to purchase the Bom Jardim property from an individual, comprised of one exploration lease covering 900 hectares, for $2 million On June 20, 2010 this Bom Jardim optioned expired. With the expiry of the original Bom Jardim option agreement, the Company entered into an agreement with the parties to the Bom Jesus agreement, dated September 20, 2010, which superseded and replaced the existing Bom Jesus option agreement. See Bom Jesus and Bom Jardim – Agreements. In addition to the Bom Jesus option agreement, the owners of the Bom Jesus exploration permit also agreed to option to the Company a 30,000 hectare property which they designated as the Bom Jardim property. This property is known by the same name as the original Bom Jardim property because it surrounds the original property. The property now under lease is comprised of three exploration tenements surrounding, but not including, the original 900Ha Bom Jardim option property owned by an individual. Dourave Brazil has conducted geochemical and geophysical surveys on the Bom Jardim property, which is currently being analyzed for a potential diamond drilling program in the future.

Bom Jesus and Bom Jardim – Agreements: On June 20, 2010 the original lease with Joaquim Carlos Lima on the Bom Jardim property expired. With the expiration of the original Bom Jardim option agreement, Dourave entered into an agreement with the parties to the Bom Jesus agreement, dated September 20, 2010, which superseded and replaced the existing Bom Jesus option agreement. In addition to increasing the property under the Bom Jesus option agreement to 12,003 hectares, the deal included an option on a 30,000 hectare property which the vendors designated the Bom Jardim property. The property is known by the same name as the original Bom Jardim property, because it surrounds the original property. The property now under lease is comprised of three exploration tenements surrounding, but not including, the original 900Ha Bom Jardim option property owned by Joaquim Carlos Lima. The parties agreed to the following additional terms. In exchange for monthly lease payments of $10,000 to the vendors commencing September 30, 2010 the Company has the right to explore the properties. If the Company discovers an “exploitable resource” on either of the properties and commences to “exploit its resources”, the vendors shall transfer the relevant property to the Company upon receipt from the Company of $7 million, to be paid as follows:

a.	$1 million upon the submission of an feasibility study to the DNPM;
b.	$1 million upon the approval of the feasibility study by the DNPM;
c.	$1 million within ten days following publication of a mining concession on the Bom Jesus or Bom Jardim property by the regulatory authorities in the Brazilian Government Official Daily Gazette;
d.	$1 million within ten days following issuance of an environmental permit by the appropriate licensing authority;
e.	$1 million within 180 days following the payment described in item (c) above;
f.	$1 million within 60 days following the payment described in item (d) above; and
g.	$1 million within 60 days following the payment described in item (e) above.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Resource Properties (Continued)

In June 2010 Bullion completed a joint venture agreement with Dourave in which Bullion’s 33.3% interest in DB Partnership was formally obtained and valued at $167,765, which amount represented the final valuation for Bullion’s 33.3% interest in the Bom Jardim and Bom Jesus mining properties. In addition to the $167,765 capital contribution commitment, the Company agreed to fund certain exploration activities of the joint venture. The Company accounted for this investment utilizing the equity method. For the years ended April 30, 2011 and 2010, the Company has recorded the exploration funding costs as loss from joint venture of $406,765 and $1,593,235, respectively, on the consolidated statements of income. On April 1 2011, Bullion announced the acquisition of Dourave in a stock purchase transaction. (See Note 2).

Other Properties

Ouro Mil Property: This property is located approximately 290 km due south of the city of Itaituba in southern Para region of Brazil. This property comprises of 82 mineral concessions for a total area of 13,444 hectares and includes 71 prospector leases and 3 overlying exploration leases. Geochemical and geophysical data has highlighted the potential for a large volume of low grade Alkaline or Calc-Alkaline Porhyritic Cu-Au deposits or possibly an IOCG (Iron Oxide Copper Gold) type deposit.

Pontal do Paranaita Property: This property is located close to the municipality of Paranaita, near Alta Floresta, a region that has historically produced millions of ounces of gold from alluvial workings to the north of the State of Mato Grosso in Brazil. Dourave Brazil and Chapleau Exploracao Mineral Ltd. have conducted exploration geology on this property totalling over 873 hectares. Preliminary geochemical results and geological mapping obtained by the Company is encouraging with the potential for a large volume of gold deposits.

Based on the geochemical results and geological mapping completed to-date, 10 zones of hydrothermal alteration were defined with gold mineralization that measured approximately 2,250 meters in length. The results of select gold in samples of rock from the Pontal do Paranaita property possess values such as 114.05 g/t Au (sample R09070). There are more than ten samples with values between 0.5 g/t Au and 3.48g/t Au.

Caldeiras: This property is accessed from the Trans-Garimpeiro highway in Brazil. It is in an area which has recently been the focus of a regional gold rush and is a grassroots exploration target. The project area covers 28,355 hectares. The area is characterized by geology which is normally associated with old volcanic craters and there is strong evidence of a series of nested carters in the project area. High grade gold and/or basemetals have been exploited in this area.

Ophir: This property is located in Tooele County, Utah, Township 5 North, and Range 4 and is accessed via improved, unpaved roads. This property was purchased in two transactions during the 1970s. The property consists of a 100% interest in five patented claims located in Tooele County, Utah, the Commodore, Prince of Wales, Prince of Wales #2, Prince of Wales #4 and Prince of Wales #5 claims. No operations have commenced on this property and no estimates of the mineral deposits have been made.

EnShale Oil Shale Property:

ML50142: The property covered under this mineral lease is located in Uinta County, Utah, T8S, R25E, SLB&M and is 1,278.04 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease

ML50145: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 866.47 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

ML50146: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 1442.01 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

ML50147: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R25E, SLB&M and is 200.9 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

ML50148: The property covered under this mineral lease is located in Uinta County, Utah, T11S, R25E, SLB&M and is 863.4 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

Carrying Values and Depletion

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. As of April 30, 2011 and 2010, no depletion was reflected in the accompanying financial statements since the amount was determined to be insignificant.

The following table presents each property and its carrying value as of April 30, 2011 and 2010:

Property Name	Carrying Value
Leeville/East Ore	$360
North Pipeline	500
Maggie Creek	22,211
Ophir	250,000
Bom Jesus	1,774,358
Niquelandia	1,267,398
Bom Jardim	760,439
Ouro Mill	659,047
Pontal do Paranaita	354,872
Caldeiras	253,480
Total Mining Properties, at cost	$5,342,665

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Mineral Leases

During 2006, Enshale acquired five (5) oil shale mineral leases from the State of Utah. Each lease required an initial bid on the lease. These initial bids totaled $9,669. Each lease has a ten (10)-year life with a minimum yearly lease payment of $1 per acre due on the anniversary of the lease date. A minimum lease payment of $500 is expected irrespective of actual acreage. During the years ended April 30, 2011 and 2010, lease payments totaled $4,953 and $5,231, respectively, which were expensed through operations. The leases may be extended if the State of Utah chooses to grant an extension. If the lease is extended, the following advanced annual minimum royalty payments are due on or before the anniversary date of the lease:

Year	Minimum Annual Royalty
11 thru 15	$10 per acre or part of acre
16 thru 20	$15 per acre or part of acre
21 and beyond	$20 per acre of part of acre

A production royalty is also owed to the State of Utah of five-percent (5%) of the market price of the minerals sold with a minimum royalty of one dollar ($1.00) . The production royalty may be increased at one-percent (1%) per annum until a maximum of twelve- and-one half-percent (12½%) is reached. In 2011 and 2010, no production royalties were accrued or paid because production on these properties had not commenced.

The following is a schedule by years of future minimum lease payments extending beyond April 30, 2011:

Year ending April 30	Amount
2012	4,268
2013	4,396
Thereafter	10,043
Total	$18,707

NOTE 8 INTEREST IN MINERAL RIGHTS

During June 2010, Bullion entered into a binding term sheet relating to certain mining rights located in Chihuahua Mexico, commonly referred to as the La Reyna property. As of April 30, 2011, Bullion had recorded $208,000 in exploration right payments. Bullion, at its sole discretion, shall have the right to continue exploration activities by payment of $100,000 at six month intervals, through May 31, 2012, at which time the payment requirements increase for each successive period. The above payments may be applied toward a $5,000,000 purchase price on the property. After the second payment of $100,000 was made, the Company contacted the landowner with whom the agreement was made, and informed them that due to an unacceptable level of risk related to physical employee security, as well as regional political instability in strategic areas of Chihuahua Mexico, Bullion had decided to discontinue option payments and cease exploration on the property. The $208,000 payments were written off as interest in mineral rights on the statements of operations for April 30, 2011.

NOTE 9 LEASE AGREEMENT

During June 2010, Bullion entered into a one year lease agreement for corporate office space in St. George, Utah. The lease allows for two, one-year extensions. Annual rent is approximately $26,000, which increases 2% per year.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 10 STOCK OFFERING

During January 2011, Bullion engaged an agent in regards to an offering of the securities of Bullion Monarch Mining Inc. in Canada. The offering is expected to consist of a minimum of 10,000,000 Common Shares. The agent will be entitled to a Corporate Finance Fee of Canadian (C)$25,000 as well as 6.75% of the gross proceeds of the stock issuance and broker warrants in the sum of 7% of the total number of securities issued pursuant to the offering. Bullion has granted an option to cover over-allotments, which will allow the agent to offer additional securities in an amount up to 15% of the original amount of securities sold at a price equal to the issue price, the option being exercisable at any time within 30 days of the closing date. Costs associated with the stock offering have been capitalized as of April 30, 2011.

NOTE 11 ENVIRONMENTAL REMEDIATION OBLIGATIONS AND CONTINGENCIES

Because of the nature of the Company’s operations, there is the potential that the Company may be held liable for environmental remediation particularly in regards to the mineral leases acquired during the year ended April 30, 2006. In those lease arrangements, the Company is required to remove all improvements, equipment, etc. within six (6) months following the termination of the lease. The property must also be restored and reclaimed according to applicable laws. Because operations have not commenced on these and other properties where such an obligation exists, no accrual has been made for these contingencies; such an estimate for accrual cannot be made. The Company will continue to evaluate the status of their operations and appropriately accrue liabilities.

NOTE 12 PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment is stated at cost less accumulated depreciation and is summarized as follows at April 30, 2011:

		Accumulated
	Cost	Depreciation	Net
Automobiles	$163,854	$113,183	$50,672
Building and plant	2,294,954	49,742	2,245,211
Computer equipment	21,408	10,447	10,961
Computer software	15,408	442	14,966
Furniture and fixtures	125,943	50,980	74,964
Other equipment	51,811	22,776	29,034
Land	315,100	-	315,100
Total Property and Equipment	$2,988,478	$247,570	$2,740,908

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 12 PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)

Property, plant and equipment is stated at cost less accumulated depreciation and is summarized as follows at April 30, 2010:

		Accumulated
	Cost	Depreciation	Net
Automobiles	$117,608	$82,477	$35,131
Building and plant	2,289,236	36,929	2,252,307
Furniture and fixtures	57,365	21,062	36,303
Land	175,100	-	175,100
Total Property and Equipment	$2,639,309	$140,468	$2,498,841

Depreciation expense was $51,334 and $57,838 for the years ended April 30, 2011 and 2010, respectively. The cost of repairs and maintenance is charged to operations as incurred.

NOTE 13 PATENT

During 2006, EnShale purchased non-exclusive rights to a patent for $500,000. The patent is amortized using the straight-line method over its estimated useful life of 16 years. Amortization expense was $31,250 and $31,247 for 2011 and 2010, respectively. At April 30, 2011 and 2010, accumulated amortization totaled $164,063 and $132,812, respectively

The following is a listing of the estimated amortization expense for the next five years:

For the year ended 4/30/2012	31,500
For the year ended 4/30/2013	31,500
For the year ended 4/30/2014	31,500
For the year ended 4/30/2015	31,500
For the year ended 4/30/2016	31,500

NOTE 14 FUNDS RECEIVED UNDER OPTION AGREEMENT

On September 30, 2010, Dourave entered into an option agreement with Brazilian Gold Corporation ("BGC") whereby BGC could earn up to a 70% interest in the property known as Ouro Mil. The agreement required an initial payment of $150,000 for the option. Under the terms of this agreement, BGC will earn the first 55% of the interest in the property by paying $200,000 and incurring an additional $1,500,000 in exploration related expenses over the two years subsequent to the signing of the agreement. An additional 15% interest can be earned through payment of $350,000 and incurring exploration expenditures on the property totaling $3,500,000 through the third and fourth years after the signing of the agreement.

The balance in funds received $40,176 under the option agreement relates to funds received under the option agreement in excess of exploration expenses incurred by BGC.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 15 DUE TO SHAREHOLDERS

April 30, 2011
Sergio Aquino	$218,816
Helio Tavares	35,360
$254,176

Amounts due to Sergio Aquino and Helio Tavares in excess of $126,478 at April 30, 2011 are non-interest bearing. The interest bearing portion is at the Bank of Brazil's Selic rate, which rate is 12.50% as of April 30, 2011. The entire balance owing is unsecured and has no set repayment terms. During the year ended April 30, 2011, the Company has recorded $1,629 in interest expenses related to this loan.

All other amounts due to shareholders bear no interest, are unsecured and have no set repayment terms.

NOTE 16 PENDING LITIGATION

Bullion filed Bullion Monarch Mining, Inc. v. Newmont USA Limited (Case No. 3:08-cv-00227-ECR-VPC ) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Newmont USA Limited ("Newmont") is required to pay Bullion, in addition to the underlying one percent (1.0%) gross smelter return royalty on the core property which is not in dispute, a one percent (1.0%) gross smelter return royalty on any mineral properties within the "area of interest" defined in the 1979 Agreement. On September 16, 2010, the Court granted Newmont's Motion for Summary Judgment on the issue of laches and did not reach the merits of Newmont's remaining Motions for Summary Judgment. The Court also denied the Company’s Motion for Summary Judgment. On or about September 23, 2010, Bullion filed a Motion to Reconsider, which was denied on or about January 25, 2011. On October 14, 2010, Bullion filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in applying the doctrine of laches. Bullion's opening brief has been filed with the Court of Appeals and the Company is awaiting Newmont's response. The Company anticipates it will be several months before the Ninth Circuit Court of Appeals decides the matter. Given the status of the litigation, the Company is unable to determine the outcome of the case and intends to continue to prosecute the case in the best interest of the Company. The Company agreed to pay its attorneys $500,000 in installments, to cap their contingency fee. As of April 30, 2011, the balance was paid in full.

NOTE 17 NOTE RECEIVABLE

The Company issued a $100,000 note receivable to an individual on October 5, 2009. The terms of the note are a 4% annual interest rate, compounding monthly according to the exact days in the month, beginning November 1, 2009. The due date was extended to January of 2012. No payments are required until the note is due, at which time the note will be paid in full. Interest accrued as of April 30, 2011, totaled $6,121. This note receivable is collateralized by mining claims.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 18 INVESTMENTS

The Company’s investments at April 30, 2011 and 2010 are summarized as follows:

Common Stock Holdings	2011		2010

Golden Ibex
Fair value	$59,434		$59,434
Cost	59,434		59,434
Unrealized holding gain	$-	$

Sidney Resources Corporation
Fair value	$49,530		$198,121
Cost	78,800		78,800
Unrealized holding gain (loss)	$(29,270)		$119,321

Pacific Gold Corporation
Fair value	$60,000		$-
Cost	40,000		-
Unrealized holding gain (loss)	$20,000		$-

Total fair value	$168,964		$257,555
Total cost	178,234		138,234
Total unrealized holding gain (loss)	(9,270)		119,321
Deferred tax asset (liability)	3,454		(44,462)
Total unrealized holding gain (loss), net of tax	$(5,816)		$74,856

ASC 820-10-20 defines fair value as the price that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10-35 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 18 INVESTMENTS (CONTINUED)

Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

The following table provides the Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of April 30, 2011:

Fair Value Measurements Using
	Total Fair	Quoted prices in	Significant other	Significant
	Value at	active markets	observable inputs	Unobservable inputs
Description	April 30, 2011	(Level 1)	(Level 2)	(Level 3)

Investments	$168,965	$109,531		$59,434

During the year ended April 30, 2011, there were no significant measurements of assets or liabilities at fair value (as defined in ASC 820-10-20) on a nonrecurring basis subsequent to their initial recognition except for the securities listed in the table above.

NOTE 19 EQUITY TRANSACTIONS

Stock Options

On February 18, 2011, the Board of Directors of Bullion approved the 2011 Stock Option Plan of Bullion Monarch Mining, Inc. (the “2011 Plan”). The 2011 Plan provides for the granting of options to purchase up to 3,000,000 shares of Bullion’s common stock to directors, employees and consultants of the Company, including officers and directors who are employees of the Company. Under the 2011 Plan, the granting of options, exercise prices and terms are determined by the Company’s Board, or a committee designated by the Board to administer the 2011 Plan. The term of options granted under the 2011 Plan may not exceed 10 years. No options have been granted under the 2011 Plan.

Shares Issued

On October 31, 2010, the Company issued 22,911 shares of Bullion’s common stock to Larry Anderson in lieu of payment for services.

On April 1, 2011, the Company issued 5,000,000 shares of Bullion’s common stock as well as warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as consideration for the purchase of Dourave. The warrants are set to expire two years after the purchase date, or the end of business April 1, 2013. See Note 2 for purchase details.

NOTE 20 LINE OF CREDIT

On April 26, 2011, the Company entered into a Commercial Line of Credit agreement for an amount up to $500,000. Accrued interest and fees shall be payable monthly, beginning May 26, 2011. The principal balance is payable upon the maturity date of April 26, 2012. Interest is computed on a 365/360 basis according to the LIBOR Rate plus 3.081 percentage points. There is no penalty for prepayment. No advancements have been made on this line of credit as of April 30, 2011.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 21 SUBSEQUENT EVENTS

In May 2011, the Company decided to postpone its planned Canadian market offering of up to ten million shares because of unfavorable market conditions (See Note 10). The offering was planned to coincide with and assist in the listing of Bullion shares on a Canadian stock exchange. The Company plans to review business conditions in the fall of 2011 to determine if it will proceed with an offering of its shares at that time.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
January 31, 2012 and April 30, 2011

	January 31, 2012	April 30, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$1,144,512	$570,551
Royalty receivables	399,375	527,959
Prepaid expenses	144,154	74,237
Inventories	64,590	70,790
Deposits	13,080	13,080
Employee advances	11,420	17,207
Payroll tax receivable	-	476
Total current assets	1,777,131	1,274,300
Property, Plant, and Equipment, net	2,279,982	2,740,908
Other Assets
Mining properties, at cost	3,712,778	5,342,665
Notes receivable	-	106,121
Oil shale leases	9,669	9,669
Interest in mineral rights	52,886	58,459
Other investments	227,360	168,965
Deferred tax asset	1,155,635	371,801
Patent, net	312,500	335,938
Other	10,000	190,826
Total other assets	5,480,828	6,584,444
Total assets	$9,537,941	$10,599,652
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$222,513	$369,947
Leases payable	45,706	87,493
Income taxes payable	-	128,246
Due to shareholders	-	254,176
Total current liabilities	268,219	839,862
Long-Term Liability	-	-
Total liabilities	268,219	839,862
Stockholders' Equity
Preferred stock - par value $0.001, 10,000,000 shares authorized No shares issued and outstanding	-	-
Common stock - par value $0.001, 100,000,000 shares authorized; 39,360,518 issued and 39,227,063 outstanding as of January 31, 2012; 43,637,548 issued and 43,504,093 outstanding as of April 30, 2011	39,361	43,638
Additional paid-in capital	4,869,241	4,650,263
Less treasury stock	(104,309)	(104,309)
Accumulated other comprehensive loss	(44,423)	(5,816)
Cumulative translation adjustment	14,933	182,483
Retained earnings since September 27, 2006 ($3,632,043 accumulated deficit eliminated)	5,195,898	5,593,529
Total Bullion stockholders' equity	9,970,701	10,359,788
Noncontrolling interests	(700,979)	(599,998)
Total stockholders' equity	9,269,722	9,759,790
Total liabilities and stockholders' equity	$9,537,941	$10,599,652

See accompanying notes to condensed consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended January 31, 2012 and 2011
(Unaudited)

	For the Three	For the Three	For the Nine Months	For the Nine Months
	Months Ended	Months Ended	Ended January 31,	Ended January 31,
	January 31, 2012	January 31, 2011	2012	2011
Royalty Revenue	$1,672,009	$1,779,069	$4,524,129	$4,551,187
Operating Expense
Professional fees	228,428	148,898	769,347	639,786
Salaries and benefits	250,129	171,224	718,344	506,482
General and administrative	316,531	266,350	706,909	510,374
Gold tax	83,600	88,953	220,206	228,107
Exploration	397,343	-	1,470,614	-
Write down of mining property	-	-	1,365,879	-
Research and development	94,814	128,736	266,886	362,923
Total Operating Expenses	1,370,845	804,161	5,518,185	2,247,672
Operating Income (Loss)	301,164	974,908	(994,056)	2,303,515
Other Income (Expense)
Interest income	809	4,807	3,054	7,719
Lease income	-	400	-	400
Interest expense	(17,175)	-	(42,515)	-
Gain on foreign exchange	-	-	2,081	-
Loss on sale of assets	(60,926)	-	(84,588)	-
Loss from joint venture	-	-	-	(406,765)
Loss on investment	-	-	-	(1,500)
Total Other Income (Expense)	(77,292)	5,207	(121,968)	(400,146)
Net Income (Loss) Before Income Taxes	223,872	980,115	(1,116,024)	1,903,369
Provision (Benefit) For Income Taxes	(268,031)	226,293	(617,411)	383,750
Net Income (Loss)	491,903	753,822	(498,613)	1,519,619
Plus: Net Loss Attributable to
Noncontrolling Interests	35,233	39,339	100,981	111,165
Net Income (Loss) Attributable to
Bullion Stockholders	527,136	793,161	(397,632)	1,630,784
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	33,944	-	(167,551)	-
Change in unrealized gain (loss) on marketable securities	(51,249)	(22,664)	(38,604)	(137,696)
Net Comprehensive Income (Loss)	$509,831	$770,497	$(603,787)	$1,493,088
Net Income (Loss) Per Share - Basic and Diluted	$0.01	$0.02	$(0.01)	$0.04
Weighted Average Shares Outstanding	39,210,910	38,510,847	41,507,097	38,571,498

See accompanying notes to condensed consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended January 31, 2012 and 2011
(Unaudited)

	For the Nine Months	For the Nine Months
	Ended January 31, 2012	Ended January 31, 2011
Cash Flows from Operating Activities:
Net income (loss)	$(498,613)	$1,519,619
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Write down of mining property	1,365,879	-
Loss from joint venture	-	406,765
Loss on sale of assets	84,588	-
Depreciation	52,773	39,649
Amortization	23,438	23,438
Deferred income taxes	(760,835)	26,209
Securities received in lieu of cash from revenues	(20,000)	(40,000)
Common stock issued for services	-	9,600
(Increase) decrease in royalties receivable	128,584	(312,393)
Decrease in income tax receivable	-	19,648
Decrease in payroll tax receivable	476	-
(Increase) decrease in prepaid expenses	(69,916)	17,709
Decrease in inventories	6,200	7,300
(Increase) in deposits	-	(12,080)
Decrease in employee advances	5,787	3,321
(Increase) decrease in interest accrued on notes	18,451	(7,590)
Increase (decrease) in income taxes payable	(128,246)	134,701
(Decrease) in accounts payable and other liabilities	(86,826)	(82,718)
Net cash from operating activities	121,740	1,753,178
Cash Flows from Investing Activity:
Purchase of property, plant, and equipment	(36,633)	(144,015)
Proceeds from sale of assets	340,089	-
Payments on notes payable	(30,946)	-
Issuance of notes receivable	-	(610,100)
Purchase of interest in mineral rights	-	(208,000)
Funding of exploration of joint venture	-	(406,765)
Net cash from (used in) investing activities	272,510	(1,368,880)
Cash Flows From Financing Activity:
Purchase of treasury stock	-	(150,615)
Write off previously capitalized exchange fees	180,826	-
Net cash from (used in) financing activities	180,826	(150,615)
Effect of Rate Changes on Cash and Cash Equivalents	(1,115)	-
Net Increase (Decrease) in Cash	573,961	233,683
Cash at Beginning of Period	570,551	459,505
Cash at End of Period	$1,144,512	$693,188
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	$356,000	$208,500
Non-cash Financing Activity:
During the nine months ended January 31, 2012, stock in an investment was received in lieu of repayment of a note receivable.
Interest receivable of $8,635 was written off as uncollectible.
During the nine months ended January 31, 2012, 185,763 shares were issued to repay the note payable to shareholder, increasing the par value of Common Stock by $186 and Additional Paid-In Capital by $174,431.
During the nine months ended January 31, 2012, 4,462,792 stock rights of the Company expired, which reduced shares issued and outstanding. Common stock was closed against Additional Paid-in Capital.
During the nine months ended January 31, 2011, the Company retired 71,573 shares of treasury stock, reducing the par value of Common Stock by $72, Additional Paid-in Capital by $1,778 and Retained Earnings by $44,456.

See accompanying notes to condensed consolidated financial statements.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 1	ORGANIZATION

The condensed consolidated financial statements include the accounts of Bullion Monarch Mining, Inc., EnShale, Inc., Dourave Mining and Exploration, Inc., Dourave Mineracao E Exploracao Mineral LTDA, Dourave-Bullion Limited Partnership and Dourave-Bullion Mineracao E Exploracao Mineral LTDA (collectively referred to as “Bullion” or the “Company”). All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Bullion derives its revenues from royalties as a result of exploring, acquiring and developing mining properties in the western United States and South America. Bullion currently has interests in properties in Nevada, Utah, Oregon and Brazil. Bullion currently has four mines producing royalties in the Carlin Trend, Nevada.

EnShale, Inc. (“EnShale”), a majority-owned subsidiary of Bullion, is a Wyoming corporation and is engaged in several activities associated with the development of technology for the extraction of oil from oil shale deposits.

Dourave Mining and Exploration Inc. (“Dourave Canada”) is a wholly owned subsidiary of Bullion. Dourave Mineracao E Exploracao Mineral LTDA (“Dourave Brazil”) is a majority-owned subsidiary of Dourave Canada. Dourave-Bullion Joint Venture, L.P., DBA Dourave-Bullion Limited Partnership (“DB Partnership”) is owned 33% by Bullion and 66% by Dourave Brazil. Dourave-Bullion Mineracao E Exploracao Mineral LTDA (“DBM”) is 99% owned by DB Partnership. Dourave currently holds interests in resource properties in Brazil.

NOTE 2	BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with the requirements of the SEC for unaudited interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended January 31, 2012, are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2012. For further information, refer to the audited consolidated financial statements for the fiscal year ended April 30, 2011, and footnotes thereto included in Bullion’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Certain immaterial reclassifications have been made to the income statements for the three and nine month periods ended January 31, 2011, to conform to the 2012 presentation.

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES

Exploration and Development Costs

In general, exploration costs are expensed as incurred. When Bullion has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 4	TREASURY STOCK

During the nine months ended January 31, 2012, Bullion did not purchase or retire any stock. As of January 31, 2012, the number of shares in treasury totaled 133,455, with a cost of $104,309.

NOTE 5	RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update (“ASU”) No. 2011-05: Presentation of Comprehensive Income 2011-05
In June 2011, the Financial Accounting Standards Board (“FASB”) issued an update related to presentation of Comprehensive Income. ASU 2011-05 requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, and the second statement would include components of other comprehensive income. This ASU does not change the items that must be reported in other comprehensive income. With the subsequent update to ASU 2011-12, these provisions are now effective for fiscal years beginning after December 15, 2012 and for interim periods within those fiscal years; however, early adoption is permitted. The provisions of ASU 2011-05, when adopted, are not expected to have a material impact on Bullion’s consolidated financial statements.

Accounting Standards Update No. 2011-04: Fair value measurements update 2011-04
In May 2011, the FASB issued an update to the authoritative guidance related to fair value measurements as a result of the FASB and the IASB working together to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and International Financial Reporting Standards (“IFRS”). The amendments will add new disclosures, with a particular focus on Level 3 measurements. The objective of these amendments is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Bullion does not expect this guidance to have a material impact on its consolidated financial statements.

NOTE 6	STOCK OPTION PLAN

On February 18, 2011, the Board of Directors of Bullion approved the 2011 Stock Option Plan of Bullion Monarch Mining, Inc. (the “2011 Plan”). The 2011 Plan provides for the granting of options to purchase up to 3,000,000 shares of Bullion’s common stock to directors, employees and consultants of Bullion, including officers and directors who are employees of Bullion. Under the 2011 Plan, the granting of options, exercise prices and terms are determined by the Company’s Board, or a committee designated by the Board to administer the 2011 Plan. The term of options granted under the 2011 Plan may not exceed 10 years. No options have been granted under the 2011 Plan.

NOTE 7	AMOUNTS DUE TO SHAREHOLDERS

On November 8, 2011, the Company issued 185,763 shares of Bullion common stock to Sergio Aquino, a shareholder of the Company, in settlement of amounts owed to him by Dourave for loans he made as a shareholder to Dourave prior to its acquisition by Bullion. The total amount owed to Mr. Aquino was R$357,468. The transaction was completed at the then prevailing exchange rate of R$1.6036 and the Bullion common stock was settled at $1.20 per share, but had a fair value of $0.94 per share at closing. The gain on settlement was treated as related party debt forgiveness and credited to additional paid-in capital.

On November 23, 2011, the Company paid $30,946 to Helio Tavarez, a shareholder of the Company, in settlement of amounts owed to him by Dourave for loans he made as a shareholder to Dourave prior to its acquisition by Bullion. The total amount owed to Mr. Tavarez was R$55,915.42. The transaction was completed at the then prevailing exchange rate of R$1.8069.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 8	ACQUISITION OF DOURAVE

On April 1, 2011, Bullion acquired the outstanding capital shares of Dourave Canada and completed the issuance of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as total consideration for all of the capital shares of Dourave Canada.

For the period after acquisition from May 1, 2011 through January 31, 2012, Dourave had $100,000 in lease revenue and $12,358 in earnings. The following supplemental proforma information reflects revenue and earnings of the combined entity for the three months ended January 31, 2011, as though the Dourave acquisition had occurred on May 1, 2010, the beginning of the comparative periods.

January 31, 2011
Revenues	$1,779,069
Net Income	$702,316
Earnings per share	$0.02

NOTE 9	SUBSEQUENT EVENTS

On February 7, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eurasian Minerals Inc., a Canadian company (“EMX”), pursuant to which the Company will be merged with a wholly-owned subsidiary of EMX (the "Transaction") and each outstanding common shares of the Company will be converted into the right to receive 0.45 of an EMX common share and $0.11 in cash. The Transaction is expected to close in the second quarter of 2012 and the Company’s shares will cease trading thereafter.

The Transaction is subject to, among other things approval of the Company’s shareholders at a special meeting to be held to approve the Transaction. The Transaction is also subject to receipt of all necessary regulatory and stock exchange approvals and other customary closing conditions. In the event the Company’s board of directors changes its recommendation or terminates the Transaction under certain circumstances, Company has agreed to pay EMX a termination fee of $4 million.

Annex A

EXECUTION VERSION

EURASIAN MINERALS INC.

- AND -

EMX (UTAH) CORP.

- AND -

BULLION MONARCH MINING, INC.

AGREEMENT AND PLAN OF MERGER

DATED: FEBRUARY 7, 2012

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Page
8.16	Counterparts	A-64

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated February 7, 2012,

AMONG:

EURASIAN MINERALS INC., a corporation incorporated under the Laws of the Province of British Columbia (“Eurasian”)

- and -

EMX (UTAH) CORP., a corporation incorporated under the Laws of the State of Utah and a wholly-owned subsidiary of Eurasian (“Merger Sub”)

- and -

BULLION MONARCH MINING, INC., a corporation incorporated under the Laws of the State of Utah (“Bullion”)

WHEREAS, Eurasian and Bullion entered into a letter agreement on November 14, 2011 setting out the terms by which Eurasian would acquire all of the issued and outstanding shares of Bullion common stock by way of a merger of a wholly-owned subsidiary of Eurasian with and into Bullion;

WHEREAS, the Board of Directors of Bullion has unanimously (a) determined that it is in the best interests of Bullion and its shareholders, to enter into this Agreement with Eurasian and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the adoption and approval of this Agreement by the shareholders of Bullion;

WHEREAS, the Board of Directors of Eurasian has determined that the Merger is in the best interests of Eurasian and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Eurasian and certain shareholders of Bullion have agreed to enter into voting agreements, providing that, among other things, such shareholders will vote their shares of Bullion common stock, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Agreement” means this Agreement and Plan of Merger, including all schedules and exhibits hereto, together with the Bullion Disclosure Letter and the Eurasian Disclosure Letter, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof.

“Applicable Exchanges” has the meaning assigned to it in Section 5.9.

“Articles of Merger” has the meaning assigned to it in Section 2.3.

“Authorization” means any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit.

“BC Act” means the Business Corporations Act (British Columbia), as may be amended from time to time.

“Book-Entry Shares” has the meaning assigned to it in Section 3.1(c) .

“Bullion” means Bullion Monarch Mining, Inc., a corporation incorporated under the Laws of the State of Utah.

“Bullion Benefit Plan” has the meaning ascribed to it in Section 4.1(x)(i) .

“Bullion Board” means the board of directors of Bullion.

“Bullion Break Fee” has the meaning assigned to it in Section 7.2.

“Bullion Disclosure Letter” means the disclosure letter delivered by Bullion to Eurasian and Merger Sub contemporaneously with the execution and delivery of this Agreement.

“Bullion ERISA Affiliate” has the meaning ascribed to it in Section 4.1(x)(i) .

“Bullion Expense Reimbursement Payment” has the meaning assigned to it in Section 7.4(c) .

“Bullion Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, Liabilities (including any contingent Liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Bullion and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Bullion Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable Laws or US GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in the United States or Brazil; provided, however, that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Bullion and its Subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Bullion and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Bullion Material Adverse Effect has occurred.

“Bullion Mineral Rights” has the meaning assigned to it in Section 4.1(o)(i) .

“Bullion Property” has the meaning assigned to it in Section 4.1(o)(i) .

“Bullion Public Documents” has the meaning assigned to it in Section 4.1(h) .

“Bullion Share” means a whole share of common voting stock of Bullion with a par value of $0.001 per share.

“Bullion Warrants” means outstanding warrants to purchase Bullion Shares.

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in each of Salt Lake City, Utah, Denver, Colorado and Vancouver, British Columbia are open for the conduct of business.

“Canadian GAAP” means Canadian generally accepted accounting principles, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants, including, as applicable, International Financial Reporting Standards.

“Cash Consideration” has the meaning assigned to it in Section 3.1(b) .

“Certificate” has the meaning assigned to it in Section 3.1(c) .

“Closing” has the meaning assigned to it in Section 2.2.

“Closing Date” has the meaning assigned to it in Section 2.2.

“Competing Transaction” has the meaning assigned to it in Section 5.7(c) .

“Confidentiality Agreement” has the meaning assigned to it in Section 8.6.

“Current Liabilities” means the sum of all current accounts payable, accrued Liabilities, actual or contingent severance payments payable by Bullion or it subsidiaries and accrued expenses of Bullion and its Subsidiaries, including all expenses of Bullion incurred in respect of the Merger, on a consolidated basis.

“Dissent Rights” has the meaning assigned to it in Section 3.3.

“Dissenting Shares” has the meaning assigned to it in Section 3.3.

“Effective Time” has the meaning assigned to it in Section 2.3.

“Environmental Laws” means all Laws, imposing obligations, responsibilities, Liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, storage, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances.

“Environmental Liabilities” means, with respect to any Person, all Liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, storage, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substance.

“Environmental Permits” means all Authorizations or program participation requirements with or from any Governmental Authority under any Environmental Laws.

“ERISA” has the meaning ascribed to it in Section 4.1(x)(i) .

“Eurasian” means Eurasian Minerals Inc., a corporation incorporated under the Laws of the Province of British Columbia.

“Eurasian Board” means the board of directors of Eurasian.

“Eurasian Break Fee” has the meaning assigned to it in Section 7.3.

“Eurasian Disclosure Letter” means the disclosure letter delivered by Eurasian to Bullion contemporaneously with the execution and delivery of this Agreement.

“Eurasian Expense Reimbursement Payment” has the meaning assigned to it in Section 7.4(b) .

“Eurasian Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, Liabilities (including any contingent Liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Eurasian and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Eurasian Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable Laws or US GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States, Turkey or Haiti; provided, however, that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Eurasian and its Subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Eurasian and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Eurasian Material Adverse Effect has occurred.

“Eurasian Mineral Rights” has the meaning ascribed to it in Section 4.3(l)(i) .

“Eurasian Options” means outstanding options to acquire Eurasian Shares.

“Eurasian Property” has the meaning ascribed to it in Section 4.3(l)(i) .

“Eurasian Public Documents” means all forms, reports, schedules, statements and other documents filed by Eurasian since March 31, 2010 on SEDAR or EDGAR.

“Eurasian Share” means a whole share of common stock of Eurasian.

“Eurasian Warrants” means outstanding warrants to acquire Eurasian Shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agent” has the meaning assigned to it in Section 3.2(a) .

“Exchange Fund” has the meaning assigned to it in Section 3.2(a) .

“Governmental Authority” means any federal, national, provincial, state, municipal, local or other governmental department, commission, board, bureau or agency, domestic or foreign.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in Liability under, any Environmental Law.

“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including, but not limited to (i) patents, patent applications, patent disclosures and all continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software (in both source code and object code form), data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) other proprietary rights relating to any of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including settled or established common law).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any hypothecation, mortgage, pledge, assignment, lien, charge, security interest, adverse right or claim, other third party interest or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Locked-up Shareholders” means those securityholders of Bullion that have signed a Voting Agreement.

“Material Contract” means a contract which a party to this Agreement or one of its respective Subsidiaries is a party or by which such a Person is bound or under which such a Person has, or will have, any Liability or contingent Liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of $250,000 annually or $500,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which provide any rights to one or more third parties with respect to a material mineral property or other material asset; (d) which is outside the ordinary course of business; (e) which contain covenants that: (i) in any way purport to restrict the business activity of such Person or any of its affiliates; or (ii) limit the freedom of such Person or any of its affiliates to engage in any line of business or to compete with any Person; (f) which, if terminated without the consent of the Person would result in a Bullion Material Adverse Effect with respect to Bullion or a Eurasian Material Adverse Effect with respect to Eurasian; or (g) is a contract pursuant to which such Person or one of its Subsidiaries provides any indemnification to any other Person other than in the ordinary course of business.

“Merger” has the meaning assigned to it in Section 2.1.

“Merger Consideration” has the meaning assigned to it in Section 3.1(b) .

“Merger Sub” means EMX (Utah) Corp., a corporation incorporated under the Laws of the State of Utah as a wholly-owned Subsidiary of Eurasian.

“Merger Sub Share” means a whole share of common stock of Merger Sub.

“Notice of Superior Proposal” has the meaning assigned to it in Section 5.7.

“Old Bullion” means Bullion Monarch Company, the predecessor to Bullion pursuant to a court approved reorganization, a corporation which was incorporated under the Laws of the State of Utah and which was administratively dissolved by the State of Utah in 1999; references to Old Bullion in this Agreement include the Subsidiaries of Old Bullion.

“OTCQB” means the OTCQB tier of the OTC Market.

“Outside Date” has the meaning assigned to it in Section 7.1(e)(i) .

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” has the meaning assigned to it in Section 5.3(a) .

“Registration Statement” has the meaning assigned to it in Section 5.3(a) .

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Share Consideration” has the meaning assigned to it in Section 3.1(b) .

“Shareholder Approval” has the meaning ascribed to it in Section 4.1(b) .

“Shareholders’ Meeting” has the meaning assigned to it in Section 5.3(a) .

“Subsidiary” means, with respect to any entity, any other entity of which securities or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or 50% or greater of the outstanding voting securities, are owned directly or indirectly by such entity.

“Substitute Warrant” has the meaning assigned to it in Section 3.6.

“Superior Proposal” has the meaning assigned to it in Section 5.7.

“Surviving Corporation” has the meaning assigned to it in Section 2.1.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, stamp, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any installments in respect thereof, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

“Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” has the meaning assigned to it in Section 5.7.

“Third Party Agreements” has the meaning assigned to it in Section 4.1(bb)(v) .

“TSX-V” means the TSX Venture Exchange.

“US GAAP” means United States generally accepted accounting principles.

“Utah Act” means the Utah Revised Business Corporation Act.

“Voting Agreements” means the voting agreements between Eurasian and each of the Locked-up Shareholders.

“Working Capital” means: (a) the sum of (i) all cash and cash equivalents held by Bullion and its Subsidiaries on a consolidated basis, plus (ii) all accounts receivable of Bullion and its Subsidiaries on a consolidated basis, plus (iii) all pre-paid expenses and inventories of Bullion and its Subsidiaries on a consolidated basis, less (b) the amount of Current Liabilities.

ARTICLE 2
THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Utah Act, at the Effective Time, (a) Merger Sub will merge with and into Bullion (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., (Mountain time), as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 6 hereof (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Blake, Cassels & Graydon LLP in Vancouver, B.C., unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Bullion, Eurasian and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce in accordance with the relevant provisions of the Utah Act. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce or at such later date or time as may be agreed by Bullion and Eurasian in writing and specified in the Articles of Merger in accordance with the Utah Act (the effective time of the Merger being referred to herein as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Utah Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Bullion and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of each of Bullion and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5 Articles of Incorporation; By-laws. At the Effective Time and by virtue of the Merger, (a) the Bullion articles of incorporation shall be amended to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except (i) that the name of the corporation may be changed as determined by Eurasian, (ii) that any provisions of the articles of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted and (iii) as so amended shall be the amended and restated articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and this Agreement. At the Effective Time, the Bullion by-laws shall be amended to be identical to the by-laws of Merger Sub in effect immediately prior to the Effective Time and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law and this Agreement.

2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The individuals designated by Eurasian in writing to Bullion at least three Business Days prior to the Closing Date shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Eurasian, Merger Sub or Bullion or the holder of any capital stock of Eurasian, Merger Sub or Bullion:

(a)

Cancellation of Certain Bullion Shares Owned by the Parties. Each Bullion Share that immediately prior to the Effective Time is owned by Eurasian, Merger Sub or Bullion (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)

Conversion of Bullion Shares Not Owned by the Parties. Each Bullion Share issued and outstanding immediately prior to the Effective Time (other than Bullion Shares to be cancelled and retired in accordance with Section 3.1(a)), will be converted into the right to receive:

	(i)	0.45 of a Eurasian Share (the “Share Consideration”); and

	(ii)	$0.11 in cash (the “Cash Consideration”, and together with the Share Consideration, the “Merger Consideration”),

Subject to adjustment in accordance with Section 3.1(e) hereof.

(c)

Cancellation of Bullion Shares. At the Effective Time, all Bullion Shares not subject to cancellation pursuant to Section 3.1(a) will no longer be outstanding and all such Bullion Shares will be automatically cancelled and retired and will cease to exist, as of the Effective Time, and, subject to Section 3.3 with respect to Dissenting Shares, each holder of a certificate (each, a “Certificate”) or book-entry share (each, a “Book-Entry Share”) formerly representing any such Bullion Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.2 hereof, and any other cash to which holders of Bullion Shares have become entitled in accordance with Sections 3.2(c) and/or 3.2(d).

(d)

Conversion of Merger Sub Capital Stock. At the Effective Time, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e)

Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding number of Bullion Shares or Eurasian Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (but excluding any change that results from (i) the exercise of stock options or the conversion into Eurasian Shares or Bullion Shares of other equity awards relating to the Eurasian Shares or Bullion Shares or (ii) the grant of stock-based compensation to directors or employees of Eurasian or Bullion or their respective Subsidiaries under Eurasian’s or Bullion’s, as applicable, stock option or compensation plans or arrangements), the Merger Consideration shall be appropriately and proportionately adjusted to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization.

3.2 Exchange of Certificates.

(a)

Exchange Agent. Prior to the Effective Time, Eurasian shall appoint an exchange agent reasonably acceptable to Bullion (the “Exchange Agent”) to act as the agent for the purpose of delivering the Merger Consideration for: (i) the Certificates, and (ii) the Book- Entry Shares. At or prior to the Effective Time, Eurasian shall deposit, or cause to be deposited, on behalf of Merger Sub, with the Exchange Agent, (i) certificates of Eurasian Shares representing the number of Eurasian Shares that is sufficient to deliver, and Eurasian shall instruct the Exchange Agent to timely deliver, the aggregate Share Consideration and (ii) immediately available funds sufficient to pay, and Eurasian shall instruct the Exchange Agent to timely pay, the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional Eurasian Shares pursuant to Section 3.2(d)) and from time to time as needed, additional cash sufficient to pay any dividends or other distributions pursuant to Section 3.2(c) (such Eurasian Shares and aggregate Cash Consideration, together with any other cash with respect thereto payable pursuant to Section 3.2(c) and Section 3.2(d), being hereinafter referred to as the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Bullion Shares shall be entitled under Section 3.1(b), Eurasian shall promptly deposit, or cause to be promptly deposited, in trust, additional Eurasian Shares or cash, as the case may be, with the Exchange Agent sufficient to make all issuances required under this Agreement.

(b)

Exchange Procedures. As promptly as practicable after the Effective Time, and in any event within seven (7) Business Days thereafter, Eurasian shall cause the Exchange Agent to mail to each holder of record of Bullion Shares whose shares were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for certificates or book-entries representing Eurasian Shares comprising the Share Consideration portion of the Merger Consideration and cash comprising the Cash Consideration portion of the Merger Consideration and any dividends or other distributions to which holders of Certificates or Book-Entry Shares are entitled pursuant to Section 3.2(c) and cash in lieu of any fractional Eurasian Shares to which such holders are entitled pursuant to Section 3.2(d). Upon surrender of a Certificate or Book-Entry Share for cancellation with the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and/or such other documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor: (A) a certificate or book-entry representing that number of Eurasian Shares that such holder has the right to receive pursuant to the provisions of this Article 3 after taking into account all the Bullion Shares then held by such holder under all such Certificates or Book-Entry Shares so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article 3, including (1) the Cash Consideration portion of the Merger Consideration (2) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and (3) any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Bullion Shares that is not registered in the transfer records of Bullion, (x) a certificate or book-entry representing the number of Eurasian Shares comprising the Share Consideration portion of the Merger Consideration and (y) a check for the proper amount of cash (i) comprising the Cash Consideration portion of the Merger Consideration, (ii) comprising any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and (iii) any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d) shall be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Eurasian Shares to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable. The Eurasian Shares constituting the Share Consideration, at Eurasian’s option, shall be in uncertificated book-entry form unless a physical certificate is requested by a holder of Bullion Shares or is otherwise required under applicable Law. Until surrendered as contemplated by this Section 3.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate or Book-Entry Share is entitled pursuant to Section 3.2(c) and any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d). No interest will be paid or will accrue for the benefit of holders of Bullion Shares on the Merger Consideration or on any other cash payable to holders of Bullion Shares pursuant to this Article 3.

(c)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Eurasian Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Eurasian Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional Eurasian Shares shall be paid to any holder pursuant to Section 3.2(d), in each case, until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with this Article 3. Following surrender of any Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, in addition to all other amounts to which such holder is entitled under this Article 3, the amount of dividends or other distributions payable with respect to such Eurasian Shares with a record date after the Effective Time and paid with respect to Eurasian Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Eurasian Shares.

(d)

Fractional Shares. No fractional Eurasian Share will be issued in connection with the exchange pursuant to the provisions of this Article 3, no dividends or other distributions with respect to Eurasian Shares shall be payable on or with respect to any fractional share and no such fractional share shall entitle the owner thereof to vote or to any rights of a shareholder of Eurasian, but rather holders of Bullion Shares otherwise entitled to a fractional Eurasian Share will receive cash in lieu thereof based on one whole Eurasian Share being valued at the volume weighted average price on the TSX-V of a Eurasian Share for the five trading days ending on the trading day which is three trading days prior to the Closing Date.

(e)

Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Eurasian, provided that (i) no such investment gains or losses thereon shall affect the amounts payable to the holders of Bullion Shares pursuant to this Agreement, (ii) following any losses in the Exchange Fund, Eurasian shall promptly provide additional funds to the Exchange Agent to the extent such losses result in the amount of cash in the Exchange Fund being less than the amounts that remain payable to the holders of Bullion Shares under this Agreement and (iii) such investments shall be in (A) short-term obligations of, or guaranteed by, the United States of America or Canada with maturities of no more than 30 days or (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Financial Services LLC, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(f)

No Further Transfers. All Merger Consideration issued upon the conversion of Bullion Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Bullion Shares formerly represented by a Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Bullion Shares on the stock transfer books of the Surviving Corporation.

(g)

Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Bullion Shares one year after the Effective Time shall be returned to Eurasian, upon demand, and any former holder of Bullion Shares shall thereafter look only to Eurasian for issuance of the Merger Consideration or any dividends or other distributions to which such holder is entitled with respect to Eurasian Shares and cash in lieu of any fractional Eurasian Share in accordance with this Article 3. Notwithstanding the foregoing, none of Eurasian, Merger Sub, Bullion, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Bullion Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any securities or cash remaining unclaimed by holders of Bullion Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Eurasian free and clear of any claims or interest of any Person previously entitled thereto.

3.3 Dissent Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Bullion Shares issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 16-10a-1321 of the Utah Act (“Dissent Rights”) (such Bullion Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s Dissent Rights under the Utah Act with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 16-10a-1301 through 16-10a-1331 of the Utah Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s Dissent Rights pursuant to Section 16-10a-1323 of the Utah Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 16-10a-1301 through 16-10a-1331 of the Utah Act, such Bullion Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. Bullion shall provide Eurasian prompt written notice of any demands received by Bullion for appraisal of the Bullion Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Bullion prior to the Effective Time pursuant to the Utah Act that relates to such demand, and Eurasian shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Eurasian, Bullion shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Eurasian, the posting by such Person of a bond in such reasonable and customary amount as Eurasian may reasonably request as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Eurasian shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 3.2(c) and cash in lieu of any fractional Eurasian Share to which such holder would be entitled pursuant to Section 3.2(d), in each case in accordance with the terms of this Agreement.

3.5 Withholding Rights. Each of the Exchange Agent, Eurasian, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Eurasian, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Eurasian, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.6 Bullion Warrants. The Bullion Warrants outstanding at the Effective Time shall be deemed to be exchanged at the Effective Time for warrants or other rights to receive the Merger Consideration. Each Bullion Warrant so exchanged (each, a “Substitute Warrant”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the Bullion Warrant, except that (A) each such Substitute Warrant shall be exercisable for, and represent the right to acquire, in lieu of one Bullion Share, (i) 0.45 of a Eurasian Share, and (ii) $0.11 in cash, on the same terms and conditions as the original Bullion Warrant. Eurasian shall take all corporate action necessary to reserve for issuance a sufficient number of Eurasian Shares for delivery upon exercise of Substitute Warrant pursuant to the terms set forth in this Section 3.6.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Bullion Representations and Warranties. Except as disclosed in the Bullion Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Bullion hereby represents and warrants to Eurasian and Merger Sub as follows, and acknowledges that Eurasian and Merger Sub are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Bullion is duly incorporated and validly existing under the Laws of the State of Utah and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Bullion is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Bullion Material Adverse Effect. True and complete copies of the articles of incorporation and by-laws of Bullion have been delivered or made available to Eurasian, and Bullion has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Bullion has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Bullion and the consummation by Bullion of the transactions contemplated by this Agreement have been duly authorized by the Bullion Board and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Bullion Shares entitled to vote thereon (the “Shareholder Approval”), no other corporate proceedings on the part of Bullion are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Bullion and constitutes a valid and binding obligation of Bullion, enforceable by Eurasian and Merger Sub against Bullion in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by Bullion of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger will not violate, conflict with or result in a breach of any provision of the organizational documents of Bullion or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Bullion Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, license or permit to which Bullion or any of its Subsidiaries is a party or by which Bullion or any of its Subsidiaries is bound; or (ii) any Law to which Bullion or any of its Subsidiaries is subject or by which Bullion or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any Lien upon any of Bullion’s assets or the assets of any of its Subsidiaries. Other than the Shareholder Approval and those listed on Schedule 4.1(c) to the Bullion Disclosure Letter, no Authorization, consent or approval of, or filing with, any other Person is necessary on the part of Bullion for the consummation by Bullion of its obligations in connection with the Merger under this Agreement or for the completion of the Merger not to cause or result in any loss of any rights or assets or any interest therein held by Bullion or any of its Subsidiaries in any properties, except for: (i) the filing of the Articles of Merger with the State of Utah; (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other consents of Governmental Authorities listed in Schedule 4.1(c) of the Bullion Disclosure Letter; and (vi) such other consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(d)

Subsidiaries. Bullion does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 4.1(d) to the Bullion Disclosure Letter. Each Subsidiary of Bullion is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Bullion Material Adverse Effect. Except as disclosed on Schedule 4.1(d) of the Bullion Disclosure Letter, Bullion beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, Liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares. Bullion does not hold any equity or voting interest, or right to acquire an equity or voting interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 4.1(d) to the Bullion Disclosure Letter or as otherwise disclosed on such Schedule.

(e)	Compliance with Laws.

(i)

Except as set forth in Schedule 4.1(e) to the Bullion Disclosure Letter, the operations of Bullion and its Subsidiaries have been and are now (and the operations of Old Bullion were) conducted in compliance with all Laws that have been and are now applicable to the operations of Bullion or of any of its Subsidiaries and, to the knowledge of Bullion, none of Bullion or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Bullion Material Adverse Effect.

(ii)

None of Bullion or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles of incorporation or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Bullion Material Adverse Effect.

(iii) Bullion has fully complied with all of its obligations pursuant to the Order and Judgment on Amended Stipulation by the Utah Third District Court dated March 31, 2005.

(f)

Company Authorizations. Except as set forth in Schedule 4.1(f) to the Bullion Disclosure Letter, Bullion and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Bullion or its Subsidiaries or otherwise in connection with the material business or operations of Bullion or its Subsidiaries and such Authorizations are in full force and effect. Bullion and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Bullion Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Bullion, threatened regarding any of the Authorizations. None of Bullion or any of its Subsidiaries has received any written notice of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Bullion Material Adverse Effect and, to the knowledge of Bullion, all such Authorizations continue to be effective in order for Bullion and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than Bullion or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Bullion consists of 100,000,000 Bullion Shares and 10,000,000 shares of preferred stock of a par value of $0.001 per share. As at the date of this Agreement there are: (y) 39,360,518 Bullion Shares validly issued and outstanding as fully-paid and non-assessable shares of Bullion and nil preferred shares issued and outstanding; and (z) Bullion Warrants providing for the issuance of 2,500,000 Bullion Shares upon the exercise thereof.

(ii)

The Bullion Shares are quoted on the OTCQB and the Frankfurt Stock Exchange, and are not listed or quoted on any market, stock exchange, over-the-counter market or quotation system other than the OTCQB and the Frankfurt Stock Exchange.

(iii)

Schedule 4.1(g)(iii) to the Bullion Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Bullion Warrants and the number, exercise prices and expiration dates of each grant to such holders. All Bullion Shares that may be issued pursuant to the exercise of outstanding Bullion Warrants will, when issued in accordance with the terms of the Bullion Warrants be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iv)

There are no contractual obligations of Bullion or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Bullion capital stock or capital stock of any of its Subsidiaries, voting securities of, or any other equity interests in Bullion or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Bullion capital stock, or any voting securities of, or any other equity interests in Bullion or any of its Subsidiaries or (ii) pursuant to which Bullion or any of its Subsidiaries is or could be required to register shares of Bullion capital stock or other securities under the Securities Act.

(v)

Except as set forth in Subsection 4.1(g)(i) or Schedule 4.1(g)(v) to the Bullion Disclosure Letter, none of Bullion and its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units, commitments or agreements of any character (A) calling for the purchase, transfer or issuance of, or the payment of any amount based on, any Bullion capital stock or capital stock of any of its Subsidiaries, voting securities of or any other equity interests in Bullion or any securities representing the right to purchase or otherwise receive any Bullion Shares, voting securities of or other equity interests in Bullion or its Subsidiaries, (B) obligating Bullion or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, convertible or exchangeable security, “phantom” stock right, stock appreciation right, stock-based performance unit, commitment or agreement or (C) giving any Person the right to receive any economic benefit or right similar to, or derived from, the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Bullion or any of its Subsidiaries.

(vi)

There are no voting trusts or other agreements or understandings to which Bullion or any of its Subsidiaries is a party relating to the voting of any Bullion capital stock, or any voting securities of or any equity interests in Bullion or any of its Subsidiaries.

	(vii)	No order ceasing or suspending trading in securities of Bullion nor prohibiting the sale of such securities has been issued and is outstanding against Bullion or its directors, officers or promoters.

(h)

SEC Filings. Bullion has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since April 30, 2010 (the “Bullion Public Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Bullion Public Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Bullion Public Documents. None of the Bullion Public Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Bullion’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. Bullion has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(i)

Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Bullion Public Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Bullion and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Bullion’s operations, cash flows and changes to shareholders’ equity for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by US GAAP and the applicable rules and regulations of the SEC.

(j)

Internal Controls. Bullion and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, (ii) that receipts and expenditures of Bullion and its Subsidiaries are being made only in accordance with authorizations of management and the Bullion Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Bullion’s and its Subsidiaries’ assets that could have a material effect on Bullion’s financial statements.

(k)

Disclosure Controls and Procedures. Bullion’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Bullion in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Bullion’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Bullion required under the Exchange Act with respect to such reports. Bullion has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Bullion’s auditors and the audit committee of the Bullion Board and on Schedule 4.1(k) of the Bullion Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to Bullion that are reasonably likely to adversely affect in any material respect Bullion’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to Bullion that involves management or other employees who have a significant role in Bullion’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 5, as in effect on the date of this Agreement.

(l)

Undisclosed Liabilities. Neither Bullion nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the balance sheet of Bullion dated as of October 31, 2011 contained in Bullion Public Documents (including in the notes thereto), (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which would not be prohibited by this Agreement, and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(m)

Off-balance Sheet Arrangements. Neither Bullion nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar agreement (including any agreement or arrangement relating to any transaction or relationship between or among Bullion and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Bullion or any of its Subsidiaries in Bullion’s or such Subsidiary’s published financial statements or other Bullion Public Documents.

(n)

Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Bullion (or each former principal executive officer and each former principal financial officer of Bullion, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to Bullion Public Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Bullion nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Bullion or any of its Subsidiaries. Bullion is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(o)	Interest in Properties and Mineral Rights.

(i)

All of Bullion’s and its Subsidiaries’ real properties (collectively, the “Bullion Property”) and all of Bullion’s and its Subsidiaries’ mineral interests and rights (including any claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Bullion Mineral Rights”), are set out in Schedule 4.1(o)(i) of the Bullion Disclosure Letter. Other than the Bullion Property and the Bullion Mineral Rights set out in Schedule 4.1(o)(i) of the Bullion Disclosure Letter, neither Bullion nor its Subsidiaries, owns or has any interest in any real property or any mineral interests and rights.

(ii)

Except as disclosed on Schedule 4.1(o)(ii) of the Bullion Disclosure Letter, Bullion or a Subsidiary of Bullion is the sole legal and beneficial owner of all right, title and interest in and to the Bullion Property and the Bullion Mineral Rights, free and clear of any Liens.

	(iii)	All of the Bullion Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)

The Bullion Property and the Bullion Mineral Rights are in good standing under applicable Law and, to the knowledge of Bullion, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

	(v)	There is no adverse claim against or challenge to the title to or ownership of the Bullion Property or any of the Bullion Mineral Rights.

	(vi)	Bullion or a Subsidiary of Bullion has the exclusive right to deal with the Bullion Property and all of the Bullion Mineral Rights.

(vii)

Except as disclosed in Schedule 4.1(o)(vii) of the Bullion Disclosure Letter, no Person other than Bullion and its Subsidiaries has any interest in the Bullion Property or any of the Bullion Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)

Except as disclosed in Schedule 4.1(o)(viii) of the Bullion Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Bullion’s or a Subsidiary’s interest in the Bullion Property or any of the Bullion Mineral Rights.

(ix)

There are no material restrictions on the ability of Bullion and its Subsidiaries to use, transfer or exploit the Bullion Property or any of the Bullion Mineral Rights, except pursuant to the applicable Law.

(x)

None of Bullion, any of its Subsidiaries or Old Bullion has received any written notice from any Governmental Authorities of any revocation or intention to revoke any interest of Bullion or a Subsidiary in any of the Bullion Property or any of the Bullion Mineral Rights.

(xi)

Bullion and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licenses operations from landowners or Governmental Authorities permitting the use of land by Bullion and its Subsidiaries, and mineral interests that are required to exploit the development potential of the Bullion Property and the Bullion Mineral Rights as contemplated in Bullion Public Documents filed on or before the date hereof and no third party or group holds any such rights that would be required by Bullion to develop the Bullion Property or any of the Bullion Mineral Rights as contemplated in Bullion Public Documents filed on or before the date hereof.

(xii)

All mines located in or on the Bullion Property, or properties pooled or unitized therewith, which have been abandoned by Bullion, any of its Subsidiaries or Old Bullion have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Bullion as of the date hereof have been accurately set forth in Bullion Public Documents without omission of information necessary to make the disclosure not misleading

(p)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Bullion Material Adverse Effect:

(i)

all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Bullion, its Subsidiaries and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)

all costs, expenses, and Liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Bullion or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(q)	Employment Matters.

(i)

Other than as disclosed in Schedule 4.1(q)(i) of the Bullion Disclosure Letter, neither Bullion nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Bullion.

(ii)

Except as disclosed in Schedule 4.1(q)(ii) of the Bullion Disclosure Letter, neither Bullion nor any of its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of Bullion, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Bullion, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(q) on or before the Closing Date.

(iii)

Neither Bullion nor any of its Subsidiaries is subject to any written claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Bullion, threatened, or any litigation actual, or to the knowledge of Bullion, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not reasonably be expected to have a Bullion Material Adverse Effect. To the knowledge of Bullion, no labor strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Bullion.

(iv)

Bullion and its Subsidiaries have operated in accordance in all material respects with all applicable Laws with respect to employment and labor, including employment and labor standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labor relations and privacy and there are no current, pending, or to the knowledge of Bullion, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Bullion Material Adverse Effect.

(r)

Absence of Certain Changes or Events. Except as (x) disclosed in the Bullion Public Documents filed and publicly available prior to the date of this Agreement, (y) set forth in Schedule 4.1(r) of the Bullion Disclosure Letter or (z) contemplated by this Agreement, since April 30, 2011:

	(i)	Bullion and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

	(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Bullion Material Adverse Effect has been incurred;

	(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Bullion Material Adverse Effect;

	(iv)	except as required by US GAAP, there has not been any change in the accounting practices used by Bullion and its Subsidiaries;

(v)

except as disclosed in Schedule 4.1(r)(v) of the Bullion Disclosure Letter and except for ordinary course adjustments to officers, directors or employees, there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of Bullion or its Subsidiaries;

(vi)

except as disclosed in Schedule 4.1(r)(vi) of the Bullion Disclosure Letter, there has not been any redemption, repurchase, cancellation or other acquisition of Bullion Shares by Bullion, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Bullion Shares;

(vii)

there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

	(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(ix)

except as disclosed in Schedule 4.1(r)(ix) of the Bullion Disclosure Letter, there has not been any satisfaction or settlement of any claims or Liabilities that were not reflected in Bullion’s audited financial statements, other than the settlement of claims or Liabilities incurred in the ordinary course of business consistent with past practice.

(s)

Litigation. Except as disclosed in Schedule 4.1(s) of the Bullion Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Bullion, threatened against or relating to Bullion or any of its Subsidiaries, the business of Bullion or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Authorities which, if adversely determined, would have, or would reasonably be expected to have, a Bullion Material Adverse Effect or prevent or materially delay the consummation of the Merger, nor to the knowledge of Bullion are there any events or circumstances which, in the reasonable opinion of Bullion, could be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Subsection 4.1(s) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Bullion Material Adverse Effect). Neither Bullion nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Bullion Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(t)	Taxes.

(i)

Except as set forth in Schedule 4.1(t) to the Bullion Disclosure Letter, Bullion has filed or caused to be filed, and will continue to file and cause to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects and no material fact has been omitted therefrom) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable. Bullion has provided adequate accruals in accordance with US GAAP in all published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by Bullion other than in the ordinary and regular course of business. To the knowledge of Bullion, no lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(ii)

All Taxes, local improvements, utilities and any and all other payments to or assessments of any Governmental Authority having jurisdiction in respect of the Bullion Property have been accrued, paid or made by Bullion in respect of the Bullion Property. There are no reassessments of Taxes in respect of Bullion that are outstanding and there are no outstanding issues which have been raised and communicated to Bullion by any Governmental Authority for any taxation year in respect of which a Tax Return of Bullion has been audited. No Governmental Authority has challenged, or disputed Bullion in writing of any Taxes or Tax Returns. Bullion is not negotiating any draft assessment or reassessment with any Governmental Authority. Bullion is not aware of any contingent Liabilities for Taxes or any grounds for an assessment or reassessment of Bullion, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Bullion Financial Statements. Bullion has not received any written indication from any Governmental Authority that an assessment or reassessment of Bullion is proposed in respect of any Taxes, regardless of its merits. Bullion has not executed or filed with any Governmental Authority any agreement or waiver extending the period for the assessment, reassessment, collection of any Taxes or filing of any Tax Returns. Bullion has not entered into a closing agreement pursuant to Section 7121 of the Tax Code or similar provision under any other applicable Laws.

(iii)

Bullion has withheld from each payment made to any of its present or former employees, officers and directors, and to all other Persons, all amounts required by applicable Law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Bullion has remitted all Federal Insurance Contributions Act (FICA) and similar contributions, retirement plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the proper Governmental Authority within the time required under applicable Laws. Bullion has charged, collected and remitted on a timely basis all Taxes required under applicable Laws on any sale, supply or delivery whatsoever, made by them.

(iv)	Bullion has not received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return that it may be subject to taxation by that jurisdiction.

(v)

Bullion is not a party to any agreement or contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Tax Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Bullion that are not deductible (in whole or in part) as a result of the application of Section 280G of the Tax Code.

(vi)

Bullion (i) has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; or (ii) has granted a power of attorney to any Person with respect to a taxable period.

(vii)	Bullion is not subject to accumulated earnings tax penalty and has not received any notification regarding a personal holding company tax.

(viii)

Bullion is not required to include in income any adjustment under either Section 481(a) or Section 482 of the Tax Code (or an analogous provision of applicable Law) by reason of a voluntary change in accounting method or otherwise and Bullion has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

(ix)

All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Tax Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Tax Code) were reported by Bullion in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Tax Code.

(x)

Bullion has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Tax Code, and Bullion will not engage in any such transaction within any applicable “consistency period” (as such term is defined in Section 338 of the Tax Code). Bullion was not acquired in a qualified stock purchase under Section 338(d)(3) of the Tax Code and no elections under Section 338(g) of the Tax Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Bullion.

(xi)	Bullion is not a party to any Tax allocation or sharing agreement.

(xii)	Bullion has paid all Taxes, charges, fees, levies or other assessments of a foreign country paid or accrued from the date of its formation.

(xiii)

Except as set forth in Schedule 4.1(t) to the Bullion Disclosure Letter, Bullion does not have either an “overall foreign loss” within the meaning of Section 904 of the Tax Code or a “dual consolidated loss” within the meaning of Treasury Regulation Section 1.1503-2.

(xiv)	Bullion does not participate in or cooperate with (or participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Tax Code.

(xv)

Bullion is a United States real property holding corporation within the meaning in Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code and the Bullion Shares are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d).

(xvi)

To the knowledge of Bullion, each Bullion shareholder who holds, or has held during the prior 5 years, directly or constructively, more than five percent of the issued and outstanding Bullion Shares is “United States person” as defined under Section 7701(a)(30) of the Tax Code.

(xvii)

Bullion (i) has been not a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was Bullion) or (ii) does not have any Liability for the Taxes of any Person (other than Bullion) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(xviii)

 Bullion does not constitute either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Tax Code) in a distribution of shares qualifying for tax-deferred treatment under Section 355 of the Tax Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Tax Code) in conjunction with the purchase of the Bullion Shares.

(xix)

 None of the indebtedness of Bullion constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Tax Code) with respect to which any interest deductions may be disallowed under Section 279 of the Tax Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Tax Code; and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Tax Code.

	(xx)	Bullion has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulation Sections 1.6011-4 or 1.6011-4T, as applicable.

(xxi)

There is no contract, agreement, plan or arrangement to which Bullion is a party as of the Closing Date, including but not limited to the provisions of this Agreement, covering any employee or former employee of Bullion that would reasonably be expected to give rise to a payment of any amount as a result of the Merger that would not be deductible pursuant to Sections 404 or 162(m) of the Tax Code.

(xxii)

 Bullion has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(u)

Books and Records. The corporate records and minute books of Bullion and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Bullion and its Subsidiaries as provided to Eurasian are complete and accurate in all material respects. The corporate minute books for Bullion and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Bullion and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices for companies of similar size and character to Bullion and such Subsidiary and in accordance with US GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by Bullion, accurately and fairly reflect the transactions and dispositions of assets of Bullion and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by Bullion, accurately and fairly reflect the basis for Bullion’s consolidated financial statements.

(v)	Insurance.

(i)

Bullion has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Bullion nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by Bullion through the Closing Date. No written (or to the knowledge of Bullion other) notice of cancellation or termination has been received by Bullion or any Subsidiary with respect to any such policy.

(w)

Non-Arm’s Length Transactions. Except as disclosed in Schedule 4.1(q) or Schedule 4.1(w) of the Bullion Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Bullion or any of its Subsidiaries) between Bullion or any of its Subsidiaries on the one hand, and any (a) officer or director of Bullion or any of its Subsidiaries, (b) any holder of record or, to the knowledge of Bullion, beneficial owner of five percent or more of the voting securities of Bullion, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(x)	Benefit Plans.

(i)

Schedule 4.1(x)(i) of the Bullion Disclosure Letter contains a true and complete list of each plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees or directors, including those intended to provide pension, profit sharing, retirement, supplemental retirement, deferred compensation, equity incentive, or bonus or other incentive benefits (whether or not tax qualified and whether or not defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); disability, medical, dental, or other health insurance benefits, life insurance or other death benefit benefits (whether or not defined in Section 3(1) of ERISA); salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) (i) to which Bullion or any of its Subsidiaries is a party or by which it is bound, (ii) with respect to which Bullion or any of its Subsidiaries has made any payments or contributions or may otherwise have any Liability, whether direct or indirect, (including any such plan or other arrangement formerly maintained by Bullion or any of its Subsidiaries), (iii) that Bullion or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future, (iv) for which Bullion or any of its Subsidiaries is or may be financially liable as a result of Bullion’s affiliation with any company or any company’s shareholders which together with Bullion or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Tax Code or Section 4001(b)(1) of ERISA (a “Bullion ERISA Affiliate”) (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is maintained by Bullion or any of its Subsidiaries for the benefit of its employees or former employees), or (v) for or with respect to which Bullion or any of its Subsidiaries is or may become liable under any common law successor doctrine, express successor liability provision of Law, labor or employment Law or agreement with a predecessor employer (“Bullion Benefit Plan”). No Bullion Benefit Plan includes any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither Bullion nor any of its affiliates has any present or potential Liability.

(ii)

With respect to each Bullion Benefit Plan, (i) such plan has been administered in compliance with its terms and applicable Law in all material respects, (ii) neither Bullion nor any Bullion ERISA Affiliate has engaged in, and Bullion and each Bullion ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Bullion or any Bullion ERISA Affiliate to any liability for a material breach of fiduciary duty under ERISA, (iii) no disputes are pending or, to the knowledge of Bullion or any Bullion ERISA Affiliate, threatened, other than ordinary claims for benefits, nor, to the knowledge of Bullion, is there any basis for such a proceeding, (iv) neither Bullion nor any Bullion ERISA Affiliate has engaged in, and neither Bullion nor any Bullion ERISA Affiliate has any knowledge of any Person that has engaged in, any transaction prohibited by Section 406 of ERISA or Section 4975 of the Tax Code, (v) all contributions due have been made on a timely basis, (vi) all required reports, notices and descriptions related to the Bullion Benefit Plan (including, but not limited to, those required by Bullion Benefit Plan provisions, ERISA and the Tax Code) have been distributed to participants or filed with the appropriate Governmental Authority, (vii) all contributions made under any Bullion Benefit Plan meet the requirements for deductibility under the Tax Code, (viii) Bullion is not liable (either directly or as a result of indemnification) for any excise Taxes, penalties, damages or equitable relief as a result of any violation under ERISA or any other applicable Law, and (ix) no audit or examination by a Governmental Authority is currently pending (nor has written notice been received regarding a potential audit or examination) and there are no pending submissions to a Governmental Authority.

(iii)

Any Bullion Benefit Plan, individual employment, severance or other compensatory agreement or arrangement with respect to which Bullion or any Bullion ERISA Affiliate has any current or future obligation that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Tax Code), complies in form with the requirements under Code Section 409A and the Treasury Regulations issued thereunder (without regard to the effective date of such regulations) so as not to result in the imposition of additional Tax or interest to a service provider. No Bullion Benefit Plan is a multiple employer plan (as defined in Section 413(c) of the Tax Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Tax Code, a plan that is intended to be qualified under Section 401(a), a welfare plan that is self funded, a plan that owns employer stock or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Tax Code.

(iv)

Except as listed on Schedule 4.1(x)(iv) of the Bullion Disclosure Letter, no present or former employees or directors of Bullion or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Tax Code) or any similar benefits.

	(v)	Neither Bullion nor any Bullion ERISA Affiliate is or ever has been subject to the requirements of Section 4980B of the Tax Code or Section 406 of ERISA.

(vi)

No condition, agreement or Bullion Benefit Plan provision limits the right of Eurasian or Merger Sub to amend, cut back or terminate any Bullion Benefit Plan (except to the extent such limitation arises under ERISA). Each Bullion Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(vii)

The execution, delivery, and performance by Bullion of this Agreement or any Ancillary Agreement to which Bullion is or will be a party and the consummation of the Transactions will not constitute an event under any Bullion Benefit Plan that will (i) cause any Bullion Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director of Bullion or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, benefit or award, (iii) modify or result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increases in benefits, awards or compensation with respect to any employee of Bullion, or (iv) cause any payments or benefits to any employee or director to be either subject to an excise Tax or non-deductible to Bullion under Sections 4999 and 280G of the Tax Code.

(y)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Bullion Material Adverse Effect:

	(i)	all facilities and operations of Bullion and its Subsidiaries have been conducted, and are now (and the facilities and operations of Old Bullion were), in compliance with all Environmental Laws;

(ii)

Bullion and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Bullion Property and Bullion Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)

no environmental, reclamation or closure obligation, demand, notice, work order or other Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Bullion, its Subsidiaries or Old Bullion and, to the knowledge of Bullion, there is no basis for any such obligations, demands, notices, work orders or Liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)

neither Bullion nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)

to the knowledge of Bullion, there are no changes in the status, terms or conditions of any Environmental Permits held by Bullion or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Authorities of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Bullion or any of its Subsidiaries following the Closing Date;

(vi)

Bullion and its Subsidiaries have made available to Eurasian all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vii)

to the knowledge of Bullion, none of Bullion, its Subsidiaries or Old Bullion are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Bullion Material Adverse Effect.

(z)

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Bullion or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Bullion or any Subsidiary, any acquisition of property by Bullion or any Subsidiary or the conduct of business by Bullion or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Bullion Material Adverse Effect.

(aa)

Material Contracts. Schedule 4.1(aa) of the Bullion Disclosure Letter sets forth all Material Contracts of Bullion. Bullion and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. Neither Bullion nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Bullion have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Bullion Material Adverse Effect. Neither Bullion nor any Subsidiary of Bullion knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Bullion, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Bullion Material Adverse Effect. Prior to the date hereof, Bullion has made available to Eurasian true and complete copies of all of the Material Contracts of Bullion. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Bullion (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(bb)	Intellectual Property.

(i)

Bullion owns, free and clear of all security interests, or has the valid right to use all Intellectual Property used by it in its business as currently conducted and as proposed to be conducted. Except as disclosed in Schedule 4.1(bb) of the Bullion Disclosure Letter, no other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (v) below and licensees of the Intellectual Property of Bullion disclosed pursuant to paragraph (iv) below) has any rights to any of the Intellectual Property owned or used by Bullion, and, to Bullion’s knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property that Bullion owns.

(ii)

To Bullion’s knowledge: (x) none of the activities or business conducted by Bullion or its Subsidiaries constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property of any other Person; and (y) none of the activities or business conducted by Bullion or its Subsidiaries infringes or violates (or in the past infringed or violated) any Intellectual Property of any Person. To Bullion’s knowledge, none of the activities or business proposed to be conducted by Bullion or its Subsidiaries will infringe, violate, or constitute a misappropriation of, any Intellectual Property of any other Person. To Bullion’s knowledge, neither Bullion nor any of its Subsidiaries has received any complaint, claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property of any Person, and, to the knowledge of Bullion, there is no basis for any such complaint, claim or notice.

(iii)

Neither Bullion nor any of its Subsidiaries has received any written communication (excluding communications from national or regional patent offices) challenging the inventorship, validity, enforceability or ownership of any Intellectual Property, and to Bullion’s knowledge, there is no reasonable basis for such challenge. To Bullion’s knowledge, all Intellectual Property identified on Schedule 4.1(bb) of the Bullion Disclosure Letter is valid and enforceable. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies Intellectual Property owned by Bullion that was developed using any federal or university funding, resources or staff, and identifies Intellectual Property owned by Bullion to which any government entity or university has any rights.

(iv)

Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application that is owned, free and clear of all security interests, by Bullion. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application identified on Schedule 4.1(bb) of the Bullion Disclosure Letter is owned exclusively by Bullion. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application that is exclusively licensed to Bullion. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application, other than those identified in Schedules 4.1(bb) of the Bullion Disclosure Letter and hereto, in which Bullion has rights, along with a description of such rights. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each license or other agreements pursuant to which Bullion has granted any option, license or other rights to any third party with respect to any Intellectual Property.

(v)

Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each agreement with a third party pursuant to which Bullion obtains rights to Intellectual Property (other than software that is generally commercially available) that is owned by a party other than Bullion (“Third Party Agreements”). Bullion is in compliance, in all material respects, with all Third Party Agreements, each of which are valid and in full force and effect, and to Bullion’s knowledge, has not received any notice of breach or violation by Bullion of any terms of a Third Party Agreement, and to Bullion’s knowledge, there is no basis for any such notice. Bullion has met any milestone required to be met by Bullion in order for Bullion to maintain the full benefit of its rights under any Third Party Agreement (with respect to those milestones with a deadline at or before the date hereof). Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, other than license fees for software that is generally commercially available, Bullion is not obligated to pay any royalties or other compensation to any third party in respect of the ownership, use or license of any Intellectual Property.

(vi)

Bullion has taken reasonable precautions (x) to protect its rights in its Intellectual Property and (y) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, shareholders and employees of Bullion the result of which would be to materially compromise the rights of Bullion to apply for or enforce appropriate legal protection of any Intellectual Property of Bullion.

(vii)

Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, all of the Intellectual Property purported to be developed and owned by Bullion has been created by employees or independent contractors of Bullion who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to Bullion. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, no portion of the Intellectual Property was jointly developed with any third party. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, no Bullion employee or consultant is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, non- solicitation of employees, or non-competition agreement between such employee or consultant and a third party. Each former and current Bullion employee, and each former and current Bullion consultant, has executed written confidential information and invention assignment agreements containing appropriate confidentiality provisions, and invention assignment provisions assigning to Bullion all related Intellectual Property developed by them in the course of their employment or consultant relationship with Bullion.

(cc)

Brokers. None of Bullion, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(dd)

Takeover Matters. Bullion and Bullion’s Board of Directors have each taken all actions necessary to be taken such that no “rights plans” or “poison pill plans” or restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other anti-takeover Law of any state, or any applicable anti-takeover provision in the articles of incorporation or bylaws of Bullion, is, or at the Effective Time will be, applicable to Bullion, Eurasian, Merger Sub, the Bullion Shares, the Voting Agreements, this Agreement or the Merger.

(ee)

No Expropriation. No property or asset of Bullion or its Subsidiaries (including any Bullion Property or Bullion Mineral Rights) has been taken or expropriated by any Governmental Authorities nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Bullion, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ff)

Corrupt Practices Legislation. Neither Bullion, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Bullion or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Bullion or any of its Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Bullion no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Bullion or any of its Subsidiaries or affiliates.

(gg)

Competition Act. The aggregate value of Bullion’s assets in Canada, as calculated in accordance with the Competition Act (Canada), does not exceed the applicable thresholds for notifiable transactions under Part IX of the Competition Act (Canada).

(hh)	Working Capital. As at the date of this Agreement, Bullion and its Subsidiaries have a positive Working Capital balance.

4.2 Survival of Bullion Representations and Warranties. The representations and warranties of Bullion contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

4.3 Eurasian Representations and Warranties. Except as disclosed in the Eurasian Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Eurasian hereby represents and warrants to Bullion as follows, and acknowledges that Bullion is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Eurasian is duly continued and validly existing under the laws of the Province of British Columbia and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Merger Sub is duly incorporated and validly existing under the laws of the State of Utah and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Eurasian is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Eurasian Material Adverse Effect. True and complete copies of the organizational documents of each of Eurasian and Merger Sub have been delivered or made available to Bullion, and Eurasian has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Each of Eurasian and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of Eurasian and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Eurasian Board and the directors of Merger Sub, respectively, and no other corporate proceedings on the part of Eurasian or Merger Sub are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Eurasian and Merger Sub and constitutes a valid and binding obligation of each of Eurasian and Merger Sub, enforceable by Bullion against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by each of Eurasian and Merger Sub of this Agreement and the performance by them of their respective obligations hereunder and the completion of the Merger will not violate, conflict with or result in a breach of any provision of the organizational documents of Eurasian or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Eurasian Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, license or permit to which Eurasian or any of its Subsidiaries is a party or by which Eurasian or any of its Subsidiaries is bound; or (ii) any Law to which Eurasian or any of its Subsidiaries is subject or by which Eurasian or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any Lien upon any of Eurasian’s assets or the assets of any of its Subsidiaries. Other than those listed on Schedule 4.3(c) to the Eurasian Disclosure Letter, no Authorization, consent or approval of, or filing with, any other Person is necessary on the part of Eurasian or Merger Sub for the consummation by Eurasian and Merger Sub of their respective obligations in connection with the Merger under this Agreement or for the completion of the Merger not to cause or result in any loss of any rights or assets or any interest therein held by Eurasian or Merger Sub or any of its Subsidiaries in any properties, except for: (i) the filing of the Articles of Merger with the State of Utah; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and such reports under applicable securities laws as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other consents of Governmental Authorities listed in Schedule 4.3(c) of the Eurasian Disclosure Letter; and (vi) such other consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Eurasian Material Adverse Effect.

(d)

Subsidiaries. Eurasian does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 4.3(d) to the Eurasian Disclosure Letter. Each Subsidiary of Eurasian is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Eurasian Material Adverse Effect. Except as disclosed on Schedule 4.3(d) of the Eurasian Disclosure Letter, Eurasian beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, Liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares. Eurasian does not hold any equity or voting interest, or right to acquire an equity or voting interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 4.3(d) to the Eurasian Disclosure Letter.

(e)	Compliance with Laws.

(i)

The operations of Eurasian and its Subsidiaries have been and are now conducted in compliance with all Laws that have been and are now applicable to the operations of Eurasian or of any of its Subsidiaries and none of Eurasian or any of its Subsidiaries has received any written notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect.

(ii)

None of Eurasian or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect.

(f)

Company Authorizations. Eurasian and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Eurasian or its Subsidiaries or otherwise in connection with the material business or operations of Eurasian or its Subsidiaries and such Authorizations are in full force and effect. Eurasian and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Eurasian, threatened regarding any of the Authorizations. None of Eurasian or any of its Subsidiaries has received any written notice of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect and, to the knowledge of Eurasian, all such Authorizations continue to be effective in order for Eurasian and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than Eurasian or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Eurasian consists of an unlimited number of Eurasian Shares. As at the date of this Agreement there are: (A) 52,236,004 Eurasian Shares validly issued and outstanding as fully-paid and non-assessable shares of Eurasian; (B) Eurasian Options providing for the issuance of 4,102,867 Eurasian Shares upon the exercise thereof; and (C) Eurasian Warrants providing for the issuance of 13,103,587 Eurasian Shares upon the exercise thereof. The material terms of the Eurasian Options and the Eurasian Warrants (including exercise price) are disclosed in Schedule 4.3(g) to the Eurasian Disclosure Letter. Except for the securities referred to in this Subsection 4.3(g)(i), there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Eurasian or any of its Subsidiaries to issue or sell any shares of Eurasian or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Eurasian or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Eurasian or any of its Subsidiaries based upon the book value, income or any other attribute of Eurasian or any of its Subsidiaries.

(ii)

The Eurasian Shares are listed on the TSX-V and the NYSE Amex LLC, and are not listed or quoted on any market, stock exchange, over-the-counter market or quotation system other than the TSX-V and the NYSE Amex LLC.

(iii)

There are no contractual obligations of Eurasian or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Eurasian Shares or any shares of any of its Subsidiaries. No Subsidiary of Eurasian owns any Eurasian Shares.

(iv)

No order ceasing or suspending trading in securities of Eurasian nor prohibiting the sale of such securities has been issued and is outstanding against Eurasian or its directors, officers or promoters.

(h)

Reports. Eurasian has timely filed with all applicable Governmental Authorities true and complete copies of the Eurasian Public Documents that Eurasian is required to file therewith. All forms, reports, schedules, statements and other documents filed by Eurasian under applicable securities Laws since March 31, 2010 (including any financial statements, schedules or exhibits included or incorporated by reference therein)at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable securities Laws. None of Eurasian’s Subsidiaries is required to file or furnish any forms, reports or other documents under the applicable securities laws of any Governmental Authorities. Eurasian has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self regulatory authority which at the date hereof remains confidential.

(i)

Financial Statements. The audited consolidated financial statements for Eurasian as at and for the fiscal year ended on March 31, 2011, including the notes thereto and the report by Eurasian’s auditors thereon, has been, and all financial statements of Eurasian which are publicly disseminated by Eurasian in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, Liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Eurasian and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(j)	Internal Controls and Disclosure Controls.

(i)

Eurasian maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Eurasian and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP, and that receipts and expenditures of Eurasian and its Subsidiaries are being made only with Authorizations of management and directors of Eurasian and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Eurasian or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Eurasian, prior to the date of this Agreement: (x) there are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of Eurasian that are reasonably likely to adversely affect the ability of Eurasian to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Eurasian.

(ii)

The management of Eurasian has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Eurasian in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Authorities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Authorities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Eurasian in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Authorities is accumulated and communicated to Eurasian’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(k)

Undisclosed Liabilities. Except as disclosed in Schedule 4.3(k) of the Eurasian Disclosure Letter, neither Eurasian nor any of its Subsidiaries has any Liabilities, except for: (a) Liabilities that are specifically presented on the audited balance sheet of Eurasian as of March 31, 2011 or disclosed in the notes thereto; or (b) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011, that are not and would not, individually or in the aggregate with all other Liabilities of Eurasian and its Subsidiaries (other than those disclosed on such balance sheet and/or in the notes to the Eurasian financial statements), reasonably be expected to have a Eurasian Material Adverse Effect, or have a Eurasian Material Adverse Effect, or, as a consequence of the consummation of the Merger, have a Eurasian Material Adverse Effect. Without limiting the foregoing, such balance sheet reflects reasonable reserves in accordance with Canadian GAAP for contingent Liabilities relating to pending litigation and other contingent obligations of Eurasian and its Subsidiaries except as disclosed in the Eurasian Disclosure Letter.

(l)	Interest in Properties and Mineral Rights.

(i)

All of Eurasian’s and its Subsidiaries’ real properties (collectively, and where material, the “Eurasian Property”) and all of Eurasian’s and its Subsidiaries’ mineral interests and rights (including any material claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, and where material, the “Eurasian Mineral Rights”), are set out in Schedule 4.3(l)(i) of the Eurasian Disclosure Letter. Other than the Eurasian Property and the Eurasian Mineral Rights set out in Schedule 4.3(l)(i) of the Eurasian Disclosure Letter, neither Eurasian nor its Subsidiaries, owns or has any interest in any real property or any mineral interests and rights.

(ii)

Except as disclosed on Schedule 4.3(l)(ii) of the Eurasian Disclosure Letter, Eurasian or a Subsidiary of Eurasian is the sole legal and beneficial owner of all right, title and interest in and to the Eurasian Property and the Eurasian Mineral Rights, free and clear of any Liens.

(iii)	All of the Eurasian Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)

The Eurasian Property and the Eurasian Mineral Rights are in good standing under applicable Law and, to the knowledge of Eurasian, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)	There is no adverse claim against or challenge to the title to or ownership of the Eurasian Property or any of the Eurasian Mineral Rights.

(vi)	Eurasian or a Subsidiary of Eurasian has the exclusive right to deal with the Eurasian Property and all of the Eurasian Mineral Rights.

(vii)

Except as disclosed in Schedule 4.3(l)(vii) of the Eurasian Disclosure Letter, no Person other than Eurasian and its Subsidiaries has any interest in the Eurasian Property or any of the Eurasian Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)

Except as disclosed in Schedule 4.3(l)(viii) of the Eurasian Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Eurasian’s or a Subsidiary’s interest in the Eurasian Property or any of the Eurasian Mineral Rights.

(ix)

There are no material restrictions on the ability of Eurasian and its Subsidiaries to use, transfer or exploit the Eurasian Property or any of the Eurasian Mineral Rights, except pursuant to the applicable Law.

(x)

Neither Eurasian nor any of its Subsidiaries has received any written notice from any Governmental Authorities of any revocation or intention to revoke any interest of Eurasian or a Subsidiary in any of the Eurasian Property or any of the Eurasian Mineral Rights.

(xi)

Eurasian and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licenses operations from landowners or Governmental Authorities permitting the use of land by Eurasian and its Subsidiaries, and mineral interests that are required to exploit the development potential of the Eurasian Property and the Eurasian Mineral Rights as contemplated in Eurasian Public Documents filed on or before the date hereof and no third party or group holds any such rights that would be required by Eurasian to develop the Eurasian Property or any of the Eurasian Mineral Rights as contemplated in Eurasian Public Documents filed on or before the date hereof.

(xii)

All mines located in or on the Eurasian Property or any of its Subsidiaries, or properties pooled or unitized therewith, which have been abandoned by Eurasian or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Eurasian as of the date hereof have been accurately set forth in Eurasian Public Documents without omission of information necessary to make the disclosure not misleading

(m)

Absence of Certain Changes or Events. Except as (x) disclosed in the Eurasian Public Documents filed and publicly available prior to the date of this Agreement, (y) set forth in Schedule 4.3(m) of the Eurasian Disclosure Schedule or (z) contemplated by this Agreement, since March 31, 2011:

	(i)	Eurasian and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

	(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Eurasian Material Adverse Effect has been incurred;

	(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Eurasian Material Adverse Effect;

	(iv)	except as required by Canadian GAAP, there has not been any change in the accounting practices used by Eurasian and its Subsidiaries;

(v)

except as disclosed in Schedule 4.3(m)(v) of the Eurasian Disclosure Letter and except for ordinary course adjustments to officers, directors, employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Eurasian or its Subsidiaries;

(vi)

there has not been any redemption, repurchase or other acquisition of Eurasian Shares by Eurasian, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Eurasian Shares;

(vii)

there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

	(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(ix)

except as disclosed in Schedule 4.3(m)(ix) of the Eurasian Disclosure Letter there has not been any satisfaction or settlement of any claims or Liabilities that were not reflected in Eurasian’s audited financial statements, other than the settlement of claims or Liabilities incurred in the ordinary course of business consistent with past practice.

(n)

Litigation. Except as disclosed in Schedule 4.3(n) of the Eurasian Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Eurasian, threatened against or relating to Eurasian or any of its Subsidiaries, the business of Eurasian or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Authorities which, if adversely determined, would have, or would reasonably be expected to have, a Eurasian Material Adverse Effect or prevent or materially delay the consummation of the Merger. Neither Eurasian nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Eurasian Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(o)	Taxes.

(i)

Each of Eurasian and the Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Authorities, such Tax Returns were complete and correct in all material respects and Eurasian and each of its Subsidiaries has paid all Taxes, including installments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Authorities and Eurasian has provided adequate accruals in accordance with Canadian GAAP in the most recently published financial statements of Eurasian for any Taxes of Eurasian and each of the Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(ii)

Each of Eurasian and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Authorities such Taxes or other amounts required by Law to be remitted by it.

(iii)

Except as disclosed as Schedule 4.3(o)(iii) of the Eurasian Disclosure Letter, there are no proceedings, investigations, audits or claims now pending or threatened against Eurasian or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authorities relating to Taxes.

(iv)

There are no Liens for Taxes upon any properties or assets of Eurasian or any of its Subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Eurasian’s audited financial statements).

(p)

Books and Records. The corporate records and minute books of Eurasian and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Eurasian and its Subsidiaries as provided to Bullion are complete and accurate in all material respects. The corporate minute books for Eurasian and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Eurasian and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with Canadian GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by Eurasian, accurately and fairly reflect the transactions and dispositions of assets of Eurasian and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by Eurasian, accurately and fairly reflect the basis for Eurasian’s consolidated financial statements.

(q)	Insurance.

(i)

Eurasian has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Eurasian nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by Eurasian through the Closing Date. No written (or to the knowledge of Eurasian other) notice of cancellation or termination has been received by Eurasian or any Subsidiary with respect to any such policy.

(r)

Non-Arm’s Length Transactions. Except as disclosed in Schedule 4.3(r) of the Eurasian Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Eurasian or any of its Subsidiaries) between Eurasian or any of its Subsidiaries on the one hand, and any (a) officer or director of Eurasian or any of its Subsidiaries, (b) any holder of record or, to the knowledge of Eurasian, beneficial owner of five percent or more of the voting securities of Eurasian, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(s)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Eurasian Material Adverse Effect:

(i) all facilities and operations of Eurasian and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)

Eurasian and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Eurasian Property and Eurasian Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Eurasian and its Subsidiaries and, to the knowledge of Eurasian, there is no basis for any such obligations, demands, notices, work orders or Liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)

neither Eurasian nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)

to the knowledge of Eurasian, there are no changes in the status, terms or conditions of any Environmental Permits held by Eurasian or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Authorities of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Eurasian or any of its Subsidiaries following the Closing Date;

(vi)

Eurasian and its Subsidiaries have made available to Bullion all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vii)

to the knowledge of Eurasian, Eurasian and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Eurasian Material Adverse Effect.

(t)

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Eurasian or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Eurasian or any Subsidiary, any acquisition of property by Eurasian or any Subsidiary or the conduct of business by Eurasian or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Eurasian Material Adverse Effect.

(u)

Material Contracts. Schedule 4.3(u) of the Eurasian Disclosure Letter sets forth all Material Contracts of Eurasian. Eurasian and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. Neither Eurasian nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Eurasian have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Eurasian Material Adverse Effect. Neither Eurasian nor any Subsidiary of Eurasian knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Eurasian, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Eurasian Material Adverse Effect. Prior to the date hereof, Eurasian has made available to Bullion true and complete copies of all of the Material Contracts of Eurasian. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Eurasian (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(v)	Reporting Issuer Status. As of the date hereof, Eurasian is a reporting issuer not in default under the securities Laws of the Provinces of British Columbia and Alberta.

(w)

Corrupt Practices Legislation. Neither Eurasian, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Eurasian or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Eurasian or any of its Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Eurasian no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Eurasian or any of its Subsidiaries or affiliates.

(x)

Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Eurasian and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Survival of Eurasian Representations and Warranties. The representations and warranties of Eurasian contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1 Access to Information. Subject to applicable Laws and the Confidentiality Agreement, each of Bullion and Eurasian hereby agree to continue allowing the other party and its agents and advisors, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this agreement is terminated pursuant to the terms hereof, all reasonable access to their (and their respective Subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

5.2 Approvals. Bullion and Eurasian covenant and agree to use commercial best efforts to obtain as soon as practicable the required approvals of all applicable stock exchanges and all other regulatory and shareholder approvals.

5.3 Proxy Statement; Registration Statement.

(a)

As promptly as practicable after the execution of this Agreement, (i) Bullion shall prepare and file with the SEC the proxy statement to be sent to the shareholders of Bullion relating to the meeting of Bullion’s shareholders (the “Shareholders’ Meeting”) to be held to consider approval and adoption of this Agreement, the Merger, or any information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and (ii) Eurasian shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a proxy statement/prospectus, in connection with the registration under the Securities Act of the Eurasian Shares to be issued to the shareholders of Bullion pursuant to the Merger. Each of Bullion and Eurasian shall cooperate with each other and promptly respond to any comments from the SEC or the staff of the SEC on the Proxy Statement or the Registration Statement. Eurasian and Bullion each shall use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger, and, prior to the effectiveness of the Registration Statement, Eurasian shall take all or any action required under any applicable U.S. federal or state securities Laws or Canadian provincial or territorial securities Laws in connection with the issuance of Eurasian Shares pursuant to the Merger and in connection with the preparation, filing and mailing of the Proxy Statement and any documents ancillary thereto. Each of Eurasian and Bullion shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have been declared effective, Bullion shall use its reasonable best efforts to mail the Proxy Statement to its shareholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements of the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between it, on the one hand, and the SEC or the staff of the SEC on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger.

(b)

Bullion shall use its reasonable best efforts to cause to be delivered a letter from its independent auditors, dated (i) the date that is two (2) business days prior to the effectiveness of the Registration Statement and (ii) the Closing Date, and addressed to Eurasian and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c)

Except as provided in Section 5.7, Bullion covenants that none of the Bullion Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Eurasian or Merger Sub, the approval or recommendation by Bullion Board or any committee thereof of this Agreement, the Merger or any other transaction contemplated hereby and the Proxy Statement shall include the recommendation of Bullion Board to the shareholders of Bullion in favor of approval and adoption of this Agreement and approval of the Merger. If and only if the Bullion Board is permitted to and in fact elects to recommend a Superior Proposal in accordance with Section 5.7, then the Bullion Board shall include in the Proxy Statement, or in an amendment thereto, no recommendation regarding the approval of this Agreement and the Merger and the Bullion Board shall include in the Proxy Statement, or in an amendment thereto, the basis for its determination to not recommend this Agreement and the Merger.

(d)

No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Eurasian or Bullion without (i) providing the other party and its counsel a reasonable opportunity to review and comment thereon and (ii) the approval of the other party (such approval not to be unreasonably withheld or delayed). Eurasian and Bullion each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Eurasian Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or any other Governmental Authority for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or any other Governmental Authority for additional information.

(e)

Eurasian represents and warrants to Bullion that the information supplied by Eurasian for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Bullion, (iii) the time of the Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Eurasian or Merger Sub, or their respective officers or directors, should be discovered by Eurasian which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Eurasian shall promptly inform Bullion and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Bullion. Eurasian represents and warrants to Bullion that all documents that Eurasian is responsible for filing with the SEC or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

(f)

Bullion represents and warrants to Eurasian that the information supplied by Bullion for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Bullion, (iii) the time of the Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Bullion or any of its Subsidiaries, or their respective officers or directors, should be discovered by Bullion which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Bullion shall promptly inform Eurasian and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Bullion. Bullion represents and warrants to Eurasian that all documents that Bullion is responsible for filing with the SEC or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

5.4 Shareholders’ Meeting. Bullion shall duly call and hold the Shareholders’ Meeting as promptly as practicable following the date hereof for the purpose of voting upon the approval and adoption of this Agreement and the Merger. Bullion shall use its reasonable best efforts to hold the Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement is declared effective. Subject to Section 5.7 hereof, Bullion shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

5.5 Interim Covenants. Each of Bullion and Eurasian covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) as required by applicable Law or by any Governmental Authority having jurisdiction; (ii) with respect to matters qualified by the correspondingly numbered section of the Bullion Disclosure Letter or the Eurasian Disclosure Letter, as applicable; (iii) as shall otherwise be agreed to in writing by the parties hereto; or (iv) as otherwise expressly contemplated or permitted by this Agreement, it will, and will cause each of its Subsidiaries to:

(a)	operate its business in the ordinary course consistent with past practice;

(b)	comply with all requirements which applicable Law may impose on it or its Subsidiaries with respect to the Merger;

(c)

promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any material adverse change in respect of its business, affairs, operations and financial condition, and (iii) of any material breach by it of any covenant or agreement contained in this Agreement;

(d)

use reasonable best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it or its Subsidiaries to consummate the transactions contemplated hereby;

(e)

cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)	incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice or with the prior written consent of the other party;

(g)

not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its Subsidiaries without the prior written consent of the other party;

(h)	not amend its organizational documents or amend the organizational documents of any Subsidiary (except to the extent required to complete the Merger);

(i)

not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(j)

not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(k)	not incur or become liable upon any indebtedness or become liable in respect of the obligation of any other person;

(l)	not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(m)

not (i) satisfy or settle any claims or Liabilities prior to the same being due, except such as have been reserved against in its financial statements, (ii) grant any waiver, exercise any option or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(n)	not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to shareholders;

(o)

not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(p)

not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any Tax election inconsistent with past practice; and

(q)	cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein and in this Agreement.

5.6 Working Capital.

(a)

Bullion covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as necessary to comply with the terms of this Agreement, it shall manage the Working Capital in a fashion consistent with past practice, including by paying outstanding obligations, accounts and other indebtedness as they come due in a fashion consistent with past practice, and in any event, Bullion shall not make expenditures or incur indebtedness or liabilities in any calendar month in an aggregate amount greater than $350,000 without the prior written consent of Eurasian.

(b)

On or before the 5th day of each calendar month between the date of this Agreement and the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, Bullion shall prepare and deliver to Eurasian a statement setting forth the estimated Working Capital as of the last day of the immediately preceding calendar month, which statement shall include a reasonably detailed summary of the calculations and reasonable assumptions made to arrive at such amounts. Bullion shall provide to Eurasian any information and back-up materials reasonably requested by Eurasian with respect thereto. Such statement shall be prepared by Bullion in good faith on a basis consistent with the financial statements of Bullion.

(c)

On or before the 10th day prior to the Closing Date, Bullion shall prepare and deliver to Eurasian a statement setting forth the estimated Working Capital balance as at the Closing Date, which statement will include a list of all expenditures made for the current calendar month and all anticipated expenditures up until the Closing Date and which statement will also include a reasonably detailed summary of any other calculations and reasonable assumptions made to arrive at such amounts. Bullion shall provide to Eurasian any information and back-up materials reasonably requested by Eurasian with respect thereto. Such statement shall be prepared by Bullion in good faith on a basis consistent with the financial statements of Bullion.

5.7 No Solicitation. Until this Agreement is terminated in accordance with its terms, Bullion and its affiliates will shut down any existing data rooms established to solicit offers for Bullion and will not solicit offers or any other expression of interest intended to result in a merger or acquisition of Bullion’s assets, and after the date hereof will not directly or indirectly through any officer, director, employee, representative, counsel, advisor or agent of Bullion or its affiliates, as the case may be, take any action to solicit, assist or encourage inquiries, submissions, proposals or offers from any person or entity other than the other party to this Agreement (a “Third Party”) relating to, and will not initiate, continue or otherwise participate in any discussions or negotiations with a Third Party regarding, or furnish to any Third Party any information with respect to, enter into any form of agreement, arrangement or understanding with any Third Party with respect to, or otherwise co-operate in any way with or assist to participate in, or facilitate or encourage any efforts or attempt by, any Third Party with respect to:

(a)	the direct or indirect acquisition or disposition of all or any of Bullion’s securities;

(b)

any amalgamation, merger, sale of all or any part of its assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Bullion and all or any material part of its assets; or

(c)	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of (a), (b) or (c) being a “Competing Transaction”), provided, however that Bullion shall not be prohibited from considering, discussing, negotiating or providing any information (including access to its management) to a Third Party in respect of a bona fide unsolicited proposal to the Bullion Board or the Bullion shareholders, that the Bullion Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment upon the receipt of advice of independent legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Bullion and its shareholders under applicable Law, (iii) provided written notice to Eurasian of its intent to furnish information or enter into discussions with such person at least five (5) Business Days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no more favorable than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting it from satisfying its obligations under this Agreement). Bullion shall promptly notify Eurasian (within no more than 48 hours) of the communication or receipt of any information relating to any Competing Transaction, any request for information that could reasonably be expected to be related to a Competing Transaction or any request for discussions or negotiations that could reasonably be expected to be related to a Competing Transaction, indicating, in connection with such notice, the identity of the person making such proposal or request and the material terms and conditions thereof. Bullion shall keep Eurasian reasonably informed on a current basis (within no more than 48 hours) of any material developments in the status and terms of such proposal or request (including whether such Competing Transaction proposal has been withdrawn or rejected and any material change to the terms thereof) and shall concurrently provide Eurasian with copies of any material written information or materials that it provides to the person making the request therefor that have not previously been provided to Eurasian.

Except as set forth in this Section 5.7, the Bullion Board (or any committee thereof) shall not approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Bullion Board determines, in its good faith judgment prior to receipt of approval of the Merger from its shareholders and after receipt of legal advice of independent legal counsel, that it is required to do so to comply with its fiduciary obligations under applicable Law, the Bullion Board may recommend a Superior Proposal, but only (i) after providing written notice to the Eurasian Board (a “Notice of Superior Proposal”) advising it that the Bullion Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Bullion Board intends to approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to the Superior Proposal and the manner in which it intends (or may intend) to do so, and (ii) if Eurasian does not, within five (5) Business Days of its receipt of the Notice of Superior Proposal, make an offer that the Bullion Board determines, in its good faith judgment (after having received the advice of a financial advisor) to be at least as favorable to its shareholders as such Superior Proposal. During the period from Eurasian’s receipt of the Notice of Superior Proposal until the end of such five (5) Business Day period, Bullion shall, if requested by Eurasian, negotiate in good faith with Eurasian to revise this Agreement so that the Competing Transaction that constituted a Superior Proposal no longer constitutes a Superior Proposal. Any disclosure that the Bullion Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act or to comply with any other applicable Law, will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Bullion Board in violation of this Section 5.7. Except as permitted in this Section 5.7, Bullion shall not submit to the vote of its shareholders any Competing Transaction, or propose to do so.

A “Superior Proposal” means an unsolicited written bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Bullion pursuant to which the shareholders of Bullion immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any Person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Bullion), directly or indirectly, of ownership of a majority of the then outstanding Bullion Shares, in each case on terms (including conditions to consummation of the contemplated transaction) that the Bullion Board determines, in its good faith judgment (after having received the advice of independent legal counsel and a financial advisor), to be (A) more favorable to the shareholders of Bullion than the Merger (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Eurasian in response to such offer or otherwise), and (B) reasonably capable of being completed taking into account all legal, regulatory and other aspects of such and for which financing, to the extent required, is then committed.

Bullion shall not release any third party from or waive any provision of any confidentiality or standstill agreement to which it is a party.

5.8 Eurasian Board. Eurasian shall take all such action as may be necessary (i) to cause the number of directors comprising the Eurasian Board as of the Effective Time to be increased to seven, (ii) to cause James A. Morris (or, if he is unwilling or unable to serve as a member of the Eurasian Board for any reason, such other individual as Bullion and Eurasian may agree) to be appointed to the Eurasian Board as of the Effective Time, to serve until the next annual election of directors of Eurasian, and (ii) immediately following the Effective Time to cause R. Don Morris to be appointed to the Advisory Board of Eurasian. In connection with such next annual election of directors of Eurasian, Eurasian shall take all such action as may be necessary to include James A. Morris (or, if he is unwilling or unable to serve as a member of the Eurasian Board for any reason, such other individual as Bullion and Eurasian may agree) as a nominee for the Eurasian Board recommended by the Eurasian Board for election by Eurasian’s shareholders.

5.9 Listing. Eurasian shall promptly prepare and submit to the TSX-V or such other stock exchange or exchanges upon which Eurasian Shares are then listed (the “Applicable Exchanges”) an application covering the Eurasian Shares to be issued in connection with the Merger and pursuant to the Substitute Warrants, and shall use its reasonable efforts to obtain, prior to the Effective Time, conditional approval of the Applicable Exchanges for the listings of such Eurasian Shares, subject to the customary post-closing deliveries to the Applicable Exchanges, and Bullion shall cooperate with Eurasian with respect to such listing.

5.10 Employee Matters.

(a)

All obligations of Bullion to officers or employees of Bullion or its Subsidiaries as of the Closing Date shall have been paid by Bullion or its Subsidiaries at or prior to the Effective Time. Except for Phillip Manning, Rob Morris and any other officers and employees of Bullion or its Subsidiaries designated in writing by Eurasian to Bullion, effective immediately following the Effective Time, Bullion shall terminate, or cause to resign, all United States-based officers and employees of Bullion and each of its Subsidiaries and, following payment immediately after the Effective Time of any severance obligations specifically disclosed in the Bullion Disclosure Letter to such Persons and, except (i) as contemplated in Section 5.10(b), (ii) in the case of Bullion’s officers, for the obligations set forth in Section 5.11 and (iii) the obligation to offer COBRA continuation coverage in accordance with applicable Law, neither the Surviving Corporation nor Eurasian shall have any Liability to any such Persons at or after the Effective Time.

(b)

Bullion shall cause to be delivered to Eurasian (i) duly executed and legally binding resignations of each the directors and officers of Bullion as Eurasian may designate by notice in writing to Bullion, and (ii) corresponding releases from each such resigning director and officer in respect of all claims arising from any cause, matter or thing arising at or prior to the Effective Time (except for any claims for indemnification pursuant to Section 5.11), including in respect of losses, damages, expenses, liabilities, remuneration, benefits or other monetary obligations owing or accruing to such director or officer by any of Bullion or its Subsidiaries, each in form and substance satisfactory to Eurasian, acting reasonably, and effective on the Closing Date.

5.11 Directors and Officers Insurance; Indemnification. From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, for the benefit of the officers and directors of Bullion with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of this Agreement in the form disclosed by Bullion to Eurasian prior to the date of this Agreement; provided, however, that the Surviving Corporation may substitute for such existing policy a policy or policies of comparable coverage; provided, further, that if the aggregate amount paid for such insurance at any time during such period shall exceed $15,000 per year, then the Surviving Corporation shall provide only such coverage as may be obtained for an aggregate amount equal to $15,000 per year. For six years after the Effective Time, the Surviving Corporation shall honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its Subsidiaries under Bullion’s articles of incorporation and by-laws as in effect on the date of this Agreement.

5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Bullion, Eurasian, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then Bullion, Eurasian, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.13 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Tax Code, and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368 -2(g). Each party hereto agrees to treat the Merger as a reorganization with the meaning of Section 368(a) of the Tax Code for all U.S. federal income tax purposes, and to not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with such treatment, unless otherwise required by applicable law. Notwithstanding any provision of this Agreement, none of Eurasian, Merger Sub or Bullion makes any representation, warranty or covenant to any other party or to any holder of Bullion Shares, any holder of Eurasian Shares or other holder of Bullion securities or Eurasian securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the Tax treatment of the Merger, including, but not limited to, whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Tax Code or as a tax-deferred transaction for purposes of any United States state or local income tax law.

5.14 Section 16 Matters. Prior to the Effective Time, Bullion shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Bullion Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of Bullion who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Bullion.

5.15 FIRPTA. Immediately prior to the Closing Date, Bullion shall ensure that the Bullion Shares are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897 -9T(d).

5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Bullion or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Bullion or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Bullion acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Bullion or Eurasian or their respective Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions Precedent. The obligations of the parties to complete the Merger are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the parties:

(a)	the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of Bullion in accordance with the Utah Act and Bullion’s organizational documents;

(b)

if required by an Applicable Exchange or if required under applicable Law, the transactions contemplated under this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Eurasian in accordance with the BC Act and Eurasian’s organizational documents;

(c)

the Eurasian Shares to be issued in connection with the Merger (including, for greater certainty, the Eurasian Shares issuable upon exercise of the Substitute Warrants) shall have been authorized for listing on the Applicable Exchange(s);

(d)

the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(e)	receipt of all other required consents and approvals to the Merger; and

(f)

no provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a Bullion Material Adverse Effect or a Eurasian Material Adverse Effect.

6.2 Additional Conditions Precedent to the Obligations of Bullion. The obligation of Bullion to complete the Merger is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Bullion and may be waived by Bullion):

(a)	the Eurasian Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Eurasian and its Subsidiaries to permit the completion of the Merger;

(b)

the representations and warranties of Eurasian in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Eurasian set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such date, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing Date;

(c)

Eurasian shall have complied with and duly performed in all material respects its covenants in this Agreement, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing; and

(d)

there shall have been no adverse material change in the business and affairs of Eurasian, or any event, occurrence or development since the date hereof which would materially and adversely affect the ability of Eurasian to complete the Merger, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing Date.

6.3 Additional Conditions Precedent to the Obligations of Eurasian. The obligations of Eurasian and Merger Sub to complete the Merger is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Eurasian and may be waived by Eurasian):

(a)	no more than 5% of the Bullion Shares shall be Dissenting Shares;

(b)	the Bullion Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Bullion and its Subsidiaries to permit the completion of the Merger;

(c)

the representations and warranties of Bullion in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Bullion set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement), and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing Date;

(d)

Bullion shall have complied with and duly performed in all material respects its covenants in this Agreement, and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing; and

(e)

there shall have been no adverse material change in the business and affairs of Bullion, or any event, occurrence or development since the date hereof which would materially and adversely affect the ability of Bullion to complete the Merger, and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing Date.

6.4 Satisfaction of Conditions. The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated:

(a)	by the mutual written consent of Bullion and Eurasian (without the need for any action on the part of their respective shareholders);

(b)

by Eurasian upon written notice to Bullion if: (i) the Bullion Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Eurasian its approval or recommendation of the Merger, (ii) the Bullion Board shall have approved or recommended a Superior Proposal, or (iii) the Merger is not submitted for the approval of Bullion shareholders by May 31, 2012;

(c)	by Bullion upon written notice to Eurasian in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 5.7;

(d)

by Eurasian or Bullion if the Bullion shareholders shall not have approved the Merger by the requisite vote at the Shareholders’ Meeting (as such Shareholders’ Meeting may be adjourned or postponed from time to time);

(e)	upon notice by one party to the other:

(i)

if the Merger has not been completed by July 31, 2012 (the “Outside Date”), except that the right to terminate this Agreement under this Section 7.1(e)(i) shall not be available to any party whose failure to fulfill any of its obligations has been a significant cause of, or resulted in, the failure of the Merger to be completed by such date; or

(ii)

if there shall be passed any Law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Bullion or Eurasian from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal;

(f)

by Bullion if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Eurasian set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.1 or 6.2 not to be satisfied; provided that Bullion’s failure to fulfill any of its obligations or breach any of its representations or warranties under this Agreement has not been the primary cause of such condition not to be satisfied; and

(g)

by Eurasian if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bullion set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.1 or 6.3 not to be satisfied; provided that Eurasian’s failure to fulfill any of its obligations or breach any of its representations or warranties under this Agreement has not been the primary cause of such condition not to be satisfied.

7.2 Bullion Termination Fee. In the event:

(a)	Eurasian shall terminate this Agreement pursuant to Section 7.1(b);

(b)	Bullion shall terminate this Agreement pursuant to Section 7.1(c);

(c)

either party shall terminate this Agreement pursuant to Section 7.1(d) and (i) a bona fide unsolicited proposal for a Competing Transaction has been made by any Person other than Eurasian prior to the Shareholders’ Meeting and not withdrawn and (ii) either (x) a Competing Transaction is consummated, after the date hereof and prior to the expiration of nine months following the termination of this Agreement or (y) Bullion enters into a definitive agreement with respect to a Competing Transaction after the date hereof and prior to the expiration of nine months following the termination of this Agreement, and thereafter consummates such transaction; or

(d)

Bullion fails to complete the Merger by the Outside Date, provided that (i) Eurasian has complied with all of its obligations under this Agreement, and (ii) all conditions precedent contained in Sections 6.1 and 6.2 have been satisfied or waived by Bullion (provided further that the failure of Bullion to fulfill any of its obligations under this Agreement is not the primary cause of any such condition not being satisfied), then in any such case Bullion shall pay to Eurasian a fee of $4,000,000 (the “Bullion Break Fee”), as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Bullion by Eurasian. It is agreed by the parties that the Bullion Break Fee represents liquidated damages and a pre-estimate of the damages Eurasian will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

7.3 Eurasian Termination Fee. In the event Eurasian fails to complete the Merger by the Outside Date, provided that (i) Bullion has complied with all of its obligations under this Agreement, and (ii) all conditions precedent contained in Sections 6.1 and 6.3 have been satisfied or waived by Eurasian (provided further that the failure of Eurasian to fulfill any of its obligations under this Agreement is not the primary cause of any such condition not being satisfied), then Eurasian shall pay to Bullion a fee of $1,000,000 (the “Eurasian Break Fee”), as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Eurasian by Bullion. It is agreed by the parties that the Eurasian Break Fee represents liquidated damages and a pre-estimate of the damages Bullion will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

7.4 Expenses.

(a)	Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs or expenses.

(b)

In the event that the Merger is not completed due to the condition in Section 6.1(a) not having been satisfied (and provided that the Bullion Break Fee is not payable pursuant to Section 7.2 and is not paid), then Bullion shall pay or cause to be paid to Eurasian all out- of-pocket fees and expenses of Eurasian (the “Eurasian Expense Reimbursement Payment”), up to a maximum of $500,000, which were incurred in connection with this Agreement and the Merger. Eurasian shall deliver to Bullion a written notice setting out the total amount of the Eurasian Expense Reimbursement Payment and a breakdown thereof showing the sources of such fees and expenses, and the Eurasian Expense Reimbursement Payment shall be paid as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Bullion by Eurasian.

(c)

In the event that the Merger is not completed due to the condition in Section 6.1(d) not having been satisfied (and provided that the primary reason for such condition not being satisfied is not caused by or related to Bullion and provided further that the Eurasian Break Fee is not payable pursuant to Section 7.3 and is not paid), then Eurasian shall pay or cause to be paid to Bullion all out-of-pocket fees and expenses of Bullion (the “Bullion Expense Reimbursement Payment”), up to a maximum of $500,000, which were incurred in connection with this Agreement and the Merger. Bullion shall deliver to Eurasian a written notice setting out the total amount of the Bullion Expense Reimbursement Payment and a breakdown thereof showing the sources of such fees and expenses, and the Bullion Expense Reimbursement Payment shall be paid as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Eurasian by Bullion.

ARTICLE 8
GENERAL

8.1 Binding Agreement. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.2 Time. Time is of the essence of this Agreement.

8.3 Knowledge.

(a)

In this Agreement, references to “the knowledge of Bullion” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Bullion, in each case, after making due enquiries regarding the relevant matter.

(b)

In this Agreement, references to “the knowledge of Eurasian” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Eurasian, in each case, after making due enquiries regarding the relevant matter.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah.

8.5 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.6 Confidentiality. Eurasian and Bullion acknowledge and confirm that they shall continue to be bound by the terms of the confidentiality agreement dated July 25, 2011 (as may be amended from time to time, the “Confidentiality Agreement”) entered into between Eurasian and Bullion in respect of the Merger.

8.7 Announcements. Eurasian and Bullion shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any news release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, except as may be required by Law or rule of any stock exchange. If such an announcement is required by Law or rule of any stock exchange, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its best efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld; it being understood that final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

8.8 Interpretation; Construction.

(a)

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the disclosure letter delivered with this Agreement.

(b)

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.9 Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

If to Eurasian or	Eurasian Minerals Inc.
Merger Sub, to:	Suite 501 – 543 Granville Street
Vancouver, BC V6C 1X8
Facsimile: 604-688-1157
Email: dave@emxmail.com
Attention: David M. Cole

with a copy (which will	Blake, Cassels & Graydon LLP
not constitute notice to	2600 - 595 Burrard Street
Eurasian or Merger	Vancouver, British Columbia V7X 1L3
Sub) to:	Facsimile: 604-631-3309
Email: andrew.mcleod@blakes.com
Attention: Andrew McLeod

If to Bullion, to:	Bullion Monarch Mining, Inc.
20 North Main, Suite 202
St. George, Utah 84770
Facsimile: 801-426-8555
Email: andy@bullionmm.com
Attention: James A. Morris

with a copy (which will	Durham Jones & Pinegar, P.C.
not constitute notice to	192 East 200 North, 3rd Floor
Bullion) to:	St. George, Utah 84770
Facsimile: 435-628-1610
Email: jlittle@djplaw.com
Attention: Joshua E. Little

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.10 Entire Agreement. This Agreement (including the Schedules to this Agreement), the Bullion Disclosure Letter and the Eurasian Disclosure Letter to be delivered with this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Bullion Disclosure Letter and the Eurasian Disclosure Letter (other than an exception expressly set forth in any such disclosure letter), the statements in the body of this Agreement will control.

8.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted by applicable Law.

8.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct, wholly-owned Subsidiary of Eurasian. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Utah or any Utah state court, in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.16 Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Bullion, Eurasian and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EURASIAN MINERALS INC.

Per:	/s/ David M. Cole
Name:	David M. Cole
Title:	President and Chief Executive Officer

EMX (UTAH) CORP.

Per:	/s/ David M. Cole
Name:	David M. Cole
Title:	President

BULLION MONARCH MINING, INC.

Per:	/s/ James A. Morris
Name:	James A. Morris
Title:	President

Annex B

VOTING AGREEMENT

            This Voting Agreement (this "Agreement"), dated as of February 7, 2012 between the undersigned shareholder ("Shareholder") of Bullion Monarch Mining, Inc., a corporation incorporated under the laws of the State of Utah (the "Company"), and Eurasian Minerals Inc., a corporation incorporated under the laws of the Province of British Columbia ("Parent").

            WHEREAS, on or about the date of the execution of this Agreement, the Company, Parent and EMX (Utah) Corp., a Utah corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into a Merger Agreement (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

            WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder execute and deliver this Agreement; and

            WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") beneficially owned by Shareholder and set forth below Shareholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares").

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

            For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

            Shareholder represents and warrants to Parent that:

(a)

(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all liens, charges, pledges, security interests, encumbrances, claims or demands, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)

Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, "Options").

(c)

Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder's obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder's property or assets.

(e)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder's spouse is necessary under any "community property" or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a)

Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if Shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Competing Transaction, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Articles of Incorporation of the Company or the bylaws of the Company).

(b)

Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

            Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

            Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

            Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, but excluding shares of Company Common Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters' Rights.

            Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

8.	Termination.

            This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. In addition, upon written notice to the Parent, the Shareholder may terminate this Agreement if the board of directors of the Company receives a Superior Offer and withdraws its recommendation to shareholders regarding the Merger in accordance with Section 5.7 of the Merger Agreement.

9.	No Agreement as Director or Officer.

            Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as an officer or director to the Company or its stockholders.

10.	Specific Performance.

            Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

11.	Entire Agreement.

            This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

            All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Parent:

Eurasian Minerals Inc.
6624 Willow Broom Trail
Littleton, Colorado 80125
Facsimile: 303-973-0715
Email: dave@emxmail.com

Attention: David M. Cole, President & CEO

Copy to:

Blake, Cassels & Graydon LLP
2600 - 595 Burrard Street
Vancouver, British Columbia V7X 1L3
Facsimile: 604-631-3309
Email: andrew.mcleod@blakes.com
Attention: Andrew McLeod

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

Copy to:

[STOCKHOLDER'S COUNSEL'S NAME]
[ADDRESS]
Fax: [NUMBER]
Attention:

13.	Miscellaneous.

(a)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Utah.

(b)

Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in Salt Lake County, Utah, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts located in Salt Lake County, Utah. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

(d)

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)

The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)

Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EURASIAN MINERALS INC.

By_____________________

Name:
Title:

[SHAREHOLDER]

By_____________________

Name:
Number of Shares of Company
Common Stock Beneficially
Owned as of the Date of this
Agreement:
[Number of Options Beneficially
Owned as of the Date of this
Agreement:]
Street Address:
City/State/Zip Code:
Fax:

Annex C

Part 13 of the Utah Revised Business Corporation Act

          16-10a-1301. Definitions.

          For purposes of Part 13:
          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.
          (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.
          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.
          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

          16-10a-1302. Right to dissent.

          (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:
          (a) consummation of a plan of merger to which the corporation is a party if:
          (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or
          (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;
          (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
          (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
          (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).
          (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.
          (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:
          (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
          (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or
          (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

          (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:
          (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;
          (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
          (c) cash in lieu of fractional shares; or
          (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
          (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

          16-10a-1303. Dissent by nominees and beneficial owners.

          (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.
          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
          (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.
          (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement shall be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

          16-10a-1320. Notice of dissenters' rights.

          (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

          (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

          16-10a-1321. Demand for payment -- Eligibility and notice of intent.

          (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
          (a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

          (b) may not vote any of his shares in favor of the proposed action.
          (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.
          (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
          (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

          16-10a-1322. Dissenters' notice.

          (1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.
          (2) The dissenters' notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:
          (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;
          (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;
          (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;
          (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
           (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and
          (g) be accompanied by a copy of this part.

          16-10a-1323. Procedure to demand payment.

          (1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:
          (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;
          (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
          (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.
          (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.
          (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

          16-10a-1324. Uncertificated shares.

          (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.
          (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

          16-10a-1325. Payment.

          (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.
          (2) Each payment made pursuant to Subsection (1) shall be accompanied by:
          (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;
          (B) an income statement for that year;
          (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
          (D) the latest available interim financial statements, if any;
          (ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;
          (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
          (c) a statement of the dissenter's right to demand payment under Section 16-10a-1328; and
          (d) a copy of this part.

          16-10a-1326. Failure to take action.

          (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.
          (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

          16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

          (1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.
          (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

          16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

          (1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:
          (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;
          (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
          (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.
          (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

          16-10a-1330. Judicial appraisal of shares -- Court action.

          (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.
          (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.
          (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.
          (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
          (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
          (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or
          (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

          16-10a-1331. Court costs and counsel fees.

          (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or
          (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.
          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex D

Stephen W. Semeniuk, CFA
Capital Research & Consulting

Bullion Monarch Mining, Inc.

Prepared by: Stephen W. Semeniuk, CFA

Submitted: January 27, 2012

3845 Southridge Avenue, West Vancouver, B.C. V7V 3H9
Phone 604.926.6481 Email stephen_semeniuk@shaw.ca

Summary and Conclusions

This report presents the fairness opinion on the proposed merger (‘Merger’) whereby Eurasian Minerals Inc. (‘Eurasian’), a British Columbia company, will acquire all outstanding securities of Bullion Monarch Mining, Inc.  (‘Bullion’). Bullion was incorporated under the Laws of the State of Utah and Eurasian has incorporated a wholly-owned Utah subsidiary (‘Merger Sub’) in Utah to accommodate the Merger whereby all outstanding issued Bullion shares will be cancelled and retired and converted into the right to receive 0.45 of a Eurasian share plus a cash payment of $0.11 in consideration for each Bullion share. On completion of the Merger, the Merger Sub will merge with and into Bullion and the separate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger.

Eurasian currently has 51,875,118 issued and outstanding shares as well as options providing for the issuance of 4,142,867 Eurasian shares. In addition, Eurasian has outstanding warrants providing for the issuance of 13,457,629 Eurasian shares. Bullion has 39,260,518 validly issued and outstanding shares. To complete the Merger, Eurasian will issue 17,667,233 of its shares to Bullion shareholders as well as an aggregate payment to them of $4,318,657. The number of outstanding Eurasian shares will increase to 69,542,351 of which number current Bullion shareholders will own 25.4% and Eurasian shareholders will hold 74.6% .

Eurasian’s shares are listed on the TSX Venture Exchange (‘TSX-V’) under the symbol ‘EMX’. Share prices on the TSX-V are normally quoted in Canadian currency. The average exchange rates for the Canadian dollar, published by the Bank of Canada for the months of November and December were $0.9748 and $0.9768, respectively and $0.9859 as of January 20, 2012. Priced at the closing price of Eurasian shares on January 20, 2012 of Cdn$2.30 and adjusted at the Canadian dollar exchange rate for January 20th, Eurasian’s total consideration for Bullion amounts to approximately $44.38 million in cash and shares.

The proposed Merger provides Bullion shareholders with a premium of 66% based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The Merger will create an exploration company with greater critical mass and a larger portfolio of exploration properties spread across five continents, as Eurasian currently has no exploration interests in South America. Absent the proposed Merger, Bullion will be faced with the prospect of seeking financing to support exploration on its Brazilian properties in a very difficult market for junior equities. The difficulty for Bullion is compounded as its shares do not trade on an organized and regulated stock exchange. Bullion also lacks scale to trade on the basis of its Carlin royalty as over 90% its revenues come from a single royalty stream. Better known companies specialized in holding mining royalties and related assets provide scale and diversification of royalty related cash streams and the ability to spread administrative costs over much larger cash flow streams.

Eurasian’s offer for Bullion is valued at approximately $44.38 million providing a premium of 66% to Bullion shareholders based on the closing prices Eurasian and Bullion shares as of January 20, 2012. The estimated value of Eurasian’s offer falls within the range of value calculated for the Carlin royalty of $42 million to $52 million. A more precise estimate of the value of the Carlin royalty is not possible because Bullion does not have access to operating information within its royalty claim blocks and must rely on the operator’s public disclosures.

Eurasian shares trade in greater volumes than Bullion shares. The Merger with Eurasian will provide Bullion shareholders with more liquidity for their shares, either to reduce their positions or to buy more Eurasian shares in the market. However, the combined value of trading in the companies’ shares is limited but in the case of Eurasian, its share prices have been supported by recent private placements completed with Newmont, Antofagasta and the IFC that should provide Bullion shareholders with comfort that the value of Eurasian shares, in the market, is well founded.

The Merger of Eurasian and Bullion will dilute the interests of current Bullion shareholders in Bullion’s royalty and exploration interest, but the dilution is offset by a number of compensating factors. The factors that will enhance the position of current Bullion shareholders as incoming shareholders of Eurasian include the latter’s cash resources which underpins the future growth of the company, the diversity of exploration exposure of the merged company, particularly in North and South America and liquidity for their investment through holding shares of a company listed on an organized stock exchange and management endorsed through partnerships with a number of senior miners as well as by Newmont’s holding of 9% of Eurasian’s shares (on a pre Merger basis). These characteristics represent value enhancing features of the proposed Merger.

Based on the above information, observations and analyses conducted by the writer as well as other relevant factors, it is the writer’s considered opinion that the proposed Merger involving Eurasian and Bullion whereby all outstanding common shares of Bullion will be exchanged for Eurasian shares on a 0.45 Eurasian share for 1.0 Bullion share basis plus a cash payment of $0.11 for each Bullion share, is fair, from a financial point of view, to all Bullion security holders.

January 27, 2012

Board of Directors,
Bullion Monarch Mining, Inc.
20 N. Main Street, Suite 202
St. George, Utah 84770

Re:	Proposed Business Amalgamation with Bullion Monarch Mining, Inc.

Introduction

Gentlemen:

You asked the writer to provide a fairness opinion on the plan of merger (‘Merger’) whereby Eurasian Minerals Inc. (‘Eurasian’), a British Columbia company, will acquire all outstanding securities of Bullion Monarch Mining, Inc. (‘Bullion’ or the ‘Company’). Bullion was incorporated under the Laws of the State of Utah and Eurasian has incorporated a wholly-owned Utah subsidiary (‘Merger Sub’) to accommodate the Merger. To effect the Merger, all outstanding issued Bullion shares will be cancelled and retired and converted into the right to receive 0.45 of a Eurasian share plus a cash payment of $0.11 as consideration for each Bullion share.

It is intended that the Merger will qualify as a re-organization under provisions of the United States Internal Revenue Code of 1986. On completion of the Merger, the Merger Sub will merge with and into Bullion and the separate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger. However, Bullion’s articles of incorporation will be amended to be identical to the articles of incorporation of Merger Sub.

Eurasian currently has 51,875,118 issued and outstanding shares as well as options providing for the issuance of 4,142,867 Eurasian shares. In addition, Eurasian has outstanding warrants providing for the issuance of 13,457,629 Eurasian shares. Bullion has 39,260,518 validly issued and outstanding shares. To complete the Merger, Eurasian will issue 17,667,233 of its shares to Bullion shareholders as well as an aggregate payment of $4,318,657. The number of outstanding Eurasian shares will increase to 69,542,351. Of this number, current Bullion shareholders will own 25.4% and current Eurasian shareholders will hold 74.6% .

As of the date of this report, Eurasian’s shares are not listed in the US, but trade on the TSX Venture Exchange (‘TSX-V’) under the symbol ‘EMX’. Share prices on the TSX-V are normally quoted in Canadian currency. The average exchange rates for the Canadian dollar, published by the Bank of Canada for the months of November and December were $0.9748 and $0.9768, respectively and $0.9859 as of January 20, 2012. Priced at the closing price of Eurasian shares on January 20, 2012 of Cdn$2.30 and adjusted at the US to Canadian dollar exchange rate for January 20th, Eurasian’s total consideration for Bullion amounts to approximately $44.38 million in cash and shares. All dollar amounts, except as noted, are in US currency.

Description of Bullion

Bullion is a resource exploration company with core assets in the heart of the Carlin gold trend of North-eastern Nevada. Bullion’s royalty portfolio provides investors with exposure to the precious metals sector without the costs and risks inherent in engaging in actual mine operations. Bullion re-invests its royalty cash flows into exploring and developing assets in the mining and energy industries.

Bullion’s most important asset consists of the 1% gross smelter royalty (‘GSR’) from the area of the Carlin Trend. The map shown below highlights Bullion’s five contiguous claim blocks on which it holds royalty rights. Newmont operates several gold mines, within these claim blocks, including portions of the following mines:

  The Leeville Mine
  East Ore Mine
  North Lantern Mine
  Turf Mine
  Four Corners Mine

This royalty stream has generated revenue of in excess of $10 million for Bullion over the last three fiscal years.

The locations of Bullion’s Maggie Creek properties, shown below, are located approximately seven miles north of Carlin, Nevada in sections 12 and 14, township 33 north. The land holdings that are adjacent consist of approximately 1900 acres. The properties are located south and border on Newmont’s Gold Quarry/Maggie Creek deposits. Bullion holds a 3% net smelter return royalty on the properties, but no mining activity is currently being undertaken on Bullion’s lands. Any reserve estimates, if such have been made, are not available to Bullion.

Bullion’s 440 acre North Pipeline property is located in the Cortez Trend in Lander County Nevada specifically in Section 9, township 29 north and approximately seven miles north of Barrick Gold's Pipeline deposit. Bullion owns both the surface and mineral rights. Currently Nevada Rae Gold has the right to mine placer deposits on the property subject to the greater of a production royalty of $0.50 per yard of gravel processed or 4% of net profit. Bullion has retained the hard rock mineral rights and is excited about the potential of the property. For the 2011 fiscal year ended on April 30, 2011, royalties paid to Bullion amounted to $19,814.

The underground portion of Bullion’s North Pipeline property has yet to be explored although the property is in a geographic line with several large gold deposits in the Cortez trend. These include: American Barrick’s Pipeline property with a reported proven reserve of over 10 million ounces, Corral Gold’s Robertson property with an inferred reserve of over 3 million ounces, and American Barrick’s Cortez Hills property with a proven reserve of over 10 million ounces.

Effective April 1, 2011, Bullion acquired 100% of Dourave Canada, a private mining and exploration company, holding exploration interests in Brazil held through Dourave Brazil. Consideration for the purchase was 5,000,000 Bullion shares and 2,500,000 Bullion warrants exercisable into Bullion shares at $1.20 per share. Key Dourave personnel joined Bullion’s exploration team. Dourave's key assets consist of five prospective gold mining properties located in the mineral rich Para state of Brazil. The properties are known as: Bom Jesus, Bom Jardim, Ouro Mil, and Pontal do Paranaita and Caldeiras. Bullion, subject to prior joint venture agreements, has conducted a diamond drilling program on the Bom Jesus property. Dourave also held a bauxite project that subsequently was dropped.

On September 7, 2011 Bullion announced initial results on the Bom Jesus gold property in the Tapajos region, the world's third-largest alluvial gold province. Artisanal miners in the 125,000 square kilometre region have produced an estimated 20 to 30 million oz. since the beginning of a gold rush in the 1970's.

Bullion’s sampling of artisanal (i.e. ‘garimpeiro’) shafts near drill hole FBJ-08 returned gold values of 206.2 grams per tonne (‘g/t’) gold (‘Au’) in a 0.5 metre (‘m’) interval and @ 93.3 g/t Au over a 0.70m interval. These results occurred in a zone within a structure associated with mineralization that has been traced for more than two kilometres in geophysical surveys. A detailed airborne magnetic survey is planned for 2012 and drilling of targeted areas will follow. Bullion has several active exploration projects in the Tapajos region of Brazil.

Bullion’s Ouro Mil property, also located in the Tapajos region of Brazil, is joint-ventured with Brazilian Gold Corp. (‘Brazilian’). The project comprises 82 mineral concessions covering an area of approximately 13,444 hectares. According to Brazilian, the Ouro Mil project has a coincident gold in soil and a mobile metal ion (MMI) anomaly, and a magnetic high associated with a coarse grained granitic stock. There are extensive garimpeiro workings in alluvial materials overlying the anomaly and in surrounding drainages that will be tested with a phase one (1,000 m) drill program. The gold MMI anomaly is approximately 1.4 kilometres long by 1 kilometre wide and elongated in a west to northwest direction and surrounded by base metal and uranium MMI anomalies. Brazilian is earning a 70% interest in the project by making staged cash payments and project expenditures over a four year period.

Bullion holds an 80% interest in EnShale, Inc. (‘EnShale’), a subsidiary established in 2005 to develop a patented technology for processing the oil shale for the extraction of oil. Bullion has built a pilot plant to prove the specific economics of the extraction and has completed an overall process model for an integrated shale oil recovery process, called an Aspen Model incorporating research by The Idaho National Labs, a department of the DOE. EnShale estimates that the process can produce oil for less than $30 dollars a barrel and EnShale is currently operating a pilot plant to test and improve the efficiency of the process.

For the fiscal year ended April 30, 2011, Bullion reported record revenue of $6,289,315 resulting in net income of $1,962,404, an increase of 142% over the fiscal year ended April 30, 2010 when net income amounted to $811,393. Operating income amounted to $2,960,069 compared to $2,389,144 for the fiscal year ended April 30, 2010, a year over year increase of 24%. Earnings per share amounted to $0.05 compared to $0.02 per share for the previous fiscal year. During the fiscal year ended April 30, 2011, Bullion’s total assets increased to $10,873,540 compared to $5,033,169 at April 30, 2010. Most of the increase in total assets is attributed to the acquisition of Dourave.

Bullion’s revenues for fiscal 2010 amounted to $5,214,603. The revenue increase of $1,074,712 in fiscal 2011 was primarily due to increased gold prices, coupled with sustained production from Newmont’s mines operating on Bullion’s Carlin Trend Royalty claim block. A concern for management is that most of Bullion’s current revenues are derived from its 1% royalty interest on the Carlin Royalty claim block.

Through Dourave, Bullion holds the Niquelândia bauxite project is north of the town of Niquelândia in the state of Goiás, Brazil. The town of Niquelândia, located approximately 200 kilometres northwest of Brasilia, the federal capital. The Niquelândia Project is comprised of 9 mineral exploration permits totalling approximately 16,500 hectares. Bauxite mineralization is the primary focus of the exploration permits but the property comprises the western portion of a prominent topographic feature. Nickel laterite deposits are located along the eastern portion of this topographic high.

In May 2011, Bullion postponed a planned share offering in the Canadian market for 10,000,000 shares due to unfavourable market conditions. The offering would have coincided with the listing of bullion shares on a Canadian stock exchange.

Description of Eurasian

Eurasian is a Vancouver-based mineral exploration company listed on TSX-V that acquires and explores exploration stage precious and base metals properties. Eurasian’s primary exploration focus is on properties located in Turkey, Haiti, Europe, Southwest United States, and the Australia. Eurasian Capital, Eurasian’s royalty and merchant banking division, manages a portfolio of revenue generating mineral royalties which complement Eurasian's prospect generation and exploration model.

Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 as 33544 Yukon Inc. and, on October 10, 2001, changed its name to Southern European Exploration Ltd. On November 24, 2003, Eurasian completed the reverse take-over of Marchwell Capital Corp., an Alberta company incorporated on August 12, 1996 and which subsequently changed its name to Eurasian. Eurasian continued into British Columbia from Alberta under the Business Corporations Act on September 24, 2004.

Eurasian’s current projects span four continents and ten countries and with continued acquisitions Eurasian controls or has shared interests in well over 100 properties across in 10 countries on four continents. These include 10 royalty properties and 73 others in various partnership arrangements. As properties are advanced with substantial contributions of partner mining companies, Eurasia continues to evaluate early stage projects to continue its prospect and value generation model.

The most recent example of Eurasian’s ability to generate and advance mineral projects is the January 23rd announcement of the execution of a Designated Project (‘DP’) Earn-In Agreement with a subsidiary of Antofagasta plc, for copper exploration at the Norrmyran property in Sweden. Norrmyran is the second Designated Project in Sweden with the Kiruna South being the first that Eurasian signed with Antofagasta. Both cover an area of 126.12 square kilometres.

Antofagasta can earn up to a 70% interest in a Designated Project through a combination of cash payments and work commitments that result in a NI 43-101 compliant feasibility study. In connection with the signing of the agreement, Antofagasta purchased an aggregate of $5,005,000 of Units in the capital of Eurasian at a price of $3.25 per Unit on March 1, 2011.

Antofagasta may earn an initial 51% interest in the DP by spending an aggregate of $5 million over five years and making a one-time cash payment to Eurasian on, or before, the fifth anniversary equal to the product obtained by multiplying 225,000 pounds of copper times the average copper price for the previous 30 trading days. Additional cash payments and a NI43-101 compliant feasibility study are required to move to the 70% ownership level.

Eurasian has been granted 21 exploration permits and one exploration permit under application in Sweden covering an area of 963 square kilometres. Sixteen of these exploration permits are located in Norrbotten County, northern Sweden, where Eurasian is exploring for porphyry copper-gold and iron-oxide-copper-gold (IOCG) deposits. Eurasian is also separately advancing the Storåsen copper-gold-PGE property with Antofagasta.

Pointed out by the graph below is that Eurasian has recovered 73% of its total historic exploration expenditures by reimbursement from joint venture partners, sale of properties, periodic property cash and share payments, appreciation of shares received and project management fees and built shareholder value in the process.

Inter-corporate Relationships

The corporate structure of Eurasian, its material subsidiaries, the percentage ownership that Eurasian holds or has contractual rights to acquire in such subsidiaries (if not wholly-owned) and the jurisdiction of incorporation of such corporations is set out in the following chart:

Exploration Expenditures in Fiscal 2011

The table below appears in Eurasian’s Annual Information Form (‘AIF’) and shows where Eurasian has spent its exploration dollars. Eurasian incurred expenditures of Cdn$10,941,182 on its exploration portfolio and recovered Cdn$6,185,414 pursuant to its joint venture agreements. In fiscal 2012, Eurasian expects that its joint venture partners will spend Cdn$15 million on its properties as well as receive Cdn$1.5 million in cash and share payments.

Despite its name, Eurasian’s recent focus expanded to North America through the acquisition of Bronco Creek Exploration Inc. (‘BCE’) through an exchange of shares at a deemed total purchase price of Cdn$5,291,296. The transaction was completed on January 20, 2010. The BCE portfolio consists of 21 copper and gold properties located in Arizona, Nevada, and Wyoming. Seven of the properties are under agreements with Freeport-McMoRan, Vale, Inmet Mining, Geo Minerals, Entree Gold and Golden Predator.

On April 6, 2011, Eurasian and Vale Exploration Canada Inc. (‘Vale’) announced a regional acquisition agreement whereby Eurasian, through its subsidiary BCE, and Vale will conduct a generative, copper-focused acquisition and exploration program within an area of interest (AOI) comprising the states of Arizona, Nevada, Utah, Idaho and Montana. Eurasian will be the operator of the program, and Vale will provide 100% of all regional exploration financing, with a minimum first-year expenditure of $350,000. The agreement may be renewed by mutual agreement of both parties on an annual basis. All properties will be acquired in the name of BCE, and Vale will have the opportunity to earn an initial 60% interest in any new acquisition, as well as those within Eurasian's current portfolio.

The Eurasian/Vale agreement capitalizes on Bronco Creek Exploration's copper exploration expertise in the region and has identified a number of copper targets in key mining districts for follow-up exploration. These targets are based upon recent reinterpretations of the geology of classic mining districts, as well as new frontier exploration areas.

Some additional fiscal 2011 achievements highlighted by Eurasian (including subsequent events up to July 19, 2011) are:

  the raising of $40.6 million from private placement financings during the year. Newmont participated and owns a 9% interest in Eurasian on a fully diluted basis the final 2010 drill results from the Akarca gold-silver project in north-western Turkey that established the district scale gold-silver exploration potential, with multiple prospects and new discoveries occurring over a combined area of more than seven square kilometres consolidation of over 2,200 square kilometres of mineral rights in the highly prospective Koonenberry gold belt of New South Wales, Australia discovery of a new zone of porphyry-copper style alteration and mineralization at Yerington, Nevada during an initial drill program by partner Entrée Gold Inc.
  successful negotiation of an agreement with subsidiary of Newmont Mining Corporation whereby all of Eurasian’s remaining lands in Haiti subject to Strategic Venture were advanced to Designated Project status meaning that all exploration would be solely funded and managed by Newmont drill results from the Grand Bois project in Haiti showing multiple, near-surface gold intercepts and confirmation of historic drill results from the United Nations and other previous operators exploration results for the Vert de Gris porphyry copper-gold prospect in north-western showing clear evidence of a porphyry copper type system.
  the purchase of a Swedish subsidiary from Freeport-McMoRan Copper & Gold Inc. holding 1.0% net smelter return royalties over two advanced copper projects in Northern Sweden on March 12, 2010, International Finance Corporation (‘IFC’), a corporation headquartered established by the member countries of the World Bank Group, invested $5 million in Eurasian by the purchase of 2,559,510 common shares and 1,919,633 share purchase warrants exercisable at $2.88 until the earlier of three years from the date on which the drilling commences on the Eurasian’s Treuil-La Mine property in Haiti, or February 19, 2015.

More detailed information of Eurasian and its property interests will be included in Bullion’s information circular. The intent of this shortened description is to convey the fact that Eurasian is a well financed mineral exploration with a quality portfolio of exploration properties that have attracted the interest and support of a number of senior mining companies.

Reason for the Merger

After acquiring Dourave Canada, Bullion had planned to complete a financing consisting of at least 10,000,000 shares and to list on a Canadian stock exchange to support its planned exploration program in Brazil. Due to adverse market conditions, Bullion was unable to secure new financing.

In light of the uncertainty of whether the Carlin royalty will continue at current levels, the approach made to Bullion by Eurasian to combine was seriously considered. It was concluded that the proposal would provide current Bullion shareholders with an immediate cash return as well as providing exposure to Eurasian’s expanding property portfolio developed in some of the world's premier mineral belts. Eurasian’s acquisition of BCE was noted as an expanding focus on exploration the western US and the financing capacity and partnerships to support such exploration projects.

Qualifications of the Writer

The writer is a CFA® charter holder awarded by the CFA Institute, a global membership organization that awards the Chartered Financial Analyst® (CFA®) designation upon completion of an assigned curriculum and examinations. The CFA Institute leads the investment industry by setting the highest standards of ethics and professional excellence and vigorously advocating fair and transparent capital markets. The writer also holds an M.B.A. degree granted by Michigan State University.

From 1987 to 1991, the writer was Vice President, Research, LOM Western Securities Ltd., now known as Canaccord Capital Corp., then a leading underwriter of resources and industrial companies in Western Canada. As a condition of his employment, the writer was required to pass the Partners, Directors and Officers examination administered by the Canadian Securities Institute and was subsequently registered by the British Columbia Securities Commission under the category: Trading Partner, Director, Officer.

The writer is a past director of the Canadian Council of Financial Analysts and since 1991, the writer has been an Independent Financial Consultant providing securities valuation services, fairness opinions, financial research and related consulting services and assignments for over one hundred Canadian and International clients such as mining and exploration companies and companies operating in other sectors, financial institutions, law firms, government bodies and investment dealers.

The writer also acts as an advisor to companies on merger and acquisition matters. The writer has been accepted by the Tax Court of Canada, the British Columbia Supreme Court and the

Alberta Court of the Queen’s Bench as an expert witness on matters relating to the stock market and mineral exploration company share prices, coal mining, placer gold mining, gold company share prices and mineral claims and mineral royalty matters. The writer served as a Research and Financial Analyst with the Vancouver Stock Exchange & Securities Regulation Commission (i.e. Matkin Commission) in 1993.

Relationship of Writer with Interested Parties

The writer has no past, present or intended interest in the shares and interests of Bullion nor with Eurasian and the latter’s associated companies. The writer is not an insider, associate or affiliated with such parties. The writer will be paid a fee for this work in accordance with normal professional consulting practice. The writer may in the future - in the course of conducting financial advisory services to a broad spectrum of corporate clients - perform financial and research services for companies referred to in the preparation of this report.

Definition of Value

Normally, the definition of value that applies for the purposes of a valuation report or fairness opinion is ‘Fair Market Value’. This concept of value, assuming a going concern scenario, is the highest price obtainable, expressed in terms of money, in an open and unrestricted market between knowledgeable, prudent and willing parties, dealing at arm’s length, who are fully informed and not under compulsion to transact.

A characteristic of companies in the initial stage of their business development is that such companies are typically cash short due to the ongoing expenses of market development and working capital requirements. As long as companies in they are able to finance the launching of their business development activities by accessing internal or external sources of funding, the going concern criterion is appropriate. Bullion may require additional working capital to carry out any significant exploration programs on its Brazilian properties. Raising new investment capital as an over the counter company under current market conditions will be onerous and dilutive to current Bullion shareholders. The Merger with Eurasian addresses such issues.

The issue of fairness applying to arrangements and mergers between companies is usually based on the values that can be attributed to shareholders’ ownership rights. On a post Merger basis, the pro rata tangible and intangible values attributed to such shareholders’ interests should equate to or exceed the prior amount of such values.

Scope of Review

In the course of this engagement, the writer held a number of discussions with the management of Bullion and Eurasian. The writer had access to all information requested from the companies and no suggestions were requested of or offered as to the approach or methodology used in the preparation of this report. Documents and sources of information accessed by the writer include:

  Eurasian, EMX (Utah) Corp. and Bullion, Agreement and Plan of Merger in draft form
  Bullion, Form 10-K, dated as of July 15, 2011
  Bullion, Form 10-Q, dated as of September 13, 2011
  Old Bullion, Form 10-K, dated as of April 30, 1996
  Newmont Mining Corporation, Form 10-K
  Royal Gold, inc., Investor Fact Sheet with first quarter 2012 highlights, available on the company’s Website
  Thompson Creek Metals company Inc., News release dated December 2011
  Eurasian, AIF for the year ended March 31, 2011 and dated January 20, 2012
  Eurasian, Consolidated Financial Statements for the years ended March 31, 2010
  Eurasian, Factual Stock Report, prepared by Standard & Poors, dated December 17, 2011, 2010 and 2009 and Condensed Consolidated Interim Financial Statements for the period ended September 30, 2011
  Eurasian, company presentations available on the company’s website share trading information of the companies’ shares available on CanadaStockwatch and other sources
  Selected news releases, project information made available by the companies on their respective websites as well as CanadaStockwatch

Considerations as to Fairness

In assessing the fairness of the Arrangement, the writer has analyzed, reviewed and considered numerous factors. Among these are the following:

  The apparent value of the Eurasian offer
  The relative selected past trading volumes and prices of Bullion and Eurasian shares in their respective markets over recent selected periods of time
  The past payments made under the gross smelter royalty that Bullion holds on the gold produced by Newmont Mining Inc. on the Carlin properties
  The mineral exploration projects, holdings and financial resources of Bullion and Eurasian
  The current cash and working capital positions and the exploration and development and financing requirements of Bullion and Eurasian
  The fact that Bullion shares are classified as penny stock under US regulations making the buying or selling of Bullion shares difficult and limiting the market for the shares
  The fact that Eurasian realizes exploration cost recoveries and management fees from numerous sources
  The fact that Bullion earns well over 90% of its revenues from only one revenue source
  The fact that Bullion was unable to complete a Canadian financing for up to 10,000,000 shares which would have coincided with a Canadian stock exchange listing
  The ownership and value dilution implications inherent in the Transaction to current Bullion shareholders in terms of their proportional ownership position in Eurasian to be outstanding on completion of the Arrangement
  The combined holdings of Bullion and Eurasian on completion of the Arrangement.

Value of Eurasian’s Consideration

Typically, the daily trading prices of shares of small cap companies only represent minority opinions of the values of the respective companies. The rationale is that, if all of a company’s shares were put on offer, the trading prices of the shares would fall reflecting the increase in supply. More supply drives down prices. Additionally, small cap companies do not have institutional followings because their small capitalizations do not provide sufficient liquidity to move into and out of significant share positions in a timely manner.

Nevertheless, at a proposed exchange ratio of 0.45 of one Eurasian share plus a cash payment of $0.11 for each Bullion share and priced at the respective closing prices of the shares on January 20, 2012 of Cdn$2.30 and $0.68, respectively, the proposed merger at the latter prices would have provided a 66% premium (i.e. $0.45/ $0.68) to Bullion shareholders. The calculation includes conversion of closing price of Eurasian shares at the Bank of Canada’s noon exchange rate for Canadian currency of $0.9859 to arrive at a Eurasian share value of $2.2676 in US funds. As it is expected that 17,667,233 Eurasian shares will be issued to Bullion shareholders, the aggregate value of Eurasian’s offer, in shares and cash, amounts to approximately $44.38 million.

A concern for Bullion shareholders should be whether they will be able to dispose of the Eurasian shares should such need arise. Under the Merger, Eurasian will issue approximately 17.67 million shares to Bullion shareholders. It will be shown in the next section that approximately 6.0 million Eurasian shares traded in the 18 week period ended on January 20th, representing an average trading rate of 333,333 shares per week. At this level of trading, the 17.67 million shares that will be paid out to Bullion shareholders will be equivalent to approximate 53 weeks of trading volume. Consequently, the calculated premium may be overstated in the sense that the attempted sale of only a moderate number of Eurasian shares, to be issued to Bullion shareholders, may apply downward pressure on the price of Eurasian shares.

The tables, below and on the following page, show the weekly trading summaries of Eurasian and Bullion shares for the 18 week period ending on Friday, January 20th. It is estimated that the dollar volume in Eurasian shares in this period amounted to approximately Cdn$13.3 million compared to approximately $2.1 million for Bullion shares.

The latter number may be inflated as over-the-counter transactions may recorded both the buy side and sell side volumes. A table also shows the ratios of weekly high, low and closing prices of Bullion shares relative to the respective weekly Eurasian share prices. Generally, only in two out of the 54 calculations did the ratios equal or exceed the proposed 0.45 exchange ratio.

Eurasian	Volume	High	Low	Close
trading week
01/16	87,261	2.30	2.15	2.30
01/09	614,705	2.43	2.21	2.30
01/02	52,765	2.28	2.15	2.17
12/26	68,358	2.20	2.10	2.15
12/19	145,063	2.25	1.85	2.15
12/12	289,685	2.24	1.81	1.87
12/05	85,819	2.23	2.03	2.10
11/28	86,654	2.18	2.07	2.12
11/21	151,725	2.35	2.07	2.07
11/14	116,263	2.50	2.30	2.30
11/07	131,528	2.49	2.34	2.40
10/31	343,483	2.45	2.14	2.30
10/24	1,720,270	2.38	1.91	2.14
10/17	387,331	2.25	2.02	2.13
10/10	466,523	2.35	1.99	2.22
10/03	328.684	2.31	1.66	2.07
09/26	666,496	2.55	2.16	2.20
09/19	166,628	2.73	2.46	2.49

Total & Av. Prices	6,022,999	2.398	2.096	2.212

Eurasian share prices were not converted to US currency. At the lowest value of Canadian currency in the month of January to the 20th of 0.9735, only the second ratio digit is affected. For example, in the calculation 0.45/1.00= 0.45, adjusting the base by 0.9735, the calculation becomes 0.45/0.9735 = 0.46225.

Bullion	Volume	High	Low	Close
trading week
01/16	214,612	0.78	0.61	0.68
01/09	99,042	0.85	0.716	0.756
01/02	149,904	0.81	0.65	0.75
12/26	266,582	0.73	0.601	0.68
12/19	113,680	0.74	0.72	0.73
12/12	395,841	0.89	0.57	0.74
12/05	115,574	0.95	0.84	0.865
11/28	113,942	0.88	0.79	0.84
11/21	66,498	0.90	0.79	0.79
11/14	106,498	0.94	0.83	0.87
11/07	63,980	0.94	0.845	0.89
10/31	61,637	0.94	0.875	0.875
10/24	93,688	0.945	0.82	0.945
10/17	69,056	0.95	0.80	0.86
10/10	62,983	0.95	0.70	0.95
10/03	254,146	0.964	0.75	0.93
09/26	167,161	1.08	0.90	0.95
09/19	113,759	1.19	1.03	1.05
Total & Av. Prices	2,528,332	0.913	0.769	0.842

Ratios: Bullion/Eurasian	High	Low	Close
trading week
01/16	0.34	0.28	0.30
01/09	0.35	0.32	0.33
01/02	0.36	0.30	0.35
12/26	0.33	0.29	0.32
12/19	0.38	0.36	0.37
12/12	0.38	0.41	0.38
12/05	0.43	0.41	0.41
11/28	0.40	0.38	0.40
11/21	0.38	0.38	0.38
11/14	0.38	0.36	0.38
11/07	0.38	0.36	0.37
10/31	0.38	0.41	0.38
10/24	0.40	0.43	0.44
10/17	0.42	0.40	0.40
10/10	0.40	0.35	0.43
10/03	0.42	0.45	0.45
09/26	0.42	0.42	0.43
09/19	0.44	0.42	0.42

Ratios of average high, low and closing prices	0.413	0.407	0.416

Estimated Value of the Carlin Royalty Cash Flow Stream

Various cases were considered based on assumed Carlin mineable proven and probable reserves of 25 million ounces by the time of the assumed closing of the proposed Transaction. At an assumed recovery rate of 1.7 million ounces of gold per year, the theoretical remaining mining life is 15 years. In actual fact mine output will gradually decline until the operations no longer are profitable. Two cash flow streams were established, one with an assumed mine life of 15 years and the other extending the term of the cash flow streams to 22 years. The two annual cash flow streams examined were $6.0 million and $7.5 million.

The first is Bullion’s actual experience of $6.2 million realized in the last fiscal year rounded to an annual level of $6.0 million. The second cash flow stream is based on an estimated gold price of $1,500 per ounce relative to Newmont’s realized price for 2010 of about $1,200 ounce. This impact of approximately 25% increases the cash flow stream to $7.5 million.

The two cash streams produced aggregate total in flows of $90 million and $112.5 million over the assumed mine life of 15 years. To reflect the tapering of the cash flow streams, the respective amounts were divided by 22 years to produce adjusted cash flow streams of $4.1 million and $5.1 million respectively. A discount rate of 8%, currently used in many preliminary economic assessments of mining projects, was applied the respective cash flow streams. The resulting value of the royalty was calculated as being in a range of $42 million to $52 million. The calculated value of Eurasian’s offer for Bullion shares of $44.38 million falls within the range of value calculated for the Carlin royalty.

What the above calculation does not reflect is the present value of Bullion’s administrative and corporate reporting and maintenance costs over the corresponding life of the royalty needed to stay in business to collect the royalty.

Significance of Eurasian’s Cash Position

In cases of amalgamations where one party holds a disproportionate cash position relative to the other party, a benefit of the Transaction can be demonstrated by calculating the impact of the moneyed partner using its cash position to make an imagined private placement into the other company. As of September 30th, Eurasian’s cash position was Cdn$43.7 million. This amount would have been sufficient to provide Bullion with a private placement of $40 million. At an assumed discounted price to market of $0.60 a share, Eurasian would have been able to acquire 66.7 million Bullion shares, which would reduce the ownership position of current Bullion shareholders to 37.1% of the then outstanding 105.9 million shares. In comparison, on completion of the proposed Transaction with Eurasian, current Bullion shareholders will own about 25.4% of Eurasian’s then outstanding 69.7 million shares.

Under the private placement scenario, current Bullion shareholders would have no claim on Eurasian’s other assets and activities. Viewed in this manner, the dilution to current Bullion shareholders for participation in Eurasian’s exploration exposure and other interests would be an 11.7% reduction in the potential ownership in a larger, more liquid company with a diverse portfolio of attractive exploration properties.

The latter calculation excludes the cash payment of $0.11 to current Bullion shareholders in an aggregate amount of $4.32 million. This payment represents 16.2% of Bullion’s current capitalization of $26.7 million calculated at the January 20th closing price of $0.68 a share (i.e. $0.68 X 39.26 million shares).

Observations

The proposed exchange ratio under the Merger provides Bullion shareholders with a premium of 66% based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The merger of Eurasian and Bullion will create a larger exploration company with greater critical mass with a larger portfolio of exploration properties spread across five continents as Eurasian currently has no exploration interests in South America. Had the companies not agreed to combine, Bullion still will be faced with the prospect of seeking required financing to support exploration on its Brazilian properties in a very difficult market for junior equities. The difficulty for Bullion is compounded as its shares do not trade on an organized and regulated stock exchange. Bullion also lacks scale to trade on the basis of its Carlin royalty as over 90% of its revenues come from a single royalty stream. Alternate investments such as Silver Wheaton Corp. and Royal Gold, Inc. provide scale and diversified royalty related cash streams and the ability to spread administrative costs over much larger cash flow streams.

Eurasian’s offer for Bullion is valued at approximately $44.38 million and provides a premium of 66% to Bullion shareholders based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The calculated value of Eurasian’s offer for Bullion shares of $44.38 million falls within the range of value calculated for the Carlin royalty as being in a range of $42 million to $52 million. A more precise estimate of the value of the Carlin royalty is not possible because Bullion does not have direct access to operating information within its royalty blocks and has to rely on public disclosures by the operator.

Eurasian shares trade in greater volumes than Bullion shares. The Merger with Eurasian will provide Bullion shareholders with more liquidity for their shares, either to reduce their positions or to buy more Eurasian shares in the market. Nevertheless, the combined market trading in the companies’ shares is limited but in the case of Eurasian, its share prices have been supported by recent private placements completed with Newmont, Antofagasta and the IFC that should provide Bullion shareholders with the assurance that the value inherent in Eurasian shares is well founded.

The Merger of Eurasian and Bullion will dilute the interests of current Bullion shareholders in Bullion’s royalty and exploration interests, but the dilution is offset by a number of compensating factors that will enhance the position of current Bullion shareholders as incoming shareholders of the combined company on a post merger basis. The potential benefits to current Bullion shareholders included Eurasian’s cash position that underpins the future growth of the combined company, the diversity and broadened exploration exposure of the combined company, particularly in North and South America and the increased liquidity for their investment in holding Eurasian shares which are listed on at least one organized stock exchange with the attendant reporting oversight required by institutional investors and the capabilities of Eurasian’s management endorsed through the company’s partnerships with a number of senior miners as well as by Newmont’s holding of 9% of Eurasian’s shares (on a pre Merger basis). These characteristics represent value enhancing features of the proposed Merger to current Bullion shareholders.

Conclusions as to Fairness

Based on the above information, observations and analyses conducted by the writer as well as other relevant factors, it is the writer’s considered opinion that the proposed Merger involving Eurasian and Bullion whereby all outstanding common shares of Bullion will be exchanged for Eurasian shares on a 0.45 Eurasian share for each Bullion share basis plus a cash payment of $0.11 for each Bullion share is fair, from a financial point of view, to all Bullion security holders.

This fairness opinion is for the use of the Board of Directors of Bullion. The writer reserves the right to amend or withdraw the conclusions reached in this Fairness Opinion, if a material change occurs in any of the facts, representations and reports relied upon in preparing this report, or if information provided to the writer and upon which he has relied, is inaccurate in any material respect. This report has been prepared solely for the purpose of providing information. It should not be construed as a recommendation to buy or sell any of the securities mentioned herein and no representations or warranties of any kind are intended, neither implied nor should be inferred.

Yours truly,

Stephen W. Semeniuk, CFA

Certificate of Qualifications

I, Stephen Semeniuk, of 3845 Southridge Avenue, West Vancouver, Canada hereby certify that:

1.	I graduated, B. Comm. (Hons.) from the University of Windsor.

2.	I was granted an M.B.A. degree in finance from Michigan State University.

3.	I am a CFA® charter holder, having completed the program offered by the Institute of Chartered Financial Analysts in 1982.

4.

I have been practicing as an independent financial consultant since January 1991 in providing securities valuation services, fairness opinions, and financial consulting and research services to lawyers, government, investment dealers and industry.

5.

I was formerly Vice President, Research of LOM Western Securities Ltd., at that time, the leading underwriter of junior resources and industrial companies in Western Canada. I have also held securities research positions with Vancouver-based Odlum Brown Ltd. and Brink Hudson and Lefever Ltd.

6.	I have also held financial planning and operations analysis positions with B.C.R.I.C., Power Corporation of Canada, Chemcell Ltd. and Ford Motor Company of Canada.

7.

The attached Fairness Opinion on the Merger of Eurasian and Bullion was prepared for the Board of Directors of Bullion and is based on information, documents, and data provided to me as well as other data, materials and analyses I collected or prepared. I reserve the right to amend or withdraw the conclusions reached in this report, if a material change occurs in or if any of the facts, information or representations provided to me is materially inaccurate.

8.	In undertaking this project, I was not required to visit the properties and premises held by the companies.

9.	I have no past, present or intended interest in the shares or holdings of the companies discussed in the Fairness Opinion.

10.

I consent to use of this Fairness Opinion by Bullion, for its respective corporate, judicial and regulatory purposes as well as to its inclusion in the Company’s Information Circular and public files, if so required. The report, however, should not be construed as a recommendation to buy or sell any shares mentioned in this report. No such representations are intended or implied.

, West Vancouver, B.C., January 27, 2012.
Stephen W. Semeniuk, CFA

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers. Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

  indemnify an eligible party against all “eligible penalties,” which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

  is or was a director or officer of the company;
  is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, officer, former director or officer or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director, former director and officer, alternate director and officer is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA and the Registrant’s articles, and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$10 million, subject to a corporate deductible of US$250,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number	Document Description
2.1	Agreement and Plan of Merger, dated February 7, 2012 (1)
3.1	Continuation Application and Notice of Articles for Registrant (2)
3.2	Certificate of Continuation for Registrant (3)
3.3	Articles of Incorporation for Registrant (4)
5.1	Opinion of Blake, Cassels & Graydon LLP *
8.1	Opinion of Blake, Cassels & Graydon LLP +
8.2	Opinion of Dorsey & Whitney LLP +
8.3	Opinion of Durham Jones & Pinegar +
10.1	Voting Agreement, dated February 7, 2012 (5)
10.2	Stock Option Plan, dated July 3, 2008 and amended July 7, 2009 and December 31, 2010 *
10.3	Services Agreement, dated January 1, 2012 (6)
10.4	Executive Employment Agreement, effective as of December 1, 2011, by and between David M. Cole and EMX (USA) Services Corp. (7)
10.5	Executive Employment Agreement, effective as of December 1, 2011, by and between M. Stephen
Enders and EMX (USA) Services Corp. (8)
10.6	Executive Employment Agreement, effective as of December 1, 2011, by and between Paul H. Zink and EMX (USA) Services Corp. (9)
10.7	Listing Agreement with NYSE MKT LLC (formerly, NYSE Amex LLC) (10)
10.8	Option Agreement by and between Çolakoglu Ticari Yatirim A.S. Ebx Madencilik A.S., Eurasian Minerals Coöperatief U.A. And Dharana B.V. Relating to the Sisorta Project (11)
21.1	Subsidiary List of Eurasian *
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibits 5.1 and 8.1) **
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 8.2) +
23.3	Consent of Durham Jones & Pinegar (included in Exhibit 8.3) +
23.4	Consent of Davidson & Company LLP, Independent Registered Public Accountants +
23.5	Consent of Mantyla McReynolds, LLC, Independent Registered Public Accountants +
23.6	Consent of John Dreier *
23.7	Consent of Gary Giroux *
23.8	Consent of Simon Meldrum *
23.9	Consent of Mesut Soylu *
23.10	Consent of Andrew J. Vigar *
24.1	Power of Attorney *
99.1	Consent of Stephen W. Semeniuk *
99.2	Form of Proxy Card for Special Meeting of Shareholders of Bullion Monarch Mining, Inc. *

(1)	Included as Annex A to the proxy statement/prospectus filed herewith.
(2)	Incorporated by reference to Exhibit 99.1 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(3)	Incorporated by reference to Exhibit 99.2 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(4)	Incorporated by reference to Exhibit 99.3 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(5)	Included as Annex B to the proxy statement/prospectus filed herewith.
(6)	Incorporated by reference to Exhibit 99.105 to Eurasian’s registration statement on Form 40-F filed with the SEC on January 24, 2012.
(7)	Incorporated by reference to Exhibit 99.4 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(8)	Incorporated by reference to Exhibit 99.5 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(9)	Incorporated by reference to Exhibit 99.6 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(10)	Incorporated by reference to Exhibit 99.1 to Eurasian’s report on Form 6-K furnished to the SEC on April 27, 2012.
(11)	Incorporated by reference to Exhibit 99.2 to Eurasian’s report on Form 6-K furnished to the SEC on April 27, 2012.

+ Filed herewith.
* Previously filed.
** Exhibit 5.1 has been previously filed, and Exhibit 8.1 is filed herewith.

Item 22. Undertakings.

Regulation S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes as follows:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(g) Undertaking:

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Form F-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form F-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 12, 2012.

EURASIAN MINERALS INC.

By:	/s/ Christina Cepeliauskas
Name: Christina Cepeliauskas
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Cole
David M. Cole	President, Chief Executive Officer and Director	July 12, 2012
(principal executive officer)

/s/ Christina Cepeliauskas
Christina Cepeliauskas	Chief Financial Officer	July 12, 2012
(principal financial and accounting officer)

*
M. Stephen Enders	Chief Operating Officer and Director	July 12, 2012

*
Michael Winn	Chairman and Director	July 12, 2012

*
Brian Bayley	Director	July 12, 2012

*
George Lim	Director	July 12, 2012

*
Brian K. Levet	Director	July 12, 2012

/s/ David M. Cole
David M. Cole
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Eurasian Minerals Inc., has signed this Registration Statement in the City of Littleton, State of Colorado, on July 12, 2012

Authorized U.S. Representative

By:	/s/ David M. Cole

Name:	David M. Cole, on behalf of Eurasian Minerals Inc.

Title:	President and Chief Executive Officer